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As filed with the Securities and Exchange Commission on August 10, 2004

Registration No. 333-115021

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 2
to
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Merisant Worldwide, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	5141	52-2219000
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

10 South Riverside Plaza, Suite 850
Chicago, Illinois 60606
(312) 840-6000
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

Warren B. Grayson
Vice President, General Counsel and Secretary
Merisant Worldwide, Inc.
10 South Riverside Plaza
Suite 850
Chicago, Illinois 60606
(312) 840-6000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

SEE TABLE OF ADDITIONAL REGISTRANTS

With copies to:

Carol M. Lind Sidley Austin Brown & Wood LLP Bank One Plaza 10 South Dearborn Street Chicago, Illinois 60603 (312) 853-7000	Bruce S. Mendelsohn Akin Gump Strauss Hauer & Feld LLP Robert S. Strauss Building 1333 New Hampshire Avenue, NW Washington, DC 20036 (202) 887-4000

        Approximate date of commencement of proposed sale of the securities to the public:    As soon as practicable after the effective date of this Registration Statement.

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee

Income Deposit Securities (IDSs)(2)	$	$

Class A Common Stock, par value $0.01 per share(3)

% Senior Subordinated Notes(4)

Guarantees of Senior Subordinated Notes(5)

Total	$775,000,000	$98,193(6)

(1)
Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.
(2)
The IDSs consist of shares of Class A common stock and $                  aggregate principal amount of      % senior subordinated notes due 2019, including IDSs subject to the underwriters' over-allotment option and an indeterminate number of IDSs of the same series which may be received by holders of senior subordinated notes in the future on one or more occasions in the event of a subsequent issuance of IDSs, upon an automatic exchange of portions of the senior subordinated notes for identical portions of such additional notes.
(3)
Includes shares of Class A common stock subject to the underwriters' over-allotment option.
(4)
Includes $                   million aggregate principal amount of      % senior subordinated notes subject to the underwriters' over-allotment option and $             million aggregate principal amount of    % senior subordinated notes sold separately (not as part of IDSs). Also includes an indeterminate principal amount of notes of the same series as the senior subordinated notes, which will be received by holders of senior subordinated notes in the future on one or more occasions in the event of a subsequent issuance of IDSs, upon an automatic exchange of portions of the senior subordinated notes for identical portions of such additional notes.
(5)
Pursuant to Rule 457(n), no separate filing fee is required for the guarantees.
(6)
Of the total registration fee, $88,690 was previously paid in connection with the initial filing of this Registration Statement on April 30, 2004 and $9,503 is being paid on the date hereof.

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

MERISANT WORLDWIDE, INC.
TABLE OF ADDITIONAL REGISTRANTS

Name of Additional Registrants	State of Incorporation	Primary Standard Industrial Classification Code	I.R.S. Employee Identification Code	Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices
Merisant Company	Delaware	5141	52-2218321	10 South Riverside Plaza Chicago, IL 60606 (312) 840-6000
Merisant Foreign Holdings I, Inc.	Delaware	5141	51-0396579	10 South Riverside Plaza Chicago, IL 60606 (312) 840-6000
Merisant US, Inc.	Delaware	5141	51-0397233	10 South Riverside Plaza Chicago, IL 60606 (312) 840-6000

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS                        Subject to completion, dated August 10, 2004

Merisant Worldwide, Inc.

Income Deposit Securities (IDSs)
 representing
                   Shares of Class A Common Stock
$         million      % Senior Subordinated Notes due 2019
 $             million        % Senior Subordinated Notes Due 2019

We are selling            income deposit securities, or IDSs, representing             shares of Class A common stock and $             million aggregate principal amount of      % senior subordinated notes due 2019. Each IDS initially represents:

  •
  one share of our Class A common stock; and

  •
  a      % senior subordinated note with $                  principal amount.

We are also selling separately (not represented by IDSs) $                   million aggregate principal amount of our    % senior subordinated notes due 2019. Each purchaser of separate senior subordinated notes in this offering must represent that it will not purchase IDSs in this offering or concurrently enter into any plan or pre-arrangement whereby it would acquire any IDSs or our company equity or transfer the separate senior subordinated notes to any holder of IDSs or our company equity. See "Notice to Purchasers of Separate Senior Subordinated Notes and Acknowledgement of Purchaser Intent" herein. The completion of the offering of our IDSs and of our separate notes are conditioned upon each other.

This is the initial public offering of our IDSs and senior subordinated notes. We anticipate that the public offering price of the IDSs will be between $            and $            per IDS and the public offering price of the senior subordinated notes sold separately (not represented by IDSs) will be      % of their stated principal amount. We have applied to list our IDSs on the Nasdaq National Market under the trading symbol "MERI". We do not anticipate that the senior subordinated notes will be separately listed on any exchange or automated quotation system.

Holders of IDSs will have the right to separate IDSs into the shares of our Class A common stock and senior subordinated notes represented thereby at any time after the earlier of 45 days from the closing of this offering or the occurrence of a change of control. Similarly, except as described below, holders of our Class A common stock and senior subordinated notes may, at any time, unless the IDSs have automatically separated, combine the applicable number of shares of Class A common stock and senior subordinated notes to form IDSs. Separation of IDSs will occur automatically upon the continuance of a payment default on the senior subordinated notes for 90 days, or a repurchase, redemption or maturity of the senior subordinated notes.

Upon a subsequent issuance by us of senior subordinated notes of the same series (whether or not as part of a subsequent issuance of IDSs), a portion of your senior subordinated notes may be automatically exchanged for an identical principal amount of the senior subordinated notes issued in such subsequent issuance and, in such event, your IDSs or senior subordinated notes will be replaced with new IDSs or a unit consisting of your senior subordinated notes and new senior subordinated notes, as the case may be. In addition to the senior subordinated notes offered hereby, the registration statement of which this prospectus is a part also registers the new senior subordinated notes and new IDSs to be issued to you on any such subsequent issuance. For more information regarding these automatic exchanges and the effect they may have on your investment, see "Risk Factors—Subsequent issuances of senior subordinated notes may cause you to recognize OID and subject you to other adverse consequences" on page 34 and "Description of the Senior Subordinated Notes—General" on page 146 and "Material U.S. Federal Income Tax Considerations—Senior Subordinated Notes—Exchange Rights and Additional Issuances" on page 203.

Investing in our IDSs, shares of Class A common stock and our senior subordinated notes involves risks. See "Risk Factors" beginning on page 26.

	Per IDS	Total	Per Senior Subordinated Note	Total
Public offering price	$	$	$	$
Underwriting discount	$	$	$	$
Proceeds to Merisant Worldwide, Inc. (before expenses)(1)	$	$	$	$

(1)
Approximately $                   million of those proceeds will be used to repurchase Class B common stock from our existing financial investor, an entity controlled by Pegasus Capital Advisors, L.P., selected members of our management and other Class B stockholders, who we refer to as our Class B stockholders.

We have granted the underwriters an option to purchase up to            additional IDSs to cover over-allotments, if any. We will use the proceeds from the sale of any additional IDSs upon the exercise of the underwriters' over-allotment option to repurchase additional shares of Class B common stock from our Class B stockholders.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the IDSs and the senior subordinated notes in book-entry form only through the facilities of The Depository Trust Company to purchasers on or about                        , 2004.

CREDIT SUISSE FIRST BOSTON	RBC CAPITAL MARKETS	MERRILL LYNCH & CO.

                       , 2004

        You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these IDSs or senior subordinated notes in any state where the offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

Dealer Prospectus Delivery Obligations

        Until                        , 2004, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

 FORWARD LOOKING STATEMENTS

        All statements, other than statements of historical facts, included in this prospectus, are forward-looking statements. In particular, statements that we make under the headings "Prospectus Summary," "Dividend Policy and Restrictions," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Business" relating to overall volume trends, pricing trends and industry forces, anticipated results, expectations regarding dividend payments, estimated Bank EBITDA and future performance generally, expectations for funding capital expenditures and operations and changes in market share and the sufficiency of capital to meet working capital, capital expenditures requirements and our strategies are forward-looking statements. When used in this document, the words "anticipate," "estimate," "project" and similar expressions are intended to identify forward-looking statements.

        These statements are based on assumptions and assessments made by our management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate. Any forward-looking statements are not guarantees of our future performance and are subject to risks and uncertainties that could cause actual results, developments and business decisions to differ materially from those contemplated by such forward-looking statements. We disclaim any duty to update any forward-looking statements. The factors that may cause actual results, developments and business decisions to differ materially from those contemplated by such forward-looking statements include the risk factors discussed under the heading "Risk Factors."

PRESENTATION OF FINANCIAL INFORMATION

        Our fiscal year ends on December 31 of each year.

        We are a holding company, with substantially all of our assets consisting of the capital stock of our wholly-owned subsidiary, Merisant Company, or Merisant. Through Merisant, we acquired the assets that form the basis of our tabletop sweetener business from Monsanto Company, or Monsanto, on March 17, 2000. Monsanto did not operate its tabletop sweetener business through one or more separate entities substantially dedicated to the assets we acquired, and it represented only a portion of one of Monsanto's lines of business. Contemporaneously with this disposition, Monsanto also divested its sweetener ingredients assets along with two other related divisions from the same line of business. As a result, we do not have a predecessor for financial reporting purposes and we do not present the results of operations of any predecessor entity in this prospectus.

        We make references to retail sales and the retail market. These references do not include sales through the food service channel, which, to our knowledge, is not independently tracked.

        In this prospectus, Bank EBITDA excludes interest expense, income tax expense and depreciation and amortization as well as items such as expenses related to start-up costs, restructuring charges and other non-cash items (including non-cash derivative gains and losses). Bank EBITDA is presented in this prospectus because we believe that it is a useful supplement to cash flow from operating activities in understanding cash flows generated from operations that are available for tax, debt service and capital expenditures. Bank EBITDA as presented herein is the measure upon which the covenants contained in Merisant's new senior credit facility and the indenture governing the senior subordinated notes are measured. However, Bank EBITDA is not a measure of liquidity under GAAP. Accordingly, while providing useful information with respect to an assessment of our liquidity as impacted by the covenants in our primary debt obligations, this measure should not be considered in isolation from, or as a substitute for, consolidated statement of cash flow data prepared in accordance with GAAP as an indication of our liquidity. In addition, the Bank EBITDA measure presented may differ from, and may not be comparable to, similarly titled measures used by other companies.

i

        We sometimes refer to standard case and CAGR in this prospectus. We define standard case as the equivalent in sweetness power of 1,200 teaspoonfuls of sugar. CAGR refers to compound annual growth rate.

INDUSTRY AND MARKET DATA

        We generate market and competitive position data to measure the performance of, and plan for, our business. We obtained the market and competitive position data used throughout this prospectus from our own research as well as surveys or studies conducted by third parties and industry or general publications. In particular, historical and projected retail sales of low calorie tabletop sweeteners, and the growth rates of such historical retail sales, are derived from data generated by the market research firms A.C. Nielsen Co., which we refer to as ACNielsen, and Information Resources, Inc., which we refer to as IRI, where available. Where third party data is unavailable or does not cover the entire segment of the market being reviewed, we formulate estimates based upon internal data, including, for example, regional sales and pricing data. Where market and competitive position data used in this prospectus contains such estimates, we have so indicated by using the words "management estimates," "our market research," "we estimate," "an estimated" and "we believe." Certain brand awareness and loyalty figures in this prospectus were derived from a study conducted by Synovate Inc., which study we commissioned and funded for use in our business. Industry publications and surveys generally state that they have obtained information from sources believed to be reliable, but do not guarantee the accuracy and completeness of such information. While we believe that each of these studies and publications is reliable, we have not independently verified such data. Similarly, we believe that our internal research is reliable, but it has not been verified by any independent sources.

TRADEMARKS

        We have proprietary rights to a number of trademarks, including Equal®, Canderel®, Misura®, Mivida™, Sucaryl™ and Chuker™, which are material to our business. We have licensed from The NutraSweet Company the right to use the NutraSweet® trademark in our tabletop sweetener business. Unless otherwise indicated, all other trademarks or service marks referred to in this prospectus are the property of their respective owners and are not our property.

ii

PROSPECTUS SUMMARY

        The following summary highlights selected information contained in this prospectus. You should read this summary together with the more detailed information that is contained in this prospectus. On May 6, 2004, we changed our name from Tabletop Holdings, Inc. to Merisant Worldwide, Inc. Unless otherwise indicated or the context requires otherwise, all references in this prospectus to "Merisant Worldwide," "our company," "we," "us," "our," or similar references mean Merisant Worldwide, Inc. and its consolidated subsidiaries. All references to "Merisant" mean Merisant Company, Merisant Worldwide's wholly-owned subsidiary.

Our Company

Overview

        We are the worldwide leader in the marketing of low calorie tabletop sweeteners, with an estimated 30% share of a growing global retail market which we estimate at $1.3 billion. We believe that we have the leading market share in 11 of the top 20 countries for low calorie tabletop sweetener sales. Our brands, including our premium-priced brands Equal® and Canderel®, are sold in over 85 countries and are among the most recognized low calorie tabletop sweetener products in the world, with brand awareness estimated at or above 85% in each of their respective key markets. The strength of our leading brands is evidenced by price premiums relative to most of our competitors. We have a global infrastructure, including manufacturing operations whose principal activity is to blend and package our products.

        For the year ended December 31, 2003, we generated net sales of $352.3 million and a net loss of $17.6 million. We generated income before income taxes of $2.0 million for the year ended December 31, 2003. For the three months ended March 31, 2004, we generated net sales of $77.8 million and a net loss of $4.5 million. We generated a loss before income taxes of $4.1 million for the three months ended March 31, 2004.

        Our strong margins and low capital expenditures help us generate significant cash flows. Cash flow from operating activities was $68.4 million and $55.9 million for the years ended December 31, 2003 and 2002, respectively, and $6.9 million and $15.1 million for the three months ended March 31, 2004 and 2003, respectively. Bank EBITDA was $110.2 million and $115.6 million for the years ended December 31, 2003 and 2002, respectively, and $17.3 million and $17.0 million for three months ended March 31, 2004 and 2003, respectively. For a reconciliation of Bank EBITDA to cash flow from operating activities, see "Selected Consolidated Financial Data" on page 60 of this prospectus. Prior to Merisant's refinancing in July 2003, we had repaid approximately $149.4 million, or 34%, of the debt we incurred in connection with our formation as a stand-alone company in March 2000. As of March 31, 2004, we have repaid approximately $40.9 million, or 7%, of the debt incurred by Merisant in connection with its refinancing.

        Our typical customer tends to be female, over 35 years of age and either a member of a diabetic household or a dieter. Our core customer base is growing as a result of an increased level of health consciousness and product awareness among consumers, as well as an aging population and an increased number of diabetics and persons who are glucose intolerant. We believe that these demographic trends have been primarily responsible for growth in the low calorie tabletop sweetener industry. We estimate that total sales of low calorie tabletop sweeteners have grown by 16% from 2002 to 2003. This growth has been accompanied by increased competition within the industry. According to LMC International Ltd, or LMC, global demand for low calorie tabletop sweeteners grew at a CAGR of 3% between 1990 and 2000 to 952,000 tons of sugar equivalent, but it only represented 2% of total tabletop sweetener demand. As a result, we believe there is substantial room for further growth in the low calorie tabletop sweetener industry.

        We sell through multiple channels of distribution, including grocery and pharmacy retailers, food service distributors, mass merchandisers and club/warehouse retailers. We use distributors and brokers to distribute our products throughout the world and sell our products directly to selected customers in our largest markets. In 2003, $83.8 million, or 24% of our net sales, were made to Heinz U.S.A., which we refer to as Heinz, our primary distributor to the grocery and food service customers in the United States. Other than Heinz, no customer, including those serviced by Heinz, accounted for greater than 10% of our total net sales in 2003. We enjoy strong relationships with our customers, who include well-known mass merchandisers such as Wal-Mart, Sam's and Costco, restaurant chains such as McDonald's and Starbucks and grocery chains such as Kroger and Carrefour.

        The key ingredient in a majority of our products, including Equal® and Canderel®, is aspartame, although we also offer tabletop products sweetened with saccharin and other blended low calorie tabletop sweeteners. We currently obtain aspartame from the same third party manufacturer that supplies it as a sweetening ingredient to many leading low calorie food and beverage manufacturers. We believe aspartame is one of the most thoroughly tested low calorie tabletop sweeteners, and has gained widespread acceptance among consumers.

        Our global business model results from 25 years of experience in the low calorie tabletop sweetener industry, first as a division of G.D. Searle & Co., or Searle, and later Monsanto, and currently as a stand-alone company. Our global infrastructure includes manufacturing operations in the United States, Argentina and Australia and dedicated facilities in Germany that are operated by a third party. We are the only competitor in the low calorie tabletop sweetener market with global infrastructure and presence, which provides us with a competitive advantage over companies that compete in regional markets. The low calorie tabletop sweetener market remains fragmented, and most of our competitors focus on distinct markets and products. We estimate that our global retail sales are 50% larger than those of our next largest competitor. Our global scale allows us to work with leading suppliers in local markets and to develop local distribution channels. We will continue to look for opportunities to leverage our global presence and enhance global efficiencies in our business.

Our Strengths

        We believe that our competitive strengths include:

  •
  Leading global market position. We are the leading global marketer of low calorie tabletop sweeteners, with an estimated 30% dollar share of the global retail market in 2003. We estimate that, as of December 31, 2003, we had a 29% dollar share in North America, which, for our purposes, consists of the United States and Canada, a 37% dollar share in Europe, Africa and the Middle East, which we refer to as EAME, and a 28% dollar share in Latin America. Within the Asia/Pacific region, we believe we have captured a 49% dollar share of the Australia/New Zealand market and believe that we have established leading positions in several other markets within that region. Given our significant market share in most of our markets, we are well positioned to take advantage of overall industry growth in each of those markets.

  •
  Strong brand equity and brand portfolio. Over the past 25 years, our brands have benefited from significant investments in consistent quality production and brand awareness. As a result, Equal® enjoys consumer loyalty of 65% in the United States as of December 2003. This brand equity has allowed us to expand by developing new products and new uses for our existing products, such as Equal® Sugar Lite™, a unique blend of sugar and low calorie sweeteners designed for cooking and baking with half the calories and half the carbohydrates of sugar that measures exactly like sugar; Equal Spoonful®, a zero calorie product that measures like sugar to make it easier to use in recipes designed for Equal®; Same® with Sugar, a zero calorie tabletop sweetener that is a blend of sugar and low calorie sweetener launched in Puerto Rico; Equal® Perfect Pleasures™ candies, which we have successfully launched in the United States, Puerto Rico,

    Canada, Australia and South Africa; and Canderel® branded chocolates, which we have successfully launched throughout Europe and the Middle East. Our worldwide brand recognition and leadership position in the industry facilitate geographic expansion.

  •
  Unmatched global scale. We are the only global competitor in the marketplace that is focused primarily on the low calorie tabletop sweetener business. We estimate that our global retail sales are 50% larger than those of our next largest competitor. We have the focus, resources and consumer insights to quickly and effectively develop new products, market our brands and serve our global customers. Our global scope allows us to selectively invest in markets with the highest potential for growth and the highest returns. We continue to seek efficiencies and optimize our resource allocation to take advantage of our global scale. Our leading competitive position in the low calorie tabletop sweetener market, which results from our brand equity, global scope and customer relationships, would be difficult and costly for our competitors to replicate.

  •
  Strong and stable cash flow characteristics. Supported by a unique combination of strong brand equity, high consumer loyalty, attractive margins and low capital expenditures, we have consistently produced strong cash flows, regardless of economic conditions, which have allowed us to pay down substantial debt. Our net sales have grown from an estimated $341.2 million in 2000 to $352.3 million in 2003. Prior to Merisant's refinancing in July 2003, we had repaid approximately $149.4 million, or 34%, of the debt we incurred in connection with our formation as a stand-alone company in March 2000. As of March 31, 2004, we have repaid approximately $40.9 million, or 7%, of the debt incurred by Merisant in connection with its refinancing.

  •
  Experienced and incentivized management team. Our senior management team has extensive experience in global brand management and the consumer products industry in markets around the world. Our chief executive officer, Etienne Veber, has a proven track record in the industry. Our senior management team has a financial incentive in the success of the business. In connection with the offering, we have established an annual incentive bonus plan and a long-term incentive plan designed to align the interests of management with those of our IDS holders.

Our Business Strategy

        Our business strategy since our inception has been to enhance and develop world-class brands that drive cash flow and create value. By capitalizing on the strength of our existing brand portfolio and global infrastructure, we believe we will achieve steady revenue growth and stable cash flows through identifiable near-term initiatives, including:

  •
  Expand our sales by promoting new usage among our existing consumers. Our core consumer group, consisting primarily of health-conscious consumers and diabetics, has been responsible for our historical growth and momentum. We intend to build on this group's loyalty and grow further by encouraging new and more frequent uses of our brands. We intend to increase usage through various value-focused promotional and in-store activities with retail partners and distributors and promote new uses by introducing innovative products, packaging and recipes designed especially for Equal® and Canderel®. Our active communication with our core consumers such as diabetics through our extensive consumer database and newsletters has been one of the key factors behind our consumer loyalty. Our market research indicates that in the United States, approximately 42% of the users of Equal® are diabetics; similarly, approximately 52% of the volume of Equal® sold is consumed by diabetics. We estimate that diabetic consumers also represent a significant portion of our volume in most of our other markets.

  •
  Expand the Equal® and Canderel® brand positioning to attract new users into our franchise. We seek to attract consumers who currently do not use low calorie tabletop sweeteners by convincing them that our brands can be used in their everyday lives as part of a healthier lifestyle. Market research indicates that Equal® is used by approximately 6% of all households in the United States and that approximately 14 million U.S. households, or 14%, are open to moving away from sugar. Our initiative to attract new users focuses on the great taste, health benefits, usefulness and quality of our product through an integrated marketing campaign, including print, television, other media and sampling. While the household penetration of our brands varies from country to country, we see opportunities to attract new users in all of our major markets.

  •
  Gain market share among current users of low calorie tabletop sweeteners. In North America, our market research indicates that there are approximately 7 million households in the United States that currently use low-calorie sweeteners who would consider conversion to our Equal® brand. We plan to pursue competitive brand users through focused promotion aimed at encouraging Equal® brand trial and conversion. Outside North America, we will pursue share gain primarily through geographic expansion. For example, we have recently launched our Equal® brand in Taiwan, Korea and Israel.

  •
  Continue to improve efficiencies and margins throughout our operations. We have successfully achieved significant improvements in our working capital management and lowered our costs of operations. As a result, we have improved our gross margins and increased our cash flow. Beginning in 2001, we began consolidating vendors, increasing plant productivity and optimizing global sourcing of materials and business models. In addition, we recently renegotiated our agreement for the 2004 and a significant portion of the 2005 supply of our primary raw material, aspartame. Our operating model has enabled us to increase cash flow and accelerate the repayment of debt. We will continue to examine cost reduction and working capital management strategies in an effort to enhance efficiencies and maximize cash flow. In addition, our headcount reduction actions begun in June 2002, resulted in savings of approximately $8.0 million, excluding severance costs, for the year ended December 31, 2003.

  •
  Execute aggressive marketing plans in our key markets to enhance our brands. By continuing to execute our current marketing efforts, we believe we can solidify and enhance our position as a leader in our four key markets: North America, France, the United Kingdom and Mexico, which represent a large majority of our total net sales for 2003. We intend to increase our consumer marketing spending which will enable us to significantly increase our share of voice with consumers. Specifically, we are looking to invigorate our market positions in North America and the United Kingdom, and build on our leadership positions in France and Mexico.

        We believe that we have additional opportunities to achieve sustainable long-term growth by capitalizing on positive consumer macro-trends, which include the increasing health consciousness of consumers, the aging of the population, and the increasing incidence of diabetes, through the following initiatives:

  •
  Pursue brand repositioning campaign to capture category growth. We intend to reposition our brand in our key markets in 2004 to appeal to a broader consumer base, in order to take advantage of the favorable consumer trends that are occurring. We will continue with our increased marketing spending discussed earlier for this campaign which we believe will accelerate the growth of our Equal® and Canderel® franchises over the long-term. For instance, our new marketing effort is highlighted by our "Plan E" campaign in North America that we expect will reposition Equal® as a lifestyle brand to be utilized in our customers' everyday lives. In Europe, our marketing plans are centered around a new formulation of Canderel® and revamped brand identity.

  •
  Innovate new products and brand extensions to increase future product pipeline. We will continue to focus resources on the research and development and launch of new products and brand extensions in an effort to grow the category in our key markets. In 2003, we introduced Canderel® branded chocolates in Europe and Equal Spoonful® and Equal® Perfect Pleasures™

    candies in North America, all of which were well received by the marketplace. By continuing to expand our Canderel® chocolate line in other markets such as Mexico and South Africa, and introducing further new products in Europe, in addition to brand extensions, we believe we will continue to expand the category and strengthen our market share. In France, we relaunched our Canderel® brand with an improved formulation of a blend of low calorie sweeteners. We recently announced the launch in the United States of Equal® Sugar Lite™ and in Europe of Canderel® Crystal™, each containing the same unique blend of sugar and low calorie sweeteners designed for cooking and baking that measure and function like sugar. Equal® Sugar Lite™ is planned for launch in additional markets in 2004 and 2005. Similarly, Canderel® Crystal™ has been launched in Belgium in 2004 and is planned for launch in additional markets later this year.

Our History

        The main sweetening ingredient in our leading tabletop brands, aspartame, was discovered in 1965 by Dr. James Schlatter while doing research at Searle on amino acids. By the early 1980s, after many years of testing before being approved for consumer use, the product was being marketed as Canderel® in much of Europe and as Equal® in the United States. In 1985, Monsanto entered the low calorie sweetener market through its acquisition of Searle. Monsanto sold the assets that now form the basis of our tabletop sweetener business to an investor group led by an affiliate of Pegasus Capital Advisors, L.P., who we refer to as our sponsor investor, on March 17, 2000 and the business was named Merisant Company.

The Transactions

        Concurrently with this offering:

  •
  we will effect a recapitalization of the equity interests of our existing stockholders and a number of other internal corporate transactions; and

  •
  Merisant will enter into a senior secured credit facility in an amount up to $255.0 million, which we refer to as the new senior credit facility.

        We estimate that we will sell            IDSs in this offering and $             million aggregate principal amount of additional senior subordinated notes sold separately (not in the form of IDSs) and receive net proceeds of approximately $             million after deducting underwriting discounts, commissions, and other estimated offering expenses, assuming an initial public offering price of $            per IDS, which represents the mid-point of the range set forth on the cover page of this prospectus.

        We will use the net proceeds of this offering together with the estimated $             million net proceeds from our new senior credit facility and cash on hand, to:

  •
  repay all outstanding borrowings under, and terminate, Merisant's current senior secured credit facility, which we refer to as our existing senior credit facility, and unwind our current interest rate hedges;

  •
  consummate tender offers and consent solicitations for all of our outstanding $136.0 million aggregate principal amount at maturity of 12 1/4% senior subordinated discount notes due 2014, which we refer to as the discount notes, and all of Merisant's outstanding $225.0 million aggregate principal amount of 9 1/2% senior subordinated notes due 2013, which we refer to as the existing senior subordinated notes;

  •
  repurchase approximately                        shares of our currently outstanding Class B common stock from our existing stockholders;

  •
  make payments under existing management incentive plans of approximately $            (assuming an initial public offering price of $            per IDS); and

  •
  pre-fund capital expenditures of approximately $            .

        If the underwriters exercise their over-allotment option in full, we will use all of the additional net proceeds to repurchase additional shares of our Class B common stock from our Class B stockholders.

        We refer to this offering, our entering into the new senior credit facility, the repayment in full and termination of the existing senior credit facility, the unwinding of our current interest rate hedges, the repurchase of a portion of the outstanding Class B common stock of our Class B stockholders, the making of payments and issuance of shares of Class B common stock under existing management incentive plans, the internal corporate transactions and the tender offer for our discount notes and the existing senior subordinated notes collectively as the Transactions. We refer to all of the Transactions other than this offering as the other Transactions.

        The closing of this offering is conditioned on our completion of the other Transactions (other than the repurchase of shares from our Class B stockholders and the making of payments and issuance of shares of Class B common stock under our management incentive plans).

        New Senior Credit Facility.    Concurrently with this offering, Merisant will enter into a new senior secured credit facility in an amount up to $255.0 million with a syndicate of financial institutions, including affiliates of Credit Suisse First Boston, RBC Capital Markets and Merrill Lynch & Co. We anticipate that the new senior credit facility will consist of a senior secured revolving credit facility in a total principal amount of up to $35.0 million, which we refer to as the new revolving facility, and a senior secured term loan facility in an aggregate principal amount of up to $220.0 million, consisting of up to $40.0 million of Euro Term Loan A and up to $180.0 million of Term Loan B. While the new senior credit facility is expected to permit us to pay dividends on the shares of Class A common stock that constitute the IDSs and our Class B common stock, we expect that it will contain restrictions on our ability to do so, as described more fully below under "Description of Certain Indebtedness—New Senior Credit Facility." We also expect the new senior credit facility to require us to defer the payment of interest on the senior subordinated notes if we fail to meet specified financial tests or if there is a default or potential default. We anticipate that the new revolving facility will be undrawn at closing and that we will have $             million of availability immediately following the offering.

        Tender Offers and Consent Solicitations.    We have commenced tender offers and consent solicitations with respect to all of the discount notes and all of the existing senior subordinated notes. The closing of this offering is conditioned upon the receipt of the tenders and consents of at least a majority in aggregate outstanding principal amount at maturity of the discount notes and existing senior subordinated notes. We and Merisant have received the required consents with respect to the existing discount notes and the existing senior subordinated notes, respectively. Such consents may not be revoked. Holders of the discount notes and existing senior subordinated notes that provide consents will be obligated to tender their notes in the tender offers, and holders of the discount notes and existing senior subordinated notes that tender their notes in the tender offers will be obligated to provide consents. Notwithstanding the foregoing, holders of the discount notes and existing senior subordinated notes may withdraw previously tendered notes during the period from August 15, 2004 to and including August 31, 2004 if we or Merisant, respectively, have not accepted discount notes or existing senior subordinated notes for payment prior to August 15, 2004. Consents delivered prior to the applicable consent date will not be revoked as a result of such a withdrawal. The consummation of the tender offers will be conditioned upon this offering.

        Repayment of the Existing Senior Credit Facility.    The existing senior credit facility consists of two term loans and a revolving credit facility. We expect to pay the entire principal amount outstanding under the existing senior credit facility, which was $238.7 million as of March 31, 2004, consisting entirely of term loan borrowings, plus accrued and unpaid interest. These term loan borrowings bear interest at variable rates with a weighted average interest rate as of January 1, 2004 of 4.1% per year.

The terms of the existing senior credit facility allow us to prepay without premium or penalty. We will also unwind our interest rate hedges related to the existing credit facility.

Our Existing Stockholders and Our Recapitalization

        Tabletop Holdings, LLC, who we refer to as our existing financial investor, selected members of management and certain others are the owners of all of our outstanding Class B common stock.

        Upon consummation of the Transactions, we anticipate that our existing financial investor will own approximately            shares of our outstanding Class B common stock, representing approximately      % of our outstanding capital stock (or      % if the over-allotment option is exercised in full). We anticipate that certain members of management will own approximately            shares of our outstanding Class B common stock, representing approximately      % of our outstanding capital stock (or      % if the over-allotment option is exercised in full).

        Holders of our Class B common stock have agreed to restrictions on the transferability of the Class B common stock. Beginning on the 181st day after the consummation of this offering, the holders of our Class B common stock will have the right to exchange their Class B common stock for the equivalent value of IDSs under certain circumstances. However, until the second anniversary of the consummation of this offering, the amended and restated shareholders agreement will restrict the holders of our Class B common stock from exercising such exchange right if following the exchange the holders of our Class B common stock would hold less than            shares. For a more complete description of this exchange right, see "Related Party Transactions—Shareholders Agreement and Registration Rights Agreement."

Our Corporate Structure

        The following chart illustrates our company's structure after giving effect to the transactions contemplated hereby:

*
Where required by local law, a nominal number of shares may be held by directors or other persons.

Information About Us

        We are a Delaware corporation. Our chief executive offices are located at 10 South Riverside Plaza, Suite 850, Chicago, Illinois 60606. Our telephone number is (312) 840-6000. Our Internet address is www.merisant.com. The information found on our website is not a part of this prospectus.

Other Information About This Prospectus

        Throughout this prospectus, unless otherwise noted, we have assumed:

  •
  an initial public offering price of $            per IDS (comprised of $            principal amount allocated to each senior subordinated note and $            allocated to each share of Class A common stock), which represents the mid-point of the range set forth on the cover page of this prospectus;

  •
  a      % annual interest rate on the senior subordinated notes, which is subject to change depending on market conditions prior to the pricing date;

  •
  no exercise of the underwriters' over-allotment option;

  •
  the reclassification of our existing common stock effective immediately prior to this offering;

  •
  the issuance of            shares of Class B common stock to participants in our Stock Appreciation Rights Plan upon the consummation of this offering, which represents the number of such shares that will be issued assuming an initial offering price of $                  per IDS; and

  •
  receipt of tenders and consents with respect to 100% of the aggregate outstanding principal amount of discount notes and existing senior subordinated notes. In the event that less than 100% of the aggregate outstanding principal amount of discount notes and existing senior subordinated notes are tendered, the term loan portion of the new senior credit facility will be reduced proportionately.

        Furthermore, unless the context otherwise requires, references in this prospectus to "senior subordinated notes" refer to both senior subordinated notes underlying IDSs as well as senior subordinated notes issued separately (not in the form of IDSs).

The Offering

Summary of the IDSs and Senior Subordinated Notes

        We are offering                        IDSs at an assumed initial public offering price of $            per IDS, which represents the mid-point of the range set forth on the cover page of this prospectus and $             million aggregate principal amount of additional senior subordinated notes sold separately (not in the form of IDSs). The aggregate principal amount of our      % senior subordinated notes due 2019 offered hereby, including both notes initially represented by IDSs and notes sold separately, is $299.0 million ($331.0 million if the underwriters exercise their over-allotment option in full). Purchasers of separate senior subordinated notes may not also purchase IDSs in this offering. See "Notice to Purchasers of Separate Senior Subordinated Notes and Acknowledgement of Purchaser Intent" above.

What are IDSs?

        IDSs, or income deposit securities, are securities comprised of our Class A common stock and senior subordinated notes. Each IDS initially represents one share of our Class A common stock and one      % senior subordinated note with $            principal amount.

What payments can I expect to receive as a holder of IDSs or senior subordinated notes?

        You will be entitled to receive quarterly interest payments at an assumed annual rate of      % of the aggregate principal amount of senior subordinated notes held separately or represented by your IDSs, or approximately $            per IDS, or per $        of senior subordinated notes held separately, per year, subject to our right, under specified circumstances, to defer interest payments on the senior subordinated notes as described below under "Description of the Senior Subordinated Notes—Terms of the Notes—Interest Deferral."

        You may also receive quarterly dividend payments on the shares of Class A common stock represented by your IDSs, if and to the extent dividends are declared by our board of directors and permitted by applicable law and the terms of our then existing indebtedness. The new senior credit facility and our senior subordinated notes are each expected to contain restrictions on our ability to declare and pay dividends on our Class A and Class B common stock. Upon the completion of this offering, our board of directors intends to adopt a dividend policy with respect to our common stock pursuant to which cash generated by our company in excess of operating needs and reserves, interest and principal payments on indebtedness and capital expenditures sufficient to maintain our properties and other assets would, in general, be distributed as regular quarterly cash dividends to the holders of our common stock.

        We intend to make our first dividend payment on January 15, 2005 to holders of record as of January 10, 2005 based on a quarterly dividend level of $        per share of Class A common stock and Class B common stock, and including an additional amount for the partial period commencing on the closing of this offering and ending on September 30, 2004. We intend to continue to pay quarterly

dividends at a rate of $        per share of Class A common stock and Class B common stock for the remainder of the first full year following completion of this offering. However, notwithstanding the dividend policy, the amount of dividends, if any, for each quarter, including the dividends expected to be paid on January 15, 2005, will be determined by our board of directors on a quarterly basis after taking into account various factors, including our results of operations, cash requirements, financial condition, the dividend restrictions set forth in the indenture governing our senior subordinated notes and our new senior credit facility, provisions of applicable law and other factors that our board of directors may deem relevant. Dividend payments are not mandatory or guaranteed and holders of our common stock do not have any legal right to receive, or require us to pay, dividends. Furthermore, our board of directors may, in its sole discretion, modify or repeal this dividend policy at any time. We cannot assure you that we will pay dividends at the level set forth above or at all. See "Dividend Policy and Restrictions" and "Risk Factors—We are not required to pay dividends and therefore you may not receive the level of dividends provided for in the dividend policy our board of directors intends to adopt upon the completion of this offering, or any dividends at all."

        We intend to make interest payments and, if declared, dividend payments on January 15, April 15, July 15 and October 15 of each year to holders of record on the preceding January 10, April 10, July 10 and October 10, respectively.

Will my rights as a holder of an IDS be any different than the rights of a beneficial owner of separately held Class A common stock and senior subordinated notes?

        No. As a holder of IDSs, you are the beneficial owner of Class A common stock and senior subordinated notes represented by your IDSs. As such, through your broker or other financial institution and The Depository Trust Company, or DTC, you will have exactly the same rights, privileges, and preferences, including rights to receive distributions and interest, rights and preferences in the event of a default under the indenture governing our senior subordinated notes, ranking upon bankruptcy and rights to receive communications and notices as a beneficial owner of separately held Class A common stock and senior subordinated notes, as applicable, would have through its broker or other financial institution and DTC.

Do I have voting rights as a holder of IDSs?

        Yes. As a holder of IDSs, you will be able to vote with respect to the underlying shares of Class A common stock. The existing stockholders, through their ownership of shares of Class B common stock, will own      % of the voting power of our common stock outstanding immediately following the offering of the IDSs (or      % if the over-allotment option with respect to the IDSs is exercised in full). Shares of our Class A common stock and shares of our Class B common stock are entitled to the same voting rights per share and vote together as a single class on all matters with respect to which holders are entitled to vote. Therefore, the existing stockholders, or their transferees, may greatly influence the outcome of all matters presented to our stockholders for a vote. In addition, so long as our existing financial investor, together with its affiliates, beneficially owns 5% or more of the outstanding shares of Class A and Class B common stock in the aggregate on a fully-diluted basis, holders of our Class B common stock will have the exclusive right to elect two directors to the board of directors.

What will happen to the IDS units I hold upon a stock split, recombination or reclassification of the Class A common stock?

        The ratio of Class A common stock to principal amount of senior subordinated notes represented by an IDS is subject to change in the event of a stock split, recombination or reclassification of our Class A common stock. For example, if we effect a two-for-one stock split of our Class A common stock, from and after the effective date of the stock split, each IDS will represent two shares of Class A common stock and the same principal amount of senior subordinated notes as it previously represented. Likewise, if we effect a recombination or reclassification of our Class A common stock, each IDS will thereafter represent the appropriate number of shares of Class A common stock on a recombined or reclassified basis, as applicable, and the same principal amount of senior subordinated notes as it previously represented.

How can I separate my IDSs into shares of Class A common stock and notes or combine shares of Class A common stock and notes to form IDSs?

        Holders of IDSs, whether purchased in this offering or in subsequent offerings of IDSs of the same series, may, at any time after the earlier of 45 days from the closing of this offering or the occurrence of a change of control, through a broker or other financial institution, separate each of their IDSs into the shares of Class A common stock and senior subordinated notes represented thereby. Similarly, any holder of shares of our Class A common stock and senior subordinated notes may, at any time, through a broker, custodian or other financial institution, combine the applicable number of shares of Class A common stock and notes to form IDSs unless the IDSs have previously been separated on an automatic basis as a result of the repurchase, redemption or maturity of any senior subordinated notes. Any separation or recombination will be effective as of the close of business on the trading day that the instructions to separate or recombine are received if the instructions are received by 3:00 p.m., Eastern Standard Time, on that trading day. Any instructions received after 3:00 p.m. will be effective the next business day, if permitted by the custodian or participant delivering the instructions. Separation and recombination of IDSs may involve transaction fees charged by your broker and/or other financial intermediaries. See "Description of Income Deposit Securities (IDSs)—Book-Entry Settlement and Clearance—Separation and recombination."

Will the IDSs be listed on an exchange or automated quotation system?

        Yes. We have applied to list our IDSs on the Nasdaq National Market under the trading symbol "MERI."

Will the senior subordinated notes or shares of our Class A common stock represented by the IDSs be separately listed on an exchange or automated quotation system?

        We do not anticipate that the senior subordinated notes represented by the IDSs and the additional senior subordinated notes sold separately (not in the form of IDSs) will be listed for separate trading on any exchange or automated quotation system. Our shares of Class A common stock will not be listed for separate trading on any exchange or automated quotation system until a sufficient number of shares are held separately and not in the form of IDSs as may be necessary to satisfy applicable listing requirements for separate trading on any exchange or automated quotation system on which the IDSs are then trading. If more than the required number of our outstanding shares of Class A common stock are no longer held in the form of IDSs for a period of 30 consecutive trading days, we will apply to list the shares of our Class A common stock for separate trading on any exchange or automated quotation system on which the IDSs are then trading. The senior subordinated notes and Class A common stock represented by the IDSs will be freely tradable without restriction or further registration under the Securities Act, unless they are purchased by affiliates as that term is defined in Rule 144 under the Securities Act.

Will the additional senior subordinated notes to be sold separately (not in the form of IDSs) be the same as the senior subordinated notes issued as a component of the IDSs?

        Yes. The additional senior subordinated notes to be sold separately (not in the form of IDSs) will be identical to the senior subordinated notes represented by IDSs and will be part of the same series of notes and issued under the same indenture. Accordingly, holders of additional senior subordinated notes sold separately (not in the form of IDSs) and holders of senior subordinated notes represented by IDSs will vote together as a single class, in proportion to the aggregate principal amount of notes they hold, on all matters on which holders of senior subordinated notes are entitled to vote under the indenture governing the senior subordinated notes.

In what form will IDSs and the securities represented by the IDSs and the additional senior subordinated notes sold separately be issued?

        The IDSs and the securities represented by the IDSs and the additional senior subordinated notes sold separately (not in the form of IDSs) will be issued in book-entry form only. This means that you will not be a registered holder of IDSs or the securities represented by the IDSs or the additional senior subordinated notes sold separately (not in the form of IDSs), and you will not receive a certificate for your IDSs or the securities represented by the IDSs or the additional senior subordinated notes sold separately (not in the form of IDSs). You must rely on your broker or other financial institution that will maintain your book-entry position to receive the benefits and exercise the rights of a holder of IDSs and additional senior subordinated notes. Upon separation of the IDSs, a holder of Class A common stock may request one or more stock certificates representing the shares of Class A common stock.

Will my IDSs automatically separate into shares of Class A common stock and senior subordinated notes upon the occurrence of certain events?

        Yes. Separation of all of the IDSs will occur automatically upon the continuance of a payment default (without cure) on the senior subordinated notes for 90 days; the exercise by us of our right to redeem all or a portion of the senior subordinated notes; the exercise by a holder of senior subordinated notes of its right to require us to repurchase its senior subordinated notes following the occurrence of a change of control (as defined in the indenture governing the senior subordinated notes); the date on which principal on the senior subordinated notes becomes due and payable, whether at the stated maturity date or upon acceleration thereof; or if The Depository Trust Company is unwilling or unable to continue acting as securities depository with respect to the IDSs or ceases to be a registered clearing agency under the Exchange Act and we are unable to find a successor depository. See "Description of Income Deposit Securities (IDSs)—Automatic Separation."

What will happen if Merisant Worldwide issues additional IDSs or senior subordinated notes of the same series in the future?

        We may conduct future financings by selling additional IDSs or senior subordinated notes of the same series, which will have terms and conditions that are identical to those of the IDSs or senior subordinated notes (not in the form of IDSs) being sold in this offering, except that if IDSs are issued 45 days or more from the closing of this offering, they will be immediately separable, and if they are issued less than 45 days from the closing of this offering, they will be separable on the same date as the IDSs issued hereunder may separate. Additional IDSs will represent the same proportions of Class A common stock and senior subordinated notes as are represented by the then outstanding IDSs. In addition, we will be required to issue additional IDSs in the future upon the exercise of exchange rights by holders of our Class B common stock. Although the senior subordinated notes represented by such additional IDSs or sold separately (not represented by IDSs) will have terms that are identical (except for the issuance date) to the senior subordinated notes being sold in this offering and will be part of the same series of senior subordinated notes for all purposes under the indenture, it is possible that the new senior subordinated notes will be sold with "original issue discount" (referred to as OID) for U.S. federal income tax purposes, and with accrued interest. If any new senior subordinated notes are issued (separately or as part of IDSs), all holders of IDSs of the same series (including the IDSs being offered hereby) and of outstanding senior subordinated notes not held in IDSs (including the senior subordinated notes being offered hereby) will exchange a ratable portion of their outstanding senior subordinated notes for a portion of the new senior subordinated notes, whether held directly or in the form of IDSs, and will thereafter hold a unit consisting of new senior subordinated notes and old senior subordinated notes with a new CUSIP number or a new IDS (consisting of such note unit and Class A common stock) with a new CUSIP number. As a result, following any such new issuance, we intend to allocate and report any OID associated with the new senior subordinated notes among all holders of senior subordinated notes on a pro rata basis, which may adversely affect your tax treatment. See "—What will be the U.S. federal income tax consequences of a subsequent issuance of senior subordinated notes of the same series?" In addition, if such new senior subordinated notes are issued with OID, holders of such senior subordinated notes may not be able to recover the portion of their principal amount treated as unaccrued OID in the event of an acceleration of the senior subordinated notes or a bankruptcy of the issuer prior to the maturity of the senior subordinated notes. See "Risk Factors—Subsequent issuances of senior subordinated notes may cause you to recognize OID and subject you to other adverse consequences." Any subsequent issuance of IDSs and senior subordinated notes of the same series that results in an exchange of a portion of your senior subordinated notes for a portion of the senior subordinated notes issued in such subsequent issuance and/or replacement of your IDSs with new IDSs will not impair the rights you would otherwise have to assert claims against us or the underwriters with respect to the full amount of the senior subordinated notes purchased by you, notwithstanding such exchange and/or replacement, if and to the extent such claim is based on alleged material misstatements or omissions contained in this prospectus.

        Senior subordinated notes sold after the date of this offering, whether represented by additional IDSs or sold separately (not in the form of IDSs), will be issued with accrued interest from the most recent interest payment date. In addition, such senior subordinated notes will be deemed to have the same deferred interest and defaults as the senior subordinated notes that are being issued at the closing of this offering and will be deemed to have expended payment blockage periods, acceleration forbearance periods and interest deferral periods to the same extent as the senior subordinated notes issued at the closing of this offering. See "Description of the Senior Subordinated Notes—General."

        We will immediately file a Current Report on Form 8-K (or any other applicable form) to announce and quantify any changes in the ratio of IDS components or changes in OID attributed to the senior subordinated notes.

What will be the U.S. federal income tax consequences of an investment in IDSs?

        Certain aspects of the U.S. federal income tax consequences to us and to you of the IDSs and separately issued senior subordinated notes being offered hereby are uncertain.

        As discussed more fully below under "Material U.S. Federal Income Tax Considerations—Senior Subordinated Notes—Characterization of Senior Subordinated Notes," our special counsel, Sidley Austin Brown & Wood LLP, is of the opinion that, for U.S. federal income tax purposes, an IDS issued by Merisant Worldwide should be treated as two separate instruments consisting of a senior subordinated note issued by Merisant Worldwide and a share of Class A common stock of Merisant Worldwide. Accordingly, we intend to treat the purchase of IDSs in this offering as the purchase of shares of our Class A common stock and of our senior subordinated notes and, by purchasing IDSs, you will agree to such treatment. You must allocate the purchase price of the IDSs between those shares of Class A common stock and senior subordinated notes in proportion to their respective initial fair market values on the issue date, which will establish your initial tax basis. We expect to report the initial fair market value of each share of Class A common stock as $            and the initial fair market value of each of our senior subordinated notes as $            , assuming an initial public offering price of $            per IDS, which represents the mid-point of the range set forth on the cover page of this prospectus. By purchasing IDSs, you will agree to be bound by this allocation.

        As discussed more fully below under "Material U.S. Federal Income Tax Considerations—Senior Subordinated Notes—Characterization of Senior Subordinated Notes," our special counsel is also of the opinion that, for U.S. federal income tax purposes, the senior subordinated notes should be treated as debt. Based on that opinion, we believe that the senior subordinated notes (whether issued separately or as part of IDSs) should be treated as debt for U.S. federal income tax purposes. There is no authority that directly addresses the tax treatment of the IDSs, and the application to the IDSs of existing authority regarding the tax treatment of subordinated debt offered under circumstances such as the offering (i.e., offered as a unit consisting of debt and common stock) is not entirely clear. Accordingly, neither we nor our special counsel can conclude with certainty that an IDS will be treated as two separate instruments or that the senior subordinated notes will be treated as debt for U.S. federal income tax purposes. The IRS may challenge our position and such challenge may be successful. If all or a portion of the senior subordinated notes were treated as equity rather than debt for U.S. federal income tax purposes, then a corresponding portion of the interest on the senior subordinated notes would be treated as a dividend and would not be deductible by us for U.S. federal income tax purposes, which could materially increase our taxable income and significantly reduce our future cash flow and materially and adversely impact our ability to make interest and dividend payments. In addition, if any payments were treated as dividends, such payments to holders who are not U.S. persons for federal income tax purposes would generally be subject to withholding of U.S. federal income taxes at rates of up to 30%. Payments to non-U.S. holders would not be grossed-up on account of any such taxes. We would also be liable for withholding taxes (and for interest and possibly penalties for failure to withhold) on any interest payments previously made by us to non-U.S. holders that are recharacterized as dividends for U.S. federal income tax purposes.

        Dividends paid on the common stock through 2008, under current tax law and to the extent those dividends are paid out of our earnings and profits, will be taxable to U.S. individuals at long-term capital gains rates. Interest income on the senior subordinated notes will be taxable to U.S. individuals at ordinary income rates.

        The opinions of counsel referred to above are not binding on the IRS or courts, and no ruling on this issue has been requested from the IRS. There is no statutory, judicial or administrative authority directly addressing the treatment of the IDSs or instruments substantially similar to the IDSs for U.S. federal income tax purposes. We urge you to consult your own tax advisor concerning the particular U.S. federal income tax consequences to you of an investment in the IDSs, the senior subordinated notes and Class A common stock. For a more complete discussion of the material U.S. federal income tax consequences of investing in the IDSs, senior subordinated notes and Class A common stock, see "Material U.S. Federal Income Tax Considerations."

What will be the U.S. federal income tax consequences of a subsequent issuance of senior subordinated notes of the same series?

        As discussed above under "—What will happen if Merisant Worldwide issues additional IDSs or senior subordinated notes of the same series in the future?" the issuance of new senior subordinated notes (separately or as part of IDSs) may in certain circumstances be treated as an exchange by holders of IDSs of the same series (including the IDSs being offered hereby) and of outstanding senior subordinated notes not held in IDSs (including the senior subordinated notes being offered hereby) of a ratable portion of their outstanding notes for a portion of the new notes. It is uncertain whether the exchange of senior subordinated notes for subsequently issued senior subordinated notes will result in a taxable exchange for U.S. federal income tax purposes, and it is possible that the IRS might successfully assert that such an exchange should be treated as a taxable exchange. It is also possible that the IRS might successfully assert that any resulting loss on an exchange should be disallowed under the "wash sale" rules, in which case the holder's basis in the subsequently issued senior subordinated notes would be increased to reflect the amount of the disallowed loss. Even if the exchange is not treated as a taxable event, such exchange might result in holders having to include OID in taxable income as it accrues on the senior subordinated notes, in addition to stated interest, and to suffer other potentially adverse U.S. federal income tax consequences. Because a subsequent issuance will affect the senior subordinated notes in the same manner regardless of whether the senior subordinated notes are held as part of IDSs or directly, the recombination of senior subordinated notes and shares of common stock to form IDSs or the separation of IDSs should not affect your tax treatment. See "Material U.S. Federal Income Tax Considerations."

        Following any subsequent issuance of senior subordinated notes with OID (or any issuance of senior subordinated notes thereafter) and resulting exchange, we (and our agents) will report any OID on the subsequently issued senior subordinated notes ratably among all holders of senior subordinated notes and IDSs, and each holder of senior subordinated notes and IDSs will, by purchasing senior subordinated notes and IDSs, agree to report OID in a manner consistent with this approach. However, the IRS may assert that any OID should be reported only to the persons that initially acquired such subsequently issued senior subordinated notes (and their transferees) and thus may challenge the holders' reporting of OID on their tax returns. Such a challenge could create significant uncertainties in the pricing of the IDSs and senior subordinated notes and could adversely affect the market for the IDSs and senior subordinated notes.

        Due to the complexity and uncertainty surrounding the U.S. federal income tax treatment of subsequent issuances and exchanges of senior subordinated notes, prospective investors are urged to consult their tax advisors regarding the tax consequences to them in light of their particular circumstances. For a more complete discussion of the material U.S. federal income tax consequences of investing in the IDSs, senior subordinated notes and Class A common stock, see "Material U.S. Federal Income Tax Considerations."

What is the initial and prospective accounting treatment of the IDSs?

        There is no explicit guidance under GAAP regarding the accounting and reporting for unit securities comprised of common stock and notes like the IDSs. Any accounting followed by us for the IDSs may be subject to future scrutiny and challenge. Authoritative accounting bodies such as the Financial Accounting Standards Board, or FASB, the Emerging Issues Task Force, or EITF, or the Securities and Exchange Commission, or SEC, may issue future guidance, rules or interpretations which may require us to adjust our accounting for our IDSs. For our interpretation of the accounting treatment based on existing guidance available, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Estimates."

Summary of the Common Stock

Issuer	Merisant Worldwide, Inc.
Shares of Class A common stock to be outstanding following the offering shares (or shares if the underwriters exercise their over-allotment option in full). Our bylaws will provide that, as long as any IDSs are outstanding, we may only issue additional shares of Class A common stock as part of IDSs and pursuant to a registration statement that has been declared effective by the SEC.
Shares of Class B common stock to be outstanding following the offering	shares (or shares if the underwriters exercise their over-allotment option in full).
Total shares of common stock to be outstanding following the offering	shares (or shares if the underwriters exercise their over-allotment option in full).
Voting rights
Subject to applicable law, each outstanding share of our Class A and Class B common stock will carry one vote per share and will vote together as a single class on all matters presented to the stockholders for a vote, except that so long as our existing financial investor, together with its affiliates, beneficially owns 5% or more of the outstanding shares of Class A and Class B common stock in the aggregate on a fully-diluted basis, the holders of our Class B common stock will have the exclusive right to elect two directors to the board of directors.
Listing
Our shares of Class A common stock will not be listed for separate trading on any exchange or automated quotation system until a sufficient number of shares is held separately and not in the form of IDSs as may be necessary to satisfy any applicable requirements for separate trading on any exchange or automated quotation system on which the IDSs are then trading. If more than the required number of our outstanding shares of Class A common stock are no longer held in the form of IDSs for a period of 30 consecutive trading days, we will apply to list the shares of our Class A common stock for separate trading on any exchange or automated quotation system on which the IDSs are then trading. The shares of our Class A common stock will be freely tradable without restriction or further registration under the Securities Act, unless they are purchased by "affiliates" as that term is defined in Rule 144 under the Securities Act. We do not expect to list our shares of Class B common stock for separate trading on any exchange or automated quotation system and the shares of Class B common Stock will have limitations on their transferability.

Dividends
Holders of our Class A common stock and the holders of our Class B common stock will receive quarterly dividends on our Class A common stock and Class B common stock, respectively, if and to the extent dividends are declared by our board of directors and permitted by applicable law and the terms of our then outstanding indebtedness. Specifically, we expect that the senior subordinated notes indenture and our new senior credit facility will each restrict our ability to declare and pay dividends on our Class A and Class B common stock as described in detail under "Dividend Policy and Restrictions."

Upon the completion of this offering, our board of directors intends to adopt a dividend policy which reflects our judgment that our stockholders would be better served if we distributed the cash generated by our company in excess of operating needs and reserves, interest and principal payments on indebtedness, and capital expenditures sufficient to maintain our properties and other assets to them instead of retaining it in our business. We intend to make our first dividend payment on January 15, 2005 based on a quarterly dividend level of $ per share of Class A common stock and Class B common stock and including an additional amount for the partial period commencing on the closing of this offering and ending on September 30, 2004. We intend to continue to pay quarterly dividends at a rate of $ per share of Class A common stock and Class B common stock through the first full year following the completion of this offering. However, our dividend policy is subject to adjustment by our board at its sole discretion. In the event of any reduction in the cash available for dividends, the dividend on the Class A common stock and the Class B common stock will be reduced proportionately.

Dividend payments are not mandatory or guaranteed and holders of our common stock do not have any legal right to receive, or require us to pay, dividends. Furthermore, our board of directors may, in its sole discretion, amend or repeal this dividend policy with respect to the Class A and Class B common stock at any time. Our board of directors may decrease the level of dividends for the Class A and Class B common stock below the expected dividend rate set forth above or discontinue entirely the payment of dividends. See "Dividend Policy and Restrictions" and "Risk Factors—We are not required to pay dividends and therefore you may not receive the level of dividends provided for in the dividend policy our board of directors intends to adopt upon the completion of this offering, or any dividends at all."

Dividend payment dates
If declared, dividends on our Class A and Class B common stock will be paid quarterly on January 15, April 15, July 15 and October 15 to holders of record on the preceding January 10, April 10, July 10 and October 10, respectively.
Rights to exchange shares of Class B common stock for IDSs
Holders of our Class B common stock have agreed to restrictions on the transferability of the Class B common stock. Beginning on the 181st day after the consummation of this offering, holders of our Class B common stock will have the right to exchange their Class B common stock for the equivalent value of IDSs under certain circumstances. However, until the second anniversary of the consummation of this offering, the shareholders agreement will restrict the holders of our Class B common stock from exercising such exchange right if following the exchange the holders of our Class B common stock would hold less than shares. See "Description of Capital Stock."

Summary of the Senior Subordinated Notes

Issuer	Merisant Worldwide, Inc.
Senior subordinated notes represented by IDSs being offered to the public	$ million aggregate principal amount (or $ million aggregate principal amount if the underwriters exercise their over-allotment option in full).
Senior subordinated notes being offered to the public separately (not in the form of IDSs)	$ million aggregate principal amount.
Senior subordinated notes to be outstanding following the offering	$299.0 million aggregate principal amount (or $331.0 million aggregate principal amount if the underwriters exercise their over-allotment option in full).
Interest rate	% per annum.
Interest payment dates
Interest will be paid quarterly in arrears on January 15, April 15, July 15 and October 15 of each year, commencing January 15, 2005, to holders of record on the 10th day of each such month, or, if such day is not a business day, the last business day immediately preceding such day of such month.
Interest deferral
Prior to , 2009, we may, subject to certain restrictions, defer interest payments on our senior subordinated notes on one or more occasions for up to eight quarters in the aggregate. In addition, after , 2009, but before , 2014 and after , 2014, but before , 2019, we may, subject to certain restrictions, defer interest payments on our senior subordinated notes on one or more occasions, provided that no more than three quarters of interest may be deferred during either such period.

No later than , 2009, we will pay in full all interest deferred prior to , 2009 (together with accrued interest thereon). No later than , 2014, we will pay in full all interest deferred after , 2009 and prior to , 2014 (together with accrued interest thereon).
We will pay in full all interest deferred after , 2014 (together with accrued interest thereon) no later than , 2019, the maturity date of the senior subordinated notes.

During any interest deferral period and so long as any deferred interest or interest on deferred interest remains outstanding, we will not be permitted to make any payment of dividends on our capital stock. For a detailed description of interest deferral provisions of the indenture, see "Description of the Senior Subordinated Notes—Terms of the Notes—Interest Deferral."

In the event that interest payments on the senior subordinated notes are deferred, you would be required to include stated interest in your income for U.S. federal income tax purposes on an economic accrual basis, possibly before the receipt of corresponding cash interest payments. See "Material U.S. Federal Income Tax Considerations."

We expect that our new senior credit facility will restrict our ability to pay interest on the senior subordinated notes in certain circumstances as further described under "Description of Certain Indebtedness" and "Description of the Senior Subordinated Notes—Terms of the Notes—Interest Deferral."
Maturity date	The senior subordinated notes will mature on , 2019.
Optional redemption
We may, at our option, redeem the senior subordinated notes on the terms and at the prices set forth in the indenture governing the senior subordinated notes. If the senior subordinated notes are redeemed in whole or in part, all senior subordinated notes and Class A common stock represented by each IDS will automatically separate and will no longer be combinable into IDSs following such separation. See "Description of the Senior Subordinated Notes—Optional Redemption."
Change of control
Upon the occurrence of a change of control, as defined under "Description of the Senior Subordinated Notes—Change of Control," each holder of senior subordinated notes will have the right to require us to repurchase that holder's senior subordinated notes at a price equal to 101% of the principal amount of the senior subordinated notes being repurchased, plus any accrued but unpaid interest to but not including the repurchase date. If senior subordinated notes are held in the form of IDSs, in order to exercise that right, a holder of IDSs must separate its IDSs into the shares of Class A common stock and senior subordinated notes represented thereby and hold the senior subordinated notes separately.

Guarantees
The senior subordinated notes will be fully and unconditionally guaranteed, on an unsecured senior subordinated basis, by each of our direct and indirect wholly-owned domestic subsidiaries existing on the closing of this offering and each of our future wholly-owned domestic subsidiaries. The guarantees will be subordinated to the guarantees issued by the subsidiary guarantors under the new senior credit facility.
Ranking
We are a holding company and derive all of our operating income and cash flow from our subsidiaries. The senior subordinated notes will be our and any guarantor's unsecured senior subordinated indebtedness, will be subordinated in right of payment to all our and any guarantor's existing and future senior indebtedness, including the borrowings under and all guarantees of the new senior credit facility. The senior subordinated notes and guarantees will rank pari passu in right of payment with all of our and any guarantor's existing and future senior subordinated indebtedness and trade payables except for the impact of the contractual subordination provided in the indenture governing the senior subordinated notes which may have the effect of causing the senior subordinated notes to receive less, ratably, than other creditors that are not subject to contractual subordination, and except for statutory priorities provided under the U.S. federal bankruptcy code or other applicable bankruptcy, insolvency and other laws dealing with creditors rights generally. The senior subordinated notes will also be effectively subordinated to any of our and any guarantor's secured indebtedness to the extent of the value of the assets securing the indebtedness. Because we are a holding company, the senior subordinated notes will be structurally subordinated to all indebtedness, including trade payables, of our non-guarantor subsidiaries.

The indenture governing the senior subordinated notes will permit us and our subsidiaries to incur additional indebtedness, including senior indebtedness, subject to specified limitations. On a pro forma basis as of March 31, 2004:
• we would have had no senior or pari passu indebtedness outstanding except for trade payables of approximately $0.1 million and our guarantee under the new senior credit facility, as described below;
•
Merisant would have had $220.0 million aggregate principal amount of senior indebtedness outstanding under the new senior credit facility and an additional $35.0 million of availability under the new revolving facility, all of which would have been guaranteed on a senior basis by us and Merisant's domestic guarantors;

•
in addition to the senior indebtedness described above, our guarantor subsidiaries would have had an aggregate of $17.0 million of pari passu indebtedness outstanding, consisting entirely of trade payables; and
	•	the total liabilities of our non-guarantor subsidiaries (other than liabilities owed to us or the guarantors) would have been approximately $19.9 million, including trade payables.
Restrictive covenants	The indenture governing the senior subordinated notes will restrict our ability and certain of our subsidiaries' ability to, among other things:
	•	incur additional indebtedness;
	•	layer indebtedness;
	•	pay dividends or make other distributions;
	•	repurchase or redeem capital stock;
	•	make investments or other restricted payments;
	•	create liens;
	•	enter into transactions with our affiliates;
	•	sell assets or shares of capital stock of our subsidiaries;
	•	restrict dividend or other payments to us from our subsidiaries; and
	•	merge, consolidate or transfer substantially all of our assets.

The indenture will also prohibit certain restrictions on distributions from our restricted subsidiaries. Absent certain conditions, such as a default in the payment of interest, there will be no restriction in the indenture, however, on our ability to issue additional senior subordinated notes in connection with the issuance of additional IDSs so long as the ratio of the aggregate principal amount of the additional senior subordinated notes to the number of the additional shares of Class A common stock included in such IDSs will not exceed the equivalent ratio represented by the then existing IDSs and separate senior subordinated notes. In addition, all the limitations and prohibitions described above are subject to a number of other important qualifications and exceptions described under "Description of the Senior Subordinated Notes—Certain Covenants."
Listing	We do not currently anticipate that our senior subordinated notes will be listed separately on any exchange or automated quotation system.

Risk Factors

        You should carefully consider the information under the heading "Risk Factors" and all other information in this prospectus before investing in the IDSs and the shares of our Class A common stock and senior subordinated notes represented by the IDSs.

Summary of Consolidated Financial and Operating Data

        The following table shows our summary historical consolidated financial data for the period from March 17, 2000 (our date of inception) to December 31, 2000, the years ended December 31, 2001, 2002 and 2003 and the three months ended March 31, 2003 and 2004, as well as our summary balance sheet and other financial data at March 31, 2004 on an as adjusted basis and for the year ended December 31, 2003 and the three months ended March 31, 2004 on a pro forma basis to reflect the impact of the Transactions (other than the payments under our existing management incentive plans). Our summary historical consolidated financial data for the period from March 17, 2000 to December 31, 2000 and the years ended December 31, 2001, 2002 and 2003 were derived from our audited consolidated financial statements. Our summary historical consolidated financial data as of March 31, 2004 and for the three months ended March 31, 2003 and 2004 were derived from our unaudited consolidated financial statements which, in the opinion of our management, include all normal, recurring adjustments necessary for the fair presentation of our financial condition and results of operations for the periods then ended. This summary consolidated financial data should be read in conjunction with, and is qualified in its entirety by, "Use of Proceeds," "Capitalization," "Selected Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and accompanying notes included elsewhere in this prospectus.

		Year Ended December 31,			Three Months Ended March 31,
	Period From March 17, 2000 to December 31, 2000
		2001	2002	2003	2003	2004
	(in millions, except percentages and ratios)
Operating Data:
Net sales	$278.4	$343.1	$349.6	$352.3	$75.5	$77.8
Cost of sales	109.5	134.6	134.5	138.0	30.6	31.0

Gross profit	168.9	208.5	215.1	214.3	44.9	46.9
Operating expenses	130.1	151.1	140.8	147.2	35.3	38.8

Income from operations	38.9	57.4	74.2	67.1	9.6	8.1
Interest expense, net	36.2	42.2	33.6	37.7	7.4	13.3
Cost of refinancing	—	—	7.1	29.8	—	—
Euro-denominated loan foreign exchange loss	—	—	—	5.2	—	—
Other (income) expense, net	(0.3)	1.5	0.6	(7.6)	0.7	(1.2)
Provision for income taxes	5.1	7.4	8.1	19.7	0.7	0.4

Net income (loss)	$(2.2)	$6.3	$24.7	$(17.6)	$0.9	$(4.5)

Other Financial Data:
Depreciation and amortization	$33.7	$44.7	$38.3	$33.2	$7.9	$8.0
Capital expenditures	8.8	15.4	7.1	6.0	1.0	2.2
Ratio of earnings to fixed charges(1)	1.1x	1.3x	1.9x	1.1x	1.1x	0.7x
Supplemental Data:
Bank EBITDA(2)	$93.5	$115.0	$115.6	$110.2	$17.0	$17.3
Bank EBITDA margin(2)	34%	34%	33%	31%	22%	22%

	At March 31, 2004
	Actual	As Adjusted
	(in millions)
Balance Sheet Data:
Cash and cash equivalents	$11.4	$
Working capital(3)	49.4
Total assets	563.0
Total debt(4)	542.2
Pro Forma
	Year Ended December 31, 2003		Three Months Ended March 31, 2004
Ratio of earnings to fixed charges		x		x
Ratio of Bank EBITDA to pro forma cash interest expense		x		x
Ratio of pro forma total debt to Bank EBITDA		x		x
Pro forma cash interest expense(5)	$		$

(1)
For the three months ended March 31, 2004, fixed charges exceeded earnings by $4.1 million.

(2)
"Bank EBITDA" as presented herein is the measure upon which the covenants contained in our new senior credit facility and the indenture governing the senior subordinated notes are measured. Bank EBITDA excludes interest expense, income tax expense and depreciation and amortization, as well as items such as expenses related to start-up costs, restructuring expenses and other non-cash items.

  The following table illustrates the reconciliation of Bank EBITDA to cash flow from operating activities, which management believes is the most nearly equivalent GAAP measure. The adjustments set forth below are those relevant to the periods presented.

		Year Ended December 31,			Three Months Ended March 31,
	Period From March 17, 2000 to December 31, 2000
		2001	2002	2003	2003	2004
	(in millions)
Net cash provided by operating activities	$69.9	$42.5	$55.9	$68.4	$15.1	$6.9
Provision for income taxes, net of deferred income tax provision	6.8	5.4	3.8	9.8	1.2	0.7
Interest expense, net of non-cash interest expense	33.7	39.2	31.0	34.1	6.7	10.3
Cash costs of refinancing	—	—	5.3	—	—	—
Start-up expenses(a)	20.7	13.7	0.7	—	—	—
Restructuring expenses(b)	—	0.7	2.3	8.0	0.1	1.2
Other non-cash items(c)	—	—	0.7	(0.2)	—	—
Equity in income (loss) of affiliates	—	0.4	0.1	(0.1)	0.1	—
Net change in operating assets and liabilities	(37.6)	13.1	15.7	(9.8)	(6.3)	(1.8)

Bank EBITDA	$93.5	$115.0	$115.6	$110.2	$17.0	$17.3

  (a)
  Start-up expenses, which we expense as incurred, are costs incurred in connection with the organization of our company. We include start-up expenses as operating expenses in the accompanying consolidated statements of operations and comprehensive loss.

  (b)
  During July 2001, we announced that as a result of our evaluation of strategic options, we would immediately begin implementing a plan designed to improve both financial results and the long-term value of the business. We announced a subsequent phase of this plan in June 2002. The charges principally relate to planned employee termination costs that have been announced in each of the respective periods. The restructuring liability as of the end of each period is included in accrued expenses and other liabilities in our consolidated balance sheets. Restructuring expenses for the year ended December 31, 2003 include a non-cash component of $0.3 million, which is excluded from restructuring expenses for the purpose of reconciling net cash provided by operating activities to Bank EBITDA.

  (c)
  Other non-cash items consist of certain non-cash expenses (income) that are not included in our definition of Bank EBITDA.

  Bank EBITDA is presented herein because we believe it a useful supplement to cash flow from operating activities in understanding cash flows generated from operations that are available for tax, debt service and capital expenditures. The covenants contained in our new senior credit facility and the indenture governing the senior subordinated notes contain ratios based on this measure of Bank EBITDA. For example, we are required to defer interest on the senior subordinated notes unless our ratio of Bank EBITDA to interest expense exceeds 1.50:1.00 under our new senior credit facility. If our Bank EBITDA were to decline below certain levels, covenants in our indebtedness that are based on Bank EBITDA, including interest coverage ratio and leverage ratio, could result in, among other things, a default or mandatory prepayment under our new senior credit facility, our inability to pay dividends or a requirement that we defer interest payments on the senior subordinated notes. These covenants are summarized under "Description of Certain Indebtedness" and "Description of the Senior Subordinated Notes." However, Bank EBITDA is not a measure of liquidity under GAAP. Accordingly, while providing useful information, this measure should not be considered in isolation from, or as a substitute for, consolidated statement of cash flow data prepared in accordance with GAAP as an indication of our liquidity. In addition, the Bank EBITDA measure presented may differ from, and may not be comparable to, similarly titled measures used by other companies. Bank EBITDA margin represents Bank EBITDA as a percentage of net sales.

(3)
Working capital is defined as total current assets minus total current liabilities.

(4)
Excludes capital lease obligations of $0.4 million at March 31, 2004.

(5)
Pro forma cash interest expense is an estimate of what our cash interest expense would have been for the three months ended March 31, 2004, giving effect to the Transactions. Timing differences relating to the payment of interest could affect this amount substantially as cash paid for interest is calculated on a cash paid basis and not on an accrual basis.

RISK FACTORS

        Before you invest in our IDSs and our senior subordinated notes, you should carefully consider the risk factors set forth below as well as the other information contained in this prospectus. The risks described below are not the only risks facing us. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business operations. Any of the following risks could materially and adversely affect our business, consolidated financial condition, results of operations or liquidity. In such case, you may lose all or part of your original investment.

Risks Related to the IDSs, the Shares of our Class A Common Stock and our Senior Subordinated Notes

        We are not required to pay dividends and therefore you may not receive the level of dividends provided for in the dividend policy our board of directors intends to adopt upon the completion of this offering, or any dividends at all.

        Upon the completion of this offering, our board of directors intends to adopt a dividend policy under which substantially all of the cash generated by our business in excess of operating needs and reserves will be distributed to the holders of our common stock. Under our dividend policy, we intend to pay quarterly dividends at a rate of $          per share of Class A and Class B common stock through the first full year following the completion of this offering. See "Dividend Policy and Restrictions." This represents          % of the total amount of interest and dividends expected to be paid to holders of IDSs in the first full year following the completion of this offering. However, dividend payments are not mandatory or guaranteed and holders of our common stock do not have any legal right to receive, or require us to pay, dividends. Furthermore, our board of directors may, in its sole discretion, amend or repeal the dividend policy it intends to adopt upon the completion of this offering. Our board of directors may decrease the level of dividends provided for in this dividend policy or entirely discontinue the payment of dividends. Future dividends with respect to shares of our common stock, if any, will depend on, among other things, our results of operations, cash requirements, financial condition, contractual restrictions, business opportunities, provisions of applicable law and other factors that our board of directors may deem relevant. The indenture governing our senior subordinated notes, as well as our new senior credit facility, will contain significant restrictions on our ability to make dividend payments. In addition, certain provisions of the Delaware General Corporation Law may limit our ability to pay dividends. The reduction or elimination of dividends may negatively affect the market price of the IDSs.

        Our dividend policy may negatively impact our ability to finance our working capital requirements, capital expenditures or operations.

        Upon the completion of this offering, our board of directors intends to adopt a dividend policy under which substantially all of the cash generated by our business in excess of operating needs and reserves will be distributed to the holders of our common stock. As a result, we may not retain a sufficient amount of cash to finance growth opportunities or unanticipated capital expenditure needs or to fund our operations in the event of a significant business downturn. We may have to forego growth opportunities or capital expenditures that would otherwise be necessary or desirable if we do not find alternative sources of financing. If we do not have sufficient cash for these purposes, our financial condition and our business will suffer.

        If we have insufficient cash flow to cover the expected dividend payments under the dividend policy to be adopted by our board of directors we would need to reduce or eliminate dividends or, to the extent permitted under the terms of our new senior credit facility and the indenture governing our senior subordinated notes, fund a portion of our dividends with additional borrowings.

        For the quarter ended March 31, 2004, our net cash provided by operating activities was $6.9 million. If our net cash provided by operating activities for future periods were to fall below our minimum expectations (or if our assumptions as to capital expenditures or interest expense were too low or our assumptions as to the sufficiency of our new senior credit facility to finance our working capital needs were to prove incorrect), we would need either to reduce or eliminate dividends or, to the extent permitted under the indenture governing our senior subordinated notes and the terms of our new revolving facility, fund a portion of our dividends with borrowings or from other sources. If we were to use working capital or permanent borrowings to fund dividends, we would have less cash and/or borrowing capacity available for future dividends and other purposes, which could negatively impact our financial condition, our results of operations and our ability to maintain or expand our business.

        Our amended and restated certificate of incorporation authorizes us to issue without stockholder approval preferred stock that may be senior to our common stock in right of dividend payment.

        Our amended and restated certificate of incorporation authorizes the issuance of preferred stock without stockholder approval and upon such terms as the board of directors may determine. The rights of the holders of shares of our common stock will be subject to, and may be adversely affected by, the rights of holders of any class or series of preferred stock that may be issued in the future. The right of the holders of our common stock to receive dividends as they may be lawfully declared from time to time by our board of directors is subject to any preferential rights that we may grant to the holders of preferred stock that we may issue. The terms of any preferred stock we issue may place restrictions on the payment of dividends to the holders of our common stock. If we issue preferred stock that is senior to our common stock in right of dividend payment, and our cash flows from operations or surplus are insufficient to support dividend payments to the holders of preferred stock and to the holders of IDSs and Class A common stock, we may be forced to reduce or eliminate dividends to the holders of IDSs and Class A common stock.

        Our substantial indebtedness could restrict our ability to pay interest and principal on the senior subordinated notes, pay dividends with respect to shares of our Class A common stock, and impact our financing options and liquidity position.

        We currently have and following this offering and the other Transactions will continue to have a significant amount of indebtedness. At                        , 2004, after giving pro forma effect to this offering and the other Transactions, we would have had approximately $             million of senior indebtedness and $             million of subordinated indebtedness (and $             million if the over-allotment option is exercised), and a ratio of total debt to Bank EBITDA of            . Assuming that the Transactions had occurred on January 1, 2004, our annual interest expense related to our senior indebtedness and our subordinated indebtedness (assuming no exercise of the underwriters' over-allotment option) would be approximately $         million in 2004.

        Our ability to pay dividends will be subject to applicable law and contractual restrictions contained in the instruments governing any indebtedness of ours and our subsidiaries. Our substantial indebtedness could:

  •
  require us to dedicate a substantial portion of our cash flow from operations to payments in respect of our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, potential acquisition opportunities, a level of marketing necessary to maintain our current level of sales and other general corporate purposes as well as to pay dividends on our Class A and Class B common stock;

  •
  increase the amount of interest expense that we have to pay, because some of our borrowings are at variable rates of interest, which will result in higher interest expense if interest rates increase, and, if and when we are required to refinance any of our indebtedness, an increase in interest rates would also result in higher interest expense;

  •
  increase our vulnerability to adverse general economic or industry conditions;

  •
  require refinancing, which we may not be able to do on reasonable terms;

  •
  limit our flexibility in planning for, or reacting to, competition and/or changes in our business or the industry in which we operate;

  •
  limit our ability to borrow additional funds;

  •
  restrict us from making strategic acquisitions or necessary divestitures, introducing new brands and/or products or exploiting business opportunities;

  •
  make it more difficult for us to satisfy our obligations under the senior subordinated notes;

  •
  place us at a competitive disadvantage compared to our competitors that have less debt and/or more financial resources; and

  •
  cause the senior subordinated notes to be treated as equity for United States federal income tax purposes, with interest treated as dividends to the extent of current or accumulated earnings and profits and no interest deduction for the company.

        Despite our level of indebtedness, we will be permitted to incur substantially more debt. This could further exacerbate the risks described above.

        We and our subsidiaries may be able to incur substantial additional indebtedness in the future. While we expect that our new senior credit facility will contain covenants that will restrict our ability to incur additional debt, we anticipate that these restrictions will be subject to a number of qualifications and exceptions. In addition, the indenture governing the senior subordinated notes will permit issuances of additional senior subordinated notes under the indenture under certain circumstances. Any additional debt incurred by us could increase the risks associated with our substantial leverage.

        Subject to certain limitations, we may defer interest on our senior subordinated notes at any time at our option. If we defer interest we will not be permitted to make any payment of dividends on our Class A common stock so long as any deferred interest or interest on deferred interest remains outstanding.

        Prior to 2009, subject to certain limitations, we may, at our option, defer interest payments on the senior subordinated notes, and such deferred interest will not be required to be repaid until            , 2009. Consequently, you may be owed a substantial amount of deferred interest that will not be due and payable until such date. In addition, after                        , 2009 and prior to            , 2014, and again after            , 2014 and prior to            , 2019, subject to certain limitations, we may, at our option, defer interest on the senior subordinated notes, and such deferred interest will not be required to be repaid until            , 2014 and            , 2019, respectively. Consequently, you may be owed a substantial amount of deferred interest that will not be due and payable until such dates. During any interest deferral period and so long as any deferred interest or interest on deferred interest remains outstanding, we will not be permitted to make any payment of dividends with respect to our Class A common stock.

        We may not generate sufficient funds from operations to pay our indebtedness at maturity or upon the exercise by holders of their rights upon a change of control.

        Prior to the maturity of our senior subordinated notes, we will not be required to make any payments of principal on our senior subordinated notes. Moreover, upon the completion of this offering, our board of directors intends to adopt a dividend policy with respect to our common stock pursuant to which cash generated by our company in excess of operating needs and reserves, interest and principal payments on indebtedness, and capital expenditures sufficient to maintain our properties and other assets would in general be distributed as regular quarterly cash dividends to the holders of our common stock. We may not generate or retain sufficient funds from operations to repay the principal amount of our indebtedness at maturity or in case you exercise your right to require us to purchase your senior subordinated notes upon a change of control. We may therefore need to refinance our debt or raise additional capital. These alternatives may not be available to us when needed or on satisfactory terms due to prevailing market conditions, a decline in our business or restrictions contained in our senior debt obligations.

        We will be subject to restrictive debt covenants that limit our business flexibility by imposing operating and financial restrictions on our operations.

        The agreements governing our indebtedness impose significant operating and financial restrictions on us. These restrictions prohibit or limit our ability and certain of our subsidiaries' ability to, among other things:

  •
  incur additional indebtedness;

  •
  layer indebtedness;

  •
  pay dividends or make other distributions;

  •
  repurchase or redeem capital stock;

  •
  make investments or other restricted payments;

  •
  create liens;

  •
  enter into transactions with our stockholders and affiliates;

  •
  sell assets or shares of capital stock of our subsidiaries;

  •
  restrict dividend or other payments to us from our subsidiaries; and

  •
  merge, consolidate or transfer substantially all of our assets.

        In addition, we expect that the new senior credit facility will include other and more restrictive covenants and prohibit us from prepaying our other indebtedness, including the senior subordinated notes, while senior indebtedness is outstanding. We expect that the new senior credit facility will require us to maintain specified financial ratios and satisfy financial condition tests.

        Our ability to comply with the ratios or tests may be affected by events beyond our control, including prevailing economic, financial and industry conditions. A breach of any of these covenants, ratios or tests could result in a default under the new senior credit facility and/or the senior subordinated notes indenture. We expect certain events of default under the new senior credit facility would prohibit us from making payments on the senior subordinated notes, including payment of interest when due. In addition, upon the occurrence of an event of default under the new senior credit facility, the lenders could elect to declare all amounts outstanding under the new senior credit facility, together with accrued interest, to be immediately due and payable. If we were unable to repay those amounts, the lenders could proceed against the security granted to them to secure that indebtedness. If the lenders accelerate the payment of the indebtedness, our assets may not be sufficient to repay in full this indebtedness and our other indebtedness, including the senior subordinated notes.

        To service our indebtedness, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control. We may not be able to repay or refinance the senior subordinated notes or the new senior credit facility upon terms acceptable to us if at all, and our business flexibility may be limited.

        Our ability to make payments on and to refinance our indebtedness, including the senior subordinated notes, and to fund planned capital expenditures will depend on our ability to generate cash flow from operations in the future. In addition, our ability to fund working capital, other capital expenditures, potential acquisitions opportunities, a level of marketing necessary to maintain our current level of sales and other general corporate purposes will depend on our ability to generate future cash flows. This ability, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

        Prior to the maturity of our senior subordinated notes, we will not be required to make any payments of principal on our senior subordinated notes. Moreover, upon the completion of this offering, our board of directors intends to adopt a dividend policy with respect to our common stock pursuant to which cash generated by our company in excess of operating needs and reserves, interest and principal payments on indebtedness, and capital expenditures sufficient to maintain our properties and other assets would, in general, be distributed as regular quarterly cash dividends to the holders of our common stock.

        Our ability to continue to expand our business will, to a certain extent, be dependent upon our ability to borrow funds under our new revolving facility and to obtain other third-party financing, including through the sale of IDSs or other securities. Our business may not generate sufficient cash flow from operations and future borrowings may not be available to us in an amount sufficient to enable us to pay our indebtedness, including the senior subordinated notes, or to fund our other liquidity needs. We expect that we will refinance our new senior credit facility at or prior to maturity, which will be substantially prior to the maturity date of the senior subordinated notes. If we are unable to refinance any of our indebtedness, including our new senior credit facility, on commercially reasonable terms or at all, we would be forced to seek other alternatives, including negotiations with our lenders or noteholders to restructure the applicable debt, and our business and/or your investment in the IDSs, senior subordinated notes or Class A common stock may be adversely affected.

        We are a holding company with no operations of our own and depend on our subsidiaries for cash.

        We are a holding company and all of our assets are held by our direct and indirect subsidiaries and we will rely on dividends and other payments or distributions from our subsidiaries to meet our debt service obligations and to enable us to pay dividends. We currently have no significant assets other than the equity interests of our subsidiaries. The stock of our domestic subsidiaries will be pledged as collateral to the lenders under the new revolving facility, which we will guarantee. The ability of our subsidiaries to pay dividends or make other payments or distributions to us will depend on their respective operating results and may be restricted by, among other things, the laws of their jurisdiction of organization (which may limit the amount of funds available for the payment of dividends), agreements of those subsidiaries, the terms of our new senior credit facility and the covenants of any future outstanding indebtedness we or our subsidiaries incur.

        Furthermore, our subsidiaries do not have any obligation to pay amounts due on the senior subordinated notes or to make funds available to us for these payments, unless they are guarantors of the senior subordinated notes. None of our foreign affiliates is an obligor or guarantor in respect of the senior subordinated notes. Only our domestic subsidiaries are guarantors of the senior subordinated notes. As a result, if we default on our obligations under the senior subordinated notes, you will not have any claims against any of our foreign affiliates. For the year ended December 31, 2003, our foreign affiliates provided approximately $193.6 million, or 55%, of our consolidated revenues, $34.5 million of our operating income, and $56.3 million of our Bank EBITDA. As of December 31, 2003, the total liabilities of our non-guarantor subsidiaries were $39.6 million. In addition, the indenture governing the senior subordinated notes allows us to create new foreign subsidiaries and invest in our foreign subsidiaries, all of whose assets you would not have any claim against. Although the indenture restricts the ability of our subsidiaries to incur additional indebtedness, those restrictions are subject to exceptions. See "Despite our level of indebtedness, we will be permitted to incur substantially more debt. This could further exacerbate the risks described above."

        We may amend our new senior credit facility, or we may enter into new agreements that govern our senior indebtedness. The amended or new terms may significantly affect our ability to pay interest and dividends to IDS holders.

        We expect our new senior credit facility will contain significant restrictions on our ability to pay interest on the senior subordinated notes or to pay dividends on the shares of Class A and Class B common stock based on meeting specified financial ratios, and compliance with other conditions, as described in detail under "Description of Certain Indebtedness—New Senior Credit Facility." As a result of general economic conditions, conditions in the lending markets, the results of our business or for any other reason, we may elect or be required to amend or refinance our new senior credit facility, at or prior to maturity, or enter into additional agreements for senior indebtedness. Regardless of any protection you have in the indenture governing the senior subordinated notes, any such amendment, refinancing or additional agreement may contain covenants which could limit in a significant manner our ability to pay interest payments and dividends to you.

        The indenture governing our senior subordinated notes and our new senior credit facility will permit us to pay a significant portion of our cash flow from operations to stockholders in the form of dividends, which could limit our ability to satisfy our obligations under the senior subordinated notes.

        Although we expect the indenture governing our senior subordinated notes and our new senior credit facility will have some limitations on our payment of dividends, they will permit us to pay a significant portion of our cash flow from operations to stockholders in the form of dividends and, following completion of this offering, we intend to pay quarterly dividends as described herein. Specifically, the indenture governing our senior subordinated notes permits us to use up to    % of our excess cash (which is Bank EBITDA minus the sum of cash income tax expense, cash interest expense and certain capital expenditures) for the four most recent fiscal quarters plus certain incremental funds described in the indenture for the payment of dividends, as more fully described in "Description of the Senior Subordinated Notes—Certain Covenants—Limitation on Restricted Payments." The new senior credit facility (subject to certain financial ratio requirements) will permit us to use up to    % of our available cash, as defined in the new senior credit facility and described in detail in "Description of Certain Indebtedness—New Senior Credit Facility" to fund payments of interest on the senior subordinated notes and up to    % of our distributable cash, as so defined and described, to fund dividends on our shares of common stock. Any amounts paid by us in the form of dividends will not be available in the future to satisfy our obligations under the subordinated notes.

        The realizable value of our assets upon liquidation may be insufficient to satisfy claims.

        At March 31, 2004 our total assets included intangible assets in the amount of $378.1 million, representing approximately 67% of our total consolidated assets. The value of these intangible assets will continue to depend significantly upon the continued profitability of the respective brands. As a result, in the event of a default on our senior subordinated notes or any bankruptcy or dissolution of our company, the realizable value of these assets may be substantially lower and may be insufficient to satisfy the claims of our creditors.

        Because of the subordinated nature of the notes, holders of our senior subordinated notes may not be entitled to be paid in full, if at all, in a bankruptcy, liquidation or reorganization or similar proceeding.

        As a result of the subordinated nature of our notes and related guarantees, upon any distribution to our creditors or the creditors of the subsidiary guarantors in bankruptcy, liquidation or reorganization or similar proceeding relating to us or the subsidiary guarantors or our or their property, the holders of our senior indebtedness and senior indebtedness of the subsidiary guarantors will be entitled to be paid in full in cash before any payment may be made with respect to our senior subordinated notes or the subsidiary guarantees.

        In the event of a bankruptcy, liquidation or reorganization or similar proceeding relating to us or the subsidiary guarantors, holders of our senior subordinated notes will participate with all other holders of unsecured indebtedness of ours or the subsidiary guarantors similarly subordinated in the assets remaining after we and the subsidiary guarantors have paid all senior indebtedness. In any of these cases, we and the subsidiary guarantors may not have sufficient funds to pay all of our creditors, and holders of our senior subordinated notes may receive less, ratably, than the holders of senior indebtedness. On a pro forma basis as of                        , 2004, our senior subordinated notes and the

subsidiary guarantees would have ranked junior, on a consolidated basis, to $             million of outstanding new senior indebtedness. In addition, as of                         , 2004, on a pro forma basis, we would have had the ability to borrow up to an additional amount of $             million under the new senior credit facility (less amounts reserved for letters of credit), which would have ranked senior in right of payment to our senior subordinated notes.

        Holders of our senior subordinated notes will be structurally subordinated to the debt of our non-guarantor subsidiaries.

        Our present foreign subsidiaries and any future foreign or partially owned domestic subsidiaries will not be guarantors of our senior subordinated notes. As a result, no payments are required to be made to us from the assets of these subsidiaries.

        In the event of bankruptcy, liquidation or reorganization of any of the non-guarantor subsidiaries, holders of their indebtedness, including their trade creditors, would generally be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to us for payment to you. As a result, our senior subordinated notes are effectively subordinated to the indebtedness of the non-guarantor subsidiaries.

        As of December 31, 2003, our non-guarantor subsidiaries had $193.6 million in net sales and total assets of $271.2 million or 47% of our consolidated assets and total liabilities, excluding liabilities owed to us, of $39.6 million or 6% of our consolidated liabilities.

        If the guarantees of the senior subordinated notes are held to be invalid or unenforceable or are limited in accordance with their terms, the senior subordinated notes would be structurally subordinated to the debt of our subsidiaries.

        Under federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee could be voided, or claims in respect of a guarantee could be subordinated to all other debt of the guarantor, if, among other things, the guarantor, at the time that it entered into the guarantee:

  •
  issued the guarantee with the intent to delay, hinder or defraud present or future creditors; or

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  received less than reasonably equivalent value for issuing the guarantee and, at the time it issued the guarantee:

  •
  was insolvent or rendered insolvent by reason of issuing the guarantee and the application of the proceeds of the guarantee;

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  was engaged or about to engage in a business or a transaction for which the guarantor's remaining assets available to carry on its business constituted unreasonably small capital; or

  •
  intended to incur, or believed that it would incur, debts beyond its ability to pay the debts as they mature.

        In addition, any payment by the guarantor under its guarantee could be voided and required to be returned to the guarantor or to a fund for the benefit of the creditors of the guarantor or the guarantee could be subordinated to other debt of the guarantor.

        The measures of insolvency for the purposes of fraudulent transfer laws vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a person would be considered insolvent if, at the time it incurred the debt:

  •
  the sum of its debts, including contingent liabilities, was greater than the fair saleable value of its assets;

  •
  the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

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  it could not pay its debts as they become due.

        We believe that immediately after the issuance of the senior subordinated notes and the guarantees, we and each of the guarantors will be solvent, will have sufficient capital to carry on our respective businesses and will be able to pay our respective debts as they mature. However, we cannot be sure as to what standard a court would apply in making these determinations or that a court would reach the same conclusions with regard to these issues. Regardless of the standard that the court uses, we cannot be sure that the issuance by the subsidiary guarantors of the subsidiary guarantees would not be voided or the subsidiary guarantees would not be subordinated to their other debt.

        The guarantee of our senior subordinated notes by any subsidiary guarantor could be subject to the claim that, since the guarantee was incurred for our benefit, and only indirectly for the benefit of the subsidiary guarantor, the obligations of the subsidiary guarantor were incurred for less than fair consideration. If such a claim were successful and it was proven that the subsidiary guarantor was insolvent at the time the guarantee was issued, a court could void the obligations of the subsidiary guarantor under the guarantee or subordinate these obligations to the subsidiary guarantor's other debt or take action detrimental to holders of the senior subordinated notes. If the guarantee of any subsidiary guarantor were voided, our senior subordinated notes would be effectively subordinated to the indebtedness of that subsidiary guarantor.

        Interest on the senior subordinated notes may not be deductible by us for U.S. federal income tax purposes, which could significantly reduce our future cash flow and impact our ability to make interest and dividend payments.

        Based on the opinion of our special counsel, as discussed more fully below under "Material U.S. Federal Income Tax Considerations—Senior Subordinated Notes—Characterization of Senior Subordinated Notes," we believe that the senior subordinated notes (whether issued separately or as part of IDSs) should be treated as debt for U.S. federal income tax purposes. There is no authority that directly addresses the tax treatment of the IDSs, and the application to the IDSs of existing authority regarding the tax treatment of subordinated debt offered under circumstances such as the offering (i.e., offered as a unit consisting of debt and common stock) is not entirely clear. Accordingly, neither we nor our special counsel can conclude with certainty that the senior subordinated notes will be treated as debt for U.S. federal income tax purposes. The IRS may challenge our position and such challenge may be successful.

        If all or a portion of the senior subordinated notes were treated as equity rather than debt for U.S. federal income tax purposes, then a corresponding portion of the interest on the senior subordinated notes would not be deductible by us for U.S. federal income tax purposes. Our inability to deduct interest on the senior subordinated notes could materially increase our taxable income and, thus, our U.S. federal and applicable state income tax liability. This could significantly reduce our after-tax cash flow and materially and adversely impact our ability to make interest and dividend payments.

        If the senior subordinated notes were treated as equity rather than debt for U.S. federal income tax purposes, payments made to non-U.S. persons would be subject to withholding of U.S. federal income tax.

        In the case of non-U.S. persons, treatment of the senior subordinated notes as equity for U.S. federal income tax purposes would subject payments to such holders in respect of the senior subordinated notes to withholding or estate taxes in the same manner as payments made with regard to common stock and could subject us to material liability for failure to withhold taxes (and interest and possibly penalties for failure to withhold) that were not collected on payments of interest. See "Material U.S. Federal Income Tax Considerations—Consequences to Non-U.S. Holders."

        Deferral of interest payments would have adverse tax consequences for you and might adversely affect the trading price of the IDSs or the separately held senior subordinated notes.

        Merisant Worldwide will be permitted in certain circumstances to defer interest payments on the senior subordinated notes. See "Description of the Senior Subordinated Notes—Terms of the Notes—Interest Deferral." If interest payments on the senior subordinated notes are deferred, you will be required to recognize interest income for U.S. federal income tax purposes in respect of interest payments on your senior subordinated notes represented by IDSs or the separately held senior subordinated notes, as the case may be, before you receive any cash payment of this interest. Any amounts included in income with respect to the senior subordinated notes will increase your tax basis in such senior subordinated notes, and the amount of payments in respect of such amounts will reduce your tax basis in such senior subordinated notes. See "Material U.S. Federal Income Tax Considerations—Senior Subordinated Notes—Stated Interest; Deferral of Interest."

        If interest is deferred, the IDSs or the separately held senior subordinated notes may trade at a price that does not fully reflect the value of accrued but unpaid interest on the senior subordinated notes. In addition, the possibility that we might defer payments of interest on the senior subordinated notes under certain circumstances might cause the market price of the IDSs or the separately held senior subordinated notes to be more volatile than other securities that do not have this feature.

        The allocation of the purchase price of the IDSs may not be respected.

        The purchase price of each IDS must be allocated for U.S. federal income tax purposes between the share of Class A common stock and senior subordinated notes represented thereby in proportion to their respective fair market values at the time of purchase. We expect to report the initial fair market value of each share of Class A common stock as $            and the initial fair market value of each of our senior subordinated notes as $            , assuming an initial public offering price of $            per IDS, which represents the mid-point of the range set forth on the cover page of this prospectus. By purchasing IDSs, you will agree to be bound by such allocation. If this allocation is not respected, it is possible that the senior subordinated notes issued as part of the IDSs will be treated as having been issued with OID or with a reduced amount of amortizable bond premium (if the allocation to the senior subordinated notes were determined to be too high) or with amortizable bond premium or an increased amount of amortizable bond premium (if the allocation to the senior subordinated notes were determined to be too low). You generally would have to include OID in income in advance of the receipt of cash attributable to that income and would be able to elect to amortize bond premium over the term of the senior subordinated notes. See "Material U.S. Federal Income Tax Considerations—IDSs—Allocation of Purchase Price."

        If we subsequently issue senior subordinated notes with significant original issue discount, we may not be able to deduct all of the interest on those senior subordinated notes.

        It is possible that senior subordinated notes we issue in a subsequent issuance will be issued at a discount to their face amount. If as a result such notes are issued with "significant original issue discount," then such notes would be classified as "applicable high yield discount obligations," or AHYDOs, and a portion of the OID on such senior subordinated notes would be nondeductible by us and the remainder would be deductible only when paid. This treatment would have the effect of increasing our taxable income and could adversely affect our cash flow available for interest payments and distributions to our equityholders.

        Subsequent issuances of senior subordinated notes may cause you to recognize OID and subject you to other adverse consequences.

        The indenture governing the senior subordinated notes and the agreements with DTC will provide that, in the event we subsequently issue senior subordinated notes having identical terms as the senior subordinated notes offered hereby, each holder of IDSs or separately held senior subordinated notes (as the case may be) agrees that a portion of such holder's senior subordinated notes will be automatically exchanged for a portion of the subsequently issued senior subordinated notes, and the records of any record holders of senior subordinated notes will be revised to reflect such exchanges. Consequently, immediately following each such subsequent issuance and exchange, without any further action by such holder, each holder of senior subordinated notes, held as part of an IDS or separately (as the case may be), will own an inseparable unit composed of senior subordinated notes of each separate issuance in the same proportion as each other holder (and, for any such holder of IDSs, such inseparable unit composed of senior subordinated notes will be included in such holder's IDSs). However, the aggregate stated principal amount of senior subordinated notes owned by each holder will not change as a result of such subsequent issuance and exchange. It is unclear whether the exchange of senior subordinated notes for subsequently issued senior subordinated notes will result in an exchange for U.S. federal income tax purposes. It is possible that the IRS might successfully assert that such an exchange should be treated as a taxable exchange. It is also possible that the IRS might successfully assert that any resulting loss on an exchange should be disallowed under the "wash sale" rules, in which case the holder's basis in the subsequently issued senior subordinated notes would be increased to reflect the amount of the disallowed loss. Even if the exchange is not treated as a taxable event, such exchange may result in holders having to include OID in taxable income prior to the receipt of cash and other potentially adverse tax consequences to holders. See "Material U.S. Federal Income Tax Considerations."

        Following the subsequent issuance of senior subordinated notes with OID (or the issuance of senior subordinated notes thereafter) and automatic exchange, we (and our agents) will report any OID on the subsequently issued senior subordinated notes ratably among all holders of senior subordinated notes and IDSs, and each holder of senior subordinated notes and IDSs will, by purchasing senior subordinated notes and IDSs, agree to report OID in a manner consistent with this approach. However, the IRS may assert that any OID should be reported only to the persons that initially acquired such subsequently issued senior subordinated notes (and their transferees) and thus may challenge the holders' reporting of OID on their tax returns. Such a challenge could create significant uncertainties in the pricing of the IDSs and senior subordinated notes and could adversely affect the market for the IDSs and senior subordinated notes. For a discussion of these and additional tax-related risks, see "Material U.S. Federal Income Tax Considerations."

        The aggregate stated principal amount of the senior subordinated notes owned by each holder will not change as a result of such subsequent issuance and automatic exchange. However, holders of subsequently issued senior subordinated notes having OID may not be able to collect the portion of their principal face amount that represents unaccrued OID as at the acceleration or filing date in the event of an acceleration of the senior subordinated notes or our bankruptcy prior to the maturity date of the senior subordinated notes. As a result, an automatic exchange that results in a holder receiving a senior subordinated note with OID could have the effect of ultimately reducing the amount such holder can recover from us in the event of an acceleration or bankruptcy.

        The IRS may not view the interest rate on the senior subordinated notes as an arm's length rate.

        The IRS may challenge the determination that the interest rate on the senior subordinated notes represents an arm's length rate and, if this challenge were successful, any excess amount over an arm's length rate could be recharacterized as a non-deductible payment (such as a dividend) instead of an interest payment for U.S. federal income tax purposes, which could materially increase our taxable income and, thus, our U.S. federal income tax liability. We would also be liable for withholding taxes (and interest and possible penalties for failure to withhold) on any interest payments previously made by us to non-U.S. Holders that are recharacterized as dividends for U.S. federal income tax purposes. If the interest rate were determined to be less than the arm's length rate, the senior subordinated notes could be treated as issued with OID, which holders would be required to include in income over the term of the senior subordinated notes prior to the receipt of cash.

        Because of the deferral of interest provisions, the senior subordinated notes may be treated as issued with OID.

        Under applicable Treasury regulations, a "remote" contingency that stated interest will not be timely paid will be ignored in determining whether a debt instrument is issued with OID. Although there is no authority that directly describes when a contingency such as the interest deferral option described in "Description of the Senior Subordinated Notes—Terms of the Notes—Interest Deferral" should be considered "remote", based on our financial forecasts, we believe that the likelihood of deferral of interest payments on the senior subordinated notes is remote within the meaning of the Treasury regulations relating to OID. Based on the foregoing, although the matter is not free from doubt because of the lack of direct authority, the option to defer interest should not cause the senior subordinated notes to be considered to be issued with OID at the time of their original issuance.

        Under the Treasury regulations, if the option to defer any payment of interest on the senior subordinated notes were determined not to be a "remote" contingency, or if any payment of interest actually were deferred, then the senior subordinated notes would be treated as issued with OID at the time of issuance or at the time of such occurrence, as the case may be. At such time, all stated interest on the senior subordinated notes thereafter would be treated as OID as long as the senior subordinated notes remained outstanding. In such event:

  •
  you would be required to include the yield on the senior subordinated notes in income as OID on an economic accrual basis over the term of the senior subordinated notes, possibly before the receipt of the cash attributable to the OID, and without regard to your overall method of tax accounting;

  •
  actual payments of stated interest would not be reported as taxable income;

  •
  any amount of OID included in your gross income (whether or not during a deferral period) with respect to the senior subordinated notes would increase your tax basis in the senior subordinated notes; and

  •
  the amount of payments in respect of such accrued OID would reduce your tax basis in the senior subordinated notes.

        Consequently, during a deferral period, a U.S. holder would be required to continue to include OID in gross income as it accrued, even though we would not make any actual cash payments on the senior subordinated notes.

        Future changes that increase cash taxes payable by us could significantly decrease our future cash flow available to make interest and dividend payments with respect to our IDSs.

        We have been permitted and expect to continue to take certain deductions from our taxable income in computing our cash taxes. In connection with this offering and the other Transactions we have assumed that we will be able to take an aggregate of approximately $             million in incremental deductions from taxable income relating to the redemption or repayment of our outstanding indebtedness. In addition, we are able to amortize certain intangible assets within the meaning of Section 197 of the Internal Revenue Code of 1986. This enables us to amortize for tax purposes approximately $             million annually through 20    . If there is a change in U.S. federal tax policy that reduces any of these available deductions or results in an increase in our corporate tax rate, our cash taxes payable may increase, which could significantly reduce our future cash flow and impact our ability to make interest and dividend payments. As of December 31, 2003, we expect net operating loss, or NOL, carryforwards for U.S. federal income tax purposes of approximately $40 million which are available to offset future U.S. federal taxable income, if any. These NOL carryforwards will become subject to certain limitations under Section 382 of the Internal Revenue Code of 1986, as amended. The realizable amount of these NOLs could be reduced in the near term if estimates of future taxable income during future periods are reduced.

        Before this offering, there has not been a public market for our IDSs, shares of our Class A common stock or the senior subordinated notes. The price of the IDSs may fluctuate substantially, which could negatively affect IDS holders.

        None of the IDSs, the shares of our Class A common stock or senior subordinated notes has a public market history. In addition, there has not been an active market in the United States for securities similar to the IDSs. An active trading market for the IDSs may not develop in the future, and an active trading market for the shares of our Class A common stock may not develop until the senior subordinated notes are redeemed or mature, if at all. If the senior subordinated notes represented by your IDSs are redeemed or mature, the IDSs will automatically separate and you will then hold shares of our Class A common stock. We do not intend to list our senior subordinated notes on any securities exchange or automated quotation system.

        The initial public offering price of the IDSs will be determined by negotiations among us, our sponsor investor and the representatives of the underwriters and may not be indicative of the market price of the IDSs after the offering. Factors such as quarterly variations in our financial results and dividend payments, announcements by us or others, developments affecting us, our clients and our suppliers, general interest rate levels and general market volatility could cause the market price of the IDSs to fluctuate significantly.

        The limited liquidity of the trading market for the senior subordinated notes sold separately may adversely affect the trading price of the separate senior subordinated notes.

        We are separately selling $          million aggregate principal amount of senior subordinated notes, representing approximately    % of the total outstanding senior subordinated notes (including those senior subordinated notes represented by IDSs and assuming the underwriters exercise their over-allotment option in full). While the senior subordinated notes sold separately are part of the same series of notes as, and are identical to, the senior subordinated notes represented by the IDSs, at the time of the issuance of the separate senior subordinated notes, the senior subordinated notes represented by the IDSs will not be separable for at least 45 days and will not be separately tradeable until separated. As a result, the initial trading market for the senior subordinated notes sold separately will be very limited. After the holders of the IDSs are permitted to separate their IDSs, a sufficient number of holders of IDSs may not separate their IDSs into shares of our common stock and senior subordinated notes so that a sizable and more liquid trading market for the senior subordinated notes not represented by IDSs may not develop or may not develop in a timely manner. Therefore, a liquid market for the senior subordinated notes sold separately may not develop or may not develop in a timely manner, which may adversely affect the ability of the holders of the separate senior subordinated notes to sell any of their separate senior subordinated notes and the price at which these holders would be able to sell any of the senior subordinated notes sold separately.

        If interest rates rise, the trading value of our IDSs or separate senior subordinated notes may decline.

        Should interest rates rise in the future, or should the threat of rising interest rates develop, debt markets may be adversely affected. As a result, the trading value of our IDSs, senior subordinated notes and Class A common stock represented thereby or separate senior subordinated notes may decline.

        Future sales or the possibility of future sales of a substantial amount of IDSs, shares of our Class A common stock or our senior subordinated notes may depress the price of the IDSs and the shares of our Class A common stock and our senior subordinated notes.

        Future sales or the availability for sale of substantial amounts of IDSs or shares of our Class A common stock or a significant principal amount of our senior subordinated notes in the public market could adversely affect the prevailing market price of the IDSs and the shares of our Class A common stock and our senior subordinated notes and could impair our ability to raise capital through future sales of our securities.

        Upon consummation of this offering and the other Transactions, we anticipate that there will be             shares of our Class B common stock outstanding, representing approximately    % of our outstanding capital stock (or             shares of our Class B common stock, representing      % of our outstanding common stock if the underwriters' over-allotment option is exercised in full).

        The holders of our Class B common stock will have certain rights to exchange their Class B common stock for the equivalent value of IDS units under certain circumstances, which IDSs could be sold pursuant to an underwritten or other registered offering under a registration rights agreement with us. Such sales could cause a decline in the market price of the IDSs.

        We may issue shares of our Class A common stock and senior subordinated notes, which may be in the form of IDSs, or other securities from time to time in future financings or as consideration for future acquisitions and investments. In the event any such future financing, acquisition or investment is significant, the number of shares of our Class A common stock and the aggregate principal amount of senior subordinated notes, which may be in the form of IDSs, or the number or aggregate principal amount, as the case may be, of other securities that we may issue may in turn be significant. In addition, we may also grant registration rights covering those IDSs, shares of our Class A common stock, senior subordinated notes or other securities in connection with any such future financing, acquisitions and investments.

        Our certificate of incorporation and bylaws and several other factors could limit another party's ability to acquire us and deprive our investors of the opportunity to obtain a takeover premium for their securities.

        Our certificate of incorporation and bylaws contain certain provisions that may make it difficult for another company to acquire us and for you to receive any related takeover premium for your securities. For example, our certificate of incorporation authorizes the issuance of preferred stock without stockholder approval and upon such terms as the board of directors may determine. The rights of the holders of shares of our common stock will be subject to, and may be adversely affected by, the rights of holders of any class or series of preferred stock that may be issued in the future. Our amended and restated certificate of incorporation also does not allow stockholder action by written consent and requires the approval of a supermajority of our stockholders to take certain actions. We are also subject to Section 203 of the Delaware General Corporation Law, which prohibits us from engaging in a "business combination" with an "interested stockholder" for a three-year period following the time that this stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner.

        You will be immediately diluted by $            per share of Class A common stock if you purchase IDSs in this offering.

        Because there will be a net tangible book deficit for each share of Class A common stock outstanding immediately after this offering, if you purchase IDSs in this offering, based on the book value of the assets and liabilities reflected on our balance sheet, you will experience an immediate dilution of $            per share of Class A common stock represented by the IDSs which exceeds the entire price allocated to each share of Class A common stock represented by the IDSs in this offering because there will be a net tangible book deficit for each share of Class A common stock outstanding immediately after this offering. Our net tangible book deficiency as of                        , 2004, after giving effect to this offering, was approximately $             million, or $            per share of Class A common stock.

Risks Related to Our Business

        Changes in consumer preferences could decrease our revenues and cash flow.

        We are subject to the risks of evolving consumer preferences and nutritional and health-related concerns. Substantially all of our revenues are derived from the sale of low calorie tabletop sweeteners in which aspartame is the primary ingredient. To the extent that consumer preferences evolve away from low calorie tabletop sweeteners, and aspartame-based low calorie tabletop sweeteners in particular, there will be a decreased demand for our products. Consumer perception that there are low calorie tabletop sweetener alternatives that are healthier or more natural than aspartame could also decrease demand for our products. Any shift in consumer preferences away from our products, including any shift in preferences from aspartame-based products to sucralose-based products or other low calorie tabletop sweetener products, could significantly decrease our revenues and cash flows and impair our ability to pay dividends or to fulfill our obligations under the senior subordinated notes and to operate our business.

        Competition and consolidation may reduce our sales and margins.

        We operate in a highly competitive industry. We compete with companies that have greater capital resources, facilities and diversity of product lines than ours. Increased competition as to our products could result in reduced volumes and/or prices, both of which would reduce our sales and margins, and could impair our ability to pay dividends or to fulfill our obligations under the senior subordinated notes.

        Our competitors may also introduce new low-calorie sweeteners, such as has occurred with the sucralose-based low calorie tabletop sweetener, Splenda®, a product of McNeil-PPC, Inc., a Johnson & Johnson company, which could increase competition. Splenda® was introduced in Australia in 1989, Canada in 1991, Mexico in 1997, the United States and Puerto Rico in 2000 and the United Kingdom in 2003. In the three years since the introduction of Splenda® in the United States, it has gained significant market share in the U.S. retail market. To the extent that current users of our products switch to sucralose-based products, there could be a decrease in the demand for our products.

        Our margins are also under pressure from consolidation in the retail food industry in many regions of the world. In the United States, we have experienced a shift in the channels where consumers purchase our products from the higher margin retail to the lower margin club and mass merchandisers. Such consolidation may significantly increase our costs of doing business and may further result in lower sales of our products and/or lower margins on sales. In addition, increased competition from private label manufacturers of low calorie tabletop sweeteners may have a negative impact on our sales and/or margins.

        Our business may be adversely affected by our dependence upon our suppliers.

        We rely on a limited number of suppliers for our raw materials. Currently, we purchase all of our requirements for aspartame, our primary raw ingredient, from The NutraSweet Company, which we refer to as NutraSweet, pursuant to an aspartame supply agreement that expires on December 31, 2005. Our agreement with NutraSweet contains a fixed purchase requirement in 2004 that is consistent with our projected usage and that will be purchased at a fixed price. In 2005, we will purchase a significant portion of our supply from NutraSweet at a fixed price but may also purchase aspartame from other suppliers. If for any reason, NutraSweet is unable to fulfill its obligations under the aspartame supply agreement, we may be unable to meet our aspartame supply needs on terms as favorable as those we have negotiated with NutraSweet. Additionally, there are a limited number of aspartame manufacturers who have the capacity to supply our global needs and meet our quality specifications. We estimate that the current aspartame market totals approximately 14,800 metric tons per year (with a capacity of 14,900 to 16,400 metric tons per year), of which we currently consume between 600 and 700 metric tons. Failure to acquire in a timely fashion a sufficient quantity of aspartame meeting our specifications would negatively impact our production schedule and could lead to shortages in stock, both of which would have a negative impact on our earnings and cash flows and impair our ability to pay dividends or to fulfill our obligations under the senior subordinated notes and to operate our business. An increase in the price of aspartame would negatively impact our earnings and cash flows.

        Inability to protect our trademarks and other proprietary rights could damage our competitive position.

        Any infringement or misappropriation of our intellectual property could damage its value and limit our ability to compete. We rely on copyrights, trademarks, trade secrets, confidentiality provisions and licensing arrangements to establish and protect our intellectual property. We own no patents relating to aspartame or otherwise. We may have to engage in litigation to protect our rights to our intellectual property, which could result in significant litigation costs and require significant amounts of management's time.

        In a limited number of cases, we license our Equal® trademark to certain third parties for use in marketing certain of their products. We have invested substantially in the promotion and development of our trademarked brands and establishing their reputation as high-quality products. Actions taken by these parties may damage our reputation and our trademarks' value which could lead to reduced sales of our products.

        We and our affiliates have worldwide, royalty-free, exclusive licenses to the NutraSweet® mark in the tabletop sweetener category for products which contain aspartame sourced from NutraSweet. The licenses are in effect during the term of our aspartame supply agreement with NutraSweet and thereafter, subject to certain minimum purchase obligations. NutraSweet has the option to terminate the licenses upon six months' notice if we do not purchase at least 200 metric tons of aspartame from it in the calendar year then expired. Upon termination of our rights to the NutraSweet® mark, a third party, including NutraSweet, could introduce a tabletop sweetener product under the NutraSweet® brand which competes with our products.

        We believe that the formulas and blends for our products are trade secrets. We rely on security procedures and confidentiality agreements to protect this proprietary information; however, such agreements and security procedures may be insufficient to keep others from acquiring this information. Any such dissemination or misappropriation of this information could deprive us of the value of our proprietary information.

        Health-related allegations could damage consumer confidence in our products.

        Periodically, claims are made regarding the safety of aspartame consumption. Past claims include allegations that aspartame leads to neurological illnesses and other health problems. Although we believe that we have been successful in presenting scientific evidence to dispute these claims and restore consumer confidence in the face of each of these claims, there can be no assurance that we will be similarly successful if health-related allegations are made in the future. If consumers lose confidence in the safety of our products, our sales and margins would be negatively impacted.

        Product liability claims or product recalls could adversely affect our business reputation.

        The sale of food products for human consumption involves the risk of injury to consumers. Such hazards could result from:

  •
  tampering by unauthorized third parties;

  •
  product contamination;

  •
  the presence of foreign objects, substances, chemicals and other agents; or

  •
  residues introduced during the manufacturing, packaging, storage, handling or transportation phases.

        Some of the products we sell are produced for us by third parties and such third parties may not have adequate quality control standards to ensure that such products are not adulterated, misbranded, contaminated or otherwise defective. In addition, we license our brands for use on products produced and marketed by third parties, for which we receive royalties. We may be subject to claims made by consumers as a result of products manufactured by these third parties which are marketed under our brand names.

        Consumption of adulterated products may cause serious health-related illnesses and we may be subject to claims or lawsuits relating to such matters. Even an inadvertent shipment of adulterated products is a violation of law and may lead to an increased risk of exposure to product liability claims, product recalls and increased scrutiny by federal and state regulatory agencies. Such claims or liabilities may not be covered by our insurance or by any rights of indemnity or contribution which we may have against third parties. In addition, even if a product liability claim is not successful or is not fully pursued, the negative publicity surrounding any assertion that our products caused illness or injury could have a material adverse effect on our reputation with existing and potential consumers and on our brand image, all of which could negatively impact our earnings and cash flows.

        Additionally, our former facility in Fairfield, Australia manufactured certain pharmaceutical products for third parties. Our insurance coverage excludes liabilities resulting from pharmaceutical manufacturing. A claim related to a pharmaceutical product which we produced could have a significant negative impact on our earnings and cash flows and impair our ability to pay dividends or to fulfill our obligations under the senior subordinated notes and to operate our business.

        Our international operations involve the use of foreign currencies, which subjects us to exchange rate fluctuations and other currency risks.

        The revenues and expenses of our international operations generally are denominated in local currencies, which subject us to exchange rate fluctuations between such local currencies and the U.S. dollar. These exchange rate fluctuations subject us to currency translation risk with respect to the reported results of our international operations, as well as to other risks sometimes associated with international operations. In the future, we could experience fluctuations in financial results from our operations outside of the United States, and there can be no assurance we will be able, contractually or otherwise, to reduce the currency risks associated with our international operations.

        If we do not manage costs in the highly competitive tabletop sweetener industry, our profitability could decrease.

        Our success depends in part on our ability to manage costs and be efficient in the highly competitive tabletop sweetener industry. We recently completed an internal reorganization aimed at eliminating excess costs and achieving additional efficiencies and we expect to make further cost reductions in the future. If we do not continue to manage costs and achieve additional efficiencies, our profitability could decrease. In addition, following our cost reduction activities, we will have fewer internal resources with which to effectively compete against companies with greater resources than ours.

        If we fail to comply with the many laws applicable to our business, we may incur significant fines and penalties.

        Our facilities and products are subject to laws and regulations administered by the Federal Food and Drug Administration, and other federal, state, local, and foreign governmental agencies relating to the processing, packaging, storage, distribution, advertising, labeling, quality, and safety of food products. Our failure to comply with applicable laws and regulations could subject us to administrative penalties and injunctive relief, civil remedies, including fines, injunctions and recalls of our products. Our operations are also subject to regulations administered by the Environmental Protection Agency and other state, local and foreign governmental agencies. Failure to comply with these regulations can have serious consequences, including civil and administrative penalties and negative publicity.

        In addition to the possible fines and penalties discussed above, changes in laws and regulations in domestic and foreign jurisdictions, including changes in food and drug laws, accounting standards, taxation requirements (including tax rate changes, new tax laws and revised tax law interpretations) and environmental laws could have a significant adverse effect on our results of operations.

        There is no assurance that our senior management team or other key employees will remain with us.

        We believe that our ability to successfully implement our business strategy and to operate profitably depends on the continued employment of our senior management team and other key employees. If members of the management team or other key employees become unable or unwilling to continue in their present positions, the operation of our business would be disrupted and we may not be able to replace their skills and leadership in a timely manner to continue our operations as currently anticipated. We operate generally without employment agreements with, or key person life insurance on the lives of, our key personnel.

        We rely on a major distributor in our largest market.

        We have an agreement with Heinz to purchase and distribute our products to grocery and food service customers in our North American market. In 2003, purchases by Heinz represented 24% of our consolidated net sales. We are dependent on Heinz to sell our products to grocery stores, certain food wholesalers and food service distributors and operators. We do not have a significant sales force or sales organization to support the sale of products in North America. If Heinz becomes unwilling or unable to continue to fulfill its obligations under our agreement with them, or is not in the financial position to purchase or market our products, we may be required to find alternative means to sell our products and our financial performance may be adversely and materially affected. The terms of our agreement with Heinz provide that either party may terminate the agreement upon 180 days prior written notice. Each year we re-negotiate the terms of our agreement with Heinz. If we are unable to negotiate terms that are favorable to us, our earnings may be negatively impacted.

        Our business may be adversely affected by conditions in the countries where we operate.

        We operate in many countries throughout the world. Economic and political changes in the countries where we market and produce our products, such as inflation rates, recession, foreign ownership restrictions, restrictions on transfer of funds into or out of a country and similar factors may adversely affect our results of operations.

        We have a limited operating history, and therefore are subject to the risk of inconsistent results, policies and strategies.

        Merisant was formed by an affiliate of Pegasus Capital Advisors, L.P. and several other investors to acquire the assets of the low calorie tabletop sweetener business of the Consumer Food Division of Monsanto. Although Monsanto operated the business before the acquisition by Merisant in 2000, we have a limited operating history as a stand-alone company. As a result, our future results of operations or financial condition may vary from the results previously realized by Monsanto.

        Our taxes may increase.

        In 2000, our Swiss subsidiary purchased all of our foreign trademarks from us, in exchange for a promissory note in the amount of $168.0 million. The repayment of the principal of this note is not subject to tax in the United States. However, once the note is repaid in full, which may occur as soon as 2006, any cash repatriation from this subsidiary could result in a higher effective tax rate. If these taxes prove to be significant, our earnings and results of operations could be negatively impacted, which could impair our ability to pay dividends or to fulfill our obligations under the senior subordinated notes and to operate our business.

 NOTICE TO PURCHASERS OF SEPARATE SENIOR SUBORDINATED NOTES AND
ACKNOWLEDGEMENT OF PURCHASER INTENT

        None of the separate senior subordinated notes purchased in connection with this offering may be purchased, directly or indirectly, by persons who also (1) are purchasing IDSs in this offering or (2) are receiving shares of Class B common stock in connection with our recapitalization described herein, including the receipt of shares of Class B common stock pursuant to an existing management incentive plan in connection with this offering. Accordingly, each investor purchasing the separate senior subordinated notes in this offering must not purchase IDSs in this offering, must not receive shares of Class B common stock in connection with our recapitalization and must not be a party to or enter into any plan or arrangement whereby it would acquire any IDSs or our company equity (as defined below) or transfer the separate senior subordinated notes to any holder of IDSs or our Class B common stock.

        Each person purchasing separate senior subordinated notes in this offering, by acquiring the separate senior subordinated notes, thereby represents to us and the underwriters that:

  (a)
  neither such purchaser nor any entity, investment fund or account over which such purchaser exercises investment control is purchasing IDSs in this offering;

  (b)
  neither such purchaser nor any entity, investment fund or account over which such purchaser exercises investment control is receiving shares of Class B common stock in connection with our recapitalization described herein;

  (c)
  neither such purchaser nor any entity, investment fund or account over which such purchaser exercises investment control owns, or has the intent or contractual right to acquire, any of our equity securities (including securities which are convertible, exchangeable or exercisable into or for our equity or our equity-linked securities, which we refer to collectively as our company equity); and

  (d)
  neither such purchaser nor any entity, investment fund or account over which such purchaser exercises investment control is a party to any plan or pre-arrangement whereby it would (1) acquire any IDSs or any of our company equity or (2) transfer the separate senior subordinated notes to any holder of IDSs or any of our company equity.

        For purposes of these representations, the "purchaser" shall be deemed to be (1) the person who initially purchases the separate senior subordinated notes from the underwriters in this offering and (2) the person(s), if any, pursuant to whose instructions such purchase was made.

        We, the underwriters, and our respective counsel will rely on compliance with the foregoing restrictions and representations in connection with certain positions we will take for federal income tax purposes. See "Risk Factors—Interest on the senior subordinated notes may not be deductible by us for U.S. federal income tax purposes, which could significantly reduce our future cash flow and impact our ability to make interest and dividend payments" and "Material U.S. Federal Income Tax Considerations." Each investor in this offering assumes responsibility for ensuring that it complies with the restrictions above. If you are unsure whether the restrictions above would prohibit you from purchasing the separate senior subordinated notes, our IDSs or any of our company equity, you should consult your own legal advisor with regard to the application of these restrictions to your individual circumstances.

USE OF PROCEEDS

        The table below sets forth our estimate of the sources and uses of funds required to effect the Transactions, assuming the Transactions all occurred as of                         , 2004. See "Prospectus Summary—The Transactions." The estimated sources and uses are based on an assumed initial public offering price of $            per IDS (comprised of $            allocated per share of Class A common stock and $                  allocated per senior subordinated note) and an initial offering price of        % of the stated principal amount per senior subordinated note sold separately (not represented by an IDS). Actual amounts may vary from the amounts shown below.

(in millions)
Sources of Funds:
Cash on hand	$
New senior credit facility:
Revolving credit facility(1)
Term loans(2)
IDSs offered hereby(3)
Senior subordinated notes offered separately hereby

Total sources	$

(in millions)
Uses of Funds:
Repayment of Merisant's existing senior credit facility(4)	$
Repurchase of discount notes(5)
Tender premium, discount notes
Repurchase of Merisant's existing senior subordinated notes(6)
Tender premium, Merisant's existing senior subordinated notes
Repurchase of Class B common stock(7)
Payments under certain existing management incentive plans
Cash payments to unwind interest rate hedge agreements
Transaction fees, prepayment penalties, accrued interest and expenses
Reserve for capital expenditures

Total uses	$

(1)
Under our new senior credit facility, we expect to have a $35.0 million revolving credit facility, which is expected to be undrawn as of the closing of the offering and the new bank financing.

(2)
Under our new senior credit facility, we expect to have a term loan facility of up to $220.0 million, consisting of up to $40.0 million of Euro Term Loan A and up to $180.0 million of Term Loan B.

(3)
If the over-allotment option is exercised in full, the net proceeds from the IDS offering will be approximately $         million.

(4)
Amounts outstanding under Merisant's existing senior credit facility are likely to vary as we continue to pay down debt using our internally generated cash. As of March 31, 2004, our outstanding balance under the existing senior credit facility was $238.7 million, consisting of €50.1 million of Euro Term Loan A and $188.5 million of Term Loan B, and we had no borrowings under the revolving credit facility.

  The term loans and the revolving credit facility bear interest at floating rates. As of March 31, 2004, the interest rate in effect for our Euro Term Loan A was LIBOR plus 2.75% and the interest rate in effect for Term Loan B was LIBOR plus 2.75%.

(5)
We issued the 12 1/4% Senior Subordinated Discount Notes due 2014 in November 2003. The proceeds of the issuance of the discount notes were used to pay a dividend to our stockholders of approximately $72.5 million in the aggregate.

(6)
Merisant issued its 9 1/2% Senior Subordinated Notes due 2013 in July 2003. The proceeds of the issuance of the existing senior subordinated notes were used to pay a dividend to our stockholders of approximately $197.0 million in the aggregate.

(7)
We will use the net proceeds from the sale of any additional IDSs upon the exercise of the underwriters' over-allotment option to purchase additional shares of Class B common stock from our Class B stockholders. If the underwriters' exercise the over-allotment option in full, our Class B stockholders will receive, approximately, an additional $         million in exchange for shares of Class B common stock.

 DIVIDEND POLICY AND RESTRICTIONS

        Upon the completion of this offering, our board of directors intends to adopt a dividend policy with respect to our common stock pursuant to which cash generated by our company in excess of operating needs and reserves, interest and principal payments on indebtedness, and capital expenditures sufficient to maintain our properties and other assets would in general be distributed as regular quarterly cash dividends to the holders of our common stock. This policy reflects our judgment that our stockholders would be better served if we distributed our distributable cash (as defined below) to them instead of retaining it in our business. However:

  •
  the dividends are neither mandatory nor guaranteed and there is no legal or contractual requirement that we pay the dividends;

  •
  our dividend policy can be modified or revoked at any time;

  •
  our board of directors is free to make exceptions to the dividend policy, from time to time and at their sole discretion;

  •
  the payment of dividends is subject to limitations and restrictions under:

    — the indenture governing our senior subordinated notes, and

    — the terms of our new senior credit facility;

  •
  the payment of dividends is subject to limitations and restrictions under state law;

  •
  the terms of our new senior credit facility may be amended to impose further limitations and restrictions on the payment of dividends;

  •
  the payment of dividends may become subject to limitation and restriction under the terms of any other indebtedness incurred by us in the future; and

  •
  we may not have enough cash to pay dividends due to changes in our operating earnings, working capital requirements and anticipated cash needs.

        Under our dividend policy, we currently intend to pay quarterly dividends of $            per share of Class A common stock and Class B common stock. We intend to pay dividends on January 15, April 15, July 15 and October 15 to the holders of record of shares of our Class A and Class B common stock as of January 10, April 10, July 10 and October 10, respectively. Our first dividend payment is expected to be made on January 15, 2005 to holders of record as of January 10, 2005. Such dividend payment will include a partial quarterly dividend payment for the period commencing on the closing of this offering and ending on September 30, 2004 and a regular quarterly dividend payment.

        Assuming we pay quarterly dividends as intended under our dividend policy, this would equate to $            of dividends for each share of Class A common stock and Class B common stock for the first full year following the completion of this offering, or $    million in the aggregate (or $    million in the aggregate if the over-allotment option is exercised in full).

        In determining our expected intended dividend levels, we reviewed and analyzed, among other things, the following:

  •
  our operating and financial performance in recent years;

  •
  our anticipated operating and financial performance;

  •
  the anticipated cash requirements associated with our new capital structure;

  •
  our anticipated capital expenditure requirements;

  •
  our expected other cash needs for working capital, including expected marketing expenses;

  •
  other potential sources of liquidity;

  •
  our anticipated cash tax obligations;

  •
  the terms of our new senior credit facility and the indenture governing the senior subordinated notes;

  •
  applicable provisions of Delaware law; and

  •
  various other aspects of our business.

        If we have any remaining cash after the payment of dividends as contemplated above, our board of directors will, in its sole discretion, decide to use that cash for those purposes it deems necessary including, but not limited to, funding capital expenditures or acquisitions, if any, repaying indebtedness or for general corporate purposes. However, notwithstanding this dividend policy, the amount of dividends, if any, for each quarterly dividend payment date, including the January 15, 2005 dividend payment date, will be determined by our board of directors on a quarterly basis after taking into account the factors set forth above and the dividend restrictions and other factors set forth below.

Minimum Bank EBITDA

        We believe that, in order to fund dividends to holders of our common stock for the year following the consummation of this offering at the level described above, our Bank EBITDA would need to be at least $    million (or $            million if the over-allotment option is exercised in full) for the four fiscal quarters ending June 30, 2005. If our Bank EBITDA for such period were at or above this level, we would be permitted to pay dividends at the level described above under the restricted payment covenants in the indenture governing our senior subordinated notes and under the terms of our new senior credit facility.

        The following table sets forth our calculation illustrating that $    million (or $    million if the over-allotment option is exercised in full) of Bank EBITDA would be sufficient to fund our intended dividends and would satisfy our restricted payment covenants.

	Amounts
	Assuming No Exercise of the Underwriters' Over-Allotment Option		Assuming Full Exercise of the Underwriters' Over-Allotment Option
	(dollars in millions)
Aggregate estimated dividends on our Class A common stock and Class B common stock		$(1)		$(1)
Estimated capital expenditures		(2)		(2)
Estimated cash interest expense		(3)		(3)
Estimated cash income taxes		(4)		(4)

Estimated minimum Bank EBITDA		(5)		(5)

Estimated consolidated interest coverage ratio and estimated consolidated coverage ratio derived from the above		(6)		(6)
Estimated consolidated senior leverage ratio derived from the above		(7)		(7)
Estimated consolidated leverage ratio derived from the above		(8)		(8)

(1)
Assumes dividends of $    per share,            shares of Class A common stock and            shares of Class B common stock outstanding if there is no exercise of the underwriters' over-allotment option and            shares of Class A common stock and            shares of Class B common stock outstanding if there is full exercise of the underwriters' over-allotment option.

(2)
Represents the mid-point of our expected range for capital expenditures for each of 2004 and 2005, less the application of cash from the cash reserve for capital expenditures of $                  million we are establishing with proceeds from this offering. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources" and "Use of Proceeds."

(3)
Assumes    % interest on $    million (or $    million if the underwriters' over-allotment option is exercised in full) of senior subordinated notes represented by IDSs and $    million of senior subordinated notes not represented by IDSs. We have assumed that all of our discount notes and all of Merisant's existing senior subordinated notes will be tendered in the tender offers which will be consummated upon the closing of this offering. At August 5, 2004, all of our discount notes had been tendered and $212.3 million, or approximately 94% of the outstanding principal amount of Merisant's existing senior subordinated notes had been tendered. If the remaining $ million aggregate principal amount outstanding of Merisant's existing senior subordinated notes are not tendered, the principal amount of the term loan under our new senior credit facility will be reduced by the aggregate principal amount of existing senior subordinated notes that remain outstanding, and Merisant will continue to be required to pay interest on the existing senior subordinated notes. The existing senior subordinated notes have a stated interest rate of 9 1/2% per annum, which interest rate increased by .25% per annum as of July 5, 2004 as a result of Merisant's failure to register exchange notes under the Securities Act and consummate an exchange offer as required by the Registration Rights Agreement, dated July 11, 2003, between Merisant and the initial purchasers of the existing senior subordinated notes. The interest rate on the existing senior subordinated notes will increase by an additional .25% for each 90-day period after July 5, 2004 until Merisant completes the required exchange offer, up to a maximum of 1.5% of additional interest. If the remaining $                  million of existing senior subordinated notes are not tendered, then our interest expense would increase by $                  million per year.

(4)
We estimate that our cash income taxes for the four fiscal quarters ended June 30, 2005 will be approximately $        million dollars.

(5)
Our estimated minimum Bank EBITDA is not directly comparable to our historical Bank EBITDA because we estimate we will incur annually approximately $        million in incremental ongoing expenses associated with being a public IDS issuer, including director and officer liability insurance, expenses relating to the annual stockholders' meeting, printing expenses, investor relations expenses, additional filing fees, additional trustee fees, registrar and transfer agent fees, directors' fees, additional legal fees, listing fees, internal audit fees, external audit Sarbanes-Oxley compliance, expenses relating to appraisals associated with the payment of dividends and accounting matters and miscellaneous fees. We believe our estimated minimum Bank EBITDA is directly comparable to our pro forma as adjusted Bank EBITDA because we have subtracted the estimated $        million in incremental ongoing expenses associated with being a public IDS issuer from our estimated minimum Bank EBITDA.

(6)
Consolidated interest coverage ratio is defined as the ratio of our consolidated Bank EBITDA for any period of four consecutive fiscal quarters to our consolidated interest expense for such period. Under the terms of our new senior credit facility, we may not pay dividends unless during any period from the closing of this offering through December 31, 2005, we maintain a consolidated interest coverage ratio of not less than 1.60 to 1.00. Under the terms of the indenture governing the senior subordinated notes, we may not pay dividends if our consolidated coverage ratio is less than    to 1.00. Our consolidated coverage ratio for purposes of the indenture is equal to our consolidated interest coverage ratio, as defined in our new senior credit facility, subject to certain pro forma adjustments, as more specifically described under "Description of the Senior Subordinated Notes." We have assumed that no such adjustments will be required in the four fiscal quarters ended June 30, 2005.

(7)
Consolidated senior leverage ratio is defined as the ratio of our consolidated total debt, other than our senior subordinated notes and any other debt that is subordinated to our senior debt, as of the last day of any period of four consecutive fiscal quarters to our consolidated Bank EBITDA for such period. Under the terms of our new senior credit facility, we may not pay dividends unless during any period from the closing of this offering through December 31, 2006, we maintain a consolidated senior leverage ratio of not more than 2.50 to 1.00.

(8)
Consolidated leverage ratio is defined as the ratio of our consolidated total debt of the last day of any period of four consecutive fiscal quarters to our consolidated Bank EBITDA for such period. Under the terms of our new senior credit facility, we may not pay dividends unless during any period from the closing of this offering through September 30, 2005, we maintain a consolidated leverage ratio of not more than 6.20 to 1.00.

Assumptions and Considerations

        Based upon a review and analysis conducted by our management and our board of directors, we believe that our minimum Bank EBITDA for the four fiscal quarters ending June 30, 2005 will be at least $    million, and we have determined that the assumptions as to capital expenditures, cash interest expense and cash taxes set forth in the preceding table are reasonable. We considered numerous factors in making such determination, including the following:

  •
  for fiscal years 2001, 2002 and 2003, our Bank EBITDA was $115.0 million, $115.6 million and $110.2 million, respectively;

  •
  we expect to make capital expenditures of between $10.0 million and $12.0 million for fiscal year 2004, $5.0 million of which will be funded out of proceeds of the Transactions, and $7.0 million for fiscal year 2005;

  •
  we expect our marketing expenses in fiscal year 2004 to increase by $12.0 million to $15.0 million over prior years and to maintain an increased level of marketing in 2005;

  •
  the effective tax rates in the countries in which we operate;

  •
  potential movements in currency exchange rates in the countries in which we operate, as well as the foreign currency forward exchange contracts that we have in place to hedge against such movements; and

  •
  based upon a pro forma analysis of the impact of our new capital structure (including the payment of dividends at the level described above) on our operations and performance in prior years, the revolving portion of our new senior credit facility would have had sufficient capacity to finance our other cash needs.

        We have also assumed:

  •
  that our general business climate and recent trends, including such factors as consumer demand for our products, competitive activity and costs of labor and energy, will remain consistent with recent financial periods;

  •
  the absence of other material changes in working capital; and

  •
  the absence of extraordinary business events such as a product recall, significant legal action or other regulatory event that might adversely affect our financial results.

        See "Risk Factors—Risks Related to Our Business" for a discussion of risks related to these assumptions.

        If our Bank EBITDA for the first year following the offering were to be below $    million, or if our assumptions outlined above were to prove incorrect, we would need either to reduce or eliminate dividends or, to the extent we were permitted to do so under the indenture governing our senior subordinated notes and the terms of our new senior credit facility, to fund a portion of our dividends with borrowings or from other sources. If we were to use working capital or borrowings to fund dividends, we would have less cash and/or borrowing capacity available for future dividends and other purposes, which could negatively impact our financial condition, our results of operations and our ability to maintain or expand our business.

        Because our net sales and operating results vary from quarter to quarter due to a number of factors, we will likely have to borrow on our revolver to finance periodic variations and allow the payment of regular quarterly dividends even if our Bank EBITDA were to exceed $        million for the first year following the offering. Because of these factors, as well as our intention to pay dividends at the level described above, we anticipate that our balance on the new revolving facility will increase during the year following the consummation of this offering.

        We cannot assure you that our Bank EBITDA will in fact be at least equal to the levels set forth above, and our estimates that it will be at or above those levels are subject to all of the risks, considerations and factors identified in other sections of this prospectus, including those identified in the section entitled "Risk Factors."

        As noted above, we have estimated our initial dividend level for the first year following the closing of this offering and our minimum Bank EBITDA only for the four fiscal quarters ending June 30, 2005. There can be no assurance that during or following such period we will pay dividends at the level estimated above, or at all. Dividend payments are not mandatory or guaranteed, are within the absolute discretion of our board of directors and will be dependent upon many factors and future developments that could differ materially from our current expectations. Over time, our Bank EBITDA and capital expenditure, working capital and other cash needs will become subject to increasing uncertainties, which could impact the level of any dividends we pay in the future.

        The revolving credit facility and term loans under our new senior credit facility will need to be refinanced on or prior to            , 2009 and            , 2010, respectively. We may not be able to refinance the new senior credit facility, or if refinanced, the refinancing may occur on less favorable terms. If we were unable to refinance our new senior credit facility, our failure to repay all amounts due on the maturity date would cause a default under the new senior credit facility and the indenture governing the senior subordinated notes. We expect our required principal repayments under our new senior credit facility to be approximately $    million at its maturity in 2010. The range of the amounts estimated to be outstanding under the new revolving facility for the first year following the closing of this offering is expected to be between $0 and $35 million. Our interest expense may increase significantly if we refinance our new senior credit facility on terms that are less favorable to us than the terms of our new senior credit facility. In addition, to the extent we finance capital expenditures, working capital or dividends with indebtedness, we will begin to incur incremental interest and principal payment obligations.

        The senior subordinated notes will mature in 2019, and we may not be able to refinance the senior subordinated notes when they become due. If we are unable to refinance the senior subordinated notes, our failure to repay all amounts due on the maturity date would cause a default under the indenture governing the senior subordinated notes. Even if we were able to refinance the senior subordinated notes, the refinancing may occur on terms that are less favorable to us, which would materially adversely affect our results of operations and our ability to pay dividends.

        Our general policy to distribute rather than retain distributable cash is based upon our current assessment of our business and the environment in which we operate, and that assessment could change based on competitive or other developments (which could, for example, increase our need for capital expenditures or working capital), new growth opportunities or other factors. Our board of directors is free to depart from or change our dividend policy at any time and could do so, for example, if it were to determine that we had insufficient cash to take advantage of growth opportunities.

Restrictions on Payment of Dividends

        The indenture governing our senior subordinated notes will restrict our ability to declare and pay dividends on our common stock in any quarter as follows:

  •
  we may use up to            % of our excess cash (which is Bank EBITDA minus the sum of cash income tax expense, cash interest expense and certain capital expenditures) for the four preceding fiscal quarters plus certain incremental funds described in the indenture for the payment of dividends;

  •
  we may not pay any dividends during any interest deferral period under the indenture and so long as any deferred interest or interest on deferred interest remains outstanding; and

  •
  we may not pay any dividends if a default in payment of interest, principal or premium, if any, on the senior subordinated notes has occurred and is continuing.

        In addition, if our consolidated coverage ratio (as defined in the indenture) is less than            to 1, our ability to pay dividends on our common stock will be limited even if permitted under the tests described above.

        See "Description of the Senior Subordinated Notes" for a complete description of this dividend restriction.

        Our new senior credit facility will limit our ability to declare and pay dividends on our common stock on any regular payment date as follows:

  •
  for the payment of dividends, we may use up to the lesser of (a) distributable cash (which is defined as (i) one quarter of the sum of excess cash for the four fiscal quarter period ending with the second fiscal quarter next preceding such payment date plus the lesser of (x) any cash interest (including deferred interest and interest upon such deferred interest) paid on the senior subordinated notes during the same period and (y) the amount of interest expense on the senior subordinated notes during the same period that was subtracted from the calculation of consolidated net income for the applicable period, minus (ii) the total amount of cash interest (including deferred interest and interest upon such deferred interest) paid on the senior subordinated notes on such payment date) or (b) $            million in any fiscal quarter. In the case of the quarter including the closing date, calculation of distributable cash will be done for only the period from the closing date to September 30, 2004, and multiplied by a factor determined based upon the number of days in such period. In the case of the three quarters preceding the closing date, distributable cash will be based upon predetermined amounts agreed upon among the parties to the new senior credit facility;

  •
  we may not pay any dividends on our common stock on any regular payment date if and for as long as:

    — a default or an event of default under the new senior credit facility has occurred or is continuing;

    — we have any deferred and unpaid interest outstanding on our senior subordinated notes or we are required to defer interest on our senior subordinated notes;

    — the sum of our unrestricted cash on hand and availability under our new revolving facility does not equal or exceed $17.5 million after giving effect to the payment of such dividend;

    — our consolidated interest coverage ratio is less than, or our consolidated senior leverage ratio or consolidated leverage ratio is greater than, specified thresholds described under "Description of Certain Indebtedness";

    — the required financial report calculating such ratios has not been timely delivered; or

    — such ratio thresholds were not satisfied, or such required financial report was not timely delivered, for the four fiscal quarter test period ending with the second fiscal quarter next preceding the payment date.

        Excess cash for any fiscal quarter is defined in the senior credit facility and the indenture governing the senior subordinated notes as Bank EBITDA less the sum, to the extent deducted in calculating consolidated net income, of cash income tax expense and cash interest expense and less the amount of cash capital expenditures. In the case of the quarter including the closing date, calculation of excess cash will be done for only the period from the closing date to September 30, 2004, and multiplied by a factor determined based upon the number of days in such period. In the case of the three quarters preceding the closing date, excess cash will be based upon predetermined amounts set forth in the new senior credit facility and the indenture governing the senior subordinated notes.

        Neither excess cash nor distributable cash represents the amount we intend to distribute as dividends on any regular payment date but rather these measures represent restrictions on the maximum level of dividend payments, if any, that we will be permitted to declare and pay under the terms of the indenture governing our senior subordinated notes and our new senior credit facility.

        The tables below show certain information relating to our cash available to pay dividends on July 15, 2004 under the tests set forth in the indenture governing the senior subordinated notes and our new senior credit facility on a pro forma as adjusted basis to reflect the full 12 month impact of the Transactions as if they had occurred on April 1, 2003. Such tests are measured with reference to the four fiscal quarter test period ending with the second fiscal quarter next preceding the quarter in which a dividend is paid. As a result, in order to determine cash available to pay dividends on July 15, 2004, we have measured excess cash for the four quarters ended March 31, 2004.

	Pro Forma As Adjusted
	Four Quarters Ended March 31, 2004 Assuming No Exercise of the Underwriters' Over-Allotment Option		Four Quarters Ended March 31, 2004 Assuming Full Exercise of the Underwriters' Over-Allotment Option
	(in millions) (unaudited)
Net cash provided by operating activities		$60.2		$60.2
Provision for income taxes, net of deferred		9.3		9.3
Interest expense, net of non-cash interest		37.6		37.6
Restructuring expenses		9.1		9.1
Other non-cash items		(0.2)		(0.2)
Equity in income (loss) of affiliates		(0.2)		(0.2)
Net change in operating assets and liabilities		(5.2)		(5.2)

Bank EBITDA		110.5		110.5

Reduction for estimated additional public company administrative costs(1)
Reduction for estimated cash income tax expense(2)
Interest expense on % senior subordinated notes
Interest expense on new senior credit facility(3)
Capital expenditures(4)

Excess cash	$		$

Pro Forma As Adjusted
	July 15, 2004 Payment Date Assuming No Exercise of the Underwriters' Over- Allotment Option	July 15, 2004 Payment Date Assuming Full Exercise of the Underwriters' Over-Allotment Option
(in millions) (unaudited)
Excess cash from above	$	$
Lesser of cash interest paid on senior subordinated notes or cash interest expense on senior subordinated notes during the four fiscal quarters ended March 31, 2004

Available cash (sums from above ($ million and $ million) multiplied by 25%)	$	$

Cash interest paid on senior subordinated notes on July 15, 2004

Distributable cash
Class A common stock dividends
Class B common stock dividends

Available cash remaining after payment of dividends(5)	$	$

(1)
Consists of estimated incremental audit fees, director and officer liability insurance premiums, expenses related to stockholder meetings, printing expenses, investor relations expenses, additional filing fees, additional trustee fees, registrar and transfer agent fees, directors' fees, additional legal fees, listing fees, internal audit fees, external audit Sarbanes-Oxley compliance, expenses relating to appraisals associated with the payment of dividends and accounting matters and miscellaneous fees.

(2)
Consists of estimated federal, state and foreign taxes based on our capital structure after this offering. We expect our tax expense to be approximately $    million in 2004.

(3)
Represents an assumed weighted average interest rate of    % on $255.0 principal amount of the new senior credit facility.

(4)
Represents our actual capital expenditures for the four fiscal quarters ended March 31, 2004. We expect capital expenditures for 2004 to be in the range of $10.0 million to $12.0 million, of which $5.0 million is expected to be funded from the proceeds of the offering.

(5)
Available cash remaining after payment of dividends will be used for working capital and other general corporate purposes.

        We intend to pay dividends on a quarterly basis and we will be testing the restrictions on our dividends set forth above on a quarterly basis. We paid no dividends in 2002. During 2003, we distributed to our stockholders approximately $269.5 million of dividends. The dividends were paid from the proceeds of the issuance of Merisant's existing senior subordinated notes and our discount notes.

        Under Delaware law, our board of directors may declare dividends only to the extent of our "surplus" (which is defined as total assets at fair market value minus total liabilities, minus statutory capital), or if there is no surplus, out of our net profits for the then current and/or immediately preceding fiscal years. We do not anticipate that we will have sufficient earnings to pay dividends and therefore expect that we will pay dividends out of surplus as defined under Delaware law. Although we estimate we will have sufficient surplus to pay dividends at the intended level during the first four full quarterly dividend payment periods following the closing of this offering, our board of directors will seek periodically and from time to time to assess the appropriateness of the then current dividend policy before actually declaring any dividends. Further, in subsequent years, our board of directors may seek opinions from outside valuation firms to the effect that there is sufficient surplus to pay dividends, and such opinions may not be forthcoming. If our board of directors seeks and is unable to obtain such an opinion, we likely would not be able to declare and pay dividends.

        Subject to the limitations described elsewhere in this prospectus, we have the ability to issue additional IDSs, Class A common stock, other equity securities or preferred stock for such consideration and on such terms and conditions as are established by our board of directors in its sole discretion and without the approval of the holders of our IDSs or Class A common stock. It is possible that we will fund acquisitions, if any, through the issuance of additional IDSs, common stock, other equity securities or preferred stock. Holders of any additional IDSs, common stock or other equity securities issued by us may be entitled to share equally with the holders of IDSs in dividend distributions. The certificate of designation of any preferred stock issued by us may provide that the holders of preferred stock are senior to the holders of our common stock with respect to the payment of dividends. If we were to issue additional IDSs, common stock, other equity securities or preferred stock, it would be necessary for us to generate additional available cash in order for us to distribute dividends at the same rate per share as distributed prior to any such additional issuance.

        The prospective financial information included in this prospectus has been prepared by, and is the responsibility of, our management. PricewaterhouseCoopers LLP has neither examined nor compiled the accompanying prospective financial information and, accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto. The PricewaterhouseCoopers LLP report included in this prospectus relates to our historical financial information. It does not extend to the prospective financial information and should not be read to do so.

        Dividend payments are not mandatory or guaranteed, and holders of our common stock do not have any legal right to receive, or require us to pay, dividends. Our board of directors may, in its sole discretion, amend or repeal our dividend policy with respect to the Class A and Class B common stock at any time. Furthermore, our board of directors may decrease the level of dividends provided for the Class A and Class B common stock below the intended dividend rate set forth above, or discontinue entirely the payment of dividends. See "Risk Factors—We are not required to pay dividends and therefore you may not receive the level of dividends provided for in the dividend policy our board of directors intends to adopt upon the completion of this offering, or any dividends at all."

CAPITALIZATION

        The following table shows our cash and cash equivalents, debt and stockholders' equity:

  •
  on a consolidated basis at March 31, 2004;

  •
  on an adjusted basis as if this offering and the other Transactions had occurred at March 31, 2004, assuming no exercise of the underwriters' over-allotment option; and

  •
  as further adjusted assuming full exercise of the underwriters' over-allotment option.

        The table below should be read in conjunction with "Use of Proceeds," "Selected Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Description of Certain Indebtedness," our consolidated financial statements and related notes, and other financial information included elsewhere in this prospectus.

	As of March 31, 2004
	Actual	As Adjusted Assuming No Exercise of the Underwriters' Over Allotment Option		As Further Adjusted Assuming Full Exercise of the Underwriters' Over Allotment Option
	(in millions)
Cash and cash equivalents	$11.4	$		$

Long-term debt (including current portion)(1):
Existing senior credit facility(2)	$238.7		$—		$—
9 1/2% senior subordinated notes due 2013	225.0		—		—
12 1/4% senior subordinated discount notes due 2014	78.5		—		—
% senior subordinated notes due 2019
New senior credit facility:
Revolving credit facility(3)			—		—
Term loans(4)			220.0		220.0

Total debt, including current portion	542.2
Temporary equity(5)
Stockholders' equity:
Preferred stock			—		—
Common stock	0.1
Additional paid-in capital	—
Due from employees for purchase of stock	(0.8)
Retained earnings (deficit)	(95.0)
Accumulated other comprehensive loss	(5.5)
Less cost of treasury stock	(1.7)

Total stockholders' equity (deficit)	(102.9)

Total capitalization	$439.3	$		$

(1)
Excludes a capital lease obligation of Merisant of $0.4 million.

(2)
Amounts outstanding under Merisant's credit facility are likely to vary as it continues to pay down debt using internally generated cash. As of March 31, 2004, the outstanding balance under Merisant's existing senior credit facility was $238.7 million, consisting of €50.1 million of Euro Term Loan A and $188.5 million of Term Loan B, and Merisant had no borrowings under the revolving credit facility.

  The term loans and the revolving credit facility under Merisant's credit facility bear interest at floating rates. As of March 31, 2004, the interest rate in effect for Euro Term Loan A was LIBOR plus 2.75% and the interest rate in effect for Term Loan B was LIBOR plus 2.75%. Merisant's Euro Term Loan A and revolving credit facilities mature on March 31, 2006 and its Term Loan B facility matures on March 31, 2007.

(3)
Under our new senior credit facility, we expect to have a $35.0 million revolving credit facility, which is expected to be undrawn as of the closing of the offering and the new bank financing.

(4)
Under our new senior credit facility, we expect to have a term loan facility of up to $220.0 million, consisting of up to $40.0 million of Euro Term Loan A and up to $180.0 million of Term Loan B.

(5)
Because shares of Class B common stock will be exchangeable for IDSs consisting of shares of Class A common stock and senior subordinated notes, we will reclassify, on the Class B issuance date, an amount from permanent equity to temporary equity equal to the discounted face value of the senior subordinated notes by recognizing a charge to retained deficit and an increase to temporary equity. The amount recorded as temporary equity will then be accreted to equal the face value of the senior subordinated notes represented by IDSs via increases to retained deficit and increases to the carrying value of temporary equity over the period from the Class B issuance date to the first date that shares of Class B common stock may be exchanged for IDSs. The present value computation is based on the time period from the issue date to the first exchange date (i.e., two years) using a discount rate equal to the original rate on the senior subordinated notes.

DILUTION

        Dilution is the amount by which the portion of the offering price paid by the purchasers of the IDSs to be sold in the offering that is allocated to our shares of Class A common stock represented by the IDSs exceeds the net tangible book value or deficiency per share of our common stock after the offering. Net tangible book value or deficiency per share of our common stock is determined at any date by subtracting our total liabilities from our total assets less our intangible assets and dividing the difference by the number of shares of common stock deemed to be outstanding at that date. For purposes of this section, references to our "common stock" after the offering includes the shares of Class A common stock to be issued as part of the IDSs and the shares of Class B common stock to be held by our existing stockholders.

        Our net tangible book deficiency as of March 31, 2004 was approximately $         million, or $             per share of common stock. After giving effect to this offering and the other Transactions, including the use of proceeds as described in this prospectus, our pro forma net tangible book deficiency as of March 31, 2004 as adjusted would have been approximately $         million, or $             per share of common stock. This represents an immediate increase in net tangible book value of $             per share of our common stock to our existing stockholders and an immediate dilution of $             per share of our common stock to new investors purchasing Class A common stock represented by the IDSs in this offering.

        The following table illustrates this substantial and immediate dilution to new investors:

	Per Share of Common Stock Assuming No Exercise of the Underwriters' Over- Allotment Option	Per Share of Common Stock Assuming Full Exercise of the Underwriters' Over- Allotment Option
Portion of the assumed initial offering price of $ per IDS allocated to one share of Class A common stock	$	$
Net tangible book value (deficiency) per share as of March 31, 2004 (actual)
Increase per share attributable to cash payments made by investors in this offering
Net tangible book value (deficiency) as adjusted for this offering

Dilution in net tangible book value per share to new investors	$	$

        The following table sets forth on a pro forma basis as of March 31, 2004:

  •
  the total number of shares of our Class A common stock represented by IDSs and of Class B common stock to be outstanding following the consummation of this offering and the other Transactions;

  •
  the total consideration paid by our Class B stockholders and to be paid by the new investors purchasing Class A common stock in this offering; and

  •
  the average price per share of common stock paid by our existing stockholders (cash and stock) and to be paid by new investors purchasing Class A common stock in this offering:

	Shares of Common Stock Purchased
				Total Consideration
							Average Price Per Share of Common Stock
	Number	Percent		Number	Percent
Class B stockholders			%	$		%	$
New investors

Total		100.0%			$100.0%		$

 UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS

        The unaudited pro forma condensed statement of operations for the year ended December 31, 2003 and the three months ended March 31, 2004, and the unaudited pro forma condensed balance sheet as of March 31, 2004 give effect to the Transactions. For the year ended December 31, 2003 and the three months ended March 31, 2004, we assumed that the Transactions occurred on January 1, 2003 for the purpose of preparing the unaudited pro forma condensed statements of operations. We assumed that the Transactions occurred on March 31, 2004 for the purpose of preparing the unaudited pro forma condensed balance sheet.

        The unaudited pro forma condensed financial statements should be read in conjunction with our historical financial statements included elsewhere in this prospectus.

        Pro forma adjustments to historical financial information include adjustments that we deem reasonable and appropriate and that are factually supported based on currently available information. These unaudited pro forma financial statements are included for comparative purposes only and may not be indicative of what actual results would have been had the Transactions occurred on the dates described above. The unaudited pro forma financial statements also do not purport to present our financial results for future periods.

        The pro forma condensed financial statements give effect to the Transactions assuming the following:

  •
  A full exercise of the underwriters' over-allotment option;

  •
  The purchase by Merisant of 100% of its existing senior subordinated notes in the tender offer;

  •
  The purchase by us of 100% of our discount notes in the tender offer;

  •
  A    % annual interest rate on the senior subordinated notes;

  •
  A    % annual interest rate on the new senior credit facility term loan;

  •
  An initial public offering price of $                  per IDS comprised of $                  allocated to one share of Class A common stock and $                   allocated to the $                  principal amount of senior subordinated notes included in each IDS, which equals 100% of the principal amount thereof; and

  •
  An initial public offering price of the senior subordinated notes that are being offered separately and not in the form of IDSs, of 100% of their stated principal amount.

 MERISANT WORLDWIDE, INC. AND SUBSIDIARIES

Unaudited Pro Forma Condensed Statement of Operations

(Dollars in Thousands, Except Share and Per Share Amounts)

	Year Ended December 31, 2003
	Historical	Pro Forma Adjustments		Pro Forma
Net sales	$352,301	$		$
Cost of sales	137,953

Gross profit	214,348

Selling, general and administrative expense	147,201

Income from operations	67,147

Other expense (income):
Interest expense, net	37,729		(1)
Cost of refinancing	29,750
Other expense (income), net	(2,390)

Income before income taxes	2,058
Provision for income taxes	19,702		(2)

Net income (loss)	(17,644)
Accretion of temporary equity			(3)

Net income (loss) available to shareholders	$(17,644)	$		$

Earnings per common share:
Common stock earnings per share—basic and fully diluted	$(1.99)
Common stock average shares outstanding—basic and fully diluted	8,863,986
Class B earnings per share—basic and fully diluted				$
Class A earnings per share—basic and fully diluted				$
Class B average shares outstanding—basic and fully diluted
Class A average shares outstanding—basic and fully diluted

  The accompanying notes are an integral part of the unaudited pro forma condensed financial statements.

 MERISANT WORLDWIDE, INC. AND SUBSIDIARIES

Notes to Unaudited Pro Forma Condensed Statement of Operations

(1)
To adjust interest expense to reflect the payment of existing debt and the issuance of new debt:

	Amount	Interest Rate		Interest Expense
(dollars in thousands)
Senior subordinated notes	$		%	$
New senior credit facility term loan			%
New senior credit facility unused revolver fee			%
Amortization of debt issuance costs

Less: historical interest expense

Net pro forma adjustment				$

  Interest expense on a pro forma basis includes $                  million of non-cash amortization of debt issuance costs. A 1/8% change in interest rates on both the new revolving facility (if fully utilized) and the term loan portion of the new senior credit facility would amount to a change in pro forma interest expense of $0.3 million.

(2)
Management has determined that a valuation allowance was required against its net deferred tax assets. Therefore, no benefit for income taxes is reflected for the pro forma adjustments.

  As described under "Risk Factors—Interest on the senior subordinated notes may not be deductible by us for U.S. federal income tax purposes, which could significantly reduce our future cash flow and impact our ability to make interest and dividend payments" and further described under "Material U.S. Federal Income Tax Considerations," we plan to account for the issuance of IDSs as representing shares of common stock and senior subordinated notes. We will deduct as interest expense the interest on the senior subordinated notes from taxable income for income tax purposes and report the full benefit of the income tax deduction in our consolidated financial statements. We cannot assure you that the Internal Revenue Service will not seek to challenge the treatment of these senior subordinated notes as debt and the amount or timing of interest expense deducted. If the Internal Revenue Service were to challenge this treatment successfully, we would have to pay additional income taxes and record an additional liability for the previously recorded benefit for the interest deductions.

(3)
To adjust for accretion expense on the shares of Class B common stock. This accretion discount is the difference between the    % senior subordinated note (represented by an IDS) with a $                  principal amount and the fair value of the temporary equity of $                  . The total discount to be accreted is approximately $                   million. The discount will be accreted over two years which is the length of time up to the earliest date such shares of Class B common stock could be exchanged for IDSs.

(4)
Pre-tax non-recurring charges not reflected in the pro-forma adjustments above include the following:

(a)
The write-off of deferred financing costs related to existing indebtedness of $                   million.

(b)
Tender premiums of $                  associated with the early redemption of our discount notes and Merisant's existing senior subordinated notes.

(c)
$            of stock appreciation rights expense triggered by the Transactions.

(d)
$            of expense associated with the cancellation of existing interest rate derivative agreements.

  These charges are recognized in the unaudited pro forma balance sheet as an adjustment to retained deficit.

 MERISANT WORLDWIDE, INC. AND SUBSIDIARIES

Unaudited Pro Forma Condensed Statement of Operations

(Dollars in Thousands, Except Share and Per Share Amounts)

	Three Months Ended March 31, 2004
	Historical	Pro Forma Adjustments		Pro Forma
Net sales	$77,816	$		$
Cost of sales	30,966

Gross profit	46,850

Selling, general and administrative expense	38,768

Income from operations	8,082

Other expense (income):
Interest expense, net	13,298		(1)
Cost of refinancing	—
Other expense (income), net	(1,150)

Income before income taxes	(4,066)
Provision for income taxes	388		(2)

Net income (loss)	(4,454)
Accretion of temporary equity			(3)

Net income (loss) available to shareholders	$(4,454)	$		$

Earnings per common share:
Common stock earnings per share—basic and fully diluted	$(0.49)
Common stock average shares outstanding—basic and fully diluted	9,089,380
Class B earnings per share—basic and fully diluted				$
Class A earnings per share—basic and fully diluted				$
Class B average shares outstanding—basic and fully diluted
Class A average shares outstanding—basic and fully diluted

  The accompanying notes are an integral part of the unaudited pro forma condensed financial statements.

 MERISANT WORLDWIDE, INC. AND SUBSIDIARIES

Notes to Unaudited Pro Forma Condensed Statement of Operations

(1)
To adjust interest expense to reflect the payment of existing debt and the issuance of new debt:

	Amount	Interest Rate		Interest Expense
(dollars in thousands)
Senior subordinated notes	$		%	$
New senior credit facility term loan			%
New senior credit facility unused revolver fee			%
Amortization of debt issuance costs

Less: historical interest expense

Net pro forma adjustment				$

  Interest expense on a pro forma basis includes $                  million of non-cash amortization of debt issuance costs. A 1/8% change in interest rates on both the new revolving facility (if fully utilized) and the term loan portion of the new senior credit facility would amount to a change in pro forma interest expense of $0.3 million.

(2)
Management has determined that a valuation allowance was required against its net deferred tax assets. Therefore, no benefit for income taxes is reflected for the pro forma adjustments.

  As described under "Risk Factors—Interest on the senior subordinated notes may not be deductible by us for U.S. federal income tax purposes, which could significantly reduce our future cash flow and impact our ability to make interest and dividend payments" and further described under "Material U.S. Federal Income Tax Considerations," we plan to account for the issuance of IDSs as representing shares of common stock and senior subordinated notes. We will deduct as interest expense the interest on the senior subordinated notes from taxable income for income tax purposes and report the full benefit of the income tax deduction in our consolidated financial statements. We cannot assure you that the Internal Revenue Service will not seek to challenge the treatment of these senior subordinated notes as debt and the amount or timing of interest expense deducted. If the Internal Revenue Service were to challenge this treatment successfully, we would have to pay additional income taxes and record an additional liability for the previously recorded benefit for the interest deductions.

(3)
To adjust for accretion expense on the shares of Class B common stock. This accretion discount is the difference between the    % senior subordinated note (represented by an IDS) with a $                  principal amount and the fair value of the temporary equity of $                  . The total discount to be accreted is approximately $                   million. The discount will be accreted over two years which is the length of time up to the earliest date such shares of Class B common stock could be exchanged for IDSs.

 MERISANT WORLDWIDE, INC. AND SUBSIDIARIES

Unaudited Pro Forma Condensed Balance Sheet

(Dollars in Thousands)

	Historical March 31, 2004	Pro Forma Adjustments			Pro Forma
ASSETS
Current assets:
Cash and cash equivalents	$11,430			$(11)	$
Accounts receivable, net	86,428
Inventories	32,352
Prepaid expenses and other	7,097
Deferred income taxes	3,283

Total current assets	140,590
Property and equipment, net	38,985
Trademarks, net	252,301
Goodwill, net	107,304
Deferred financing costs, net	18,535			(1)
Note receivable from officer	3,947
Investment in equity affiliate	697
Other non-current assets	604

Total assets	$562,963

LIABILITIES
Current liabilities:
Accounts payable	$31,138	$			$
Accrued liabilities	53,070
Current maturities of long-term obligations	7,009			(2)

Total current liabilities	91,217
Long-term obligations:
Existing senior credit facility	231,649			(2)
Existing senior subordinated notes and discount notes	303,503			(2)
Other long-term obligations	407
New credit facility	—			(3)
New senior subordinated notes	—			(4)
Derivatives	—			(6)
Deferred income taxes	12,297
Other liabilities	26,788

Total liabilities	665,861

Temporary equity	—			(9)
STOCKHOLDERS' EQUITY (DEFICIT)
Common stock	91			(5)
Additional paid-in capital	—
Due from employees	(767)		—			—
Retained deficit	(95,022)			(10)
Accumulated other comprehensive loss	(5,479)
Cost of treasury stock	(1,721)
Class A common stock, $0.01 par value per share	—			(7)
Class B common stock, $0.01 par value per share	—			(8)

Total stockholders' deficit	(102,898)

Total liabilities and stockholders' deficit	$562,963	$			$

The accompanying notes are an integral part of the unaudited pro forma condensed financial statements.

 MERISANT WORLDWIDE, INC. AND SUBSIDIARIES

Notes to Unaudited Pro Forma Condensed Balance Sheet

(Dollars in Thousands)

(1)
To record the write-off of deferred financing costs related to the payments of existing indebtedness and to record the deferred financing costs related to the new senior credit facility and senior subordinated notes, as follows:

Write-off of existing deferred financing costs	$
Record deferred financing costs—senior subordinated notes
Record deferred financing costs—new senior credit facility

$

(2)
The adjustment reflects the payment of existing indebtedness with the proceeds from the issuance of the IDSs, separate senior subordinated notes and the new senior credit facility. See "Use of Proceeds" and "Capitalization."

(3)
The adjustment reflects indebtedness incurred under term loans entered into as part of the new senior credit facility. The new senior credit facility is a $255.0 million senior secured credit facility consisting of (a) up to $40.0 million of Euro Term Loan A, (b) up to $180.0 million of Term Loan B, and (c) a $35.0 million revolving credit facility.

(4)
The adjustment reflects the issuance of senior subordinated notes of $         million as (a) $         million of senior subordinated notes represented by IDSs and (b) $         million of separate senior subordinated notes.

(5)
The exchange of existing common stock for new Class B common stock will be accounted for similar to a stock reorganization transaction, with the basis of the existing common stock carrying over to the new Class B common stock. The adjustment reflects the transfer of the basis from existing common stock to Class B common stock.

(6)
To record the estimated fair value of the embedded derivative related to the exchange feature associated with the Class B common stock with a corresponding increase to retained deficit.

(7)
The adjustments reflect the issuance of the Class A common stock represented by IDSs. Shares of Class A common stock with a value of $         million represent $        million of relative fair value less transaction costs of $          . The transaction costs were allocated based on the relative fair value of the Class A common stock represented by IDSs.

(8)
To record the purchase of Class B common stock. The excess of the purchase price over the par value of the Class B common stock has been recorded as an increase to retained deficit.

(9)
Because shares of Class B common stock will be exchangeable for IDSs consisting of shares of Class A common stock and senior subordinated notes, we will reclassify, on the Class B issuance date, an amount from permanent equity to temporary equity equal to the discounted face value of the senior subordinated notes by recognizing a charge to retained deficit and an increase to temporary equity. The amount recorded as temporary equity will then be accreted to equal the face value of the senior subordinated notes represented by IDSs via increases to retained deficit and increases to the carrying value of temporary equity over the period from the Class B issuance date to the first date that shares of Class B common stock may be exchanged for IDSs. The present value computation is based on the time period from the issue date to the first exchange date (i.e., two years) using a discount rate equal to the original rate on the senior subordinated notes.

(10)	Summary of adjustments related to retained deficit:
	Write-off of deferred financing costs	$
Tender premiums for the early redemption of our discount notes and Merisant's existing senior subordinated notes
Stock appreciation rights triggered by the Transactions
Expense associated with the cancellation of existing interest rate derivative agreements
Repurchase of Class B common stock
Recognition of Class B exchange option embedded derivative
Recognition of temporary equity related to Class B common stock

$

(11)	A summary of the adjustments related to cash are as follows:
	Net cash proceeds from the Transactions	$
Amount required to fund capital expenditure payments for 2004
Amounts due under key executive agreement

$

SELECTED CONSOLIDATED FINANCIAL DATA

        The following table shows our selected historical consolidated financial data for the period from March 17, 2000 (our date of inception) to December 31, 2000, the years ended December 31, 2001, 2002 and 2003 and the three months ended March 31, 2003 and 2004. Our selected historical consolidated financial data for the period from March 17, 2000 to December 31, 2000 and the years ended December 31, 2001, 2002 and 2003 were derived from our audited consolidated financial statements. Our selected historical consolidated financial data as of March 31, 2004 and for the three months ended March 31, 2003 and 2004 were derived from our unaudited consolidated financial statements which, in the opinion of our management, include all normal, recurring adjustments necessary for the fair presentation of our consolidated financial condition, results of operations and cash flows for the periods then ended. This selected consolidated financial data should be read in conjunction with, and is qualified in its entirety by, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and accompanying notes included elsewhere in this prospectus.

		Year Ended December 31,			Three Months Ended March 31,
	Period From March 17, 2000 to December 31, 2000
		2001	2002	2003	2003	2004
	(in millions)
Income Statement Data:
Net sales	$278.4	$343.1	$349.6	$352.3	$75.5	$77.8
Cost of sales	109.5	134.6	134.5	138.0	30.6	31.0

Gross profit	168.9	208.5	215.1	214.3	44.9	46.9

Operating expenses:
Marketing and selling expenses	56.1	69.3	77.1	81.4	20.4	21.6
Administration expenses	24.3	31.1	32.0	35.4	9.2	10.4
Amortization of intangibles	29.0	36.2	28.7	22.2	5.5	5.6
Start-up expenses	20.7	13.7	0.7	—	—	—
Restructuring expenses	—	0.7	2.3	8.2	0.1	1.2

Total operating expenses	130.1	151.1	140.8	147.2	35.3	38.8

Income from operations	38.9	57.4	74.2	67.1	9.6	8.1

Other expenses (income):
Interest expense, net	36.2	42.2	33.6	37.7	7.4	13.3
Cost of refinancing	—	—	7.1	29.8	—	—
Euro-denominated loan foreign exchange loss	—	—	—	5.2	—	—
Other (income) expense, net	(0.3)	1.5	0.6	(7.6)	0.7	(1.2)

Total other expenses	35.9	43.7	41.4	65.1	8.0	12.1

Income (loss) before income taxes	2.9	13.7	32.8	2.0	1.6	(4.1)
Provision for income taxes	5.1	7.4	8.1	19.7	0.7	0.4

Net income (loss)	$(2.2)	$6.3	$24.7	$(17.6)	$0.9	$(4.5)

Cash Flow Data:
Cash flows provided by operating activities	$69.9	$42.5	$55.9	$68.4	$15.1	$6.9
Cash flows used in investing activities	(589.6)	(15.4)	(7.1)	(8.3)	(1.4)	(2.2)
Cash flows provided by (used in) financing activities	549.9	(42.9)	(56.8)	(58.4)	(11.6)	(2.1)
Financial and Other Data:
Bank EBITDA(1)	$93.5	$115.0	$115.6	$110.2	$17.0	$17.3
Depreciation and amortization	33.7	44.7	38.3	33.2	7.9	8.0
Capital expenditures	8.8	15.4	7.1	6.0	1.0	2.2
Ratio of earnings to fixed charges(2)	1.1x	1.3x	1.9x	1.1x	1.1x	0.7x

	At December 31,				At March 31,
	2000	2001	2002	2003	2004
Balance Sheet Data:
Cash and cash equivalents	$30.2	$14.3	$6.3	$8.8	$11.4
Working capital(3)	47.7	21.8	27.9	48.9	49.4
Total assets	669.4	640.9	580.8	575.5	563.0
Senior debt	346.4	303.1	310.4	241.7	238.7
Total debt(4)	408.2	365.3	310.4	542.9	542.2
Stockholders' equity (deficit)	155.9	150.1	162.8	(98.4)	(102.9)
Total capitalization	564.1	515.4	473.2	444.5	439.3

(1)
"Bank EBITDA" as presented herein is the measure upon which the covenants contained in our new senior credit facility and the indenture governing the senior subordinated notes are measured. Bank EBITDA excludes interest expense, income tax expense and depreciation and amortization, as well as items such as expenses related to start-up costs, restructuring expenses and other non-cash items.

  The following table illustrates the reconciliation of Bank EBITDA to cash flow from operating activities, which management believes is the most nearly equivalent GAAP measure. The adjustments set forth below are those relevant to the periods presented.

		Year Ended December 31,			Three Months Ended March 31,
	Period From March 17, 2000 to December 31, 2000
		2001	2002	2003	2003	2004
	(in millions)
Net cash provided by operating activities	$69.9	$42.5	$55.9	$68.4	$15.1	$6.9
Provision for income taxes, net of deferred income tax provision	6.8	5.4	3.8	9.8	1.2	0.7
Interest expense, net of non-cash interest expense	33.7	39.2	31.0	34.1	6.7	10.3
Cash costs of refinancing	—	—	5.3	—	—	—
Start-up expenses(a)	20.7	13.7	0.7	—	—	—
Restructuring expenses(b)	—	0.7	2.3	8.0	0.1	1.2
Other non-cash items(c)	—	—	0.7	(0.2)	—	—
Equity in income (loss) of affiliates	—	0.4	0.1	(0.1)	0.1	—
Net change in operating assets and liabilities	(37.6)	13.1	15.7	(9.8)	(6.3)	(1.8)

Bank EBITDA	$93.5	$115.0	$115.6	$110.2	$17.0	$17.3

  (a)
  Start-up expenses, which we expense as incurred, are costs incurred in connection with the organization of our company. We include start-up expenses as operating expenses in the accompanying consolidated statements of operations and comprehensive loss.

  (b)
  During July 2001, we announced that as a result of our evaluation of strategic options, we would immediately begin implementing a plan designed to improve both financial results and the long-term value of the business. We announced a subsequent phase of this plan in June 2002. The charges principally relate to planned employee termination costs that have been announced in each of the respective periods. The restructuring liability as of the end of each period is included in accrued expenses and other liabilities in our consolidated balance sheets. Restructuring expenses for the year ended December 31, 2003 include a non-cash component of $0.3 million, which is excluded from restructuring expenses for the purpose of reconciling net cash provided by operating activities to Bank EBITDA.

  (c)
  Other non-cash items consist of certain non-cash expenses (income) that are not included in our definition of Bank EBITDA.

  Bank EBITDA is presented herein because we believe it a useful supplement to cash flow from operating activities in understanding cash flows generated from operations that are available for tax, debt service and capital expenditures. The covenants contained in our new senior credit facility and the indenture governing the senior subordinated notes contain ratios based on this measure of Bank EBITDA. For example, we are required to defer interest on the senior subordinated notes unless our ratio of Bank EBITDA to interest expense exceeds 1.50:1.00 under our new senior credit facility. If our Bank EBITDA were to decline below certain levels, covenants in our indebtedness that are based on Bank EBITDA, including interest coverage ratio and leverage ratio, could result in, among other things, a default or mandatory prepayment under our new senior credit facility, our inability to pay dividends or a requirement that we defer interest payments on the senior subordinated notes. These covenants are summarized under "Description of Certain Indebtedness" and "Description of the Senior Subordinated Notes." However, Bank EBITDA is not a measure of liquidity under GAAP. Accordingly, while providing useful information, this measure should not be considered in isolation from, or as a substitute for, consolidated statement of cash flow data prepared in accordance with GAAP as an indication of our liquidity. In addition, the Bank EBITDA measure presented may differ from, and may not be comparable to, similarly titled measures used by other companies.

(2)
For the three months ended March 31, 2004, fixed charges exceeded earnings by $4.1 million.

(3)
Working capital is defined as total current assets minus total current liabilities.

(4)
Excludes capital lease obligations of $0.6 million at December 31, 2001, $0.3 million at December 31, 2002, $0.5 million at December 31, 2003 and $0.4 million at March 31, 2004.

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        You should read the following discussion together with our consolidated financial statements and their accompanying notes included elsewhere in this prospectus. Our discussion of results by reportable segment should be read in conjunction with Note 14 to our consolidated financial statements included elsewhere in this prospectus, which illustrates the reconciliation of Operating EBITDA to income (loss) before income taxes.

Overview

        We are the worldwide leader in the marketing of low calorie tabletop sweeteners, with an estimated 30% share of a growing global retail market which we estimate at $1.3 billion. We believe that we have the leading market share in 11 of the top 20 countries for low calorie tabletop sweetener sales. Our brands, including our premium-priced brands Equal® and Canderel®, are sold in over 85 countries and are among the most recognized low calorie tabletop sweetener products in the world, with brand awareness estimated at 85% or above in each of their respective key markets. The strength of our leading brands is evidenced by price premiums relative to most of our competitors.

        Our company was formed by an investor group led by an affiliate of Pegasus Capital Advisors, L.P. in 2000 to acquire certain assets of the tabletop sweetener business of Monsanto. Monsanto entered the sweetener market in 1985 through its acquisition of Searle, which discovered aspartame and founded the business over 20 years ago.

        We sell through multiple channels of distribution, including grocery and pharmacy retailers, food service distributors, mass merchandisers and club/warehouse retailers. We use distributors and brokers to distribute our products throughout the world and sell our products directly to selected customers in our largest markets. In 2003, $83.8 million, or 24% of our net sales, were made to Heinz, our primary distributor to the grocery and food service customers in the United States. Other than Heinz, no customer, including those serviced by Heinz, accounted for greater than 10% of our total net sales in 2003. From time to time, we reevaluate our strategy to determine whether it is more advantageous to maintain a direct sales infrastructure or to use distributors and brokers within certain markets.

        Our reportable segments are organized and managed principally by geographic region: North America, EAME, Latin America and Asia/Pacific. We review Operating EBITDA to evaluate segment performance and allocate resources. Operating EBITDA consists of segment earnings before interest expense, income tax expense and depreciation and amortization as well as items such as expenses related to start-up costs, restructuring charges and other non-cash items (including non-cash derivative gains and losses). Other (income) expense, net, as reported in our consolidated financial statements, is included in Operating EBITDA of the respective reportable segment, except for the portion of other (income) expense, net that relates to foreign currency transaction gains or losses associated with the euro-denominated debt and unrealized gains or losses on derivative instruments. Corporate expenses include corporate staff and related amounts. Corporate expenses, interest and other expenses and the provision for income taxes are centrally managed and, accordingly, such items are not presented by segment since they are excluded from the measure of segment performance utilized by management. Our assets, which are principally in the United States and Europe, are also managed geographically.

        Currently, we are positioned to leverage many of our strengths, including our leading global market position and scale, our strong brand equity, our strong and stable cash flows and our experienced management team. These strengths allow us to respond to changes in market conditions and challenges from competitors on both a global and local basis.

        Recently, we have seen some changes in the trends in our category. Most significantly, a considerable competitor has increased its efforts to penetrate both domestic and international markets.

Although these trends have, in many ways, helped to grow the category from a historically steady 2-3% growth rate to a more robust 16% in the last year, they have also presented more immediate challenges to our market share. In order to maintain our leading position in the category, we are dedicated to expanding our brand positioning to both attract new users into the category and to promote new usage among our existing customers. While we expect our marketing expenses to increase in 2004 in the range of $12 million to $15 million over prior years and to remain at an increased level in 2005 as a result of our current marketing plans, we believe that the long term effect of these plans will be a positive impact on our results of operations. Our strong financial position allows us to increase our advertising and marketing efforts while still allocating cash flows to pay down our existing debt.

Critical Accounting Estimates

        The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Accounting estimates are an integral part of the financial statements prepared by management and are based on knowledge and experience about past and current events and on assumptions about future events.

        We believe the following to be our critical accounting estimates because they are both important to the portrayal of our financial condition and results of operations and they require critical management judgements and estimates about matters that are uncertain. If actual results or events differ materially from those contemplated by us in making these estimates, our results of operations for future periods could be materially affected.

        Advertising and promotional accruals.    We expense advertising costs as incurred or in the year in which the related advertisement initially appears. We deduct consumer incentive and trade promotion activities from revenue based on amounts estimated as being due to customers and consumers at the end of a period, based principally on our historical utilization and redemption rates.

        Trade marketing.    Our trade marketing program is designed to fund direct and indirect trade customer efforts that promote the company's products. Direct trade customers are customers we sell and ship directly to, including mass marketers and larger grocery chains. Indirect trade customers are those customers served by one of our partners, such as Heinz in the United States, and related trade marketing activities are managed by and funded through our partners.

        Trade marketing spending helps generate strong retailer support of our brands, including retailer participation in promotions. Trade promotion activities include every day low price (EDLP), co-op advertising, product displays, special shelf price tagging and securing shelf space and aisle placement.

        Trade marketing deductions are recorded as reductions to sales and accrued based on volume shipped using a rate per standard case developed from historical and forecasted trade plan experience and information. We derive our trade marketing accrual assumptions from the projected spending that is expected to occur against specifically identified trade programs. Trade marketing performance is monitored monthly and if these trade programs change throughout the year or incur greater than expected expenses, we reevaluate the accrual assumption and make any necessary adjustments. We historically spend 12.5% to 14.0% of our gross sales on trade marketing, primarily related to deductions for price support. For every percentage point increase in trade marketing, we would incur a reduction in net sales of approximately $2.0 million.

        Coupons.    One of the primary methods of promoting our products to consumers in certain markets, primarily the United States, is through coupon related programs. Coupons are distributed typically as:

  •
  Free standing inserts in newspapers

  •
  Instant redeemables included on product packaging

  •
  In-store coupons at dispensers or register

  •
  Direct mail

        The month a coupon program is in place, we accrue for expected redemptions by consumers and related redemptions fees. We maintain extensive information on redemption history on coupon programs and have demonstrated the ability to reasonably predict and accrue for redemptions. If we were to experience coupon redemption rates above historical experience, we would also benefit from incremental volumes sold. The margin realized from this incremental volume would significantly offset any additional coupon expenses. However, if coupon expenses were greater than historical levels by 10% or 20%, without considering any additional margin derived from incremental volumes sold, the result would be a $0.2 million and $0.4 million reduction to gross sales, respectively. We review coupon redemption rates monthly and if there is deviation from expectation, the accrual is adjusted accordingly.

        Allowance for doubtful accounts.    We record an allowance for doubtful accounts as an estimate of the inability of our customers to make their required payments. The determination of the allowance requires us to make assumptions about the future ability to collect amounts owed from customers. Changes to these assumptions or estimates could have a material impact on our results of operations. When determining the amount of the allowance for doubtful accounts, we consider a number of factors. Most importantly, an aging of the accounts receivable that lists past due amounts according to invoice terms is reviewed. In addition, we consider the current economic environment, the credit rating of the customers, general overall market conditions and historical experience.

        Once the determination is made that a customer is unlikely to pay, we will record a charge to bad debt expense in the income statement and an increase to the allowance for doubtful accounts. When it becomes certain the customer cannot pay, the receivable is written off against the allowance for doubtful accounts.

        From our inception on March 17, 2000, we have only experienced one significant customer bankruptcy, Kmart Corporation, which was announced at the end of 2001 and resulted in a charge against the allowance for doubtful accounts in the amount of $0.9 million. In 2003, we experienced no significant charges against the allowance for doubtful accounts. The allowance for doubtful accounts as of December 31, 2003 was $2.0 million, or 1% of sales, versus $1.4 million, or 0.4% of sales, as of December 31, 2002. In 2003, we recorded a sales return allowance in Asia Pacific related to a limited recall in the amount of $0.2 million. We believe our allowance for doubtful accounts is adequate to cover any future non-payments of our customers. However, if economic conditions deteriorate significantly or if one of our large customers declares bankruptcy, a larger allowance for doubtful accounts might be necessary.

        Impairment of goodwill.    We evaluate the recoverability of goodwill by estimating the future discounted cash flows of the business. The rate used in determining discounted cash flows is a rate corresponding to our cost of capital, risk adjusted where necessary. When estimated future discounted cash flows are less than the carrying value of the net assets (tangible and identifiable intangibles) and related goodwill, impairment losses of goodwill are charged to operations. Impairment losses, limited to the carrying value of goodwill, represent the excess of the sum of the carrying value of the net assets (tangible and identifiable intangibles) and goodwill over the discounted cash flows. In determining the estimated future cash flows, we consider current and projected future levels of income as well as business trends, prospects and market and economic conditions.

        Impairment of long-lived assets.    Long-lived assets consist principally of property and equipment and trademarks. We make regular assessments to determine if factors are present which indicate that an impairment of a long-lived asset or asset group may exist. When factors indicate that an impairment may exist, we compare the sum of the undiscounted cash flows expected from the long-lived asset or asset group to the carrying amount of the asset or asset group. If this comparison indicates impairment, the carrying amount of the long-lived asset or asset group is written down to estimated fair value. The cash flows related to an asset or asset group are based on our estimates of future results and actual cash flows may differ from such estimates.

        Income taxes.    We recognize deferred taxes for the future tax effects of temporary differences between financial and income tax reporting using tax rates in effect for the years in which the differences are expected to reverse. Federal income taxes are provided on that portion of the income of foreign subsidiaries that is expected to be remitted to the United States and be taxable. We evaluate our deferred tax assets to determine whether they are more likely than not to be realized in the future and record valuation allowances against the deferred tax assets for amounts which are not considered more likely than not to be realized. The estimate of the amount that is more likely than not to be realized requires the use of assumptions concerning the amounts and timing of our future income by taxing jurisdiction. We periodically review assumptions and estimates of our probable tax obligations using historical experience in tax jurisdictions and informed judgments. Actual results may differ from those estimates.

        The following critical accounting policies address the initial and prospective accounting for the IDSs and the shares of Class A common stock and senior subordinated notes represented thereby:

        Income taxes.    We intend to account for our issuance of the IDSs in this offering as representing an issuance of separate securities, shares of Class A common stock and senior subordinated notes and to allocate the proceeds received for each IDS unit between the Class A common stock and senior subordinated notes in proportion to their respective fair market values at the time of issuance. Accordingly, we will account for the senior subordinated notes represented by the IDSs as long-term debt bearing a stated interest rate of      % maturing on                        , 2019. We believe, based on the opinion of our special counsel discussed more fully below under "Material U.S. Federal Income Tax Considerations—Senior Subordinated Notes—Characterization of Senior Subordinated Notes," that the senior subordinated notes should be treated as debt for U.S. federal income tax purposes. We intend to annually deduct interest expense of approximately $                  on the senior subordinated notes from taxable income for U.S. federal and state income tax purposes. There can be no assurance that the classification of senior subordinated notes as debt (or the amount of interest expense deducted) will not be challenged by the IRS or will be sustained if challenged, although to date we have neither been informed by the IRS that they believe that the senior subordinated notes should be treated as equity rather than debt for U.S. federal and state income tax purposes, nor have we sought a ruling from the IRS that the senior subordinated notes should be treated as debt. If our treatment of the senior subordinated notes as debt is put at risk in the future as a result of a future ruling by the IRS or judicial decision, including an adverse judicial decision or ruling by the IRS for other IDSs or our own IDSs such that the senior subordinated notes are required to be treated as equity for income tax purposes, we may need to consider the effect of such developments on the determination of our future tax provisions and obligations. In the event the senior subordinated notes are required to be treated as equity for income tax purposes, then the cumulative interest expense associated with the senior subordinated notes would not be deductible from taxable income and we would be required to recognize additional tax expense and establish a related income tax liability. The additional tax due to the federal and state authorities would be based on our taxable income or loss for each of the years that we claim the interest expense deduction and would adversely effect our financial position, cash flow, and liquidity, and could affect our ability to make interest or dividend payments on the senior subordinated notes and the shares of common stock represented by the IDSs and could affect our ability to continue as a going concern. We do not currently intend to record a liability for a potential disallowance of this interest expense deduction. In addition, non-U.S. holders of our IDS units could be subject to withholding taxes on the payment of interest treated by the IRS or the courts as dividends on equity which could subject us to additional liability for the withholding taxes that we do not collect on such payments.

        As discussed more fully below under "Material U.S. Federal Income Tax Considerations—Senior Subordinated Notes—Characterization of Senior Subordinated Notes," the determination as to whether an instrument is properly classified as debt or equity for United States federal income tax purposes is based on all the facts and circumstances. There is no clear statutory definition of debt, and the characterization of an instrument as debt or equity is governed by principles developed in the case law, which analyzes numerous factors that are intended to identify the formal characteristics of, and the economic substance of, the investor's interest in us. In light of the representations and determinations described in the section referred to above and their relevance to several of the factors analyzed in the case law, and taking into account the facts and circumstances relating to the issuance of the senior subordinated notes (including the separate issuance of senior subordinated notes in this offering), we believe, based on the opinion of our special counsel which is discussed more fully below under "Material U.S. Federal Income Tax Considerations—Senior Subordinated Notes—Characterization of Senior Subordinated Notes," that the senior subordinated notes should be treated as debt for U.S. federal income tax purposes. We intend to take such position, and therefore our financial statements will not reflect a tax liability related to this position. However, there can be no assurance that this position would be sustained if challenged by the IRS.

        Additionally, there can be no assurance that the IRS will not challenge the determination that the interest rate on the senior subordinated notes represents an arm's length rate. If the IRS were successful in such a challenge, then any excess of the interest paid on the senior subordinated notes over the deemed arm's length amount would not be deductible by us and could be characterized as a dividend payment instead of an interest payment for U.S. federal income tax purposes. In such case, our taxable income and, thus, our U.S. federal income tax liability could be materially increased. We intend to determine, upon consummation of this offering, the appropriate arm's length interest rate on the senior subordinated notes with reference to a number of factors, including the price obtained on the sale of the separate senior subordinated notes (not represented by IDSs) which have the same terms as the senior subordinated notes included in the IDSs.

        IDSs and Class B common stock.    Our IDSs represent common stock, senior subordinated notes and embedded derivative features that may require bifurcation under FASB Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities ("FAS 133")." Upon completion of this offering, proceeds from the issuance of the IDSs will first be allocated, based upon relative fair value at the issuance date, to Class A common stock and the senior subordinated notes. If it is determined at the time of issuance that any of the embedded derivatives are required to be bifurcated and separately accounted for, then a portion of the proceeds from the original issuance will also be allocated to the embedded derivatives equal to the combined fair value of the embedded derivatives that require bifurcation. If a portion of the initial proceeds is allocated to any of the derivatives, the proceeds allocated to the senior subordinated notes will be reduced and the senior subordinated notes will be recorded at a discount and accreted to their redemption value as a component of interest expense using the effective interest method. Any such allocation will not affect the tax treatment of the IDSs.

        The Class A common stock portion of the IDS unit will be included in stockholders' equity, net of the related portion of the IDS transaction costs allocated to Class A common stock, and dividends paid on the Class A common stock will be recorded as a reduction to retained earnings when declared by us. The senior subordinated debt portion of the IDS unit will be included in long-term debt, and the related portion of the IDS transaction costs allocated to the notes will be capitalized as deferred financing costs and amortized to interest expense using the effective interest method. Interest on the senior subordinated notes will be charged to expense as accrued by us. Any derivatives requiring bifurcation will be recorded as a liability as required by FAS 133 and will be marked to market with changes in fair value being recorded in earnings. We intend to determine the fair value of the Class A common stock, the senior subordinated notes and any embedded derivatives that require bifurcation through the utilization of a third party valuation firm and the sale of the separate senior subordinated notes with the same terms that are part of this offering.

        In connection with our reorganization and pursuant to our SAR Plan, we will issue shares of Class B common stock to certain current equity holders. A portion of the Class B common stock will then be reacquired in a treasury stock transaction using the proceeds from the IDS offering, the new revolving facility and the new senior indebtedness. The excess of the purchase price over the par value of the Class B common stock will be charged to and will increase our accumulated retained deficit. The Class B common stock may, subject to certain conditions, be exchanged in the future for IDSs. The Class B common stock dividends will be equal to the amount per share paid to holders of Class A common stock. Because we have two classes of common stock, net income will be allocated between the two classes of common stock for purposes of computing earnings per share.

        Holders of our Class B common stock have agreed to restrictions on the transferability of the Class B common stock. Beginning on the 181st day after the consummation of this offering, holders of our Class B common stock will have the right to exchange their Class B common stock for the equivalent value of IDSs under certain circumstances. However, until the second anniversary of the consummation of this offering, the amended and restated shareholders agreement will restrict the holders of our Class B common stock from exercising such exchange right if following the exchange the holders of our Class B common stock would hold less than            shares. See "Description of Capital Stock."

        Because the embedded right in the Class B common stock allowing the holder to exchange the Class B shares for an IDS unit is a derivative requiring bifurcation, we will be required to establish a liability equal to the fair value of the embedded derivative with an offsetting reduction of stockholders' equity, including reducing the carrying value of the remaining Class B common stock outstanding to zero. Thereafter, changes in the carrying value of the liability from the issue date until the exchange date will be required to be included in the income statement. Upon exchange of the Class B common stock for an IDS unit, the carrying value of the derivative liability on the exchange date will be treated as deemed proceeds for the IDS unit. Such deemed proceeds will be allocated among the Class A common stock and the senior subordinated debt underlying the IDS units based on their respective relative fair values on the exchange date. If the amount assigned to the senior subordinated debt component of the IDS on the exchange date is less than the face value of the related debt, then the discount will be amortized to interest expense over the remaining term of the senior subordinated debt.

        Subsequent issuances of IDSs or senior subordinated notes.    Upon completion of any subsequent issuances of IDSs, proceeds from such subsequent issuances will be allocated, based upon relative fair value at the issuance date, to Class A common stock and the senior subordinated notes. The Class A common stock portion of the IDSs will be included in stockholders' equity, net of the related portion of any IDS transaction costs allocated to the Class A common stock. The senior subordinated debt portion of the IDSs will be included in long-term obligations, and the related portion of any IDS transaction costs allocated to the senior subordinated notes will be capitalized as deferred financing costs and amortized to interest expense using the effective interest method.

        Upon completion of any subsequent issuances of senior subordinated notes, proceeds from such subsequent issuances will be included in long-term obligations, and any transaction costs related to the senior subordinated notes will be capitalized as deferred financing costs and amortized to interest expense using the effective interest method.

        We will consider, at the time of any subsequent issuances of IDSs with OID related to the senior subordinated note portion of the IDSs or senior subordinated notes with OID, whether such OID changes our original conclusions that the embedded call and put options are not required to be bifurcated and accounted for separately. If it is determined at the time of any subsequent issuances that any embedded derivatives require bifurcation and separate accounting, then a portion of the proceeds from such subsequent issuances will be allocated to the embedded derivatives equal to the fair value of the embedded derivatives that require bifurcation. If a portion of the proceeds is allocated to any of the derivatives, the proceeds allocated to the senior subordinated notes will be reduced and the senior subordinated notes will be recorded at a discount and accreted to their redemption value as a component of interest expense using the effective interest method.

Three Months Ended March 31, 2004 Compared to Three Months Ended March 31, 2003

Results of Operations

        The following table sets forth certain of our financial data for the three month periods ended March 31, 2003 and 2004.

			Three Months Ended March 31,
	Three Months Ended March 31,
					Better/(Worse) than Prior Period
	2003	2004	2003	2004
	(in millions) (unaudited)		as % of Sales		Dollars	%
Net sales	$75.5	$77.8	100%	100%	$2.3	3%
Cost of sales	30.6	31.0	41%	40%	(0.4)	(1)%

Gross profit	44.9	46.9	59%	60%	2.0	4%

Operating expenses:
Marketing and selling expenses	20.4	21.6	27%	28%	(1.2)	(6)%
Administration expenses	9.2	10.4	12%	13%	(1.2)	(13)%
Amortization of intangibles	5.5	5.6	7%	7%	(0.1)	(2)%
Start-up expenses	—	—	—%	—%	—	—%
Restructuring expenses	0.1	1.2	—%	2%	(1.1)	(1100)%
Total operating expenses	35.3	38.8	47%	50%	(3.5)	(10)%

Income from operations	9.6	8.1	13%	10%	(1.5)	(16)%

Other expenses (income):
Interest income	(0.2)	(0.1)	(—)%	(—)%	(0.1)	(50)%
Interest expense	7.6	13.4	10%	17%	(5.8)	(76)%
Costs of refinancing	—	—	—%	—%	—	—%
Other expense (income), net	0.7	(1.2)	1%	(2)%	1.9	271%

Total other expenses	8.0	12.1	11%	16%	(4.1)	(51)%
Income (loss) before income taxes	1.6	(4.1)	2%	(5)%	(5.7)	(356)%
Provision for income taxes	0.7	0.4	1%	1%	0.3	43%

Net income (loss)	$0.9	$(4.5)	1%	(6)%	$(5.4)	(600)%

        For each of the periods discussed below, the information set forth under the caption "—Consolidated Results" represents an overview of our results of operations on a consolidated basis. Additional detail regarding our results of operations can be found under the caption "—Segment Results" for each period discussed below.

  Consolidated Results

        Net sales.    The increase in consolidated net sales was attributable to approximately $5.0 million in favorable currency translation, due mainly to strengthening of currencies in the EAME region.

Additionally, strong sales in the food service channel in North America, growth in some key markets outside of the United States, such as the United Kingdom, Italy and Argentina, and sales related to the acquisition of the NoSucar™ trademark in Latin America contributed to the sales growth. These favorable impacts on consolidated sales were partially offset by lower volumes in the North American grocery and club channels and certain markets in the other regions, as described in our segment results.

        Cost of sales.    Cost of sales increased mainly due to currency translation, but this was partially offset by favorable manufacturing variances and the impact of lower inventory costs as compared to 2003 as discussed in our segment results. Overall, gross margin increased slightly from 59% to 60%.

        Operating expenses.    Marketing and selling expenses increased approximately $2.0 million due to currency impacts. Administration expenses also increased due to higher legal and research and development expenses of approximately $1.5 million. Savings from restructuring actions of approximately $1.5 million partially offset these increases. During the first three months of 2004, we continued our plan designed to improve both financial results and the long-term value of our business. As a result of these actions, we recorded restructuring charges for workforce reductions of $1.2 million in the first three months of 2004 as compared to $0.1 million in the first three months of 2003. The restructuring charges incurred in the first quarter of 2004 relate to new employee termination costs in the EAME region and are expected to be fully paid by the end of the second quarter. Additional information regarding restructuring charges and the related liability can be found in Note 3 to the unaudited consolidated interim financial statements found elsewhere in this prospectus.

        Interest.    Net interest expense increased due to higher debt balances and interest rates resulting from our recapitalization, which occurred in July and November 2003.

        Other expense/income, net.    The favorable increase is mainly attributable to a $1.1 million currency gain in the first three months of 2004 on the euro-denominated debt issued in July 2003 and currency remeasurement losses that were incurred in the first three months of 2003 that did not repeat in the first three months of 2004.

        Taxes.    For the three months ended March 31, 2004, we recorded a $0.4 million tax provision on a loss before income taxes of $4.1 million. The unusual relationship of our tax provision to our pre-tax loss in the first quarter of 2004 relates to increased tax loss carryforwards generated for which we have not recorded a tax benefit and tax expense in certain non-U.S. locations. We determined that we have not satisfied the "more likely than not" test with respect to these deferred tax assets and have increased our total valuation allowance by $4.1 million to $28.9 million. We will continue to assess the valuation allowances, and, to the extent we determine that such allowances are no longer required, these deferred tax assets will be recognized in the future.

        In February 2004, our operating subsidiary in Switzerland received a Federal Tax Exemption from the Swiss tax authorities. The tax exemption is retroactive to January 1, 2003 and is effective through December 31, 2011. The impact of this tax exemption of $1.4 million was recorded as a tax benefit in the first quarter of 2004, in a treatment similar to the treatment used to record a change in enacted tax laws.

  Segment Results

        The following table presents net sales and Operating EBITDA expressed in millions of dollars for each of our reportable segments (totals may not foot due to rounding):

	Net Sales				Operating EBITDA(1)
	Three Months Ended March 31,		Better/(Worse) than Prior Year		Three Months Ended March 31,		Better/(Worse) than Prior Period
	2003	2004	$	%	2003	2004	$	%
	(in millions)				(in millions)
North America	$32.7	$32.4	$(0.3)	(1)%	$13.5	$12.2	$(1.3)	(10)%
Operating EBITDA Margin					41%	38%	(3)%
EAME	30.0	31.6	1.6	5%	7.6	9.0	1.4	18%
Operating EBITDA Margin					25%	28%	3%
Latin America	8.7	9.1	0.4	5%	2.5	2.0	(0.5)	(20)%
Operating EBITDA Margin					29%	22%	(7)%
Asia/Pacific	4.0	4.7	0.7	18%	(0.6)	0.3	0.9	150%
Operating EBITDA Margin					(15)%	6%	21%

(1)
"Operating EBITDA" as used with respect to our operating segments is a measure upon which management assesses the financial performance of these segments. Operating EBITDA excludes interest expense, income tax expense and depreciation and amortization, as well as items such as expenses related to start-up costs, restructuring expenses and other non-cash items. See Note 2 to the unaudited consolidated interim financial statements found elsewhere in this prospectus for a description of Operating EBITDA and a reconciliation of Operating EBITDA to income (loss) before income taxes. Operating EBITDA margin represents Operating EBITDA as a percentage of net sales.

  North America

        Net sales.    Overall, North American volumes increased, as growth in the lower margin food service channel was partially offset by lower volumes in other channels. The growth in the food service channel was mainly fueled by stronger consumption, along with some benefit from increased inventory levels at our distributor. The decrease in net sales in our North American segment was principally attributable to volume declines in a few highly profitable channels, mainly grocery and club. The decrease in grocery channel volumes is mainly due to lower consumer demand for our products. The reduction in the club channel is primarily related to the timing of promotional activities.

        Operating EBITDA.    The decrease in Operating EBITDA was primarily related to the reduction in sales previously discussed and increased selling and marketing expenses. Operating EBITDA margin decreased due primarily to the increased selling and marketing expenses previously discussed.

  EAME

        Net sales.    The net sales increase in EAME resulted from the favorable impact of currency translations. Although there was volume growth in the United Kingdom and Italy, those increased sales were more than offset by a volume decline in a number of other parts of the region, mainly France, Africa, Germany and the Middle East.

        Operating EBITDA.    Operating EBITDA increased mainly due to the impact of strengthened currency in the region. The increase in Operating EBITDA margin was primarily due to an increase in gross margin due primarily to the favorable year over year impact of inventory costs and favorable manufacturing price variances.

  Latin America

        Net sales.    The increase in Latin American sales was mainly due to the strengthening economic conditions in Argentina and Chile and increased sales in Central America primarily due to the NoSucar™ acquisition. These increases were partially offset by a strategic decision after the first quarter of 2003 to halt shipments to certain customers in the Caribbean region due to suspected diversion of products priced and intended for sales in their region back into the U.S. market.

        Operating EBITDA.    Operating EBITDA remained relatively flat in the first three months of 2004 compared to the first three months of 2003. The margin impact of the increased sales was offset by increased costs related to inventory obsolescence, duties, promotions and manufacturing variances.

  Asia/Pacific

        Net sales.    Net sales in the Asia/Pacific region increased primarily due to strengthening currency in Australia/New Zealand, our biggest market in the region.

        Operating EBITDA.    Operating EBITDA increased mainly due to favorable gross margins. Gross margins increased due to unfavorable inventory costs and negative overhead absorption variances in the first three months of 2003 which did not repeat in the first three months of 2004.

Corporate Expenses

        Corporate expenses increased slightly from $6.0 million in the first three months of 2003 to $6.2 million in the first three months of 2004, primarily due to higher legal fees, research and development spending and performance-based incentive expense of approximately $1.5 million, partially offset by restructuring savings of approximately $0.5 million.

Year Ended December 31, 2003 Compared to Year Ended December 31, 2002

Results of Operations

        The following table sets forth certain of our financial data for the years ended December 31, 2002 and 2003:

			Year Ended December 31,
	Year Ended December 31,
					Better/(Worse) than Prior Year
	2002	2003	2002	2003
	(in millions)		as % of Sales		Dollars	%
Net sales	$349.6	$352.3	100%	100%	$2.7	1%
Cost of sales	134.5	138.0	38%	39%	(3.5)	(3)%

Gross profit	215.1	214.3	62%	61%	(0.7)	(—)%

Operating expenses:
Marketing and selling expenses	77.1	81.4	22%	23%	(4.4)	(6)%
Administration expenses	32.0	35.4	9%	10%	(3.3)	(10)%
Amortization of intangibles	28.7	22.2	8%	6%	6.5	23%
Start-up expenses	0.7	—	—%	—%	0.7	100%
Restructuring expenses	2.3	8.2	1%	2%	(5.9)	(255)%
Total operating expenses	140.8	147.2	40%	42%	(6.4)	(5)%

Income from operations	74.2	67.1	21%	19%	(7.1)	(10)%

Other expenses (income):
Interest income	(1.1)	(0.8)	—%	—%	(0.3)	(28)%
Interest expense	34.8	38.5	10%	11%	(3.7)	(11)%
Costs of refinancing	7.1	29.8	2%	8%	(22.6)	(316)%
Other expense (income), net	0.6	(2.4)	—%	(1)%	3.0	475%

Total other expenses	41.4	65.1	12%	18%	(23.7)	(57)%

Income before income taxes	32.8	2.0	9%	1%	(30.8)	(94)%
Provision for income taxes	8.1	19.7	2%	6%	(11.6)	(143)%

Net income (loss)	$24.7	$(17.6)	7%	(5)%	$(42.3)	(171)%

Consolidated Results

        Net sales.    The increase in consolidated net sales was attributable to approximately $17 million in positive currency translation, net of hedging losses, derived from all non-US regions, but primarily EAME. Additionally, growth in the drug and food service channels in North America, growth in some key markets, such as the Middle East and Australia/New Zealand, and sales related to the acquisition of the NoSucar™ trademark in Latin America contributed to the sales growth. This was partially offset by lower volumes in the North American grocery and club channels and certain markets in the other regions, primarily the UK and the Caribbean, as described in our segment results.

        Cost of sales.    Cost of sales increased mainly due to currency translation, plant equipment write-offs, inventory write-offs and timing of product improvements. These increases in cost of sales were partially mitigated by significant material cost improvements. This resulted in a slight overall decrease in gross margin from 62% to 61%.

        Operating expenses.    Marketing, selling and administration expenses increased approximately $7.0 million due to the unfavorable impact of currency translations and approximately $2.0 million due to higher performance-based incentive accruals. In addition, marketing and selling expenses increased approximately $5.0 million due to higher marketing investment in North America and EAME, partially offset by marketing investment reductions of approximately $1.5 million in Latin America and Asia/Pacific, lower selling expenses of approximately $2.0 million in North America and EAME and savings from restructuring actions of approximately $3.5 million. Amortization expense decreased as trademark usage rights were fully amortized by the end of 2002. Start-up expenses no longer exist in 2003, as our transition to a stand-alone company was complete in 2002. During June 2002, we announced that as a result of our evaluation of strategic options, we would immediately begin implementing a plan designed to improve both financial results and the long-term value of our business. As a result of these actions, we recorded restructuring charges for workforce reductions of $2.3 million in 2002 and $8.2 million in 2003. Cash payments related to restructuring liabilities totaled $1.6 million in 2002 and $4.5 million in 2003. Savings in 2003 related to these restructuring actions approximated $8.0 million. Had all actions taken through December 31, 2003 been in place as of January 1, 2003, estimated savings would have been approximately $10.0 million.

        Interest.    Net interest expense increased due to higher debt balances and interest rates resulting from our recapitalization, which occurred in July and November 2003.

        Costs of refinancing.    In conjunction with the refinancing of our credit facility in July 2003, we wrote off $8.7 million of deferred financing fees associated with our previous credit facility and recognized $21.1 million of derivative losses related to interest rate swaps and collars associated with the old debt which were previously deferred as a component of other accumulated comprehensive loss. In 2002, we refinanced our subordinated debt and incurred $7.1 million in refinancing costs.

        Other expense/income, net.    Other expenses decreased due to a $5.8 million gain on derivative instruments offset by the impact of the strengthened euro on the euro-denominated debt issued in July 2003.

        Taxes.    Our reported effective tax rate was 25% in the year ended December 31, 2002. In the year ended December 31, 2003, we recorded a $19.7 million tax provision on income before income taxes of $2.1 million. The unusual relationship of our tax provision to our pre-tax loss in 2003 relates to increased tax loss carryforwards and other deferred tax assets for which we have not recorded a tax benefit. We determined that we have not satisfied the "more likely than not" test with respect to these deferred tax assets and have increased our total valuation allowances by $21.2 million to $24.8 million. We will continue to assess the valuation allowances and, to the extent we determine that such allowances may no longer be required, these deferred tax assets will be recognized in the future.

Segment Results

        The following table presents net sales and Operating EBITDA expressed in millions of dollars for each of our reportable segments (totals may not foot due to rounding):

	Net Sales				Operating EBITDA(1)
	Year Ended December 31,		Better/(Worse) than Prior Year		Year Ended December 31,		Better/(Worse) than Prior Year
	2002	2003	$	%	2002	2003	$	%
	(in millions)				(in millions)
North America	$167.2	$161.0	$(6.2)	(4)%	$77.8	$75.2	$(2.6)	(3)%
Operating EBITDA Margin					47%	47%	—%
EAME	109.2	123.9	14.7	13%	36.6	38.7	2.1	6%
Operating EBITDA Margin					33%	31%	(2)%
Latin America	54.2	46.7	(7.5)	(14)%	20.9	15.7	(5.2)	(25)%
Operating EBITDA Margin					39%	34%	(5)%
Asia/Pacific	19.0	20.7	1.7	9%	0.6	0.6	—	(9)%
Operating EBITDA Margin					3%	3%	—%

(1)
"Operating EBITDA" as used with respect to our operating segments is a measure upon which management assesses the financial performance of these segments. Operating EBITDA excludes interest expense, income tax expense and depreciation and amortization, as well as items such as expenses related to start-up costs, restructuring expenses and other non-cash items. See Note 14 to the consolidated financial statements found elsewhere in this prospectus for a description of Operating EBITDA and a reconciliation of Operating EBITDA to income (loss) before income taxes. Operating EBITDA margin represents Operating EBITDA as a percentage of net sales.

  North America

        Net sales.    The sales decrease in our North American segment was principally attributable to volume decline in a few channels, mainly grocery and club, and additional expenses related to the potential introduction of new products. The decrease in grocery channel volumes was due to lower consumer demand. The reduction in the club channel was due to lower consumption and the temporary removal of a product from a limited number of stores during the second half of 2003.

        Operating EBITDA.    Operating EBITDA decreased due to a reduction in sales and increased marketing investment, partially offset by improved cost of sales. Operating EBITDA margin was relatively flat as stronger gross margins were partially offset by higher marketing spending. Gross margin increased due to savings in product costs and favorable product mix.

  EAME

        Net sales.    The net sales increase in EAME resulted from the favorable impact of currency translations. Although there was volume growth in Middle East/Africa and Hungary, those sales were more than offset by a decline in a number of other countries, mainly the UK.

        Operating EBITDA.    Operating EBITDA increased mainly due to the impact of strengthened currency in the region partially offset by an increase in marketing investment in select countries.    The decrease in Operating EBITDA margin was primarily due to a decline in gross margin coupled with an increase in marketing and selling expenses as a percentage of net sales. Gross margin declined primarily due to inventory write-offs and increased depreciation.

  Latin America

        Net sales.    The decrease in Latin American sales is mainly due to a strategic decision to halt shipments to certain customers in the Caribbean region. Also negatively impacting sales are lower volumes across portions of the region due to the continued negative economic environment and our decision to exit the unprofitable Brazilian market. Increased sales in Central America due to a trademark acquisition partially offset these declines.

        Operating EBITDA.    Operating EBITDA decreased mainly due to the reduction in sales described above and higher manufacturing expenses. The decrease in Operating EBITDA margin was primarily due to a decline in gross margin and an increase in marketing, selling and administrative expenses as a percentage of net sales. Gross margin declined primarily due to higher manufacturing expenses during 2003 when compared to unusually low manufacturing expenses in 2002 relating to the devaluation of the Argentine peso. Sales declines outpaced marketing, selling and administration expense reductions, resulting in an increase in these expenses as a percent of sales.

  Asia/Pacific

        Net sales.    Net sales in the Asia/Pacific region increased primarily due to volume growth in Australia/New Zealand, our biggest market in the region, and the favorable impact of currency translations. This increase was somewhat offset by lower volumes in Asia attributable to SARS, uncertainty generated by the hostilities in Iraq and a return allowance for sales of certain SKUs involved in a limited recall subsequent to December 31, 2003 in Australia/New Zealand, which negatively impacted the fourth quarter of 2003.

        Operating EBITDA.    Operating EBITDA was relatively flat as increased margins were offset by inventory write-offs due to the limited recall in Australia/New Zealand described above, lower fixed cost absorption and unfavorable currency impacts.

Corporate Expenses

        Corporate expenses were relatively flat, decreasing from $20.3 million in 2002 to $20.0 million in 2003, primarily due to restructuring savings of approximately $2.0 million offsetting higher performance-based incentive expense related to achievement of 2003 targets of approximately $1.0 million and legal settlement costs of approximately $1.0 million.

  Year Ended December 31, 2002 Compared to Year Ended December 31, 2001

  Results of Operations

        The following table sets forth certain of our financial data, for the years ended December 31, 2001 and 2002.

			Year Ended December 31,
	Year Ended December 31,
					Better/(Worse) than Prior Year
	2001	2002	2001	2002
	(in millions)		as % of Sales		Dollars	%
Net sales	$343.1	$349.6	100%	100%	$6.5	2%
Cost of sales	134.6	134.5	39%	38%	0.1	—%

Gross profit	208.5	215.1	61%	62%	6.5	3%

Operating expenses:
Marketing and selling expenses	69.3	77.1	20%	22%	(7.7)	(11)%
Administration expenses	31.1	32.0	9%	9%	(1.0)	(3)%
Amortization of intangibles	36.2	28.7	11%	8%	7.5	21%
Start-up expenses	13.7	0.7	4%	—%	13.0	95%
Restructuring expenses	0.7	2.3	—%	1%	(1.6)	(222)%

Total operating expenses	151.1	140.8	44%	40%	10.3	7%

Income from operations	57.4	74.2	17%	21%	16.8	29%

Other expense (income):
Interest income	(1.5)	(1.1)	—%	—%	(0.3)	(23)%
Interest expense	43.7	34.8	13%	10%	8.9	20%
Costs of refinancing	—	7.1	—%	2%	(7.1)	N/A
Other expense, net	1.5	0.6	—%	—%	0.9	58%

Total other expenses	43.7	41.4	13%	12%	2.3	5%

Income before income taxes	13.7	32.8	4%	9%	19.1	140%
Provision for income taxes	7.4	8.1	2%	2%	(0.7)	(10)%

Net income	$6.3	$24.7	2%	7%	$18.4	292%

  Consolidated Results

        Net sales.    The increase in net sales was primarily attributable to volume growth across North America, EAME and Asia/Pacific, partially offset by a volume decline in Latin America due to the impact of a severe economic crisis in Argentina, a key Latin American market.

        Cost of sales.    Consolidated cost of sales remained essentially flat, despite an increase in sales, primarily due to the favorable impact of currency translation, lower performance-based incentive expense related to 2002 growth targets and lower product costs. This resulted in an increase in gross margin from 61% to 62%.

        Operating expenses.    Marketing expenses increased primarily due to higher marketing investment across all our segments. Administration expenses increased primarily due to increased staff costs, largely offset by lower performance-based incentive expense related to 2002 performance. Amortization expense decreased as we discontinued amortization of goodwill as required under SFAS 142. Start-up expenses decreased substantially in 2002 when compared to 2001, as our transition to a stand-alone company was substantially completed in 2001. In July 2001 and June 2002, we announced that as a result of our evaluation of strategic options, we would immediately begin implementing a plan designed to improve both financial results and the long-term value of our business. As a result of these actions, restructuring and restructuring-related charges for workforce reductions of $2.3 million and $0.7 million were recorded for the years ended December 31, 2002 and December 31, 2001, respectively.

        Interest.    The decrease in net interest expense was primarily due to a lower debt balance, as total debt decreased approximately $55.2 million in 2002 from 2001. Increased cash flows were applied to outstanding debt. The decrease in interest rates had an immaterial impact on total interest expense due to interest rate hedges in place throughout 2001 and 2002.

        Costs of refinancing.    In conjunction with the refinancing of our subordinated debt in early 2002, we incurred $7.1 million in refinancing costs.

        Other expense, net.    The reduction in other expense is primarily due to unfavorable currency impacts related to the EAME region that did not repeat in 2002.

        Taxes.    Our reported effective tax rate for 2002 decreased from 54% in 2001 to 25% in 2002, due primarily to favorable changes in global product sourcing. Additionally, we determined that we have not satisfied the "more likely than not" test with respect to certain deferred tax assets of some of our U.S. and foreign operations, resulting in a net increase in our valuation allowances of $2.5 million, for a total of $3.6 million. We will continue to assess the valuation allowances, and, to the extent we determine that changes in the allowances are required, they will be recognized in the future.

  Segment Results

        The following table presents net sales and Operating EBITDA expressed in millions of dollars for each of our reportable segments:

	Net Sales				Operating EBITDA(1)
	Year Ended December 31,		Better/(Worse) than Prior Year		Year Ended December 31,		Better/(Worse) than Prior Year
	2001	2002	$	%	2001	2002	$	%
	(in millions)				(in millions)
North America	$159.8	$167.2	$7.4	5%	$79.7	$77.8	$(1.9)	(2)%
Operating EBITDA Margin					50%	47%	(3)%
EAME	104.8	109.2	4.4	4%	38.3	36.6	(1.7)	(5)%
Operating EBITDA Margin					37%	34%	(3)%
Latin America	62.8	54.2	(8.6)	(14)%	20.9	20.9	—	—
Operating EBITDA Margin					33%	39%	5%
Asia/Pacific	15.7	19.0	3.3	21%	1.4	0.6	(0.8)	(53)%
Operating EBITDA Margin					9%	3%	(6)%

(1)
"Operating EBITDA" as used with respect to our operating segments is a measure upon which management assesses the financial performance of these segments. Operating EBITDA excludes interest expense, income tax expense and depreciation and amortization, as well as items such as expenses related to start-up costs, restructuring expenses and other non-cash items. See Note 14 to the consolidated financial statements found elsewhere in this prospectus for a description of Operating EBITDA and a reconciliation of Operating EBITDA to income (loss) before income taxes. Operating EBITDA margin represents Operating EBITDA as a percentage of net sales.

  North America

        Net sales.    The increase in net sales was principally attributable to volume growth across the food service, club/warehouse and mass merchandiser distribution channels and a net price increase due to lower coupon expense, partially offset by volume declines in the grocery distribution channel.

        Operating EBITDA.    The decrease in Operating EBITDA margin was primarily attributable to increased operating expenses, partially offset by stronger gross margin. Gross margin increased due to savings in product costs and favorable absorption of fixed costs from higher volumes, partially offset by unfavorable channel mix. Operating expenses increased primarily due to certain marketing expense reimbursements in 2001.

  EAME

        Net sales.    The sales increase resulted from growth in several European markets and Africa and the favorable impact of currency translations, partially offset by a decline in Middle East sales due to the timing of shipments related to our transition to a stand-alone company.

        Operating EBITDA.    The decrease in Operating EBITDA margin was primarily due to a decline in gross margin, as well as an increase in operating expenses as a percentage of net sales, partially offset by favorable foreign currency translation. Gross margin declined primarily due to a shift in country mix as well as increased staff costs related to supply chain management. Operating expenses increased in 2002 as a result of infrastructure costs relating to the completion of our transition to a stand-alone company, increased marketing expenses and restructuring charges, partially offset by lower performance-based incentive expenses related to 2002 performance against growth targets. Favorable impact of foreign currency translation increased Operating EBITDA by $1.2 million.

  Latin America

        Net sales.    Net sales decreased primarily due to a decrease in sales volume in Argentina as a result of the economic crisis in that country. The remainder of the decline in Latin America sales was due primarily to the significant devaluation of the Argentine peso in early 2002.

        Operating EBITDA.    Despite the decrease in net sales, Operating EBITDA remained flat in 2001 and 2002, resulting in an increase in Operating EBITDA margin. This increase was primarily the result of favorable currency translation on expenses and lower performance-based incentive expenses related to 2002 performance, partially offset by increased marketing expenses.

  Asia/Pacific

        Net sales.    Net sales in the Asia/Pacific region grew primarily due to an increase in India and Australia/New Zealand, our biggest market in the region, and increased contract manufacturing sales at our former Fairfield facility in Australia.

        Operating EBITDA.    The decrease in Operating EBITDA and Operating EBITDA margin is a result of a relatively high fixed cost component in Asia, where we have invested in anticipation of expansion and growth.

Corporate Expenses

        Corporate expenses decreased from $25.3 million in 2001 to $20.3 million in 2002, primarily due to lower performance-based incentive expenses related to 2002 performance against growth targets.

Quarterly Financial Data

	1st	2nd	3rd		4th
	(in millions) (unaudited)
2004
Net sales	$77.8	—	—		—
Gross profit	46.9	—	—		—
Operating income	8.1	—	—		—
Net income (loss)	(4.5)	—	—		—
2003
Net sales	$75.5	$97.8	$81.0		$98.0
Gross profit	44.9	61.1	49.8		58.5
Operating income	9.6	16.3	19.8		21.4
Net income (loss)	0.9	5.9	(26.5	)(1)	2.1
2002
Net sales	$82.3	$81.8	$84.4		$101.1
Gross profit	50.7	51.1	51.6		61.7
Operating income	15.6	14.6	20.6		23.4
Net income (loss)	(0.7)	5.4	7.8		12.2

(1)
In conjunction with the July 2003 refinancing, we wrote off $8.7 million of deferred financing fees and recognized $21.1 million of derivative losses related to interest rate swaps and collars associated with the old debt which were previously deferred as a component of other comprehensive loss.

Liquidity and Capital Resources

        Our liquidity needs are primarily met through internally-generated cash flow. From time to time, Merisant also borrows money under its revolving line of credit under its senior credit facility. Our primary uses of cash are cost of sales, operating expenses, debt service, capital expenditures and dividends. Upon the completion of this offering, our board of directors intends to adopt a dividend policy with respect to our common stock pursuant to which cash generated by our company in excess of operating needs and reserves, interest and principal payments on indebtedness, and capital expenditures sufficient to maintain our properties and other assets would in general be distributed as regular quarterly cash dividends to the holders of our common stock. Because our net sales and operating results vary from quarter to quarter, we will likely have to borrow on the new revolving facility to finance periodic variations and allow the payment of regular quarterly dividends. Because of these factors and our new dividend policy, we anticipate that our balance on the new revolving facility will increase during the year following this offering.

        Following the consummation of the Transactions, we expect to be able to continue to meet our liquidity needs in the same manner as we have historically. We do not believe that if, in the foreseeable future, we are required to treat all or a portion of the interest on the senior subordinated notes as a dividend, it would have a significant impact on our ability to continue to meet our liquidity needs.

        Accounts receivable levels and time to payment and inventory levels impact the amount of internally-generated cash flow. The following table shows information with respect to our accounts receivable and inventory for the years ended December 31, 2002 and 2003 and the three months ended March 31, 2004. There was an increase in accounts receivable at year end 2003 primarily as a result of increased sales in November and December and slower collections in a key market. Accounts receivable decreased in the first quarter of 2004 primarily as a result of decreased sales, as is typical of the first quarter as compared to the fourth quarter, and faster collections in a few key markets. Our increase in inventory that began in the fourth quarter of 2003 and continued in the first quarter of 2004 was the result of opportunistic raw materials purchases made prior to year end and a build up of finished goods in anticipation of a planned decrease in mid-year production as a result of downtime related to equipment upgrades.

	Year Ended December 31,
			Three Months Ended March 31, 2004
	2002	2003
	(dollars in millions)
Accounts receivable	$78.8	$90.7	$74.6
Days sales outstanding	81	93	76
Inventory	$20.8	$28.0	$32.4
Days sales in inventory	56	74	85

  Three Months Ended March 31, 2004

        Net cash provided by operating activities totaled approximately $6.9 million for the three months ended March 31, 2004, compared to $15.1 million for the three months ended March 31, 2003. Operating cash flows decreased $8.1 million versus the three months ended March 31, 2003, primarily due to reduced net income and a decrease in the contribution from working capital of $4.4 million. The contribution from working capital decreased mainly due to changes in current liabilities, primarily related to the timing of interest payments, as well as increased inventory, partially offset by a favorable change in accounts receivable.

        Net cash used in investing activities totaled $2.2 million for the three months ended March 31, 2004, compared to $1.4 million for the three months ended March 31, 2003. Capital expenditures in 2004 were higher than in 2003, primarily due to equipment upgrades at our Manteno facility and at the facility of our European contract manufacturer. Net cash used in investing activities also included a final payment of $0.4 million in the first quarter of 2003 in connection with the acquisition of a trademark in Latin America.

        Net cash used in financing activities totaled $2.1 million in the three months ended March 31, 2004, compared to $11.6 million in the three months ended March 31, 2003. Increased interest expense related to the Merisant notes ($10.9 million paid in January 2004) led to lower debt principal payments in the first quarter of 2004.

  Year Ended December 31, 2003

        Net cash provided by operating activities totaled approximately $68.4 million for the year ended December 31, 2003, compared to $55.9 million for the year ended December 31, 2002. Working capital contributed $9.8 million to cash flow from operating activities in the year ended December 31, 2003, primarily due to increases in current liabilities and other receivables, partially offset by increased trade receivables and inventories. Net cash provided by operating activities in 2003 was higher than 2002 due to the timing of interest payments and the costs of refinancing.

        Net cash used in investing activities totaled $8.3 million for the year ended December 31, 2003, compared to $7.1 million for the year ended December 31, 2002. Capital expenditures in 2003 were lower than in 2002 and were primarily manufacturing-related at our production facilities, then consisting of plants at Manteno, Illinois, Zarate, Argentina, and Fairfield, Australia. Net cash used in investing activities also included a payment of $2.4 million in 2003 in connection with the acquisition of a trademark in Latin America.

        Net cash used in financing activities totaled $58.4 million in the year ended December 31, 2003, compared to $56.8 million in 2002. Net cash used in financing activities in 2003 consisted of payments of existing term loans and dividends to stockholders offset by new long-term borrowings pursuant to our refinancing in the third quarter.

  Year Ended December 31, 2002

        Net cash provided by operating activities for the year ended December 31, 2002 totaled approximately $55.9 million, compared to $42.5 million for the same period in 2001. Operating cash flows in 2002 were derived from net income, partially offset by working capital changes in operating assets and liabilities of $15.9 million. The working capital variance was primarily due to decreases in payables ($11.1 million) and accruals ($19.0 million), partially offset by a decrease in our value-added tax receivables of $11.6 million. Payables decreased due to the devaluation of the Argentine peso and the related acceleration of Argentina payables denominated in U.S. dollars ($5.2 million) as well as the acceleration of payables to Monsanto in connection with the transfer of our European manufacturing operations to a third party contract manufacturer ($3.0 million). The accruals decreased due to lower performance incentives ($7.3 million), payments made under our aspartame supply agreement ($5.5 million), and higher tax payments ($3.6 million). Additionally, cash flows from operations for the year ended December 31, 2002 reflect the payment of prepayment penalties of $2.6 million and debt discount of $2.8 million in connection with our debt refinancing.

        Net cash used in investing activities for the year ended December 31, 2002 totaled $7.1 million compared to $15.4 million for the year ended December 31, 2001. The decrease was primarily attributable to one-time expenditures made in 2001, as discussed below. Capital expenditures in 2002 were primarily manufacturing-related at the company's manufacturing facilities which were then located at Manteno, Illinois, Zarate, Argentina, and Fairfield, Australia.

        During the year ended December 31, 2002, we entered into a new term loan for $70.0 million. We used those proceeds, along with cash generated by operating activities, to repay $63.0 million on existing term loans and $65.0 million aggregate principal amount ($62.2 million net of debt discount) of our senior subordinated notes. As a result, for the year ended December 31, 2002, net cash used in financing activities totaled $56.8 million.

  Capital Expenditures

        Capital expenditures are expected to be in the range of $10.0 million to $12.0 million in 2004 and $6.0 to $7.0 million in 2005. We believe that internally generated cash flow, together with proceeds reserved from the offering and borrowing available under the new senior credit facility, will be sufficient to fund capital expenditures over the next 12 months.

  Financing

        On November 12, 2003, we issued $136 million of 12 1/4% Senior Subordinated Discount Notes due 2014. A portion of the proceeds of the discount notes were used to pay a dividend to our stockholders. The discount notes are unsecured obligations and are subordinated in right of payment to all of our existing and future senior indebtedness. The discount notes had an initial accreted value of principal of $.551 per $1 fully accreted principal amount at maturity of the discount notes. The accreted value of principal of each discount note increases from the date of issuance until November 15, 2008 at the rate of 12.25% annually. Cash interest will accrue and will be payable semiannually in arrears on May 15th and November 15th, commencing on May 15, 2009. The discount notes mature on May 15, 2014. In connection with the discount note issuance, we incurred deferred financing fees of $2.6 million. The indenture governing the discount notes contain covenants that limit our ability to pay dividends, incur additional debt, create liens, engage in transactions with affiliates, sell or purchase property and equipment and take certain other actions with respect to the business. In connection with this offering, we are conducting a tender offer and consent solicitation for the discount notes, pursuant to which we intend to repurchase all discount notes that are validly tendered and to amend the indenture to eliminate all of the material restrictive covenants and events of default contained in the indenture governing the discount notes.

        On July 11, 2003, Merisant issued $225.0 million principal amount of 9 1/2% Senior Subordinated Notes due 2013 and refinanced its credit facility with the existing senior credit facility. A portion of the proceeds of the existing subordinated notes and the existing senior credit facility were used to pay a dividend to us, which we used to pay a dividend to our stockholders. The existing senior credit facility provides for aggregate commitments of up to $310.0 million, consisting of a revolving loan facility of $35.0 million, of which a portion is available at Merisant's option in euro or dollars or in the form of letters of credit denominated in dollars or euro; as well as term loan facilities of $275.0 million, consisting of a Euro Term Loan A of $50.0 million, and a Term Loan B of $225.0 million, denominated in dollars. The existing senior credit facility is guaranteed by us and each of our domestic subsidiaries. The existing senior credit facility and the guarantees of the guarantors are secured by a first-priority security interest in substantially all of Merisant's assets and the assets of the guarantors.

        Borrowings under Merisant's existing senior credit facility bear interest, at Merisant's option, at either adjusted LIBOR or, in the case of dollar-denominated loans, at the alternate base rate plus, in each case, a spread. For an initial period ending September 30, 2003, such spread was fixed at 2.75%. Outstanding letters of credit under the revolving loan facility will be subject to a per annum fee equal to the applicable spread over adjusted LIBOR for revolving loans. The Euro Term Loan A and the revolving loan facility have a maturity of five and one-half years while the Term Loan B has a maturity of six and one-half years.

        The indenture governing the subordinated notes and the senior credit facility contain covenants that limit Merisant's ability to:

  •
  pay dividends on, and redeem and repurchase, capital stock,

  •
  incur additional debt,

  •
  create liens and enter into sale and leaseback transactions,

  •
  conduct mergers, acquisitions and sales of assets,

  •
  engage in transactions with affiliates,

  •
  sell or purchase property and equipment and take certain other actions with respect to the business.

        In addition, the existing senior credit facility contains covenants that require Merisant to maintain a specified maximum consolidated leverage ratio and senior debt ratio and a minimum fixed charge ratio and interest coverage ratio. Merisant was in compliance with its obligations under the senior credit facility at March 31, 2004. In connection with this offering, we are conducting a tender offer and consent solicitation for the existing senior subordinated notes, pursuant to which we intend to repurchase all existing senior subordinated notes that are validly tendered and to amend the indenture to eliminate all of the material restrictive covenants and events of default contained in the indenture governing the existing senior subordinated notes. We intend to use a portion of the proceeds from this offering and the new senior credit facility to retire Merisant's existing senior credit facility.

        In connection with this offering, Merisant is refinancing its existing senior credit facility with a new senior credit facility. The new senior credit facility will provide for aggregate commitments of up to $255.0 million, consisting of a revolving loan facility of up to $35.0 million, of which a portion will be available at Merisant's option in euro or dollars or in the form of letters of credit denominated in euro or dollars as well as term loan facilities of up to $220.0 million, consisting of a Euro Term Loan A of up to the euro equivalent of $40.0 million and a Term Loan B of up to $180.0 million. The new senior credit facility will be guaranteed by us and each of Merisant's domestic subsidiaries. The new senior credit facility and the guarantees of the guarantors will be secured by a first-priority security interest in substantially all of Merisant's assets and the assets of the guarantors. Merisant's hedging obligations also continue to be secured by all of its and certain of its subsidiaries' assets.

        Borrowings under the new senior credit facility will bear interest, at Merisant's option, at either adjusted LIBOR or, in the case of dollar-denominated loans, at the alternate base rate plus, in each case, a spread. The spread will be determined by reference to a pricing grid. In the event of a default, these borrowings will be subject to a special rate of interest. Outstanding letters of credit under the revolving loan facility will be subject to a per annum fee equal to the applicable spread over adjusted LIBOR for revolving loans. The Euro Term Loan A and the Term Loan B will have a maturity of six years while the revolving loan facility will have a maturity of five years. The terms of the new senior credit facility, including the financial covenants included therein, are described in more detail under "Description of Certain Indebtedness—New Senior Credit Facility."

        In June 2001, Merisant entered into an interest rate swap which fixes the underlying interest rate on $155.0 million of its term loans at 5.47% for a period of six years. This interest rate swap amortizes with the term loan and expires on March 31, 2007.

        In June 2000, Merisant entered into no-cost interest rate collars which lock the underlying interest rate on $80.0 million of its term loans between 6.49% and 8.50% for three years. In June 2001, Merisant extended the terms of the no-cost interest rate collars for three additional years. The no-cost interest rate collars lock the underlying interest rate on $40.0 million of the term loan principal balance between 5.92% and 8.50% and $40.0 million of the term loan principal balance between 5.96% and 8.50%. Both no-cost interest rate collars expire on June 30, 2006.

        Obligations under Merisant's derivative instruments are secured by substantially all of its and certain of its subsidiaries' assets. In connection with the consummation of the Transactions, we will unwind our current derivative financial instruments. We expect to enter into new derivative financial instruments thereafter.

        The effective cash interest rate on all borrowings under the existing senior credit facility, taking into account the interest rate swap and no-cost interest rate collars, was approximately 9.0% as of December 31, 2003.

        We anticipate that funds generated by operations, together with proceeds reserved from the offering and availability under Merisant's revolving credit facility, will be sufficient to meet working capital requirements and to finance capital expenditures over the next 12 months.

        Merisant's ability to make scheduled payments of principal of, or to pay the interest on, or to refinance its indebtedness, including its subordinated notes and its existing senior credit facility, or to fund planned capital expenditures will depend on its ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory, and other factors beyond our control.

        Upon consummation of this offering, we will use net proceeds received from this offering and approximately $                              million aggregate principal amount of Merisant's new senior indebtedness, to, among other things, repay all outstanding loans under our existing senior credit facility, unwind our current interest rate hedges, consummate tender offers and consent solicitations for the discount notes and the existing senior subordinated notes, repurchase approximately            shares of our currently outstanding Class B common stock, and make payments under existing management incentive plans of approximately $                              (assuming an initial public offering price of $                      per IDS). See "Prospectus Summary—The Transactions" and "Use of Proceeds."

  Contractual Obligations and Commercial Commitments

        The following table summarizes future payments for our contractual obligations at December 31, 2003.

Contractual Obligations
At December 31, 2003

	Payments due by Period
Contractual Obligations	Less than 1 year	Year 2-3	Year 4-5	After 5 years	Total
	(in millions)
Long-Term Debt	$6.3	$21.1	$28.9	$546.4	$602.7
Total Fixed Interest(1)	31.1	64.7	69.2	219.9	384.9
Capital Lease Obligations	0.2	0.3	—	—	0.5
Operating Leases	3.1	5.3	4.3	1.3	14.0
Purchase Obligations	20.8	10.4	0.3	—	31.5
Other Long-Term Liabilities(2)	1.3	3.4	2.0	2.0	8.7

Total Contractual Cash Obligations	$62.8	$105.2	$104.7	$769.6	$1,042.3

  For additional information, see Notes 5 and 9 to our consolidated financial statements included elsewhere in this prospectus.

(1)
A majority of our debt bears interest at a fixed rate. Interest rate exposure results from our floating rate borrowings. The interest rate risk on over 80% of our debt with variable interest rates has been managed by entering into swap and collar agreements. As a result, interest rate changes have not had a significant effect on our earnings or cash flows or the fair value of our interest rate derivatives. A 1% increase in interest rates would increase cash interest expense $0.3 million and result in a fair value mark to market on our interest rate hedges of a favorable $2.1 million. A 1% decline in rates would decrease cash interest expense by $0.2 million and result in a fair value mark to market on our interest rate derivatives of an unfavorable $2.1 million.

(2)
Consists of certain deferred compensation owed to our Chairman and certain other payments owed to our Chairman in connection with the termination of his employment as our Chief Executive Officer. As described under "Management—Employment Contracts, Termination of Employment and Change-in-Control Arrangements," a portion of these payments are offset by a note from our Chairman due to the Company.

Quantitative and Qualitative Disclosures About Market Risk

  Foreign Operations

        With approximately 59% of our consolidated total net sales generated by our subsidiaries outside of the United States in the three months ended March 31, 2004, our ability to obtain funds necessary to meet our obligations is subject to applicable laws, foreign taxes and intercompany pricing laws, including those relating to the flow of funds between our foreign affiliates pursuant to, for example, purchase agreements, licensing agreements or other arrangements. Currently, we receive a vast majority of funds from our foreign affiliates through our Swiss subsidiary in the form of payments pursuant to a promissory note. Once the note is repaid in full, which may occur as early as 2006, we will receive funds from this subsidiary, as well as other foreign affiliates, in the form of a dividend or other type of payment. Such payments will be subject to any applicable laws or restrictions. Regulators in the United States and other foreign countries where we operate may closely monitor our corporate structure and how we effect intercompany fund transfers.

        Net sales outside of the United States aggregated 55%, 53% and 57% of our total net sales for the fiscal years 2003, 2002 and 2001, respectively. In addition, as of December 31, 2003, foreign affiliates comprised approximately 47% of our consolidated total assets. Accordingly, we have experienced and continue to be exposed to foreign exchange risk. See "—Foreign Currency and Interest Rate Risks."

  Foreign Currency and Interest Rate Risks

        Inherent in our operations are certain risks related to changes in foreign currency exchange rates and interest rates. We bear foreign exchange risk because a majority of our financing was obtained in U.S. dollars although a significant portion of our revenues are earned in the various currencies of our foreign subsidiaries' operations. Under Merisant's existing senior credit facility, a portion of our financing is obtained in euro. This decreases our transactional exposure to euro exchange fluctuations until the euro principal and interest are repaid. Any decrease in sales and earnings from euro denominated countries that results from the euro weakening against the U.S. dollar is currently more than offset by the decrease in our euro denominated debt obligations (i.e., foreign currency transaction gain) and interest expense that also results from such a decrease in exchange rate. Likewise, any increase in sales and earnings from euro denominated countries that results from a strengthening euro against the U.S. dollar partially offsets the increase in our euro denominated debt obligations (i.e., foreign currency transaction loss) and interest expense that results from such an exchange rate increase.

        A majority of our debt bears interest at a fixed rate. Interest rate exposure results from our floating rate borrowings. The interest rate risk on over 80% of our debt with variable interest rates has been managed by entering into swap and collar agreements. As a result, interest rate changes have not had a significant effect on our earnings or cash flows or the fair value of our interest rate derivatives. A 1% increase in interest rates would increase cash interest expense $0.3 million and result in a fair value mark to market on our interest rate hedges of a favorable $2.1 million. A 1% decline in rates would decrease cash interest expense by $0.2 million and result in a fair value mark to market on our interest rate hedges of an unfavorable $2.1 million. Any fair value mark to market of our interest rate derivatives would impact our balance sheet and statements of operations.

        In the normal course of business, we identify risks relating to foreign currency exchange rates and interest rates and mitigate their financial impact through our corporate policies and hedging activities. Our hedging activities include the use of derivative financial instruments. We use derivatives only where there is an underlying exposure and do not use them for trading or speculative purposes. The counter parties to the hedging activities are highly rated financial institutions. Additional information regarding our use of derivative financial instruments is included in the Notes to our consolidated financial statements included elsewhere in this prospectus.

        The table below provides information about our current derivative financial instruments and other financial instruments that are sensitive to changes in interest rates, including interest rate swaps and debt obligations. For debt obligations, the table presents principal cash flows and for interest rate swaps and collars, the table presents notional amounts. Notional amounts are used to calculate the contractual payments to be exchanged under the contract. Fair value of interest rate hedges are based on third party valuations. In connection with the consummation of the Transactions, we will unwind our current derivative financial instruments because they would not adequately protect against interest rate variability with respect to the new senior secured credit facility given changes in interest rates since we entered into the derivative instruments. We expect to enter into new derivative instruments thereafter, the terms of which will reflect current market interest rates. Promptly after entering into new derivative instruments in connection with the Transactions we will disclose information comparable to that presented below for our current derivative financial instruments.

	Total Debt	$75M Swap	$155M Swap	$80M Collars	Total Hedged
	(in millions, except percentages)
Swap Rate %		7.19%	5.63%
Collar Cap % ($80M)				8.50%
Collar Floor % ($40M)				6.09%
Collar Floor % ($40M)				6.00%
2002	$310.4	$75.0	$137.9	$80.0	$292.9
2003	189.0	—	126.5	80.0	206.5
2004	187.1	—	112.6	80.0	192.6
2005	185.2	—	62.8	80.0	142.8
2006	183.3	—	11.9	—	11.9
2007	181.4	—	—	—	—
Fair Value (pre-tax) at December 31, 2003		—	(8.4)	(6.8)	(15.3)

        Based on our current portfolio of interest rate hedges, we do not have material interest rate risk.

  Inflation Risk

        Inflation is not expected to have a material impact on our business, financial condition or results of operations. In markets outside the United States in countries with higher inflation, we generally have been able to offset the impact of inflation through a combination of cost-cutting measures and price increases.

Recent Developments

        During the three months ended June 30, 2004, we decided to exit and sell our Fairfield, Australia manufacturing facility via the sale of the stock of our wholly owned subsidiary, Merisant Manufacturing Australia Pty. Ltd. The sale was completed on July 23, 2004. As a result, we will record asset impairment and other exit costs on our consolidated results of operations for the three months ended June 30, 2004. We anticipate that the asset impairment and exit charge will be approximately $3.4 million.

Recently Issued Accounting Standards

        In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity". SFAS No. 150 establishes standards for classification and measurement of mandatorily redeemable financial instruments, obligations to repurchase the issuer's equity shares by transferring assets, and certain obligations to issue a variable number of shares. The first phase of SFAS No. 150 is effective immediately for financial instruments entered into or modified after May 31, 2003. The second phase of SFAS No. 150 has been deferred indefinitely. The adoption of the first phase of SFAS No. 150 did not have any impact on our 2003 consolidated financial statements.

        In December 2003, the FASB issued Interpretation 46 (46R) to clarify certain provisions of FASB Interpretation No. 46 (FIN 46), "Consolidation of Variable Interest Entities," and to exempt certain entities from its requirements. Special effective dates apply to enterprises that have fully or partially applied Interpretation 46 prior to issuance of 46R. Otherwise, application of 46R or FIN 46 is required in financial statements of public entities that have interests in structures that are special-purpose entities for periods ending after December 15, 2003. The adoption of FIN 46 is not expected to have any impact on our consolidated financial statements.

INDUSTRY OVERVIEW

        We estimate that the global retail market for low calorie tabletop sweeteners is approximately $1.3 billion. Low calorie sweeteners are found as ingredients in thousands of food and beverage products, and are also sold as a tabletop sweetener to individual consumers or to restaurants in single-serving packets for patrons to add to food and beverages.

        From 1990 to 2000, the demand for low calorie tabletop sweetener products grew two to three times faster than the demand for caloric sweeteners by volume in the tabletop sweetener category. According to LMC, global demand for low calorie tabletop sweeteners grew at a CAGR of 3% between 1990 and 2000 to 952,000 tons of sugar equivalent, but it only represented 2% of total tabletop sweetener demand. As a result, we believe there is substantial room for further growth in the low calorie tabletop sweetener industry. According to company estimates based primarily on ACNielsen data, the global retail volume of low calorie tabletop sweeteners increased at a CAGR of approximately 8% during the years 2000 - 2003. During the same period, global low calorie tabletop sweetener retail sales increased at a CAGR of 9%.

Global Growth of Low Calorie Tabletop Sweetener Category

        The following graphs provide information on the estimated size and growth of the low calorie tabletop sweetener category worldwide.

(1)
Sales for 2001 are restated at 2002 exchange rates.

Source: Management estimates, ACNielsen and IRI.

        We believe the strong growth characteristics of worldwide low calorie tabletop sweetener usage are a result of three main factors: an increased health consciousness among consumers, favorable demographics for the industry and an increase in the incidence of diabetes and glucose intolerance.

  •
  Increased Health Consciousness. We believe there is a general trend towards healthier eating habits among the population in developed nations, especially low calorie alternatives to sugar or caloric sweeteners. As fitness and exercise become a regular regimen for more people, there is a heightened consumer awareness of nutrition and healthful foods. Health professionals increasingly are emphasizing the benefits of lower calorie diets. We believe as more people look for healthy alternatives to sugar, they will gravitate to low calorie products, such as our branded sweeteners.

  •
  Favorable Industry Demographics. In general, as people age, they become concerned with weight gain and become more glucose-intolerant, resulting in the need for some form of sugar substitute. There has been a significant increase in the U.S. population of individuals older than 50; we believe this age group accounts for a significant portion of the purchases of low calorie tabletop sweeteners. According to the U.S. Census Bureau, this segment of the population is expected to increase by 25% from 2001 through 2010. Furthermore, according to the American Diabetes Association, in the United States, approximately 18% of the 60 and over age group have diabetes, compared to 9% of the 20 and over age group. The growing population of Americans over age 65, the primary users of our product, highlights the growth potential of the industry. We believe these trends are observed in other parts of the world as well, particularly in Western Europe.

  •
  Increased Incidence of Diabetes. There has been a steady increase of diabetics and persons with glucose intolerance throughout the world, with significant growth projected in developing nations. According to the American Diabetes Association, the diabetic population in the United States is approximately 18 million and is expected to grow annually by 1.3 million people. As the number of diabetics and persons with glucose intolerance increases, we believe the demand for our products will also increase.

Low Calorie Sweetening Ingredients

        The U.S. Food and Drug Administration has approved five low calorie sweetening ingredients (saccharin, aspartame, neotame, acesulfame potassium (commonly referred to as Ace-K) and sucralose) and is currently reviewing two additional sweeteners for consumer use (cyclamate and alitame). The most recent entry is neotame, which was discovered in the early 1990s and recently approved by the FDA but which has not been used as the base of a widely available commercial low calorie tabletop sweetener. To our knowledge, there are no other active commercial programs to introduce a new sweetener in the marketplace. We estimate that aspartame and saccharin together comprise a vast majority of the sweetening ingredient usage in the global low calorie tabletop sweetener category, while Ace-K and sucralose account for the remainder. Historically, tabletop sweetener products containing aspartame have generally been priced at a premium to similar products containing saccharin. Over time, the different taste profiles of aspartame and saccharin have resulted in high consumer brand loyalty. The following table provides a brief comparison of different low calorie tabletop sweeteners currently prevalent in their use:

Ingredient
	Saccharin	Aspartame	Sucralose
Discovery	1879	1965	1976
Launch	1879	1979	1991
Sweetness vs. sugar	300X	200X	600X
Formats	Packets, tablets, & granulated	Packets, tablets, & granulated	Packets & granulated
Breakdown	Not metabolized	Metabolized like food	Not metabolized
Calories/TSP	2	2	2
FDA	Safe to use	Safe to use	Safe to use
Used in cooking	Yes	Yes	Yes
Primary Brands	Sweet 'N Low®; SweetMate®	Equal®; NutraSweet®; NatraTaste®; Canderel®	Splenda®
Taste	Bitter aftertaste for some consumers	Clean taste	Clean taste

Source: Management estimates, Calorie Control Council and International Sweeteners Association.

Competition

        We believe there are significant barriers to entry into the low calorie tabletop sweetener market, including the lengthy regulatory approval process for the basic sweetening ingredient and significant investment in research and development. Furthermore, the low calorie tabletop sweetener market is already well-served at a variety of price points by a number of well-established competitors. Any potential new entrants using existing sweetening ingredients would have to overcome a highly loyal consumer base, established relationships with worldwide trade and distribution networks, the expense of brand building and lack of product differentiation.

        We are the leader in the global low calorie tabletop sweetener category with an estimated worldwide retail market share of approximately 30% in 2003. According to management estimates based primarily on ACNielsen and IRI data, our primary competitors are Cumberland Packing Co., Johnson & Johnson, Ajinomoto, Sara Lee Corporation and Hermes Sweeteners Ltd. On a global basis, we believe that market shares among major competitors have remained relatively constant over the recent past. The remainder of the business remains fragmented through numerous local brands.

2003 Retail Market Share—Global Low Calorie Tabletop Sweetener Market

        The following chart illustrates the estimated market position of competitors in the global low calorie tabletop sweetener market.

Estimated Total Market Size: $1.3 Billion

Source: Management estimates, ACNielsen and IRI.

Regional Overview

        In our view, the worldwide low calorie tabletop sweetener market can be divided into four main regions. The following table provides information about the markets in which we compete.

Low Calorie Tabletop Sweetener Market—Regional Breakdown

Region	Current market size	Merisant market share	Merisant brands	Major competitors
	($ in millions)
North America	$596.8	29%	Equal®, Equal® Sugar Lite™, Equal Spoonful®, NutraSweet®	Sweet 'N Low®, Splenda®, NatraTaste®
EAME	385.9	37%	Canderel®, Canderel® Crystal™, Mivida™, Misura®, Punto™, NutraSweet®, Sweetex™	Natreen®, Hermesetas®, Private Label
Latin America	206.1	28%	Canderel®, NutraSweet®, Sucaryl™, Equal®, Chuker™, Semblé™, Rider Sweet™, SAME®, SweetMate®, Sabro™, NoSucar™, EqualSweet™	Sweet 'N Low®, Lilly™, Azucar BC™, Sucrel™, Splenda®, Fin™, Vepe™, Zero Cal™, Hileret™, Si Diet™, Naturalist™, Park Davis™, Boom Diet™, Menocal™, Aldy™, Sukia™, Cristaalosa™
Asia/Pacific	149.0	20%	Equal®, Equal Spoonful®, NutraSweet®	Sugarine™, Hermesetas®, Splenda®
Total sales	$1,337.9	30%

Source: Management estimates, ACNielsen and IRI.

  North America

        We estimate the North American low calorie tabletop sweetener retail market to be $596.8 million, the largest in the world. In 2003, we estimate that the category grew by 27%, and is continuing to experience growth. The U.S. market is dominated by three brands: Equal®, Sweet 'N Low® and Splenda®. Other brands include NatraTaste® (a low-price brand aspartame product introduced in 1994) and private labels. We estimate that, in the United States, aspartame accounts for more than one-fourth of low calorie tabletop sweetener retail sales, while saccharin, sucralose and Ace-K account for a vast majority of the rest. Among the aspartame-based brands, Equal® is the premium-priced brand, while NutraSweet®, NatraTaste® and other private label brands are low-priced brands. Splenda® is priced similar to Equal®, while Sweet 'N Low® and other saccharin-based brands are priced at significantly lower prices.

  EAME

        We estimate EAME to be the second largest market worldwide for low calorie tabletop sweeteners and Western Europe currently accounts for the majority of the low calorie tabletop sweetener sales in this region with total retail sales of $385.9 million in 2003. France (25%), the United Kingdom (21%), Germany (12%) and Italy (11%) are the largest markets in the region, which is more fragmented than the North American region. A majority of low calorie tabletop sweeteners sold in France are aspartame-based; saccharin is more prevalent in Germany and Spain, and consumption in Italy and the

United Kingdom is more balanced between the two products. Our brand Canderel® has leading market shares in France (61%) and the United Kingdom (33%), and our brands in Italy also have high market shares (31%). Natreen®, a saccharin-based product, has the leading market share in Germany, the Netherlands and Spain.

  Latin America

        Accounting for an estimated 15% of the worldwide low calorie tabletop sweetener market with retail sales of $206.1 million in 2003, the Latin American region has experienced growth in key markets over the last four years, with Brazil experiencing the strongest growth. The Latin American low calorie tabletop sweetener market includes a variety of sweetening ingredients, including saccharin, aspartame, sucralose and stevia, as well as several forms, primarily sachets, liquids and tablets. Consistent with other regions, aspartame holds a premium price over saccharin and other sweeteners.

        There are many competitors in the region and no single brand has a clear market share lead. Many of our competitors' businesses are country-specific. We are one of the few companies that operates in more than one country in the region and we have the leading market position across the entire region.

  Asia Pacific

        Aspartame is more prevalent than any other low calorie tabletop sweetener in this region. Of the region's estimated overall retail sales of $149.0 million in 2003, approximately $82.0 million was attributable to Japan, where we do not have a presence. Australia and New Zealand represent the next largest markets, together accounting for an estimated $37.0 million of the region's overall retail sales in 2003. Our sales in the Asia/Pacific region are primarily in Australia and New Zealand, which contributed 62% of our retail sales in the region in 2003.

        The remainder of the Asia/Pacific low calorie tabletop sweetener market remains relatively underdeveloped; however, growth opportunities exist as the market in the region develops. Increases in diabetes, health awareness and affluence, significant growth opportunities exist in this region through increased usage and penetration in Australia and New Zealand, category expansion in South East Asia and geographic expansion into Japan.

        In the Australia and New Zealand markets, Equal® is the leading brand with estimated market share of 47% and 56%, respectively. In Australia, Equal® competes with the Hermesetas®, Sugarine™ and Splenda® brands. We believe we have the leading market share throughout most of Asia excluding Japan, including Philippines, Singapore, Malaysia, Hong Kong and Thailand.

BUSINESS

Overview

        We are the worldwide leader in the marketing of low calorie tabletop sweeteners, with an estimated 30% share of a growing global retail market which we estimate at $1.3 billion. We believe that we have the leading market share in 11 of the top 20 countries for low calorie tabletop sweetener sales. Our brands, including our premium-priced brands Equal® and Canderel®, are sold in over 85 countries and are among the most recognized low calorie tabletop sweetener products in the world, with brand awareness estimated at or above 85% in each of their respective key markets. The strength of our leading brands is evidenced by price premiums relative to most of our competitors. We have a global infrastructure, including manufacturing operations whose principal activity is to blend and package our products.

        For the year ended December 31, 2003, we generated net sales of $352.3 million and a net loss of $17.6 million. We generated income before income taxes of $2.0 million for the year ended December 31, 2003. For the three months ended March 31, 2004, we generated net sales of $77.8 million and a net loss of $4.5 million. We generated a loss before income taxes of $4.1 million for the three months ended March 31, 2004.

        Our strong margins and low capital expenditures help us generate significant cash flows. Cash flow from operating activities was $68.4 million and $55.9 million for the years ended December 31, 2003 and 2002, respectively, and $6.9 million and $15.1 million for the three months ended March 31, 2004 and 2003, respectively. Bank EBITDA was $110.2 million and $115.6 million for the years ended December 31, 2003 and 2002, respectively, and $17.3 million and $17.0 million for the three months ended March 31, 2004 and 2003, respectively. For a reconciliation of Bank EBITDA to cash flow from operating activities, see "Selected Consolidated Financial Data" on page 47 of this prospectus. Prior to Merisant's refinancing in July 2003, we had repaid approximately $149.4 million, or 34%, of the debt we incurred in connection with our formation as a stand-alone company in March 2000. As of March 31, 2004, we have repaid approximately $40.9 million, or 7%, of the debt incurred by Merisant in connection with its refinancing.

        Our typical customer tends to be female, over 35 years of age and either a member of a diabetic household or a dieter. Our core customer base is growing as a result of an increased level of health consciousness and product awareness among consumers, as well as an aging population and an increased number of diabetics and persons who are glucose intolerant. We believe that these demographic trends have been primarily responsible for growth in the low calorie tabletop sweetener industry. We estimate that total sales of low calorie tabletop sweeteners have grown by 16% from 2002 to 2003. This growth has been accompanied by increased competition within the industry. According to LMC International Ltd, or LMC, global demand for low calorie tabletop sweeteners grew at a CAGR of 3% between 1990 and 2000 to 952,000 tons of sugar equivalent, but it only represented 2% of total tabletop sweetener demand. As a result, we believe there is substantial room for further growth in the low calorie tabletop sweetener industry.

        We sell through multiple channels of distribution, including grocery and pharmacy retailers, food service distributors, mass merchandisers and club/warehouse retailers. We use distributors and brokers to distribute our products throughout the world and sell our products directly to selected customers in our largest markets. In 2003, $83.8 million, or 24% of our net sales, were made to Heinz U.S.A., which we refer to as Heinz, our primary distributor to the grocery and food service customers in the United States. Other than Heinz, no customer, including those serviced by Heinz, accounted for greater than 10% of our total net sales in 2003. We enjoy strong relationships with our customers, who include well-known mass merchandisers such as Wal-Mart, Sam's and Costco, restaurant chains such as McDonald's and Starbucks and grocery chains such as Kroger and Carrefour.

        The key ingredient in a majority of our products, including Equal® and Canderel®, is aspartame, although we also offer tabletop products sweetened with saccharin and other blended low calorie tabletop sweeteners. We currently obtain aspartame from the same third party manufacturer that supplies it as a sweetening ingredient to many leading low calorie food and beverage manufacturers. We believe aspartame is one of the most thoroughly tested low calorie tabletop sweeteners, and has gained widespread acceptance among consumers.

        Our global business model results from 25 years of experience in the low calorie tabletop sweetener industry, first as a division of G.D. Searle & Co., or Searle, and later Monsanto, and currently as a stand-alone company. Our global infrastructure includes manufacturing operations in the United States, Argentina and Australia and dedicated facilities in Germany that are operated by a third party. We are the only competitor in the low calorie tabletop sweetener market with global infrastructure and presence, which provides us with a competitive advantage over companies that compete in regional markets. The low calorie tabletop sweetener market remains fragmented, and most of our competitors focus on distinct markets and products. We estimate that our global retail sales are 50% larger than those of our next largest competitor. Our global scale allows us to work with leading suppliers in local markets and to develop local distribution channels. We will continue to look for opportunities to leverage our global presence and enhance global efficiencies in our business.

Our Strengths

        We believe that our competitive strengths include:

  •
  Leading global market position. We are the leading global marketer of low calorie tabletop sweeteners, with an estimated 30% dollar share of the global retail market in 2003. We estimate that, as of December 31, 2003, we had a 29% dollar share in North America, a 37% dollar share in EAME, and a 28% dollar share in Latin America. Within the Asia/Pacific region, we believe we have captured a 49% dollar share of the Australia/New Zealand market and believe that we have established leading positions in several other markets within that region. Given our significant market share in most of our markets, we are well positioned to take advantage of overall industry growth in each of those markets.

  •
  Strong brand equity and brand portfolio. Over the past 25 years, our brands have benefited from significant investments in consistent quality production and brand awareness. As a result, Equal® enjoys consumer loyalty of 65% in the United States as of December 2003. This brand equity has allowed us to expand by developing new products and new uses for our existing products, such as Equal® Sugar Lite™, a unique blend of sugar and low calorie sweeteners designed for cooking and baking with half the calories and half the carbohydrates of sugar that measures exactly like sugar; Equal Spoonful®, a zero calorie product that measures like sugar to make it easier to use in recipes designed for Equal®; Same® with Sugar, a zero calorie tabletop sweetener that is a blend of sugar and low calorie sweetener launched in Puerto Rico; Equal® Perfect Pleasures™ candies, which we have successfully launched in the United States, Puerto Rico, Canada, Australia and South Africa; and Canderel® branded chocolates, which we have successfully launched throughout Europe and the Middle East. Our worldwide brand recognition and leadership position in the industry facilitate geographic expansion.

  •
  Unmatched global scale. We are the only global competitor in the marketplace that is focused primarily on the low calorie tabletop sweetener business. We estimate that our global retail sales are 50% larger than those of our next largest competitor. We have the focus, resources and consumer insights to quickly and effectively develop new products, market our brands and serve our global customers. Our global scope allows us to selectively invest in markets with the highest potential for growth and the highest returns. We continue to seek efficiencies and optimize our resource allocation to take advantage of our global scale. Our leading competitive position in the low calorie tabletop sweetener market, which results from our brand equity, global scope and customer relationships, would be difficult and costly for our competitors to replicate.

  •
  Strong and stable cash flow characteristics. Supported by a unique combination of strong brand equity, high consumer loyalty, attractive margins and low capital expenditures, we have consistently produced strong cash flows, regardless of economic conditions, which have allowed us to pay down substantial debt. Our net sales have grown from an estimated $341.2 million in 2000 to $352.3 million in 2003. Prior to Merisant's refinancing in July 2003, we had repaid approximately $149.4 million, or 34%, of the debt we incurred in connection with our formation as a stand-alone company in March 2000. As of March 31, 2004, we have repaid approximately $40.9 million, or 7%, of the debt incurred by Merisant in connection with its refinancing.

  •
  Experienced and incentivized management team. Our senior management team has extensive experience in global brand management and the consumer products industry in markets around the world. Our chief executive officer, Etienne Veber, has a proven track record in the industry. Our senior management team has a financial incentive in the success of the business. In connection with the offering, we have established an annual incentive bonus plan and a long-term incentive plan designed to align the interests of management with those of our IDS holders.

Our Business Strategy

        Our business strategy since our inception has been to enhance and develop world-class brands that drive cash flow and create value. By capitalizing on the strength of our existing brand portfolio and global infrastructure, we believe we will achieve steady revenue growth and stable cash flows through identifiable near-term initiatives, including:

  •
  Expand our sales by promoting new usage among our existing consumers. Our core consumer group, consisting primarily of health-conscious consumers and diabetics, has been responsible for our historical growth and momentum. We intend to build on this group's loyalty and grow further by encouraging new and more frequent uses of our brands. We intend to increase usage through various value-focused promotional and in-store activities with retail partners and distributors and promote new uses by introducing innovative products, packaging and recipes designed especially for Equal® and Canderel®. Our active communication with our core consumers such as diabetics through our extensive consumer database and newsletters has been one of the key factors behind our consumer loyalty. Our market research indicates that in the United States, approximately 42% of the users of Equal® are diabetics; similarly, approximately 52% of the volume of Equal® sold is consumed by diabetics. We estimate that diabetic consumers also represent a signficant portion of our volume in most of our other markets.

  •
  Expand the Equal® and Canderel® brand positioning to attract new users into our franchise. We seek to attract consumers who currently do not use low calorie tabletop sweeteners by convincing them that our brands can be used in their everyday lives as part of a healthier lifestyle. Market research indicates that Equal® is used by approximately 6% of all households in the United States and that approximately 14 million U.S. households, or 14%, are open to moving away from sugar. Our initiative to attract new users focuses on the great taste, health benefits, usefulness and quality of our product through an integrated marketing campaign, including print, television, other media and sampling. While the household penetration of our brands varies from country to country, we see opportunities to attract new users in all of our major markets.

  •
  Gain market share among current users of low calorie tabletop sweeteners. In North America, our market research indicates that there are approximately 7 million households in the United States that currently use low-calorie sweeteners who would consider conversion to our Equal® brand.

    We plan to pursue competitive brand users through focused promotion aimed at encouraging Equal® brand trial and conversion. Outside North America, we will pursue share gain primarily through geographic expansion. For example, we have recently launched our Equal® brand in Taiwan, Korea and Israel.

  •
  Continue to improve efficiencies and margins throughout our operations. We have successfully achieved significant improvements in our working capital management and lowered our costs of operations. As a result, we have improved our gross margins and increased our cash flow. Beginning in 2001, we began consolidating vendors, increasing plant productivity and optimizing global sourcing of materials and business models. In addition, we recently renegotiated our agreement for the 2004 and a significant portion of the 2005 supply of our primary raw material, aspartame. Our operating model has enabled us to increase cash flow and accelerate the repayment of debt. We will continue to examine cost reduction and working capital management strategies in an effort to enhance efficiencies and maximize cash flow. In addition, our headcount reduction actions begun in June 2002, resulted in savings of approximately $8.0 million, excluding severance costs, for the year ended December 31, 2003.

  •
  Execute aggressive marketing plans in our key markets to enhance our brands. By continuing to execute our current marketing efforts, we believe we can solidify and enhance our position as a leader in our four key markets: North America, France, the United Kingdom and Mexico, which represent a large majority of our total net sales for 2003. We intend to increase our consumer marketing spending which will enable us to significantly increase our share of voice with consumers. Specifically, we are looking to invigorate our market positions in North America and the United Kingdom and build on our leadership positions in France and Mexico.

        We believe that we have additional opportunities to achieve sustainable long-term growth by capitalizing on positive consumer macro-trends, which include the increasing health consciousness of consumers, the aging of the population, and the increasing incidence of diabetes, through the following initiatives:

  •
  Pursue brand repositioning campaign to capture category growth. We intend to reposition our brand in our key markets in 2004 to appeal to a broader consumer base, in order to take advantage of the favorable consumer trends that are occurring. We will continue with our increased marketing spending discussed earlier for this campaign which we believe will accelerate the growth of our Equal® and Canderel® franchises over the long-term. For instance, our new marketing effort is highlighted by our "Plan E" campaign in North America that we expect will reposition Equal® as a lifestyle brand to be utilized in our customers' everyday lives. In Europe, our marketing plans are centered around a new formulation of Canderel® and revamped brand identity.

  •
  Innovate new products and brand extensions to increase future product pipeline. We will continue to focus resources on the research and development and launch of new products and brand extensions in an effort to grow the category in our key markets. In 2003, we introduced Canderel® branded chocolates in Europe and Equal Spoonful® and Equal® Perfect Pleasures™ candies in North America, all of which were well received by the marketplace. By continuing to expand our Canderel® chocolate line in other markets such as Mexico and South Africa, and introducing further new products in Europe, in addition to brand extensions, we believe we will continue to expand the category and strengthen our market share. In France, we relaunched our Canderel® brand with an improved formulation of a blend of low calorie sweeteners. We recently announced the launch in the United States of Equal® Sugar Lite™ and in Europe of Canderel® Crystal™, each containing the same unique blend of sugar and low calorie sweeteners designed for cooking and baking that measure and function like sugar. Equal® Sugar Lite™ is planned to be launched in additional markets in 2004 and 2005. Similarly, Canderel® Crystal™ has been launched in Belgium in 2004 and is planned for launch in additional markets later this year.

Our Brands

        Our two largest brands, Equal® and Canderel®, are among the most recognized low calorie tabletop sweetener products in the world, with brand awareness estimated at or above 85% in their respective key market areas. Our consumer research also indicates that our brands such as Equal® enjoy significant loyalty. Equal® is our premium-priced brand in North America and Asia/Pacific and Canderel® is our premium-priced brand in EAME and Mexico. Our remaining brands are primarily targeted to specific countries or markets. Our global brand positioning is described in the table below:

Brand	Key Markets	Price Point
Equal®	United States, Puerto Rico, Australia/New Zealand, Canada	Premium
Canderel®	France, United Kingdom, Belgium, Netherlands, South Africa, Mexico	Premium
NutraSweet®	Argentina United States, Mexico	Premium Mid-Priced
Misura®/Mivida™	Italy	Premium
Sucaryl™	Argentina	Value
Chuker™	Argentina	Value

        Our trademark portfolio is of material importance to our business, and we have invested substantially in the promotion and development of our trademarked brands. Other than NutraSweet®, our company owns the trademarks that we use in the United States, including Equal®. We license the use of our Equal® trademark to certain third parties for marketing certain of their products. Merisant Company 2 Sarl, one of our Swiss subsidiaries, holds our foreign trademark registrations, including Canderel®, Misura®, Mivida™, Sucaryl™ and Chuker™. NutraSweet has granted to us and our affiliates worldwide licenses to use the NutraSweet® trademark in connection with the sale of tabletop sweetener products that contain aspartame sourced pursuant to our supply agreement with NutraSweet. The licenses are in effect during the term of our supply agreement with NutraSweet and thereafter, subject to certain minimum purchase obligations. NutraSweet has the option to terminate the licenses upon six months' notice if we do not purchase at least 200 metric tons of aspartame from it in the calendar year then expired.

Distribution Channels

        We supply our products to our consumers through multiple distribution channels that include grocery and pharmacy retailers, as well as mass merchandisers, club/warehouse retailers and food service. Our distribution channels are well established and give us the flexibility to service our consumers and optimize our profitability. We use distributors and brokers to distribute our products throughout the world and sell our products directly to selected customers in our largest markets. Our largest distributor is Heinz, which accounted for $83.8 million of net sales in 2003 pursuant to exclusive distribution agreements for the U.S. retail and food service channels. Other than Heinz, no customer, including those serviced by Heinz, accounted for greater than 10% of our total net sales in 2003. We enjoy strong relationships with our customers, who include well-known mass merchandisers such as Wal-Mart, Sam's and Costco; restaurant chains such as McDonald's and Starbucks; and grocery chains such as Kroger and Carrefour. Our customers are frequently our partners in trade marketing programs.

Regional Overview

        Our global infrastructure allows us to manage a number of brands in over 85 countries, organized into the following four major regions: (i) North America; (ii) EAME; (iii) Latin America and (iv) Asia/Pacific. The following graph provides the regional breakdown of our net sales and Operating EBITDA for the year ended December 31, 2003:

Year Ended December 31, 2003 Net Sales	Year Ended December 31, 2003 Operating EBITDA

  North America

        Our North American region, comprised of the U.S. and Canadian markets, is our largest sales region and accounted for 46% ($161.0 million) of our total net sales and 57% ($75.2 million) of Operating EBITDA in 2003. The majority of our North American net sales are derived from Equal®. We also offer medium- and low-priced brands, NutraSweet® (aspartame) and SweetMate® (saccharin), as part of our portfolio strategy designed to offer U.S. consumers various price options and to better address lower-priced competition, therefore supporting Equal®'s premier pricing position. Since 1997, when we introduced the lower-priced brands, we have increased our market share, primarily from private label competitors with minimal cannibalization of Equal®'s market share. In North America, our products are sold primarily in powder forms, in packets and in jars.

        Brands.    We primarily market two brands in North America: Equal® and NutraSweet®. Equal® represented approximately 92% of our regional sales. In addition, Equal® enjoys consumer loyalty of 65% in the United States as of December 31, 2003. NutraSweet® represented less than 5% of regional sales before consumer incentive expenses in 2003, and SweetMate® and other products represented the remainder. Equal® was launched in the United States in 1982, providing a significant taste benefit because it tastes like sugar and has no unpleasant aftertaste, unlike then-current products in a saccharin-driven category. It has been a leading low calorie tabletop sweetener in the region for several years despite its premium price. Notwithstanding the patent expiration of aspartame in 1992, Equal® has been able to maintain a premium pricing strategy due to its strong brand equity, strong product performance and marketing initiatives. We have continued to drive category innovation through the introduction of multiple product forms and packaging.

        Marketing.    With a 98% brand awareness level according to Synovate, Equal® has established strong brand equity. Part of Equal®'s continued brand strength is a reflection of a shift in marketing strategy toward building equity with core consumer groups. During 2001 and before, our products were marketed by focusing on one-on-one communication and relationship marketing as the primary means of increasing core consumer penetration and loyalty. In 2002, we initiated an integrated marketing campaign aimed at maintaining loyalty and increasing usage among current Equal® users, bringing new users into our franchise and increasing penetration in the food service channel. We are also building on established relationships with the American Diabetes Association and other organizations by visiting clinics for diabetics to help educate consumers about diabetes and the role diet plays in controlling the disease. Through these efforts, we have built a substantial consumer database of approximately 1.9 million names. The essence of our current Equal® marketing strategy is to shift the brand perception from its "diet" image into a mainstream everyday product.

        We intend to accomplish this strategy by convincing consumers that our brands can be used in their everyday lives as part of a healthier lifestyle. In March 2003, we launched a 4 oz. Equal Spoonful® product, which is directly targeted at baking and recipe users, in order to reinforce the versatility of Equal®. We recently announced the launch of Equal® Sugar Lite™, a unique blend of sugar and low calorie sweeteners, in North America. Equal® Sugar Lite™ can be used in most recipes that call for sugar. It will measure cup-for-cup like sugar, brown and provide volume like sugar, and provide all the sweetness of sugar, but with half the calories and carbohydrates of sugar.

        Distribution.    We have developed a multi-channel distribution and selling strategy in North America that enables us to focus on our key retail customers while maintaining broad customer support of our brands throughout all outlets. These channels include:

  •
  U.S. food (grocery and pharmacy) retail, which represented 29% of regional sales before consumer incentive expenses in 2003;

  •
  U.S. food service distributors wholesale, which represented 27% of regional sales before consumer incentive expenses in 2003;

  •
  U.S. club/warehouse retail, which represented 21% of regional sales before consumer incentive expenses in 2003;

  •
  U.S. mass merchandisers retail, which represented 10% of regional sales before consumer incentive expenses in 2003;

  •
  U.S. other direct, which represented 10% of regional sales before consumer incentive expenses in 2003; and

  •
  Canada & other, which represented 3% of regional sales before consumer incentive expenses in 2003.

        This U.S. distribution strategy involves four selling methods:

  •
  Direct sales to large mass merchandisers, club/warehouse retailers and food service companies. Key customers include Kmart, Wal-Mart, Sam's Club, BJ's, Costco and McDonald's. These customers represented approximately 36% of our regional sales before consumer incentive expenses in 2003.

  •
  Sales through our sole U.S. distributor, Heinz, to retail grocery stores, food wholesalers and food service distributors and operators. Key customers served by Heinz include Safeway, Kroger, Publix, Super Valu, Alliant Food Service, Starbucks and Sysco. Heinz handles the order processing, warehousing, trade marketing and distribution of the product. Heinz takes title to the product and an item is booked as a sale when received by Heinz. Heinz distributed approximately 51% of our regional sales before consumer incentive expenses in 2003.

  •
  Sales through non-food brokers to provide national coverage of pharmacies, smaller mass merchandisers and deep discount stores such as Dollar General, representing approximately 8% of our regional sales before consumer incentive expenses in 2003.

  •
  A broker network to provide product to office coffee service operators and distributors, representing approximately 5% of our regional sales before consumer incentive expenses in 2003.

  EAME

        Consisting of the relatively mature markets in Western Europe and the growing markets in Eastern Europe, South Africa, and the Middle East, the EAME region accounted for 35% ($123.9 million) of our total net sales and 30% ($38.7 million) of Operating EBITDA in 2003. In this region, our products are primarily sold in tablet and powder form. Of our $128.1 million of regional sales in 2003, excluding foreign currency hedging costs, France represented 37%, the United Kingdom and Ireland represented 16%, Italy and Belgium each represented 7%, South Africa and the Middle East each represented 6% and all other markets within the region represented 21%.

        Brands.    Canderel® became the world's first aspartame-based product when it was introduced to the French market in 1979 and is now the only significant pan-European brand on the market. Canderel® accounted for the majority of EAME's 2003 net sales. Canderel® is marketed in a variety of different product forms, of which the tablet form is the most popular. While packaging units vary by country, the product is typically sold in packages containing 100 or 300 counts or refills of 500 tablets. Canderel® is also produced as a powder. The Canderel® marketing strategy has enabled us to command a premium price over our competitors.

        As the following chart indicates, in addition to Canderel®, we manage a number of other brands within the EAME region as part of our portfolio brand strategy.

Brand	Market	Pricing Position	Sweetener Ingredient
Misura®, Mivida™	Italy	Premium	Aspartame, Saccharin/Fructose
Sweetex™	Poland	Premium	Aspartame
Punto™	Italy	Value	Aspartame, Fructose, Ace-K/sugar
Equal®	South Africa	Value	Aspartame
NutraSweet®	Hungary	Value	Aspartame

        Marketing.    Canderel® has been the pan-European brand leader of the low calorie tabletop sweetener market, holding the #1 position in France and the United Kingdom. To differentiate ourselves from the competition and to reach new consumer segments, we have regularly developed new product offerings of Canderel®, including the half dose tablet and a 100 gram granulated powder box introduced in 1990, the 500 tablet refill launched in 1992, and "credit-card' like dispensers which were introduced in 1998. We have also improved product packaging with the complete redesign of our key products in 1994 and 1998. In 2004, we relaunched Canderel® in France with a new formulation of a blend of low calorie sweeteners. Additional launches of this new formulation for Canderel® are planned in other European markets. Canderel® Crystal™, a blend of sugar and low calorie sweeteners has been launched in Belgium in 2004 and is planned for launch in additional markets later this year.

        We have developed the Canderel® brand imagery via the regional use of the "sunburst" logo throughout Europe since 1990. This logo has contributed to a distinct personality for the brand, which has been consistently advertised and promoted across European markets for years. In 2002, we initiated a new pan-European marketing campaign built around packaging and formulation innovations as well as enhancements of our brand imagery. Our pan-European campaign for the Canderel® brand is supported by a new brand design, an improved taste profile, and new packaging called "Spoon for Spoon Jar." By modernizing the image of the brand we intend to improve usage and re-establish the brand by demonstrating its benefits to a broad range of consumers.

        We tailor our marketing approach on a country-by-country basis. For example, in markets where Canderel® has established strong brand equity, we have introduced products in categories other than tabletop sweeteners under the umbrella Canderel® brand. These products include chocolate powder in France and Portugal and chocolate bars in Portugal, Belgium and Hungary. These additional products have created business opportunities and further strengthened the brand position through cost-effective umbrella advertising and promotion.

        Distribution.    In the EAME region, approximately 43% of net sales are managed through direct sales, and the remaining sales are through a network of distributors and brokers.

        Overall, the European retail market is more concentrated than the U.S. retail market, with a small number of large operators accounting for the majority of the sector. We estimate that in 2002, our top ten customers in Europe, including Carrefour and ASDA, a subsidiary of Wal-Mart, represented approximately 48% of our net sales in the region and do not believe this percentage to be materially different in 2003.

  Latin America

        Our Latin American region, comprising 23 countries from Mexico to Argentina, accounted for 13% ($46.7 million) of total net sales and 12% ($15.7 million) of Operating EBITDA in 2003.

        Of our Latin American regional sales, Mexico accounted for 46%, the Caribbean region accounted for 15%, Argentina accounted for 14%, Colombia accounted for 6%, Costa Rica accounted for 5%, Venezuela accounted for 4% and all other Latin American countries accounted for 10% in 2003. The majority of our products sold in Latin America are in the form of liquid and powder, and the majority of our packaging is in bottles (liquid) and sachets (powder). Sachets carry premium prices and correspondingly higher margins.

        Brands.    We manage 14 brands in the region. Canderel® is our largest brand in the region and is sold exclusively in Mexico where it has achieved 86% brand awareness. Equal® is our second largest brand in the region. NutraSweet® is sold primarily in Argentina and Mexico and is our third largest brand in Latin America. In addition to the introduction of our core brands in Latin America, we have acquired established regional brands to fill out our portfolio. In 1998, Monsanto acquired the Sucaryl™ brand, which is one of the region's largest brands. Sucaryl™ is sold as a saccharin and saccharin/cyclamate blend in liquid and tablet form and distributed in virtually all Latin American countries, with the majority of its sales in Argentina. In 2003, we acquired the NoSucar™ brand in Central America, which is the largest brand in Costa Rica, and we launched SAME® in Puerto Rico.

        We control seven additional brands in the region. These brands are generally country-specific and have enabled us to strengthen our leadership position in key markets, including Argentina, Chile, Colombia, Puerto Rico and the Caribbean.

        Marketing.    Our marketing strategy in Latin America is aimed at expanding the low calorie tabletop sweetener category, both in volume and profitability. The majority of volume expansion will be achieved by continuing to attract new users into the category. The current strategy focuses on positioning our brands as not only being part of a healthy lifestyle but also as a way to maintain youth and vigor. This positioning is in line with the younger demographics of Latin America versus the United States and Europe. Our regional strategy is focused around:

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  our top three markets: Mexico, Puerto Rico and Argentina;

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  the introduction of new and improved formulations (improved taste) combined with sampling efforts (for example, our launch in Puerto Rico at the end of 2003 of Same® with Sugar, a zero calorie product that is a blend of sugar and low calorie sweetener);

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  the positioning of our major brands as part of a healthy and modern lifestyle; and

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  bringing consumers over time from low-priced to premium-priced brands.

        We will continue to strengthen brand equity by investing in the most cost-effective and proven programs that increase consumer demand at point of sale, such as tasting programs, demonstrators and one-to-one communication with consumers, secondary displays and on-pack promotions with host leading brands. As in other regions, we customize our marketing programs in the Latin American region depending upon country specific market conditions.

        Distribution.    We have a strong network of 48 distributors throughout the region, through which nearly all of our sales are made. These distributors sell through all major channels in the region to direct accounts and wholesalers. In addition, we have our own sales force in Colombia.

  Asia/Pacific

        Our Asia/Pacific region, comprised of Australia/New Zealand, and Asia, achieved net sales of $20.7 million in 2003, accounting for 6% of our total net sales and less than 1% ($0.6 million) of Operating EBITDA for the year. Our sales are primarily in Australia/New Zealand (67% of regional sales in 2003). In the Asia/Pacific region, the product is distributed primarily in tablet form, followed by powder in jars and sachets.

        Brands.    Net sales in the Asia/Pacific region are generated almost entirely through the sales of two brands, Equal® and NutraSweet®, with Equal® accounting for the majority of sales in the region. Equal® is positioned as a premium-priced brand within the region, and NutraSweet® is positioned as a value brand.

        Marketing.    Our sales in the Asia/Pacific region are driven by our strong presence in Australia and New Zealand. We continue to focus our resources on five key growth drivers:

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  increasing existing customer loyalty by implementing a pipeline of product and packaging innovations, providing convenience and differentiation;

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  bringing new users, targeting younger and male demographics, to our franchise by repositioning Equal® in Australia/New Zealand and continuing to build the Equal® franchise in other markets, specifically Thailand, Indonesia and Singapore;

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  restaging the NutraSweet® brand to complement effectively the premium positioning of Equal®;

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  increasing distribution through geographic expansion into Japan, greater China and Korea following the successful launch of Equal® in Taiwan in early 2002; and

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  expanding into the sugar-free candies and chocolate categories.

        Distribution.    Outside of Australia and New Zealand, our brands have traditionally been marketed in the region as "Need to Use" pharmaceuticals for health problems and have largely been sold through the pharmacy channel. We operate through master distributors across the Asian continent in the grocery, pharmacy and food service channels. Australian sales are managed through a direct sales organization of about 21 people that promote our brands. In New Zealand, we use a distributor/broker partner due to the small size of the market.

Public Acceptance

        Aspartame, our primary ingredient, is one of the most thoroughly tested and studied food additives/ingredients the FDA has ever approved, with more than 200 toxicological and clinical studies confirming its safety. Aspartame received regulatory approval 16 years after its discovery, following extensive scientific review. It is also approved by the World Health Organization and regulatory agencies of more than 100 other countries. In addition, the product is supported by major health organizations including the American Diabetes Association, the American Dietetic Association and the Juvenile Diabetes Research Foundation.

        Phenylketonuria, or PKU, is the only confirmed aspartame-related health concern. PKU is a rare inherited disease, affecting approximately one in 10,000 to 15,000 people, in which individuals cannot properly metabolize the amino acid phenylalanine. The amount of phenylalanine found in aspartame is much smaller than that in other common foods eaten every day, such as meats, milk and other protein-rich foods; however, individuals with PKU must consider aspartame as an additional source of phenylalanine. Thus the United States and most countries around the world require that all products containing aspartame contain disclosure so that consumers with this condition will be aware of the presence of the substance and be able to avoid or restrict it.

        Public relations.    We have developed long-standing relationships with key medical and nutritional organizations to encourage consumers to use our products as part of a healthy lifestyle. Key relationships include: American Diabetes Association; international diabetic associations in France, the United Kingdom, Mexico, Argentina, Australia/New Zealand; Multiple Sclerosis Foundation; Council on Scientific Affairs of the American Medical Association; American Dietetic Association; Calorie Control Council; International Sweetener Association, Juvenile Diabetes Research Foundation; and International Food Information Council. By maintaining these important industry relationships and disseminating educational information to consumers in a timely manner, we believe that we will be able to effectively respond to any potential misinformation.

Suppliers and Raw Materials

        The primary raw materials that we use in our manufacturing process are aspartame, Unidex® (a blending agent), paper and carton. Aspartame is the biggest component of our raw material cost. Currently, we purchase all of our requirements for aspartame, our primary raw ingredient, from NutraSweet under an aspartame supply agreement that expires on December 31, 2005. Our agreement with NutraSweet contains a fixed purchase requirement in 2004 that is consistent with our projected usage and that will be purchased at a fixed price. Our aspartame purchases from NutraSweet in 2005 will be at a fixed price and will be subject to a fixed purchase requirement as specified in our supply contract. In 2005, we will purchase a significant portion of our supply from NutraSweet at a fixed price but may also purchase aspartame from other suppliers. In the future, the price of aspartame could fluctuate.

        In connection with our supply relationship with NutraSweet, we and our affiliates have worldwide, royalty-free, exclusive licenses to use the NutraSweet® trademark in the tabletop sweetener category. The licenses are in effect during the term of the aspartame supply agreement and thereafter, subject to certain minimum purchase obligations. NutraSweet has the option to terminate the licenses upon six months' notice if we do not purchase at least 200 metric tons of aspartame from it in the calendar year then expired.

        According to management's most recent estimates, the current aspartame market totals approximately 14,800 metric tons per year with a capacity of 14,900 to 16,400 metric tons per year. NutraSweet is the world's largest aspartame producer, supplying a significant portion of the market. We believe we are one of the top five users of aspartame in the world and one of NutraSweet's largest customers. Prior to 1992, NutraSweet manufactured aspartame in the United States under patent protection. In 1992, the patent on aspartame expired, paving the way for additional aspartame producers and private label brands. Aspartame prices have declined significantly since the patent expired. There are currently several major manufacturers of aspartame globally. The second and third largest suppliers are Ajinomoto Co. Inc. and Holland Sweetener Company, respectively. Additional aspartame suppliers include Wujin Niutang, Zhejiang Haosen Pharmaceutical Co., Ltd., Shaoxing Yamei Biochemical Industry Co., Ltd., and VitaSweet Co., Ltd., which are China based aspartame producers.

Facilities

        We are engaged in two primary manufacturing processes, one for the powder product and one for tablet. We do not manufacture aspartame or any other ingredient used in these processes. The powder process primarily involves dry-blending ingredients in a tumble mixer or plow blender. The tablet operation consists of loading product ingredients into a tumble mixer for blending. The blended ingredients are then transferred to a dry roller compactor, compressed, and screened to obtain a uniform particle size. The last ingredient is added and the batch is blended a second time. The material is then transferred to the tablet press where the specified tablet size and weight are produced, after which the tablets are placed in small drums for transfer to the high-speed packaging line.

        We are also engaged in a number of different packaging processes for the powder and tablets. Once the powder is mixed, it is filled into sachets or jars on high-speed filling lines and then packaged in varying carton sizes, depending on markets and channels. The tablets are filled through high-speed filling lines into appropriate dispensers of varying sizes and packaged in varying carton sizes, depending on market and channels.

        We produce the majority of our products at five production facilities throughout the world, two of which we currently operate:

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  Manteno, Illinois. The business has operated the Manteno facility since 1990. The Manteno site was selected for its proximity to key raw material and component suppliers, significant advantages for finished goods' distribution, and lower conversion costs per case.

    Since 1993, annual volumes produced in this plant have grown by 44%. The main drivers of this growth expansion were increased demand in the mass merchandising, club/warehouse and food service business. In 1995, the Manteno plant was expanded to install granulated powder packaging (jars) capabilities.

    Today, the Manteno facility operates with approximately 155 non-union employees. The plant has substantial capacity to accommodate future growth for the business. The available capacity has been driven by significant improvements in machine efficiencies. The plant's products are sold primarily in the United States, Canada, Mexico and Caribbean markets.

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  Zarate, Argentina. The Latin American operation began in 1996 in Zarate, Argentina. There are approximately 54 non-union employees at the site dedicated to the production of our products. The plant produces products for the bulk of the Latin America region. It is the only facility that has a liquid line.

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  Bergisch and Stendal, Germany. Since 1999, we have contracted with Kruger GmbH & Co. to manufacture our products for sale in Europe and South Africa. Kruger has production lines in its plants in Bergisch and Stendal, Germany which are exclusively dedicated to our products. We own the equipment used by Kruger to manufacture our products.

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  Fairfield, Australia. In July 2004, we sold our manufacturing facility in Fairfield, Australia to a company controlled by the managers of the facility. In connection with the sale, we entered into a contract with the buyer to manufacture our products for sale in a number of countries in the Asia/Pacific region, including Australia, New Zealand, Malaysia, Indonesia, the Philippines, Thailand, Singapore, China and Taiwan.

        Our focus on safety continues to be very high and is reflected by the certifications awarded to each of our company-owned manufacturing sites:

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  Manteno, Illinois. We were one of 178 U.S.-based companies and one of 36 food sites to receive the Voluntary Protection Program, or VPP, Star in 2001 and recertified in 2002.

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  Zarate, Argentina. We were one of 8 companies in Argentina, and the only company in Food, to receive the OHSAS 18001 designation in 2001. We recertified in OHSAS 18000 in December 2002.

Offices

        The executive and administrative office of Merisant Worldwide and Merisant is located in Chicago, Illinois and has approximately 26,300 rentable square feet. The lease for this office will expire on April 30, 2011. We do not believe that we will have difficulty renewing our current leases or finding alternative space in the event we are unable to renew any of our leases on a basis we find satisfactory. We consider our offices suitable and adequate for the conduct of our business.

Our History

        The main sweetening ingredient in our leading tabletop brands, aspartame, was discovered in 1965 by Dr. James Schlatter while doing research at Searle on amino acids. The newly discovered sweetening ingredient underwent many years of testing before being approved for consumer use for the first time in 1979 in France, where the product was marketed as "Canderel®." By the early 1980s, Canderel® was being marketed in much of Europe. In 1981, the U.S. Food and Drug Administration approved the tabletop use of aspartame. The following year, Equal® was launched in the United States. In 1985, Monsanto entered the sweetener market through its acquisition of Searle. Subsequently, in mid-1999, Monsanto made the strategic decision to divest these assets, which were being operated as a portion of Monsanto's nutrition and consumer sector, in order to focus on its core businesses as a life sciences company and delever its balance sheet. The sweetener ingredients assets, which were sold to an investor group led by J.W. Childs & Co. and renamed The NutraSweet Company, manufactured and supplied aspartame to food and beverage companies as a sweetening ingredient. An investor group led by an affiliate of Pegasus Capital Advisors, L.P. formed Merisant Company which, on March 17, 2000, purchased from Monsanto the assets that Monsanto had used in the packaging and distribution of low calorie tabletop sweeteners (primarily aspartame- and saccharin-based).

Environmental and Legal

        Our operations are subject to federal, state, local and foreign laws and regulations relating to environmental protection, including regulation of discharges onto land and into the air and water. Under various federal, state and local laws, an owner or operator of real estate may be liable for the costs of removal or remediation of certain hazardous or toxic substances on or in such property, or which migrate from such property. Such liability may be imposed without regard to whether the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. Although we are not aware of any material environmental conditions that require remediation under federal, state, local or foreign law on our properties, a comprehensive environmental review of our properties or operations has not been conducted since 1999 and no assurance can be given that we have identified all of the potential environmental liabilities at our properties or that such liabilities would not have a material adverse effect on our financial condition.

        Management believes that we are in material compliance with all other applicable laws and regulations, including workplace safety regulations. From time to time, we are involved in litigation concerning our business operations. On July 29, 2004, the United States District Court for the District of Puerto Rico, in the case of McNeill-PPC, Inc. vs. Merisant Company, et al, issued an order for preliminary injunction enjoining Merisant and Merisant Puerto Rico, Inc. from selling or distributing, in Puerto Rico, its Same® with Sugar tabletop sweetener product in its current packaging. McNeill has alleged that the packaging of Same® with Sugar constitutes an infringement of trade dress of McNeill's Splenda® tabletop sweetener packaging in Puerto Rico. In addition, on May 6, 2004, Merisant Manufacturing Australia Pty. Ltd. was served with a complaint in the District Court of Western

Australia by an individual alleging that she suffered adverse symptoms after consuming Travacalm brand of motion sickness prevention drug manufactured in 2001 for a pharmaceutical client under a contract manufacturing agreement. Although we recently sold our entire interest in Merisant Manufacturing Australia Pty. Ltd., pursuant to the sale agreement, we have retained liability for this action. Management believes that the litigation in which we are currently involved is not reasonably likely to be material to our financial condition or the results of our operations.

Employees

        We and our subsidiaries have a total of approximately 587 employees as of August 10, 2004, none of whom are covered by union contracts.

MANAGEMENT

        The following table sets forth the names, ages and titles of the boards of directors and executive officers of Merisant Worldwide as of August 10, 2004. Each of our directors holds office until the next annual meeting of our stockholders or until his successor has been elected and qualified.

Name	Age	Position
Arnold W. Donald	49	Chairman of the Board of Directors
Robert E. Albus	57	Director
Andrew M. Bursky	47	Director
Vivek Mehta	27	Director
Jonathan Swerdlow	48	Director
David S. Uri	35	Director
Etienne Veber	41	Director, President and Chief Executive Officer
Irwin Cohen	63	Director Nominee
Warren B. Grayson	54	Vice President, General Counsel and Secretary
Donald J. Hotz	47	Vice President of Finance and Chief Financial Officer
John Sheptor	46	Vice President of Global Operations

Our Board of Directors and Executive Officers

        Arnold W. Donald has served as the Chairman of our board of directors since April 2000. From March 2000 to April 2003, Mr. Donald served as Chief Executive Officer of Merisant and Merisant Worldwide. Prior to 2000, Mr. Donald was a senior executive of Monsanto Company in St. Louis, Missouri. Mr. Donald joined Monsanto in industrial chemical sales in 1977 and held increasingly senior roles in his 20 plus years with that company. Mr. Donald currently serves on the boards of Washington University, Carleton College, Crown Cork & Seal Company, Inc., The Scotts Company, Carnival Corporation, Oil-Dri Corporation, Belden, Inc., The Laclede Group, Inc. and Russell Corporation. Mr. Donald also is serving a second term on the President's Export Council, appointed initially by President Clinton and then re-appointed by President Bush.

        Robert E. Albus has served as a director of Merisant Worldwide since May 2004. Mr. Albus has been President of Premier Business Development since 2000. Mr. Albus served as President and Chief Executive Officer of Home-Link Services from 2002 to 2003. Prior to joining Home-Link Services, Mr. Albus was President of the Toiletry Division of Advance Polymer Systems, Inc., where he was employed from 1997 to 2000. Prior to that, Mr. Albus served as Director of Marketing of Combe, Inc. (U.S.); General Manager of Combe, Inc. (Canada); Vice President of Business Development of the W.B. Saunders Division of CBS; and a Product Director of Johnson & Johnson.

        Andrew M. Bursky has served as a director of Merisant Worldwide since March 2000. Mr. Bursky is Chairman and Chief Executive Officer of Atlas Holdings, L.L.C. and an advisor of Pegasus Capital Advisors, L.P. From 1999 to 2002, Mr. Bursky was Managing Partner of Pegasus Capital Advisors, L.P. Prior to joining Pegasus in 1999, Mr. Bursky was one of the founding principals and a senior principal of Interlaken Capital, Inc.

        Vivek Mehta has served as a director of Merisant Worldwide since March 2000. Mr. Mehta is an employee of Pegasus Capital Advisors, L.P. Prior to joining Pegasus in August 1999, Mr. Mehta was a financial analyst in the leveraged finance group of Bear, Stearns & Co., Inc. in New York.

        Jonathan Swerdlow has served as a director of Merisant Worldwide since March 2004. Mr. Swerdlow has served as President of GALCO, Inc. since February 2004. From 2001 to 2004, Mr. Swerdlow worked as an independent consultant for high net worth families and private equity firms. From 1999 to 2000, Mr. Swerdlow served as Vice President of Business Development for CareerPath.com. Prior to joining CareerPath.com, Mr. Swerdlow was Vice President of Strategy and

Business Development at Sony Retail Entertainment. Earlier in his career, Mr. Swerdlow was Executive Vice President at Mann Holding Company.

        David S. Uri has served as a director of Merisant Worldwide since March 2000. Mr. Uri is an employee of Pegasus Capital Advisors, L.P. Prior to joining Pegasus in 1999, Mr. Uri was a Vice President of The Jordan Company L.L.C. From 1993 to 1997, Mr. Uri was a principal of EXOR America Inc., an international investment holding company controlled by the Agnelli Group. Prior to that, Mr. Uri was a financial analyst in the mergers and acquisitions group of Kidder, Peabody & Co., Inc.

        Etienne Veber has served as President and Chief Executive Officer of Merisant Worldwide since April 2003 and was the Chief Operating Officer of Merisant Worldwide from September 2001 to April 2003. Mr. Veber has served as a director of Merisant Worldwide since May 2003. Prior to joining Merisant Worldwide in March 2001, Mr. Veber was President and General Manager of The NutraSweet Company, a business formerly owned by Monsanto. From 1989 to 1999, Mr. Veber held various management positions within Monsanto. Mr. Veber also worked in brand management at Procter and Gamble.

        Irwin Cohen is a nominee to our board of directors. Mr. Cohen is Senior Advisor of Peter J. Solomon Company, an investment banking firm. Prior to this, Mr. Cohen served as Senior Partner—Global Managing Partner of the Retail and Consumer Products group of Deloitte & Touche, where Mr. Cohen worked from 1962 to 2003. Mr. Cohen is a certified public accountant. Mr. Cohen currently serves on the boards of Supervalu Inc., Beall's, Inc. and Phoenix House Foundation.

        Warren B. Grayson has served as Vice President, General Counsel and Secretary of Merisant Worldwide since January 2004. From June 1, 2002 through December 2003, Mr. Grayson served as Vice President, General Counsel and Secretary of Somera Communications, Inc. Prior to that, from January 2002 through June 2002, Mr. Grayson was self-employed as a legal consultant. Mr. Grayson was Of Counsel to Eastman Chemical Co. from July 2000 through December 2002. From June 1999 through July 2000, Mr. Grayson served as Vice President, General Counsel of McWhorter Technologies, Inc. Prior to that, Mr. Grayson held several positions at Monsanto Company from September 1989 through June 1999, including Deputy General Counsel.

        Donald J. Hotz has served as Vice President of Finance of Merisant Worldwide since August 2003 and as Chief Financial Officer since October 2003. Prior to joining Merisant Worldwide, from 2001 to 2002, Mr. Hotz was the Chief Financial Officer for Tab Products, a manufacturer of custom folders and filing systems, where he was instrumental in returning the company to profitability and generating positive cash. From 1985 to 2001, Mr. Hotz held senior finance positions in several operating divisions of Moore Corporation in the United States and Canada, including Vice President of Finance from 2000 to 2001. From 1982 to 1985, Mr. Hotz worked in the public accounting firm of Melton and Melton in Houston.

        John Sheptor has served as Vice President of Global Operations for Merisant Worldwide since July 2001. Prior to joining Merisant Worldwide in 2001, Mr. Sheptor was the Director of Manufacturing for the Specialty Chemicals group within Monsanto's Agricultural Sector. Prior to this assignment, he served for six years as Director of Manufacturing, Latin America, in Sao Paolo, Brazil.

Committees of the Board of Directors

        Upon completion of this offering, we intend to appoint Mr. Cohen to our board of directors and he has consented to serve. The standing committees of our board of directors consist of an audit committee, a compensation committee and a nominating and governance committee. We anticipate that Mr. Cohen will be appointed to each of the committees upon the completion of this offering. Our board of directors has determined that Mr. Albus and Mr. Cohen are both "independent" as that term is defined in the rules of the SEC and the Nasdaq National Market as such term relates to the relevant board committees. Further, the board of directors has determined that Mr. Cohen is an "audit committee financial expert" as defined by the rules of the SEC and the Nasdaq National Market. Within one year of the consummation of this offering, we expect that a majority of our directors will be "independent" and that all of the members of our committees will be "independent" as defined in the rules of the SEC and the Nasdaq National Market.

        Audit Committee.    The audit committee recommends the firm to be appointed as independent accountants to audit financial statements and to perform services related to the audit, reviews the scope and results of the audit with the independent accountants, reviews with management and the independent accountants our year-end operating results, considers the adequacy of the internal accounting procedures and approves all audit and non-audit services to be provided by the independent accountants. The audit committee presently consists of Messrs. Albus, Mehta and Uri. The audit committee operates under a written charter adopted by the board of directors, a current copy of which will be available on our website at www.merisant.com.

        Compensation Committee.    The compensation committee, which presently consists of Messrs. Albus, Bursky, Mehta and Uri, reviews and recommends the compensation arrangements for all executive officers and directors and administers and takes such other action as may be required in connection with certain compensation and incentive plans of Merisant Worldwide and Merisant. The compensation committee operates under a written charter adopted by the board of directors, a current copy of which will be available on our website at www.merisant.com.

        Nominating and Governance Committee.    The nominating and governance committee, which presently consists of Messrs. Albus, Bursky, Donald and Uri, identifies, evaluates, and recommends individuals qualified to be directors of our company to the board of directors for either appointment to the board of directors or to stand for election at a meeting of the stockholders, develops and recommends to the board of directors corporate governance guidelines for us and reviews and makes recommendations with respect to a variety of other governance matters. The governance and nominating committee operates under a written charter adopted by the board of directors, a copy of which will be available on our website at www.merisant.com.

Limitation on Liability and Indemnification of Directors and Officers

        Our amended and restated certificate of incorporation will provide for the indemnification of all of our directors and officers to the fullest extent permitted by Section 145 of the Delaware General Corporation Law. In addition, our amended and restated certificate of incorporation will provide, as permitted by the Delaware General Corporation Law, that directors shall not be personally liable for monetary damages for breach of fiduciary duty as a director, except for liability:

  •
  for any breach of the director's duty of loyalty to us or our stockholders;

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  for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

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  under Section 174 of the Delaware General Corporation Law; or

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  for any transaction from which the director derived an improper personal benefit.

        We have entered into separate indemnification agreements with each of our directors and certain of our executive officers. These indemnification agreements may require us, among other things, to indemnify our directors and executive officers for related expenses, including attorneys' fees, judgments, fines and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of his or her service as one of our or any of our subsidiaries' directors or executive officers. We believe that these provisions and agreements are necessary to attract and retain qualified individuals to serve as directors and executive officers. We also maintain directors' and officers' liability insurance. We are not aware of any pending or threatened litigation or proceeding that might result in a claim for such indemnification.

Executive Compensation

        The following summary compensation table sets forth certain information concerning compensation awarded to, earned by, or paid to Arnold W. Donald, who served as our Chairman during 2003 and President and Chief Executive Officer through June 2003, Etienne Veber, who served as our President and Chief Executive Officer from and after June 2003 and each of our other four most highly compensated executive officers, who we refer to as the named executive officers, for the years ended December 31, 2003, 2002 and 2001.

Summary Compensation Table

		Annual Compensation						Long-Term Compensation Awards
Name and Principal Position	Year	Salary ($)	Bonus ($)		Other Annual Compensation ($)			Securities Underlying SARs (#)	All Other Compensation ($)(1)
Arnold W. Donald Chairman and former President and Chief Executive Officer	2003 2002 2001	$354,167 837,500 800,000	$	— — 340,000	$	— 6,760 —	(2)	— — —	$440,135 18,333 7,767	(3)
Etienne Veber President, Chief Executive Officer and former Chief Operating Officer	2003 2002 2001	290,625 253,750 171,827		150,000 50,000 112,000		— — —		— — 35,775	9,348 13,317 6,873
Carl Warschausky Former Executive Vice President and Chief Financial Officer(4)	2003 2002 2001	208,692 267,500 257,500		— — 155,000		— — —		— — —	108,706 9,700 9,958	(5)
Luther C. Kissam, IV Former Vice President, General Counsel and Secretary(6)	2003 2002 2001	164,339 216,000 207,500		50,000 — 125,000		— — —		— — —	3,230 9,825 10,933
John Sheptor Vice President, Global Operations	2003 2002 2001	200,000 198,750 89,375		84,000 — 110,000		— — —		— — 25,775	6,958 7,900 —
Donald J. Hotz Vice President, Finance and Chief Financial Officer(7)	2003 2002 2001	65,540 — —		50,000 — —		— — —		— — —	— — —

(1)
Amounts shown in this column represent our contributions under our 401(k) Plan and Non-Qualified Retirement Plan.

(2)
Consists of above-market interest on deferred compensation.

(3)
Includes severance payments totaling $437,500.

(4)
Mr. Warschausky resigned as an officer of Merisant Worldwide effective as of September 30, 2003.

(5)
Includes severance payments totaling $105,556.

(6)
Mr. Kissam resigned as an officer of Merisant Worldwide effective as of September 26, 2003.

(7)
Mr. Hotz joined Merisant Worldwide in August 2003.

Employee Benefits

        Stock Appreciation Rights Plan.    With the exception of Donald J. Hotz, each of the named executive officers participates in our Stock Appreciation Rights Plan, which we refer to as the SAR Plan. Each SAR will immediately vest upon the consummation of this offering and will be exercisable by the holders thereof. Upon the consummation of this offering, each holder of an SAR will be entitled to receive cash and shares of Class B common stock in the same proportion as our existing stockholders; provided, that the grant value of each SAR will be deducted from the cash that would have been received by the holder of the SAR. Assuming an initial offering price of $                      , which represents the mid-point of the range set forth on the cover of this prospectus, each SAR will be exercisable for $                  and             shares of Class B common stock.

        There were no SARs granted in the last fiscal year to any of the named executive officers.

        The following table sets forth information for each of the named executive officers with regard to the number of securities underlying SARs held at March 31, 2004.

	Number of Securities Underlying SARs at March 31, 2004 (#)
Name
	Vested	Unvested
Arnold W. Donald	500,000	—
Etienne Veber	11,925	23,850
Carl Warschausky(1)	49,581	—
Luther C. Kissam, IV(2)	30,240	—
John Sheptor	8,592	17,183
Donald J. Hotz	—	—

(1)
Mr. Warschausky resigned as an officer of Merisant Worldwide effective as of September 30, 2003. Pursuant to the terms of Mr. Warschausky's voluntary separation and release agreement, Mr. Warschausky was vested in 49,581 SARs. All such SARs remain subject to the terms and conditions set forth in the SAR Plan.

(2)
Mr. Kissam resigned as an officer of Merisant Worldwide effective as of September 26, 2003. At the time of his resignation, Mr. Kissam was vested in 30,240 SARs.

        Employees' Savings and Retirement Plan.    All employees of Merisant US, Inc. who are at least 21 years of age are eligible to participate in the Merisant US, Inc. Employees' Savings and Retirement Plan, which we refer to as the 401(k) Plan, except employees covered by a collective bargaining agreement, leased employees, nonresident aliens who do not receive any earned income from our company which constituted U.S. source income, and individuals who perform services under an agreement that classifies them as independent contractors. The 401(k) Plan is intended to be qualified under the Internal Revenue Code of 1986, as amended. The 401(k) Plan permits participants to make pre-tax contributions of up to 16% of compensation, subject to limits established by the Internal Revenue Service, and participants who are age 50 or older are permitted to make additional catch-up contributions.

        We make matching contributions for participants who have completed at least one year of service in an amount equal to 100% of the first 3% of a participant's contribution and 50% of the next 2% of a participant's contribution. We are also authorized to make discretionary profit sharing contributions under the 401(k) Plan for participants who have completed at least one year of service and have made profit sharing contributions as follows: 3% of employee compensation in 2000; 2% of employee compensation in 2001; 0% in 2002; and 0% in 2003.

        Participants are always 100% fully vested in their own contributions and in our company's matching contributions. With respect to discretionary profit sharing contributions, if any, participants become 20% vested after one year of service and an additional 20% each year thereafter.

        The 401(k) Plan may be terminated at any time.

        Employees' Non-Qualified Savings and Retirement Plan.    The Merisant US, Inc. Employees' Non-Qualified Savings and Retirement Plan, which we refer to as the Non-Qualified Retirement Plan, is a non-qualified and unfunded retirement plan designed to supplement Merisant's 401(k) Plan for a select group of management and highly compensated employees whose participation in the 401(k) Plan is limited by the Internal Revenue Code. For each plan year beginning on or after January 1, 2002, each participant may elect to defer up to 16% of compensation. For the plan year ending December 31, 2001, the deferral percentage could not exceed 64%. In addition, in its discretion, Merisant US may make a profit sharing contribution on behalf of each employee who completes at least 1,000 hours of service during a plan year and is employed on the last day of the plan year. Participants become 20% vested in discretionary profit sharing contributions, if any, after one year of service and an additional 20% each year thereafter. Contributions that are made under the Non-Qualified Retirement Plan are held in a grantor trust separate and apart from the company's general assets. Any assets held by the trust will be subject to the claims of the company's general creditors in the event of insolvency. The Non-Qualified Retirement Plan may be terminated at any time.

        2004 Annual Incentive Plan.    Our board of directors has adopted, and our stockholders have approved, the Merisant Worldwide, Inc. 2004 Annual Incentive Plan, which we refer to as the Annual Incentive Plan. This plan is intended to provide incentive and financial rewards to our executive officers who, because of the extent of their responsibilities, can make significant contributions to our success by their ability, industry, loyalty and exceptional services.

        Participants in the Annual Incentive Plan will be eligible to receive cash incentive bonus payments in amounts to be determined by the compensation committee of our board of directors, but not to exceed 1.0%, in the case of our chief executive officer and chief operating officer, or 0.5%, in the case of other participants, of our Bank EBITDA and revenue goals for each fiscal year or other performance period. The individuals eligible to participate in the plan will be the chief executive officer, the chief operating officer, any other "covered employee" within the meaning of Section 162(m)(3) of the Internal Revenue Code and any other executive officer of the company or any of its subsidiaries designated by the compensation committee.

        The Annual Incentive Plan will be administered by the compensation committee of our board of directors. The compensation committee will have the authority to select participants, determine the amount, the terms and conditions and the timing of each award, determine whether payment of awards may be deferred by participants, interpret and administer the plan, and make any other determination and take any other action that it deems necessary or desirable for administration of the plan. The Annual Incentive Plan is intended to constitute an unfunded plan for incentive compensation and deferred compensation if permitted by the compensation committee.

        We intend for the Annual Incentive Plan to be a performance-based compensation arrangement within the meaning of Section 162(m) of the Internal Revenue Code, in order to ensure the full deductibility of all payments made under the plan to our executive officers whose compensation could otherwise be subject to the limitations on deductibility under Section 162(m).

        2004 IDS Incentive Plan.    Our board of directors has adopted, and our stockholders have approved, the Merisant Worldwide, Inc. 2004 IDS Incentive Plan, which we refer to as the IDS Incentive Plan. This plan is intended to assist us in attracting and retaining individuals to serve as directors and employees who will contribute to our success and help us achieve long-term objectives which will inure to the benefit of our stockholders.

        The IDS Incentive Plan authorizes the granting of IDS-based and cash-based performance awards, restricted IDS awards and other awards, including interest and dividend equivalents, to employees and directors as follows:

  •
  Performance Awards.    Performance awards under the IDS Incentive Plan are awards of units which may be valued by reference to a designated number of IDSs or other property, including cash, upon the achievement of performance goals during an established performance period which may not be shorter than 12 months or longer than five years, as determined by the compensation committee at the time of the grant. Any IDSs subject to these performance awards may be issued for no consideration or for such minimum consideration as required by law. Performance awards may be distributed only after the end of the relevant performance period, and may be settled in cash or other property or, subject to the requirements and limitations contained in our bylaws, the indenture governing the senior subordinated notes or otherwise, IDSs, senior subordinated notes or shares of Class A common stock, in a lump sum, installments or on a deferred basis.

  •
  Restricted IDS Awards.    Restricted IDS awards are awards of IDSs subject to restrictions, including restrictions on sale, transfer, pledge or assignment, imposed by the compensation committee covering a specified period of time. Holders of restricted IDSs will have all of the rights of a holder of IDSs with respect to all IDSs subject to the award agreement; provided, however, that any IDSs and the senior subordinated notes and shares of Class A common stock represented by such IDSs or any other property (except for cash) distributed as a dividend or otherwise may be subject to the same restrictions as the restricted IDSs.

  •
  Other IDS Unit Awards.    Other IDS unit awards are other awards that will be valued in whole or in part by reference to IDSs or other property. These awards will also be available as a form of payment in the settlement of other awards granted under the IDS Incentive Plan.

        We expect that the initial awards granted under the IDS Incentive Plan will be cash-based performance awards valued by reference to available cash targets measured prior to the payment of dividends on the Class A common stock and interest on the senior subordinated notes.

        The IDS Incentive Plan will be administered by the compensation committee of our board of directors, which will have the power to determine participants, the terms of the awards, the number of IDSs, if any, to be covered by each award, the payment of dividend and interest equivalents, the exercisability of the awards and the form of consideration payable upon exercise. All awards must be evidenced by a written award agreement with the participant, which will include the provisions specified by the compensation committee. The terms and conditions of each award need not be the same with respect to each participant. Restricted IDS awards and other awards that are valued by reference to IDSs or other property will generally be subject to a minimum vesting period requiring continued employment of not less than three years from the date of the grant.

        A total of            IDSs and the senior subordinated notes and shares of Class A common stock represented by such IDSs are authorized for grant under the IDS Incentive Plan. In the event of any merger, reorganization, consolidation, recapitalization, dividend or distribution, stock split, reverse stock split, spin-off or similar transaction or other change in corporate structure affecting the IDSs or their value, or the automatic separation of the IDSs, the IDS authorization limits of the IDS Incentive Plan will be adjusted as deemed appropriate or equitable by the compensation committee. If any IDS-based performance award or restricted IDS expires or is terminated or canceled without having been exercised or settled in full, is forfeited back to or repurchased by us, the terminated portion of the award will become available for future grant or sale under the IDS Incentive Plan.

        The terms of any award under the IDS Incentive Plan may provide in the award agreement that in the event of a merger with or into another corporation or our "change of control," including the sale of all or substantially all of our assets, (i) performance awards shall be considered earned and payable, and any deferral or other restriction shall lapse and such performance award shall be immediately settled or distributed, (ii) restrictions and deferral limitations and other conditions applicable to restricted IDSs shall lapse and the restricted IDSs shall become free of all restrictions and limitations and become fully vested and (iii) restrictions and deferral limitations and other conditions applicable to other IDS unit awards shall lapse and the other IDS unit awards shall become free of all restrictions, limitations or conditions and become fully vested and transferable to the full extent of the original grant. However, if the successor company assumes or substitutes for restricted IDSs or other IDS unit awards, then each outstanding restricted IDS or other IDS unit award shall not be accelerated unless the participant's employment in the successor company is terminated within 24 months following the change of control.

        We intend for the IDS Incentive Plan to be a performance-based compensation arrangement within the meaning of Section 162(m) of the Internal Revenue Code, in order to ensure the full deductibility of all payments made under the plan to our executive officers and other senior employees whose compensation could otherwise be subject to the limitations on deductibility under Section 162(m). Participants may not receive awards exceeding 1.0%, in the case of our chief executive officer and chief operating officer, or 0.5%, in the case of any other participant, of Bank EBITDA for each fiscal year or other performance period as determined by the compensation committee. The IDS Incentive Plan is intended to constitute an "unfunded" plan for incentive compensation.

        IDS Directed Share Program.    Certain of our directors and senior management are eligible to participate in our directed share program, under which they are eligible to purchase IDSs reserved for them in connection with the offering at the initial public offering price. The number of IDSs available for sale to the general public will be reduced to the extent these persons purchase the reserved IDSs. IDSs committed to be purchased by directed share participants which are not so purchased will be reallocated for sale to the general public in the offering.

Compensation of Directors

        Pursuant to an agreement, effective as of June 1, 2003, between Merisant and Mr. Donald, Mr. Donald will receive a base compensation of $150,000 per year from June 1, 2003 to June 1, 2005, unless terminated earlier pursuant to the agreement, for serving as Chairman of Merisant's board of directors. In addition, Merisant will provide Mr. Donald with certain perquisites during the term of the agreement. See "—Employment Contracts, Termination of Employment and Change-in-Control Arrangements" for additional information regarding compensation payable to Mr. Donald.

        In 2003, except as disclosed above, none of our directors received compensation for serving on our or Merisant's board of directors, other than reimbursement for out-of-pocket expenses incurred in connection with rendering such services. Following the consummation of the offering, independent directors will receive compensation for their services as directors of $20,000 annually and (i) $1,000 per meeting of the board of directors that they attend (ii) $1,000 per meeting of committees of the board of directors that they attend (or $1,500 for the duly-elected chairman of the committee), and (iii) an amount equal to 60% of the respective meeting fee for meetings they attend telephonically. Directors will also be reimbursed for out-of-pocket expenses for attending board and committee meetings.

Employment Contracts, Termination of Employment and Change-in-Control Arrangements

        In June 2003, Merisant entered into a contract completion agreement with Mr. Donald in connection with the termination of Mr. Donald's employment as its Chief Executive Officer. Pursuant to the terms of the contract completion agreement, Mr. Donald will receive $62,500 each month for the first 24 months beginning on or after June 1, 2003 and $1,500,000 payable on June 1, 2006 or upon a change in control of Merisant Worldwide, whichever is earlier. See "Related Party Transactions—Arrangements with Management" for additional information regarding deferred compensation payable to Mr. Donald and "—Compensation of Directors" for additional information regarding compensation payable to Mr. Donald as Chairman of Merisant's board of directors.

        In September 2003, Merisant US, Inc. entered into a voluntary separation and release agreement with Mr. Warschausky in connection with the termination of Mr. Warschausky's employment as our Executive Vice President and Chief Financial Officer. Pursuant to the terms of the agreement, Mr. Warschausky will receive severance payments totaling $475,000, less all applicable federal and state withholdings, to be made in 27 equal installments on the 15th and last day of each month following the effective date of Mr. Warschausky's resignation, as well as certain placement assistance. In addition, Mr. Warschausky will be vested in 49,581 SARs under the SAR Plan.

        Effective September 2003, Merisant implemented the Key Executive Performance and Retention Plan, referred to as the Key Executive Plan, to provide performance and retention incentives for its Chief Executive Officer. Payout under the Key Executive Plan is based on creating stockholder value and will occur upon the consummation of this offering. The Key Executive Plan pays at rates of $1.50 in value for every $100 of net proceeds (as defined in the Key Executive Plan) between $300 million and $350 million, $2.00 in value for every $100 of net proceeds between $350 million and $400 million, and $2.50 in value for every $100 of net proceeds above $400 million. To be eligible under the Key Executive Plan, the Chief Executive Officer must have been employed by Merisant on September 1, 2003 and must remain employed by Merisant until he becomes fully vested. He will become vested with respect to 100% of the actual payout amount, if any, on September 1, 2006. He will be vested in        % of the actual payout amount upon the consummation of this offering assuming an issue date of                        , 2004.

        Except as described above, we have not entered into any employment agreements with our named executive officers, but such officers may be entitled to certain payments with respect to their SARs or under the Supplemental LTIP upon the sale of all of the common stock of Merisant Worldwide or other distribution event, as described above.

Compensation Committee Interlocks and Insider Participation

        Our board of directors established a compensation committee to review all compensation matters that come before the board of directors. The individuals serving on the compensation committee are Messrs. Bursky, Mehta and Uri.

        In connection with their assistance in the structuring, sourcing and the consummation of the offering of the existing senior subordinated notes and the closing of the existing senior credit facility, Merisant paid an aggregate transaction fee of 0.5% of the aggregate principal amount of the existing senior subordinated notes and the term loans and commitments under the existing senior credit facility to Pegasus Capital Advisors, L.P., certain investing affiliates of MSD Capital, L.P., referred to as MSD, and affiliates of Carolwood Tabletop Holdings, LLC. Pegasus received 48.2% of the transaction fee, affiliates of MSD received 37.0% and affiliates of Carolwood received 14.8%. Messrs. Uri and Mehta are employees of Pegasus Capital Advisors, L.P., an affiliate of Pegasus Partners II, L.P. In addition, Mr. Swerdlow is President of Brener International Group, LLC, an affiliate of Carolwood. MSD is not currently represented on our board but has reserved its right to appoint a director. See "Related Party Transactions" for additional information regarding such transaction. Pegasus Partners II, L.P., MSD and Carolwood are members of Tabletop Holdings, LLC.

PRINCIPAL STOCKHOLDERS

        The following table sets forth certain information regarding beneficial ownership of our common stock as of August 10, 2004 by: (1) certain executive officers and each director and director nominee of our company individually; (2) all executive officers and directors of our company as a group; and (3) certain principal stockholders. Unless otherwise indicated below, the business address for each of our beneficial owners is c/o Merisant US, Inc., 10 South Riverside Plaza, Suite 850, Chicago, Illinois 60606.

	Number and Percent of Shares Beneficially Owned Prior to this Offering		Number and Percent of Shares Beneficially Owned After this Offering Assuming No Exercise of the Over-Allotment Option(1)		Number and Percent of Shares Beneficially Owned After this Offering Assuming Full Exercise of the Over-Allotment Option on the Closing Date(1)
Name and Address	Common Stock	Percent	Class B Common Stock	Percent of Total Common Shares	Class B Common Stock	Percent of Total Common Shares
Tabletop Holdings, LLC(2) 99 River Road Cos Cob, Connecticut 06807	8,062,105	88.7%
Arnold W. Donald(3)	321,969	3.5%
Robert E. Albus	—	—
Andrew M. Bursky	—	—
Irwin Cohen	—	—
Vivek Mehta(2)(4)	8,062,105	88.7%
Jonathan Swerdlow	—	—
David S. Uri(2)(4)	8,062,105	88.7%
Etienne Veber(5)	15,184	*
Warren B. Grayson	—	—
Donald J. Hotz	—	—
John Sheptor	17,008	*
All executive officers and directors as a group (10 people)	354,161	3.9%

*
Less than 1%

(1)
Assumes the issuance of shares of Class B common stock pursuant to the SAR Plan based on an initial public offering price of $            , which represents the mid-point of the range set forth on the cover of this prospectus.

(2)
Tabletop Holdings, LLC is a Delaware limited liability company controlled by Pegasus Partners II, L.P. The manager of Pegasus Partners II, L.P. is Pegasus Capital Advisors, L.P. Pegasus Partners II, L.P. and Pegasus Capital Advisors, L.P. are ultimately controlled by Craig M. Cogut. Messrs. Mehta and Uri are managers of Tabletop Holdings, LLC and employees of Pegasus Capital Advisors, L.P. Messrs. Mehta and Uri may be deemed to beneficially own the common stock held by Tabletop Holdings, LLC. Messrs. Mehta and Uri disclaim beneficial ownership of these shares.

(3)
The business address of Mr. Donald is c/o Merisant Company, One North Brentwood Boulevard, Suite 510, Clayton, Missouri 63105.

(4)
The business address of Messrs. Mehta and Uri is c/o Pegasus Partners II, L.P., 99 River Road, Cos Cob, Connecticut 06807.

(5)
Consists of 15,184 shares held in a revocable trust for the benefit of Mr. Veber for which Mr. Veber serves as trustee.

RELATED PARTY TRANSACTIONS

Shareholders Agreement and Registration Rights Agreement

        Shareholders Agreement.    In connection with their investment in Merisant Worldwide, our existing stockholders entered into a shareholders agreement with Tabletop Holdings, LLC and each other holder of common stock of Merisant Worldwide. Pursuant to the shareholders agreement, the parties entered into agreements among themselves relating to the composition of the Merisant Worldwide and Merisant boards of directors and the transfer or public offering of our equity securities and we granted Tabletop Holdings, LLC and certain other stockholders preemptive rights in the event of a subsequent issuance of common stock by Merisant Worldwide. Concurrently with, and subject to the closing of, this offering, the shareholders agreement will be amended and restated. A copy of the form of amended and restated shareholders agreement is filed as an exhibit to the registration statement of which this prospectus is a part. The amended and restated shareholders agreement will contain provisions that restrict the ability of our Class B stockholders to transfer any Class B common stock to holders of our Class A common stock or Merisant's or our long-term indebtedness in any form, including, without limitation, IDSs or our senior subordinated notes. The amended and restated shareholders agreement will eliminate the preemptive rights contained in the current agreement.

        The amended and restated shareholders agreement will also provide that beginning on the 181st day after the consummation of this offering, holders of our Class B common stock will have certain rights to exchange their Class B common stock for the equivalent value of IDSs. A total of            IDSs (or            if the underwriters' over-allotment option with respect to the IDSs is exercised in full) would be issued if all shares of Class B common stock were so exchanged upon the consummation of this offering. However, until the second anniversary of the consummation of the offering, the amended and restated shareholders agreement will restrict the holders of our Class B common stock from exercising such right if following the exchange the holders of our Class B common stock would hold less than            shares. As a condition to any exchange of shares of Class B common stock for IDSs:

  •
  such exchange must comply with applicable laws, including, without limitation, securities laws, laws relating to redemption of common stock and laws relating to the issuance of debt;

  •
  the IDS issued in such exchange must be registered pursuant to an effective registration statement in the United States;

  •
  such exchange must not conflict with or cause a default under any material financing agreement;

  •
  such exchange must not cause a mandatory suspension of dividends or deferral of interest under any material financing agreement as of the measurement date immediately following the proposed sale and exchange date; and

  •
  no event of default or deferral of interest shall have occurred and be continuing under the indenture governing the senior subordinated notes.

        In the event of a redemption of 100% of the senior subordinated notes such that following the redemption there will no longer be any senior subordinated notes and IDSs outstanding, we will be required to notify the holders of our Class B common stock at least 30 days but no more than 60 days prior to the redemption date. Notwithstanding the two-year restriction on exchange that may otherwise be applicable, in connection with the redemption of all of our outstanding senior subordinated notes, each share of our Class B common stock will be automatically exchanged (without any action required by the holder) on the redemption date for the equivalent value of IDSs. No fractional portion of an IDS (or fractional portion of the components of an IDS) will be issued upon an exchange of shares of Class B common stock. Instead, we will pay the holder of the shares exchanged an amount in cash in respect of the fractional interest based upon the fair market value of the IDSs on the trading day immediately preceding the exchange date. The senior subordinated notes acquired by the Class B common stock holders (as part of the IDSs in the exchange) will be redeemed as part of the redemption.

        Following the maturity date of the senior subordinated notes, and also during any period in which there are otherwise no longer any senior subordinated notes and IDSs outstanding, the holders of our Class B common stock will have the right to exchange their shares of Class B common stock for shares of Class A common stock on a one-for-one basis.

        Registration Rights Agreement.    We also entered into a registration rights agreement with Tabletop Holdings LLC and certain other stockholders. Pursuant to the registration rights agreement, we granted Tabletop Holdings, LLC and certain other stockholders certain rights to require us to register any shares of common stock held by Tabletop Holdings, LLC or such stockholders under the Securities Act or include, upon request, any such shares in any registration of its common stock affected by us. Concurrently with, and subject to the closing of, this offering, the registration rights agreement will be amended and restated. A copy of the form of amended and restated registration rights agreement will be filed as an exhibit to the registration statement of which this prospectus is a part. Under the amended and restated registration rights agreement, we will grant to Tabletop Holdings, LLC two demand registration rights with respect to the IDSs into which such shares of Class B common stock may be exchanged. All of the stockholders party to the amended and restated registration rights agreement will have the right to participate, or "piggy-back," in certain registrations initiated by Tabletop Holdings, LLC.

Certain Payments

        In connection with their assistance in the structuring, sourcing and the consummation of the offering of the existing senior subordinated notes and the closing of the existing senior credit facility, Merisant paid an aggregate transaction fee of 0.5% of the aggregate principal amount of the existing senior subordinated notes and the term loans and commitments under the existing senior credit facility to Pegasus Capital Advisors, L.P., certain investing affiliates of MSD Capital, L.P., referred to as MSD, and affiliates of Carolwood Tabletop Holdings, LLC. Pegasus received 48.2% of the transaction fee, affiliates of MSD received 37.0% and affiliates of Carolwood received 14.8%. Messrs. Uri and Mehta are employees and Mr. Bursky is an advisor of Pegasus Capital Advisors, L.P., an affiliate of Pegasus Partners II, L.P. In addition, Mr. Swerdlow is President of Brener International Group, LLC, an affiliate of Carolwood. MSD is not currently represented on our board but has reserved its right to appoint a director. Pegasus Partners II, L.P., MSD and Carolwood are members of Tabletop Holdings, LLC.

        Upon consummation of the Transactions, we will pay an aggregate transaction fee of $            to Pegasus, MSD and Carolwood. We have no current plans to engage Pegasus, MSD or Carolwood to provide services to us following the consummation of the Transactions; however, in the event we choose to do so in the future, we will comply with applicable laws, including the Delaware General Corporation Law, and rules of the Nasdaq National Market pertaining to participation of interested directors in any discussion or approval of such engagement.

Arrangements with Management

        In connection with our acquisition of the tabletop sweetener business from Monsanto, Merisant assumed liability for certain deferred compensation payable to Arnold Donald, our chairman, which requires Merisant to make annual payments to Mr. Donald of $535,000 through 2005 and $1,000,000 through 2010 on or before the date on which Merisant pays its annual bonus for the preceding year to executive officers.

        In March 2000, Merisant advanced $5,350,000 to Mr. Donald, in exchange for a promissory note. The promissory note bears interest at the rate of 6.35% per annum and requires annual interest and principal payments on January 1 of each year through January 1, 2010. The largest aggregate amount outstanding under this loan during 2003 was $5,151,726.

        Merisant has advanced funds to certain of its executive officers and members of management in connection with purchases of shares of our common stock. None of the loans to executive officers that are currently outstanding were entered into or amended after July 30, 2002. These loans are evidenced by promissory notes which bear interest at the rate of 7.5% per annum, mature in 2007 and are secured by a pledge of the stock. The names of the executive officers who have received loans and the principal amounts borrowed by them are listed below. In addition to the executive officers listed below, we have entered into similar loan agreements with 2 other members of management pursuant to which Merisant has advanced approximately $174,000 in the aggregate as of December 31, 2003.

Executive Officer	Largest Aggregate Amount Outstanding Since January 1, 2003	Principal Amount Outstanding at August 10, 2004
Arnold Donald	$5,003,333	$0
Etienne Veber	$234,917	$0

 DESCRIPTION OF CERTAIN INDEBTEDNESS

New Senior Credit Facility

        Concurrently with the consummation of this offering, Merisant will enter into a new secured credit facility with a syndicate of financial institutions, to be arranged by Credit Suisse First Boston and RBC Capital Markets Corporation as joint lead arrangers and joint book runners, with Credit Suisse First Boston as Administrative Agent. The terms of the new senior credit facility have not yet been agreed upon. Because the terms, conditions and covenants of the proposed new senior credit facility are subject to negotiation, execution and delivery of definitive loan documents, certain of the actual terms, conditions and covenants of the new senior credit facility may differ from those described below. Moreover, as a result of general economic conditions, conditions in the lending markets, the results of our business or for any other reason, we may elect or be required to amend or refinance our new senior credit facility, at or prior to maturity, or enter into additional agreements for senior indebtedness. Regardless of any protection you have in the indenture governing the senior subordinated notes, any such amendment, refinancing or additional agreement may contain covenants which may differ from those described below and which could limit in a significant manner our ability to pay interest payments and dividends to you. This offering is conditioned upon the closing of the new senior credit facility.

  Structure

        The new senior credit facility will provide for aggregate commitments of up to $255.0 million, consisting of

  •
  a revolving credit facility of approximately $35.0 million with a sublimit of up to $20.0 million for letters of credit, a sublimit of up to $15.0 million for either loans or letters of credit denominated in euro, and a sublimit of up to $5.0 million for swingline loans from the Administrative Agent, and

  •
  term loan facilities of up to $220.0 million of which up to $40.0 million is denominated in euro and up to $180.0 million is denominated in dollars.

  Security and Guarantees

        The indebtedness under Merisant's new senior credit facility will be guaranteed by us and each of Merisant's domestic subsidiaries or capital contributions (other than special purpose subsidiaries established in connection with securitizations). The new senior credit facility and the guarantees of the guarantors will be secured by a first-priority security interest in substantially all of Merisant's assets and the assets of the guarantors, including a pledge of all of the capital stock of Merisant and Merisant's domestic subsidiaries and no more than 65% of the capital stock of Merisant's foreign subsidiaries held by any guarantor.

  Interest and Expenses

        Borrowings under the term loan facility and revolving loan facility will bear interest, at Merisant's option, at either adjusted LIBOR or, in the case of dollar-denominated loans, at the alternate base rate plus, in each case, a spread. The spread will be determined by reference to a pricing grid. In the event of a default, these borrowings will be subject to a special rate of interest. Outstanding letters of credit under the revolving loan facility will be subject to a per annum fee equal to the applicable spread over adjusted LIBOR for revolving loans. In addition, Merisant will be required to pay administrative fees, commitment fees, letter of credit issuance and administration fees and certain expenses, and to provide certain indemnities, all of which we believe are customary for financings of this type.

  Maturity

        The term loan facility is expected to have a maturity of six years, and the revolving loan facility is expected to have a maturity of five years, in each case, subject to earlier maturity in the event any deferred interest on the senior subordinated notes remains outstanding on the date that is 90 days prior to the fifth anniversary of the closing date of the new senior credit facility. The entire outstanding principal amount of the term loans will become due and payable on the maturity date of the term loan facility.

  Prepayments

        Merisant will be permitted to make voluntary prepayments on outstanding borrowings and reduce the commitments under its new senior credit facility. Merisant will be required to prepay loans under the term loan facility and then to prepay loans under the revolving loan facility and reduce commitments thereunder with, subject to certain conditions and exceptions, (i) 100% of the cash proceeds received from any issuance of debt (other than additional senior subordinated notes issued as part of IDSs in connection with the exchange of Class B common stock for IDSs or pursuant to management incentive plans), (ii) 50% of the net cash proceeds from issuances of equity or capital contributions (other than Class A common stock issued as part of IDSs in the circumstances described above, or other issuances of equity to management), (iii) 100% of the net sale proceeds from asset sales and insurance and condemnation, (iv) if the consolidated coverage ratio for any fiscal year after 2004 is greater than 2.5x, 50% of annual excess adjusted cash (as defined in the new senior credit facility), (v) if on any regularly scheduled interest payment date, interest is deferred as required by the new senior credit facility, an amount equal to (x) 75% of the amount of regularly accrued interest on the senior subordinated notes otherwise payable on such interest payment date that is so required to be deferred not to exceed the available cash (as defined in the new senior credit facility) otherwise applicable to such interest payment date plus (y) to the extent such available cash exceeds such amount of regularly accrued interest, the amount of such excess and (vi) if on any regularly scheduled dividend payment date dividends are required under the senior credit facility to be suspended (but interest is not required to be deferred), 100% of distributable cash (as defined in the new senior credit facility) otherwise applicable to such dividend payment date, which distributable cash is defined as the portion of the available cash otherwise applicable to such payment date in excess of current interest payments and deferred interest payments actually paid in cash on such payment date on the senior subordinated notes.

  Covenants

        Merisant's new senior credit facility will contain affirmative, negative and financial covenants customary for such financings. The new senior credit facility will include covenants, subject to certain exceptions, relating to limitations on:

  •
  dividends on, and redemptions and repurchases of, capital stock;

  •
  entering into agreements with certain restrictions affecting Merisant's ability to repay borrowings under the new senior credit facility;

  •
  liens and sale and leaseback transactions;

  •
  loans and investments;

  •
  debt and hedging arrangements, including payment on existing debt;

  •
  changes in business conducted, tax or accounting reporting, capital structure or charter;

  •
  special purpose subsidiaries;

  •
  amendment of debt and other material agreements;

  •
  negative pledge clauses;

  •
  mergers, acquisitions and asset sales;

  •
  transactions with affiliates; and

  •
  capital expenditures.

        The new senior credit facility will also prohibit Merisant Worldwide and Merisant from prepaying, redeeming and repurchasing certain debt. In addition, the new senior credit facility will contain financial covenants which will require Merisant to maintain certain financial ratios.

        Deferral of Interest on Senior Subordinated Notes/Suspension of Dividend Payments.    If we fail to meet the financial tests set forth below (or fail to timely deliver financial statements with respect to such tests) we will be required to defer interest payments under the senior subordinated notes. In addition, the payment of interest will be required to be deferred at any time a default or event of default exists under the new senior credit facility.

        Subject to certain exceptions, if we are required to defer interest payments on any interest payment date, we will be required to apply, as a mandatory repayment under the new senior credit facility, an amount equal to (i) 75% of the amount of regularly accrued interest on the senior subordinated notes otherwise payable on such interest payment date that is so required to be deferred not to exceed the available cash otherwise applicable to such interest payment date plus (ii) to the extent such available cash exceeds such amount of regularly accrued interest, the amount of such excess.

        Our minimum consolidated interest coverage ratio will be tested quarterly and for purposes of the restricted payments covenant for the payment of interest on the senior subordinated notes will be required to be greater than 1.50 : 1.00.

        As of March 31, 2004, on a pro forma basis after giving effect to the Transactions, our interest coverage ratio would have been            .

        Our maximum permitted consolidated leverage ratio will be tested quarterly and for purposes of the restricted payments covenant for the payment of interest on the senior subordinated notes will be required to be less than the following amounts:

Period	Interest Deferral Threshold
From the closing date of this offering to September 30, 2005	6.60 : 1.00
From October 1, 2005 to December 31, 2006	6.50 : 1.00
From January 1, 2007 to December 31, 2007	6.25 : 1.00
From January 1, 2008 to December 31, 2008	6.00 : 1.00
Thereafter	5.75 : 1.00

        As of March 31, 2004, on a pro forma basis after giving effect to the Transactions, our leverage ratio would have been            .

        Our maximum permitted consolidated senior leverage ratio will be tested quarterly and for the payment of interest on the senior subordinated notes will be required to be less than the following amounts:

Period	Interest Deferral Ceiling
From the closing date of this offering to December 31, 2006	2.75 : 1.00
From January 1, 2007 to December 31, 2007	2.50 : 1.00
From January 1, 2008 to December 31, 2008	2.25 : 1.00
Thereafter	2.00 : 1.00

        As of March 31, 2004, on a pro forma basis after giving effect to the Transactions, our senior leverage ratio would have been            .

        Each of the financial tests described above will be tested quarterly. A determination as to whether interest on the senior subordinated notes may be paid on a regularly scheduled interest payment date will be based on our company's financial results for the four fiscal quarter test period ending as of the end of the second quarter next preceding such interest payment date. For example, whether interest may be paid on the regularly scheduled April 15, 2006 interest payment date will depend on our company's financial results for the four fiscal quarter period ending December 31, 2005.

        If we fail to achieve any of these financial levels as of the end of, or fail to timely deliver financial statements with respect to, any four fiscal quarter test period, but resume compliance for two consecutive test periods thereafter, we may resume interest payments on the regularly scheduled interest payment date falling in the second quarter after the end of such second consecutive test period, unless some other event described in the new senior credit facility requiring deferral of interest payments occurs.

        Such deferrals of interest may not continue for more than eight quarters in the aggregate prior to the fifth anniversary of the closing date or three fiscal quarters in the aggregate thereafter. So long as no interest is being deferred and no default or event of default has occurred and is continuing under the new senior credit facility, deferred interest on the senior subordinated notes may be paid on each senior subordinated note interest payment date from available cash (after giving effect to the payment of all other current or deferred interest on the senior subordinated notes paid on such date). Interest on the senior subordinated notes is not required to be deferred if the senior subordinated notes have been accelerated as a result of a default under the indenture governing the senior subordinated notes.

        Subject to certain exceptions, if we are required to defer interest payments on any interest payment date, we will be required to apply, as a mandatory repayment under the new senior credit facility, an amount equal to (i) 75% of the amount of regularly accrued interest on the senior subordinated notes otherwise payable on such interest payment date that is so required to be deferred not to exceed the available cash otherwise applicable to such interest payment date plus (ii) to the extent such available cash exceeds such amount of regularly accrued interest, the amount of such excess.

        If we fail to meet the financial tests set forth below (or fail to timely deliver financial statements with respect to such tests) we will be required to suspend the payment of dividends on the Class A common stock. In addition, the payment of dividends will be suspended at any time a default or event of default exists under the new senior credit facility or when interest payments on the senior subordinated notes are being deferred. Our new senior credit facility is expected to prohibit payment of dividends when deferred interest on the senior subordinated notes has not been paid in full or when, after giving effect to payment thereof, the amount of Merisant's unrestricted cash on hand plus the amount of unutilized commitments under the revolving portion of the new senior credit facility do not equal or exceed $17.5 million. If dividends have not been suspended, the new senior credit facility permits the payment of dividends during specified periods in amounts not in excess of the lesser of distributable cash, as defined in the new senior credit facility, or a dividend limit to be specified in the new senior credit facility. The new senior credit facility is expected to restrict us from paying dividends to holders of our Class B common stock unless dividends are also paid to holders of our Class A common stock.

        Our minimum consolidated interest coverage ratio will be tested quarterly and for purposes of the restricted payments covenant for the payment of dividends on the IDSs will be required to be greater than the following amounts:

Period	Dividend Suspension Threshold
From the closing date of this offering to December 31, 2005	1.60 : 1.00
From January 1, 2006 to December 31, 2006	1.65 : 1.00
Thereafter	1.70 : 1.00

        As of March 31, 2004, on a pro forma basis after giving effect to the Transactions, our interest coverage ratio would have been.

        Our maximum permitted consolidated leverage ratio will be tested quarterly and for purposes of the restricted payments covenant for the payment of dividends on the IDSs will be required to be less than the following amounts:

Period	Dividend Suspension Ceiling
From the closing date of this offering to September 30, 2005	6.20 : 1.00
From October 1, 2005 to December 31, 2006	6.00 : 1.00
From January 1, 2007 to December 31, 2007	5.75 : 1.00
From January 1, 2008 to December 31, 2008	5.50 : 1.00
Thereafter	5.25 : 1.00

        As of March 31, 2004, on a pro forma basis after giving effect to the Transactions, our leverage ratio would have been            .

        Our maximum permitted consolidated senior leverage ratio will be tested quarterly and for purposes of the restricted payments covenant for the payment of dividends on the IDSs will be required to be less than the following amounts:

Period	Dividend Suspension Ceiling
From the closing date of this offering to December 31, 2006	2.50 : 1.00
From January 1, 2007 to December 31, 2007	2.25 : 1.00
From January 1, 2008 to December 31, 2008	2.00 : 1.00
Thereafter	1.75 : 1.00

        As of March 31, 2004, on a pro forma basis after giving effect to the Transactions, our senior leverage ratio would have been            .

        Each of the financial tests described above will be tested quarterly. A determination as to whether dividend payments may be made on a regularly scheduled dividend payment date will be based on our company's financial results for the four fiscal quarter test period ending as of the end of the second quarter next preceding such dividend payment date. For example, whether dividends may be paid on the regularly scheduled April 15, 2006 dividend payment date will depend on our company's financial results for the four fiscal quarter period ending December 31, 2005.

        If we fail to achieve any of these financial levels as of the end of, or fail to timely deliver financial statements with respect to, any four-fiscal-quarter test period, but resume compliance for two consecutive test periods thereafter, we may resume dividend payments on the regularly scheduled dividend payment date falling in the second quarter after the end of such second consecutive test period unless some other event described in the new senior credit facility requiring suspension of dividend payments occurs.

        Subject to certain exceptions, if we are required to suspend dividend payments (but interest payments are not required to be deferred) on a regularly scheduled dividend payment date, we will be required to apply 100% of distributable cash otherwise applicable to such payment date, which distributable cash is defined as the portion of the available cash otherwise applicable to such payment date in excess of current interest payments and deferred interest payments actually paid in cash on such payment date on the senior subordinated notes, as a mandatory repayment under the new senior credit facility.

        In addition to the above, the new senior credit facility will also include financial covenants to be tested quarterly, which shall be as follows, subject to modification as mutually agreed upon among the parties:

        Our minimum consolidated interest coverage ratio will be tested quarterly and must be greater than or equal to the following:

Period	Ratio
Prior to January 1, 2007	1.40: 1.00
Thereafter	1.40: 1.00

        Our maximum consolidated leverage ratio will be tested quarterly and must be less than or equal to the following:

Period	Ratio
Prior to January 1, 2007	6.90: 1.00
January 1, 2007 to December 31, 2007	6.65: 1.00
January 1, 2008 to December 31, 2008	6.40: 1.00
Thereafter	6.15: 1.00

        Our maximum senior leverage ratio will be tested quarterly and must be less than or equal to the following:

Period	Ratio
Prior to January 1, 2007	3.00: 1.00
January 1, 2007 to December 31, 2007	2.75: 1.00
January 1, 2008 to December 21, 2008	2.50: 1.00
Thereafter	2.25: 1.00

  Events of Default

        The new senior credit facility will contain events of default customary for such financings, including, but not limited to:

  •
  nonpayment of principal, interest, fees or other amounts when due;

  •
  violation of covenants;

  •
  failure of any representation or warranty to be true in all material respects when made or deemed made;

  •
  cross default and cross acceleration;

  •
  certain ERISA events;

  •
  change of control;

  •
  bankruptcy events;

  •
  material judgments;

  •
  actual or asserted invalidity of the guarantees or security documents; and

  •
  recharacterization of the senior subordinated notes issued as part of IDSs as equity or denial of any interest deduction with respect to any interest payable under such senior subordinated notes.

        Some of these events of default will allow for grace periods and materiality concepts.

Existing Senior Credit Facility

        Merisant has an existing senior secured credit facility consisting of two term loans and a revolving credit facility. Amounts outstanding under the existing senior credit facility are guaranteed by us and by each of Merisant's domestic subsidiaries, and are secured by first priority liens on substantially of Merisant's assets and the assets of the guarantors. We expect Merisant to pay the outstanding principal amount under the existing senior credit facility, which was $238.7 million as of March 31, 2004, consisting entirely of term loan borrowings, plus accrued and unpaid interest, with proceeds from the new senior credit facility and this offering. These term loan borrowings bear interest at variable rates with a weighted average interest rate as of January 1, 2004 of 4.1% per year. The terms of the existing senior secured credit facility allow us to prepay without premium or penalty. We will also unwind our interest rate hedges related to the existing credit facility.

12 1/4% Senior Subordinated Discount Notes due 2014

        We issued $136.0 million aggregate principal amount at maturity of 12 1/4% senior subordinated discount notes due 2014 in November 2003. No cash interest accrues on the discount notes prior to November 15, 2008. Thereafter, cash interest will accrue and be payable semiannually in arrears at a rate of 12 1/4% per annum. The discount notes were issued with an initial accreted value of $551.31 per $1,000 aggregate principal amount at maturity of discount notes. The accreted value of principal of each discount note increases at a rate of 12 1/4% per annum through November 15, 2008.

        The discount notes mature on May 15, 2014. We may redeem the discount notes at any time on or after November 15, 2008 at the redemption prices set forth in the indenture governing the discount notes. In the event of a change of control, we must offer to repurchase the discount notes for cash at a purchase price of 101% of the accreted value of the discount notes, together with all accrued and unpaid interest, if any, through the date of repurchase. We may also redeem the discount notes at the redemption price set forth in the indenture governing the discount notes if a change of control, as defined in the indenture governing the discount notes, occurs prior to November 15, 2006.

        The discount notes are senior subordinated obligations, subordinated in right of payment to all of our existing and future senior indebtedness, including our guarantee of the existing senior credit facility.

        The indenture governing the discount notes contains certain customary covenants and events of default.

        The closing of this offering is conditioned upon the receipt of the tender and consent of at least a majority in aggregate principal amount at maturity of the discount notes. We have received tenders and consents from a majority in aggregate principal amount at maturity of the discount notes, and we and the trustee for the discount notes have entered into an amendment to the indenture that eliminates all of the material restrictive covenants and events of default contained in the indenture governing the discount notes, which amendment will become effective upon the consummation of the tender offer and consent solicitation for the discount notes.

9 1/2% Senior Subordinated Notes due 2013

        Merisant issued $225.0 million aggregate principal amount at maturity of 9 1/2% senior subordinated notes due 2013 in July 2003. Cash interest accrues on the existing senior subordinated notes and is payable semiannually in arrears at a rate of 9 1/2% per annum. Merisant's obligations under the existing senior subordinated notes are guaranteed by its domestic subsidiaries.

        The existing senior subordinated notes mature on July 15, 2013. Merisant may redeem the existing senior subordinated notes at any time on or after July 15, 2008 at the redemption prices set forth in the indenture governing the existing senior subordinated notes. In the event of a change of control, Merisant must offer to repurchase the existing senior subordinated notes for cash at a purchase price of 101% of the principal amount of the existing senior subordinated notes, together with all accrued and unpaid interest, if any, through the date of repurchase.

        The existing senior subordinated notes are senior subordinated obligations, subordinated in right of payment to all of Merisant's existing and future senior indebtedness, including the existing senior credit facility.

        The indenture governing the existing senior subordinated notes contains certain customary covenants and events of default.

        The closing of this offering is conditioned upon the receipt of the tender and consent of at least a majority in aggregate principal amount at maturity of the existing senior subordinated notes. Merisant has received tenders and consents from a majority in aggregate principal amount of the existing senior subordinated notes, and Merisant and the trustee for the existing senior subordinated notes have entered into an amendment to the indenture that eliminates all of the material restrictive covenants and events of default contained in the indenture governing the existing senior subordinated notes, which amendment will become effective upon the consummation of the tender offer and consent solicitation for the existing senior subordinated notes.

DESCRIPTION OF INCOME DEPOSIT SECURITIES (IDSs)

General

        We are offering IDSs. Each IDS represents:

  •
  one share of our Class A common stock; and

  •
  a    % senior subordinated note with $            principal amount.

        The ratio of Class A common stock to principal amount of senior subordinated notes represented by an IDS is subject to change in the event of a stock split, recombination or reclassification of our Class A common stock. Immediately following the occurrence of any such event, we will file with the SEC a Current Report on Form 8-K or any other applicable form, disclosing the changes in the ratio of Class A common stock to principal amount of senior subordinated notes as a result of such event.

        Holders of IDSs are the beneficial owners of the Class A common stock and senior subordinated notes represented by such IDSs and will have exactly the same rights, privileges and preferences, including voting rights, rights to receive distributions, rights and preferences in the event of a default under the senior subordinated notes indenture, ranking upon bankruptcy and rights to receive communications and notices as a direct holder of the Class A common stock and senior subordinated notes, as applicable.

        The IDSs will be available in book-entry form only. As discussed below under "—Book-Entry Settlement and Clearance," Cede & Co., a nominee of the book-entry clearing system, will be the sole registered holder of the IDSs. That means you will not be a registered holder of IDSs or be entitled to receive a certificate evidencing your IDSs.

        You must rely on the procedures used by your broker or other financial institution that will maintain your book-entry position to receive the benefits and exercise the rights of a holder of IDSs that are described below. We urge you to consult with your broker or financial institution to find out what those procedures are. However, a holder of Class A common stock, including a holder of an IDS that requests that such IDS be separated, has a legal right under Delaware law to request that we issue a certificate for such shares of Class A common stock.

Voluntary Separation and Recombination

        Holders of IDSs, whether purchased in this offering or in subsequent offerings of IDSs of the same series, may, at any time after the earlier of 45 days from the closing of this offering or the occurrence of a change of control under the indenture, through their broker or other financial institution, separate their IDSs into the shares of Class A common stock and senior subordinated notes represented thereby. Similarly, unless the IDSs have previously been automatically separated as a result of a repurchase, redemption or maturity of the senior subordinated notes, any holder of shares of our Class A common stock and senior subordinated notes may, at any time, through his or her broker or other financial institution, recombine the applicable number of shares of Class A common stock and principal amount of senior subordinated notes to form IDSs. See "—Book-Entry Settlement and Clearance" below for more information on the method by which delivery and surrender of IDSs and delivery of shares of Class A common stock and our senior subordinated notes will be effected.

        Our shares of Class A common stock will not be listed for separate trading on the Nasdaq National Market until a sufficient number of shares are held separately and not in the form of IDSs as may be necessary to satisfy any applicable listing requirements. If more than the required number of our outstanding shares of Class A common stock are no longer held in the form of IDSs for a period of 30 consecutive trading days, we have agreed that we will use reasonable efforts to cause the Class A common stock to be listed on the Nasdaq National Market or any other exchange or automated quotation system on which the IDSs are then listed (or were previously listed), provided that the Class A common stock would meet the applicable exchange or quotation system listing standards.

Automatic Separation

        Upon the occurrence of any of the following, all outstanding IDSs will be automatically separated into the shares of Class A common stock and senior subordinated notes represented thereby:

  •
  the continuance (without cure) of a payment default on the senior subordinated notes for 90 days,

  •
  exercise by us of our right to redeem all or a portion of the senior subordinated notes, which may be represented by IDSs at the time of such redemption,

  •
  exercise by a holder of senior subordinated notes of its right to require us to repurchase its senior subordinated notes following the occurrence of a change of control (as defined in the indenture governing the senior subordinated notes),

  •
  the date on which principal on the senior subordinated notes becomes due and payable, whether at the stated maturity date or upon acceleration thereof, or

  •
  if The Depository Trust Company, or DTC, is unwilling or unable to continue as securities depository with respect to the IDSs or ceases to be a registered clearing agency under the Exchange Act and we are unable to find a successor depository.

        Following the automatic separation of the IDSs as a result of the repurchase, redemption or maturity of the senior subordinated notes, shares of Class A common stock and senior subordinated notes may no longer be combined to form IDSs.

Book-Entry Settlement and Clearance

        DTC will act as the securities depository for the IDSs, the senior subordinated notes and shares of Class A common stock represented by the IDSs. The transfer agent for the Class A common stock and the senior subordinated notes represented by the IDSs (collectively, the "components") will act as custodian for the components on behalf of the owners of the IDSs. The components and the IDSs will be issued in fully-registered form and will be represented by one or more global notes and global stock certificates. The IDSs will be registered in the name of DTC's nominee, Cede & Co., and, to the extent the components are conjoined as IDSs, the components will be registered in the name of the custodian for the owners of the IDSs.

        Book-entry procedures.    If you intend to purchase IDSs in the manner provided by this prospectus you must do so through the DTC system or through direct and indirect participants. The participant that you purchase through will receive a credit for the applicable security on DTC's records. The ownership interest of each actual purchaser of the applicable security, who we refer to as a "beneficial owner," is to be recorded on the participant's records.

        All interests in the securities will be subject to the operations and procedures of DTC. The operations and procedures of DTC's settlement system may be changed at any time.

        DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of the New York State Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "clearing agency" registered under Section 17A of the Securities Exchange Act of 1934. DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC's participants include securities brokers and dealers, including the underwriters, banks and trust companies, clearing corporations and other organizations. Indirect access to DTC's system is also available to others such as banks, brokers, dealers and trust companies. These indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. The rules that apply to DTC and its participants are on file with the SEC.

        As stated above, all IDSs deposited by direct participants of DTC will be registered in the name of DTC's nominee, Cede & Co., and the components will be registered in the name of the transfer agent as custodian for the owners of IDSs. The deposit of IDSs into DTC and the registration in the name of Cede & Co. or the custodian effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the securities. DTC's records reflect only the identity of the direct participants to whose accounts such securities are credited, which may or may not be the beneficial owners. The participants and the custodian will remain responsible for keeping account of their holdings on behalf of their customers.

        Transfers of ownership interests in the securities are to be accomplished by entries made on the books of participants or the custodian acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the IDSs except in the event that use of a securities depository is discontinued.

        Separation and recombination.    Holders of IDSs, whether purchased in this offering or in subsequent offerings of IDSs of the same series, may, at any time after 45 days from the closing of this offering or such earlier date upon a Change of Control, as defined in the senior subordinated notes indenture, through their broker or other financial institution, separate their IDSs into the shares of Class A common stock and senior subordinated notes represented thereby. Similarly, unless the IDSs have previously been automatically separated as a result of the occurrence of the repurchase, redemption or maturity of the senior subordinated notes, any holder of shares of our Class A common stock and senior subordinated notes may, at any time, through their broker or other financial institution, combine the applicable number of shares of Class A common stock and principal amount of senior subordinated notes to form IDSs. Any such separation or recombination will be effective as of the close of business on the trading day that DTC receives such instructions from a participant or the custodian, provided that such instructions are received by 3:00 p.m., Eastern Standard Time, on that trading day. Any instructions received after 3:00 p.m. will be effective the next business day, if permitted by the custodian or participant delivering the instructions.

        All outstanding IDSs will be automatically separated into the shares of Class A common stock and senior subordinated notes represented thereby upon the occurrence of the following:

  •
  the continuance (without cure) of a payment default on the senior subordinated notes for 90 days,

  •
  exercise by us of our right to redeem all or a portion of the senior subordinated notes, which may be represented by IDSs at the time of such redemption,

  •
  exercise by a holder of senior subordinated notes of its right to require us to repurchase its senior subordinated notes following the occurrence of a change of control (as defined in the indenture governing the senior subordinated notes),

  •
  the date on which principal on the senior subordinated notes becomes due and payable, whether at the stated maturity date or upon acceleration thereof, or

  •
  if DTC is unwilling or unable to continue as securities depository with respect to the IDSs or ceases to be a registered clearing agency under the Exchange Act and we are unable to find a successor depository.

        Any voluntary separation of IDSs and any subsequent voluntary recombination of IDSs from components will be accomplished by entries made by the DTC participants acting on behalf of beneficial owners. Voluntary separation or recombination of IDSs will be accomplished via the use of DTC's Deposit/Withdrawal at Custodian, or DWAC, transaction. Participants or custodians seeking to separate or recombine IDSs will be required to enter a DWAC transaction in the IDSs and in each of its underlying components.

        Separation will require submission of a Withdrawal-DWAC in the IDS in conjunction with a Deposit-DWAC in each of the underlying components. Upon receipt of DWAC instructions in good order, the transfer agent for the IDSs and its components will cause the IDSs to be debited from Cede & Co.'s account in the IDS and credited to a separation/recombination reserve account in the IDS, and will cause an appropriate number of the components to be debited from the custodian's account in the components and credited to Cede & Co.'s account.

        Recombination of IDSs from underlying components will require submission of a Deposit-DWAC in the IDS in conjunction with a Withdrawal-DWAC in each of the underlying components. Upon receipt of DWAC instructions in good order, the transfer agent for the IDS and its components will cause an appropriate number of components to be debited from Cede & Co.'s account in the components and credited to the account of the custodian, and will cause an appropriate number of IDSs to be debited from the separation/recombination reserve account and credited to Cede & Co.'s account in the IDS.

        There may be certain transactional fees imposed upon you by broker-dealers and other financial intermediaries in connection with separation or recombination of IDSs and you are urged to consult your broker-dealer regarding any such transactional fees. We have been informed by DTC that the current fee per transaction per participant account for any separation or combination of an IDS is currently $4.50. However, DTC's fee is subject to periodic changes.

        Conveyance of notices and other communications, including notices relating to separation and combination of IDSs, between DTC and direct participants, between direct participants and indirect participants, and between participants and beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

        Neither DTC nor Cede & Co. will consent or vote with respect to the IDSs or the underlying components and the custodian will not consent or vote with respect to the Class A common stock or the senior subordinated notes. Under its usual procedures, DTC would mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants to whose accounts the securities are credited on the record date (identified in a listing attached to the Omnibus Proxy).

        We and the trustee will make any payments of principal and interest on the senior subordinated notes to DTC and we will make all payments of dividends on the Class A common stock to the transfer agent for the benefit of the record holders. The transfer agent will deliver these payments to DTC. DTC's practice is to credit direct participants' accounts on the payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payment on the payment date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participant and not of DTC, us or the trustee, subject to any statutory or regulatory requirements as may be in effect from time to time.

        We or the trustee will be responsible for the payment of all amounts to DTC and the transfer agent. The transfer agent will be responsible for the disbursement of those payments to DTC. DTC will be responsible for the disbursement of those payments to its participants, and the participants will be responsible for disbursements of those payments to beneficial owners. We will remain responsible for any actions DTC and participants take in accordance with instructions we provide.

        DTC may discontinue providing its service as securities depository with respect to the IDSs, the shares of our Class A common stock or our senior subordinated notes at any time by giving reasonable notice to us or the trustee. If DTC discontinues providing its service as securities depository with respect to the IDSs and we are unable to obtain a successor securities depository, you will automatically take a position in the component securities. If the transfer agent discontinues providing its service as the custodian with respect to the shares of our Class A common stock or our senior subordinated notes and we are unable to obtain a successor custodian, we will print and deliver to you certificates for those securities and you will automatically take a position in the other component securities.

        Also, in case we decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository) we will print and deliver to you certificates for the various certificates of Class A common stock and senior subordinated notes you may own.

        The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that we believe to be reliable, including DTC.

        Except for actions taken by DTC in accordance with our instructions, neither we nor any trustee nor the underwriters will have any responsibility or obligation to participants, or the persons for whom they act as nominees, with respect to:

  •
  the accuracy of the records of DTC, its nominee, or any participant, any ownership interest in the securities, or

  •
  any payments to, or the providing of notice, to participants or beneficial owners.

        Procedures relating to subsequent issuances. The indenture governing the senior subordinated notes and the agreements with DTC will provide that, in the event there is a subsequent issuance of senior subordinated notes having identical terms and conditions to the senior subordinated notes offered hereby but having a different CUSIP number, including such senior subordinated notes which are issued with OID, each holder of senior subordinated notes or IDSs (as the case may be) agrees that a portion of such holder's senior subordinated notes (whether held directly in book-entry form, or held as part of IDSs) will be exchanged for a portion of the senior subordinated notes acquired by the holders of such subsequently issued senior subordinated notes. Consequently, following each such subsequent issuance and exchange, each holder of senior subordinated notes or IDSs (as the case may be) will own senior subordinated notes of each separate issuance in the same proportion as each other holder. In addition, immediately following any exchange resulting from a subsequent offering, the IDSs will consist of an inseparable unit consisting of the senior subordinated notes outstanding prior to the subsequent issuance and the senior subordinated notes issued in the subsequent issuance. Such inseparable unit will represent the proportionate principal amounts of each issuance of senior subordinated notes (but with the same aggregate principal amount as the note (or inseparable unit) represented by the IDSs immediately prior to such subsequent issuance and exchange) and the Class A common stock. All accounts of DTC participants or custodians with a position in the securities will be automatically revised to reflect the new CUSIP numbers. In the event of any voluntary or automatic separation of IDSs following any such automatic exchange, holders will receive the then existing components which are the Class A common stock and the inseparable senior subordinated notes unit. The exchange of senior subordinated notes described above will not impair your rights to assert claims against us or any of our agents, including the underwriters, under applicable securities laws with respect to the full amount of senior subordinated notes purchased by you, notwithstanding such exchange, if and to the extent such claim is based on alleged material misstatements or omissions contained in this prospectus. However, if such senior subordinated notes are issued with OID, holders of such subordinated notes may not be able to recover the portion of their principal amount treated as unaccrued OID in the event of an acceleration of the senior subordinated notes or our bankruptcy prior to the maturity of the senior subordinated notes. See "Risk Factors—Subsequent issuances of senior subordinated notes may cause you to recognize OID and subject you to other adverse consequences." Immediately following any subsequent issuance we will file with the SEC a Current Report on Form 8-K or any other applicable form disclosing the changes, if any, to the OID attributable to your senior subordinated notes as a result of such subsequent issuance.

IDS Transfer Agent

        Wells Fargo Bank, National Association will be the IDS transfer agent.

Registration

        All IDS issuances will be registered under the Securities Act. In addition, our bylaws will provide that we may not issue any shares of Class A common stock unless we register a corresponding number of IDSs under the Securities Act issuable upon combination of the Class A common stock with senior subordinated notes, such that no holder of Class A common stock will at any time have the right to hold Class A common stock in the form of IDSs the issuance of which has not been registered under the Securities Act.

DESCRIPTION OF CAPITAL STOCK

General

        We have set forth below a description of the material terms and provisions of our amended and restated certificate of incorporation. The following description of our capital stock is intended as a summary of the material terms only and is qualified in its entirety by reference to the forms of our amended and restated certificate of incorporation and amended and restated bylaws, which are filed as exhibits to the registration statement, of which this prospectus forms a part and which will become effective immediately prior to this offering.

        Our authorized capital stock will consist of:

  •
  250,000,000 shares of common stock, par value $0.01 per share, divided into two classes consisting of:

  •
  200,000,000 shares of Class A common stock, and

  •
  50,000,000 shares of Class B common stock, and

  •
  150,000,000 shares of preferred stock, par value $0.01 per share.

        After this offering, there will be                        shares of our Class A common stock (                         shares if the underwriters exercise their over-allotment option with respect to the IDSs in full),            shares of our Class B common stock (            shares if the underwriters exercise their over-allotment option with respect to the IDSs in full) and no shares of our preferred stock outstanding.

Common Stock

        Voting.    The holders of our common stock are entitled to one vote per share with respect to each matter on which the holders of our common stock are entitled to vote. Shares of our Class A common stock and shares of our Class B common stock are entitled to the same voting rights per share and vote together as a class on all matters with respect to which holders are entitled to vote, except that so long as our existing financial investor, Tabletop Holdings, LLC, together with its affiliates, beneficially owns 5% or more of the outstanding shares of Class A and Class B common stock in the aggregate on a fully-diluted basis, the holders of our Class B common stock will be entitled to elect two directors to the board of directors. In accordance with the amended and restated shareholders agreement, if the holders of our Class B common stock have the right to elect two directors, the holders of our Class B common stock have agreed to vote for the two director nominees nominated by our existing financial investor.

        No Cumulative Voting Rights.    The holders of our common stock are not entitled to cumulate their votes in the election of our directors.

        Exchange of Class B Common Stock for IDSs.    Beginning on the 181st day after the consummation of this offering, the holders of our Class B common stock will have certain rights to exchange their Class B common stock for the equivalent value of IDSs under certain circumstances in accordance with the amended and restated shareholders agreement. A total of            IDSs (or            if the underwriters' over-allotment option with respect to the IDSs is exercised in full) would be issued if all shares of Class B common stock were so exchanged upon the consummation of this offering. However, until the second anniversary of the consummation of the offering, the amended and restated shareholders agreement will restrict the holders of our Class B common stock from exercising such right if following the exchange the holders of our Class B common stock would hold less than            shares. In addition, at the time of the exchange there must be an effective registration statement under the Securities Act that covers the issuance of the IDSs (and the Class A common stock and senior subordinated notes underlying the IDSs) upon such exchange. The amended and restated shareholders agreement will also provide that shares of Class B common stock may not be exchanged for IDSs if a default has occurred and is continuing under the indenture governing the senior subordinated notes or would be caused thereby.

        Our Class A common stock is not exchangeable for any other securities.

        Rights to Dividends and on Liquidation, Dissolution or Winding Up.    The holders of our common stock are entitled to receive dividends as they may be lawfully declared from time to time by the board of directors of our company, subject to any preferential rights of holders of any outstanding shares of preferred stock. In the event of any liquidation, dissolution or winding up of our company, common stockholders are entitled to share ratably in our assets available for distribution to the stockholders, subject to the prior rights of holders of any outstanding preferred stock.

        Upon the completion of this offering, our board of directors intends to adopt a dividend policy pursuant to which we intend to pay quarterly dividends of $            per share of Class A common stock and Class B common stock. We intend to pay dividends on January 15, April 15, July 15 and October 15 to the holders of record of shares of our Class A and Class B common stock as of January 10, April 10, July 10 and October 10, respectively. Our first dividend payment is expected to be made on January 15, 2005 to holders of record as of January 10, 2005. Such dividend payment will include a partial quarterly dividend payment for the period commencing on the closing of this offering and ending on September 30, 2004 and a regular quarterly dividend payment. The amount of dividends, if any, for each quarter, including the dividends expected to be paid on January 15, 2005, will be determined by our board of directors on a quarterly basis after taking into account various factors, including our results of operations, cash requirements, financial condition, the dividend restrictions set forth in the indenture governing our senior subordinated notes and our new senior credit facility, provisions of applicable law and other factors that our board of directors may deem relevant. However, dividend payments are not mandatory or guaranteed. Our board of directors may, in its discretion, amend or repeal this dividend policy with respect to the Class A and Class B common stock at any time. Our board of directors may decrease the level of dividends for the Class A and Class B common stock below the expected dividend rate set forth above or discontinue entirely the payment of dividends. See "Dividend Policy and Restrictions" and "Risk Factors—We are not required to pay dividends and therefore you may not receive the level of dividends provided for in our dividend policy, which our board of directors intends to adopt upon the completion of this offering, or any dividends at all."

        Preemptive and Other Subscription Rights.    Common stockholders do not have preemptive, subscription or redemption rights, and are not subject to further calls or assessments.

        Additional Issuance of Our Authorized Common Stock.    Additional shares of our authorized common stock may be issued, as determined by the board of directors of our company from time to time, without approval of holders of our common stock, except as may be required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. However, according to our amended and restated bylaws we may not issue any shares of Class A common stock unless:

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  it is issued as part of an IDS that has been registered with the SEC;

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  any IDS that may result from the combination of the shares of Class A common stock and our senior subordinated notes have been registered with the SEC; or

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  no IDSs are currently outstanding.

        In the event that the IDSs are automatically separated as a result of the redemption or maturity of any senior subordinated notes, at such time we will amend our bylaws to delete the restriction that we may only issue shares of Class A common stock in offerings registered with the SEC and each share of

Class B common stock will automatically be exchanged for the equivalent value of Class A common stock and senior subordinated notes.

        Combination to Form IDSs.    Unless the IDSs have automatically separated as a result of the repurchase, redemption or maturity of the senior subordinated notes, any holder of shares of Class A common stock and senior subordinated notes may, at any time, through his or her broker or other financial institution, combine the applicable number of shares of Class A common stock and principal amount of senior subordinated notes to form IDSs. See "Description of Income Deposit Securities (IDSs)—Voluntary Separation and Recombination."

        The holders of shares of Class B common stock may not combine their shares of Class B common stock with senior subordinated notes to form IDSs.

Preferred Stock

        Our amended and restated certificate of incorporation provides that we may issue up to 150,000,000 shares of our preferred stock in one or more series as may be determined by our board of directors.

        Our board of directors has broad discretionary authority with respect to the rights of issued series of our preferred stock and may take several actions without any vote or action of the holders of our common stock, including:

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  determining the number of shares to be included in each series;

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  fixing the designation, powers, preferences and relative rights of the shares of each series and any qualifications, limitations or restrictions with respect to each series, including provisions related to dividends, conversion, voting, redemption and liquidation, which may be superior to those of our common stock; and

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  increasing or decreasing the number of shares of any series.

        The board of directors may authorize, without approval of holders of our common stock, the issuance of preferred stock with voting and conversion rights that could adversely affect the voting power and other rights of holders of our common stock. For example, our preferred stock may rank prior to our common stock as to dividend rights, liquidation preferences or both, may have full or limited voting rights and may be convertible into shares of our common stock. The number of authorized shares of our preferred stock may be increased or decreased (but not below the number of shares then outstanding) by the affirmative vote of the holders of at least a majority of our common stock, without a vote of the holders of any other class or series of our preferred stock unless required by the terms of such class or series of preferred stock.

        Our preferred stock could be issued quickly with terms designed to delay or prevent a change in the control of our company or to make the removal of our management more difficult. This could have the effect of discouraging third party bids for our common stock or may otherwise adversely affect the market price of our common stock.

        We believe that the ability of our board of directors to issue one or more series of our preferred stock will provide us with flexibility in structuring possible future financings and acquisitions, and in meeting other corporate needs that might arise. The authorized shares of our preferred stock, as well as shares of our common stock, will be available for issuance without action by our common stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded.

        Although our board of directors has no intention at the present time of doing so, it could issue a series of our preferred stock that could, depending on the terms of such series, be used to implement a stockholder rights plan or otherwise impede the completion of a merger, tender offer or other takeover attempt of our company. Our board of directors could issue preferred stock having terms that could discourage an acquisition attempt through which an acquiror may be able to change the composition of the board of directors, including a tender offer or other transaction that some, or a majority, of our stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then current market price.

Composition of Board of Directors; Election and Removal of Directors

        In accordance with our amended and restated bylaws, the number of directors comprising our board of directors will be as determined from time to time by our board of directors, up to a maximum of eleven. Upon the closing of the offering it is anticipated that we will have seven directors. Each of our directors holds office until the next annual meeting of our stockholders or until his successor has been elected and qualified.

        Directors may be removed from office with cause by the affirmative vote of the holders of at least a majority of the voting power of all then-outstanding shares of our capital stock that are entitled to vote generally in the election of our directors, voting together as a single class. Subject to the rights of the holders of any series of preferred stock and subject to the rights of holders of our Class B common stock to appoint two directors to the board (so long as our existing financial investor holds in the aggregate 5% or more of the outstanding shares of our common stock), our amended and restated certificate of incorporation provides that in the case of any vacancies among the directors such vacancy will be filled with a candidate approved by the vote of a majority of the remaining directors, even if less than a quorum (and not by stockholders).

        The filling of vacancies could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of us.

        At any meeting of our board of directors, a majority of the total number of directors then in office will constitute a quorum for all purposes.

No Stockholder Action by Written Consent; Special Meetings of Stockholders

        Our amended and restated certificate of incorporation generally prohibits stockholder action by written consent. It and our amended and restated bylaws also provide that special meetings of our stockholders may be called only by (1) our board of directors or the chairman of our board of directors pursuant to a resolution approved by our board of directors or (2) our board of directors upon a request by holders of at least 50% in voting power of all the outstanding shares entitled to vote at that meeting.

Section 203 of the Delaware General Corporation Law

        Our company is subject to Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a three-year period following the time that this stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns (or, in some cases, within three years prior, did own) 15% or more of the corporation's voting stock. Under Section 203, a business combination between the corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:

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  the board of directors must have previously approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

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  upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding, for purposes of determining the number of our shares outstanding, shares owned by (a) persons who are directors and also officers and (b) employee stock plans, in some instances); or

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  the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

        The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by our board of directors, including discouraging takeover attempts that might result in a premium over the market price for the shares of our common stock.

Other Anti-Takeover Provisions of Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws

        Our amended and restated certificate of incorporation and amended and restated bylaws contain several provisions, in addition to those pertaining to the issuance of additional shares of our authorized common stock and preferred stock without the approval of the holders of our common stock that could delay or make more difficult the acquisition of our company through a hostile tender offer, open market purchases, proxy contest, merger or other takeover attempt that a stockholder might consider in his or her best interest, including those attempts that might result in a premium over the market price of our common stock. Such provisions, which are described below, include advance notice procedures regarding any proposal of stockholder business to be discussed at a stockholders meeting.

        Advance Notice Procedure for Director Nominations and Stockholder Proposals.    Our amended and restated bylaws provide that, subject to the rights of holders of any outstanding shares of our preferred stock, a stockholder may nominate one or more persons for election as directors at a meeting only if written notice of the stockholder's nomination has been given, either by personal delivery or certified mail, to our corporate secretary not less than 90 days nor more than 120 days before the first anniversary of the date of our proxy statement in connection with our last annual meeting of stockholders. Each notice must contain:

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  the name, age, business address and, if known, residential address of each nominee;

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  the principal occupation or employment of each nominee;

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  the class, series and number of our shares beneficially owned by each nominee;

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  any other information relating to each nominee required by the Securities and Exchange Commission's proxy rules; and

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  the written consent of each nominee to be named in our proxy statement and to serve as director if elected.

        Our corporate secretary will deliver all notices to the nominating and governance committee of our board of directors for review. After review, the nominating and governance committee will make its recommendation regarding nominees to our board of directors. Defective nominations will be disregarded.

        For business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice of the proposed business in writing to our corporate secretary. To be timely, a stockholder's notice must be given, either by personal delivery or by certified mail, to our corporate secretary not less than 90 days nor more than 120 days before the first anniversary of the date of our proxy statement in connection with our last annual meeting of stockholders. Each notice must contain:

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  description of the business desired to be brought before the annual meeting and the reasons for conducting the business at the annual meeting;

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  the name and address of the stockholder proposing the business as they appear on our stock transfer books;

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  a representation that the stockholder is a stockholder of record and intends to appear in person or by proxy at the annual meeting to bring the business proposed in the notice before the meeting;

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  the class, series and number of our shares beneficially owned by the stockholder; and

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  a description of all arrangements or understandings with any other person in connection with the proposal of the business and any material interest of the stockholder in the business.

        Business brought before an annual meeting without complying with these provisions will not be transacted.

        Our amended and restated bylaws may have the effect of precluding the consideration of some business at a meeting if the proper procedures are not followed or may discourage or defer a potential acquiror from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of us.

        Supermajority Provisions.    Delaware law provides generally that the affirmative vote of a majority in voting power of the outstanding shares entitled to vote is required to amend a corporation's certificate of incorporation, unless the certificate of incorporation requires a greater percentage. Our amended and restated certificate of incorporation provides that the following provisions in the amended and restated certificate of incorporation may be amended only by a vote of two-thirds or more in voting power of all the outstanding shares of our capital stock entitled to vote:

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  the prohibition on stockholder action by written content;

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  the ability to call a special meeting of stockholders being vested solely in (1) our board of directors or the chairman of our board of directors pursuant to a resolution approved by our board of directors or (2) our board of directors upon a request by holders of at least 50% in voting power of all the outstanding shares entitled to vote at that meeting;

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  the provisions relating to the classification of our board of directors;

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  the provision relating to the size of our board of directors;

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  the provisions relating to the quorum requirements for stockholder action and the removal of directors;

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  the limitation on the liability of our directors to us and our stockholders;

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  the obligation to indemnify and advance expenses to the directors and officers to the fullest extent authorized by law;

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  the provisions granting authority to our board of directors to amend or repeal our bylaws without a stockholder vote, as described in more detail in the next succeeding paragraph; and

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  the supermajority voting requirements listed above.

Amendment of Our Amended and Restated Bylaws

        Our amended and restated certificate of incorporation provides that our amended and restated bylaws can be amended only by either our board of directors or the affirmative vote of the holders of at least two-thirds of the voting power of all then-outstanding shares of our capital stock that are entitled to vote generally in the election of our directors, voting together as a single class.

Limitation of Liability and Indemnification

        Our amended and restated certificate of incorporation provides that, to the full extent from time to time permitted by law, no director shall be personally liable for monetary damages for breach of any duty as a director. As required under current Delaware law, our amended and restated certificate of incorporation currently provides that this waiver may not apply to liability:

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  for any breach of the director's duty of loyalty to us or our stockholders;

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  for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

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  under Section 174 of the Delaware General Corporation Law (governing distributions to stockholders); or

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  for any transaction from which the director derived any improper personal benefit.

        However, in the event the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of our directors will be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. Neither the amendment or repeal of this provision of our amended and restated certificate of incorporation, nor the adoption of any provision of our amended and restated certificate of incorporation which is inconsistent with this provision, shall eliminate or reduce the protection afforded by this provision with respect to any matter which occurred, or any suit or claim which, but for this provision would have accrued or arisen, prior to such amendment, repeal or adoption.

        Our amended and restated certificate of incorporation also provides that we shall, to the fullest extent from time to time permitted by law, indemnify our directors and officers against all liabilities and expenses in any suit or proceeding, arising out of their status as an officer or director or their activities in these capacities. We shall also indemnify any person who, at our request, is or was serving as a director, officer or trustee of another corporation, joint venture, employee benefit plan trust or other enterprise.

        The right to be indemnified shall include the right of an officer or a director to be paid expenses in advance of the final disposition of any proceeding, if we receive an undertaking to repay such amount if it shall be determined that he or she is not entitled to be indemnified.

        Our board of directors may take such action as it deems necessary to carry out these indemnification provisions, including adopting procedures for determining and enforcing indemnification rights and purchasing insurance policies. Our board of directors may also adopt bylaws, resolutions or contracts implementing indemnification arrangements as may be permitted by law. Neither the amendment or repeal of these indemnification provisions, nor the adoption of any provision of our amended and restated certificate of incorporation inconsistent with these indemnification provisions, shall eliminate or reduce any rights to indemnification relating to their status or any activities prior to such amendment, repeal or adoption.

        We believe these provisions will assist in attracting and retaining qualified individuals to serve as directors.

Listing

        Our shares of Class A common stock will not be listed for separate trading on the Nasdaq National Market until a sufficient number of shares is held separately and not in the form of IDSs as may be necessary to satisfy any applicable requirements for separate trading on any exchange on which the IDSs are then trading. If more than such required number of our outstanding shares of Class A common stock are no longer held in the form of IDSs for a period of 30 consecutive trading days, we will apply to list the shares of our Class A common stock for separate trading on any exchange or automated quotation system on which the IDSs are then trading. We will not list our shares of Class B common stock for trading on any exchange or automated quotation system.

Transfer Agent and Registrar

        The transfer agent and registrar for our Class A and Class B common stock is Wells Fargo Bank, National Association.

DESCRIPTION OF THE SENIOR SUBORDINATED NOTES

        We will issue the senior subordinated notes under an Indenture among Merisant Worldwide, Inc., certain of our subsidiaries, as guarantors, and Wells Fargo Bank, National Association, as trustee (the "Indenture"). The terms of the senior subordinated notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939.

        Certain terms used in this description are defined under the subheading "—Certain Definitions." In this description, the words "Company," "we," "us" and "our" refer only to Merisant Worldwide, Inc. and not to any of its parents or subsidiaries, and the term "Merisant" refers only to Merisant Company and not to any of its parents or subsidiaries. The "Notes" refers to the senior subordinated notes offered hereby and any Additional Notes described below.

        The following description is only a summary of the material provisions of the Indenture. We urge you to read the Indenture because it, not this description, defines your rights as holders of these Notes. A form of the Indenture will be filed as an exhibit to the registration statement of which this prospectus forms a part.

General

        The Notes:

  •
  are unsecured senior subordinated obligations of the Company;

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  are subordinated in right of payment to all existing and future Senior Indebtedness of the Company;

  •
  are senior in right of payment to any future Subordinated Obligations of the Company; and

  •
  are guaranteed by each Guarantor on a senior subordinated basis.

        The Indenture will provide for the issuance of an unlimited aggregate principal amount of additional senior subordinated notes having identical terms and conditions to the Notes offered hereby (other than issuance date) (the "Additional Notes"), subject to compliance with the covenants contained in the Indenture. Additional Notes may be issued separately or as part of an issuance of additional IDSs. Any Additional Notes will be part of the same series as the Notes offered hereby and will vote on all matters with the Notes offered hereby. The Additional Notes will be deemed to have the same accrued current period interest, deferred interest and defaults as the Notes that are being issued on the Issue Date and will be deemed to have expended Payment Blockage Periods, Acceleration Forbearance Periods and Interest Deferral Periods to the same extent as the Notes issued on the Issue Date. The issuance of Additional Notes could have U.S. federal income tax consequences for holders of existing Notes. See "—Covenants Relating to IDSs—Procedures Relating to Subsequent Issuances" below and "Prospectus Summary—The Offering—Summary of the IDSs and Senior Subordinated Notes—What will be the U.S. federal income tax consequences of a subsequent issuance of senior subordinated notes of the same series?" above.

        The Notes will be issued only in fully-registered form, without coupons, and will be represented by one or more global notes which will be registered in the name of Cede & Co., the nominee of DTC. See "Description of Income Deposit Securities (IDSs)—Book-Entry Settlement and Clearance."

Terms of the Notes

Principal

        We will issue $                        of Notes on the Issue Date, of which $                        of Notes will be represented by IDSs, and $                        of Notes will be issued separately (not in the form of IDSs). If the Initial Issuance Over-allotment Option is exercised in full, we will issue $                        of

Additional Notes represented by IDSs. We may from time to time issue additional IDSs and separate Additional Notes (not in the form of IDSs), subject to compliance with the covenants contained in the Indenture.

Maturity

        The Notes will mature on            , 2019.

Interest

        Interest on the Notes will accrue at the rate of    % per annum and will be payable quarterly in arrears on            ,            ,             and            , commencing on                        , 2004. The Company will make each interest payment to the Holders of record on the immediately preceding            ,             ,            and            .

        Interest on the Notes (including Additional Notes) will accrue from the date of original issuance of the first Notes offered hereby or, if interest has already been paid, from the date it was most recently paid or provided for. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Interest Deferral

        Prior to                        , 2009, the Company will be permitted, at its election, on one or more occasions to defer interest payments on the Notes (each an "Initial Interest Deferral Period") by delivering to the Trustee a copy of a resolution of the Company's Board of Directors to the effect that, based upon a good-faith determination of the Company's Board of Directors (which determination shall be final), such deferral is reasonably necessary for bona-fide cash management purposes, or to reduce the likelihood of or avoid a default under any Designated Senior Indebtedness; provided, however that (1) no such deferral may be commenced, and any on-going deferral shall cease, if a default in payment of interest, principal or premium, if any, on the Notes has occurred and is continuing, or another Event of Default with respect to the Notes has occurred and is continuing and the Notes have been accelerated as a result of the occurrence of such other Event of Default, and (2) interest payments on the Notes may not be deferred under this provision for more than eight quarters in the aggregate or beyond                        , 2009.

        After                        , 2009 and prior to                        , 2014, the Company will be permitted, at its election, on one or more occasions to defer interest payments on the Notes (each a "Subsequent Interest Deferral Period") by delivering to the Trustee a copy of a resolution of the Company's Board of Directors to the effect that, based upon a good-faith determination of the Company's Board of Directors (which determination shall be final), such deferral is reasonably necessary for bona-fide cash management purposes, or to reduce the likelihood or avoid a default under any Designated Senior Indebtedness; provided, however that (1) no such deferral may be commenced, and any ongoing deferral shall cease, if a default in payment of interest, principal or premium, if any, on the Notes has occurred and is continuing, or another Event of Default with respect to the Notes has occurred and is continuing and the Notes have been accelerated as a result of the occurrence of such other Event of Default, and (2) interest payments on the Notes may not be deferred under this provision for more than three quarters in the aggregate or beyond                        , 2014.

        After                        , 2014 and prior to maturity of the Notes, the Company will be permitted, at its election, on one or more occasions to defer interest payments on the Notes (each also a "Subsequent Interest Deferral Period") by delivering to the Trustee a copy of a resolution of the Company's Board of Directors to the effect that, based upon a good-faith determination of the Company's Board of Directors (which determination shall be final), such deferral is reasonably necessary for bona-fide cash management purposes, or to reduce the likelihood of or avoid a default under any Designated Senior

Indebtedness; provided, however that (1) no such deferral may be commenced, and any on-going deferral shall cease, if a default in payment of interest, principal or premium, if any, on the Notes has occurred and is continuing, or another Event of Default with respect to the Notes has occurred and is continuing and the Notes have been accelerated as a result of the occurrence of such other Event of Default, and (2) interest payments on the Notes may not be deferred under this provision for more than three quarters in the aggregate during such period or beyond the maturity date of the Notes.

        Deferred interest on the Notes will bear interest at a rate per annum of            % compounded quarterly until paid in full. The Company will pay deferred interest and interest accrued thereon pursuant to the following:

  •
  for any Initial Interest Deferral Period, the Company must pay all deferred interest and all interest accrued thereon no later than            , 2009;

  •
  for any Subsequent Interest Deferral Period prior to                        , 2014, the Company must pay all deferred interest and all interest accrued thereon no later than                         , 2014; and

  •
  for any Subsequent Interest Deferral Period after                        , 2014 but prior to the maturity date of the Notes, the Company must pay all deferred interest and all interest accrued thereon no later than                        , 2019, the maturity date of the Notes.

        Notwithstanding the foregoing, the Company will be obligated to resume quarterly payments of interest on the Notes after the end of any Initial Interest Deferral Period or Subsequent Interest Deferral Period.

        During any Interest Deferral Period and so long as any deferred interest or interest on deferred interest remains outstanding and has not been paid, the Company will not be permitted to make any payment of dividends on the Company's Capital Stock. See "—Certain Covenants—Limitation on Restricted Payments."

        We expect that our new senior credit facility will restrict our ability to pay interest on the senior subordinated notes in certain circumstances as further described under "Description of Certain Indebtedness."

Optional Redemption

        Except as set forth below, we will not be entitled to redeem the Notes at our option.

        At any time prior                        , 2009, we will be entitled at our option to redeem all or a portion of the Notes upon not less than 30 nor more than 60 days' notice, at a redemption price equal to 100% of the principal amount of the Notes being redeemed plus the Applicable Premium as of, and accrued and unpaid interest, if any, to, the date of redemption (the "Redemption Date"), subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date.

        On and after                        , 2009, we will be entitled at our option to redeem all or a portion of the Notes upon not less than 30 nor more than 60 days' notice, at the redemption prices set forth below (expressed in percentages of principal amount on the Redemption Date), plus accrued interest to the Redemption Date (subject to the right of Holders of record on the relevant record date to receive

interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on                        of the years set forth below:

Period	Redemption Price
2009		%
2010		%
2011		%
2012 and thereafter	100.000%

        Although we cannot predict the circumstances surrounding any determination by us to redeem the Notes, possible factors include, but are not limited to, the availability of cash, our current and desired capital structure, interest rates, changes in the tax treatment of the interest payable on the Notes and current market alternatives.

        If we are redeeming less than all the Notes at any time, the Trustee will select Notes on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate. Although it is not a provision of the Indenture, and therefore is subject to change without your consent, we have currently agreed to redeem the Notes only in whole, and not in part.

        We will redeem Notes with a principal amount of $1,000 or less in whole and not in part. We will cause notices of redemption to be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of Notes to be redeemed at its registered address.

        If any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount thereof to be redeemed. We will issue a new Note in a principal amount equal to the unredeemed portion of the original Note in the name of the holder upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the Redemption Date, interest will cease to accrue on Notes or portions of them called for redemption unless the Company defaults in making the redemption payment.

        Any exercise by the Company of its option to redeem the Notes, in whole or in part, will result in the automatic separation of the IDSs into the shares of Class A common stock and Notes represented thereby.

Mandatory Redemption; Offers to Purchase; Open Market Purchases

        We are not required to make any mandatory redemption or sinking fund payments with respect to the Notes. However, under certain circumstances, we may be required to offer to purchase Notes as described under the captions "—Certain Covenants—Change of Control" and "Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock."

Guaranties

        The Notes will be guaranteed by the Guarantors. On the Issue Date, the only Guarantors will be the Company's existing Domestic Subsidiaries. As more particularly described under the heading "—Certain Covenants—Guarantors" below, future Domestic Subsidiaries, and, in certain limited circumstances, certain other Subsidiaries of the Company, will be required to become Guarantors after the Issue Date.

        The Guarantors will jointly and severally guarantee, on a senior subordinated basis, our obligations under these Notes. The obligations of each Guarantor under its Guaranty will be limited as necessary to minimize the probability of that Guaranty being deemed to constitute a fraudulent conveyance under applicable law. See "Risk Factors—If the guarantees of the senior subordinated notes are held to be invalid or unenforceable or are limited in accordance with their terms, the senior subordinated notes would be structurally subordinated to the debt of our subsidiaries."

        Each Guarantor that makes a payment under its Guaranty will be entitled upon payment in full of all guarantied obligations under the Indenture to a contribution from each other Guarantor in an amount equal to such other Guarantor's pro rata portion of such payment based on the respective net assets of all the Guarantors at the time of such payment determined in accordance with GAAP.

        If a Guaranty was rendered voidable, it could be subordinated by a court to all other indebtedness (including guarantees and other contingent liabilities) of the applicable Guarantor, and, depending on the amount of such indebtedness, a Guarantor's liability on its Guaranty could be reduced to zero. See "Risk Factors—If the guarantees of the senior subordinated notes are held to be invalid or unenforceable or are limited in accordance with their terms, the senior subordinated notes would be structurally subordinated to the debt of our subsidiaries."

        The Guaranty of a Guarantor (other than Merisant and Merisant US, Inc.) will be automatically released:

  (1)
  upon the sale or other disposition (including by way of consolidation or merger) of that Guarantor to a Person that is not (either before or after giving effect to such transaction) the Company or an Affiliate of the Company, if such sale or other disposition complies with the "Limitation on Sales of Assets and Subsidiary Stock" covenant of the Indenture;

  (2)
  upon the sale or other disposition of all or substantially all the assets of that Guarantor to a Person that is not (either before or after giving effect to such transaction) the Company or an Affiliate of the Company, if such sale or other disposition complies with the "Limitation on Sales of Assets and Subsidiary Stock" covenant of the Indenture;

  (3)
  if the Company designates that Guarantor as an Unrestricted Subsidiary in compliance with the applicable provisions of the Indenture; or

  (4)
  upon legal defeasance or covenant defeasance or satisfaction and discharge of the Indenture as provided below under the captions "—Defeasance" and "—Satisfaction and Discharge."

Ranking

Senior Indebtedness versus Notes and Guaranties

        The payment of the principal of, premium, if any, and interest on the Notes and any other payment obligation of the Company in respect of the Notes (including any obligation to repurchase the Notes) and the payment of any Guaranty will be subordinated in right of payment to the prior payment in full of all Senior Indebtedness of the Company or the relevant Guarantor, as the case may be, including the obligations of the Company and such Guarantor under the Credit Agreement.

        As of                        , 2004, after giving pro forma effect to the issuance of the IDSs, the borrowings under the Credit Agreement and the uses of proceeds therefrom, the Company's Senior Indebtedness would have been approximately $            million, and the Guarantors' Senior Indebtedness would have been approximately $                        million.

        Although the Indenture contains limitations on the amount of additional Indebtedness that the Company and any Guarantors may incur, under certain circumstances the amount of such Indebtedness could be substantial and, in any case, such Indebtedness may be Senior Indebtedness. See "—Certain Covenants—Limitation on Indebtedness."

Senior Subordinated Indebtedness and Subordinated Obligations versus Notes and Guaranties

        Only Indebtedness of the Company or any Guarantor that is Senior Indebtedness will rank senior to the Notes and the relevant Guaranty in accordance with the provisions of the Indenture. The Notes and any Guaranty will in all respects rank pari passu with all other Senior Subordinated Indebtedness and trade payables of the Company and any Guarantor, respectively, except for the impact of the contractual subordination provided in the Indenture which may have the effect of causing the holders of the Notes to receive less, ratably, than other creditors that are not subject to contractual subordination, and except for statutory priorities provided under the U.S. federal bankruptcy code or other applicable bankruptcy, insolvency and other laws dealing with creditors rights generally, and will rank senior to any Subordinated Obligations.

        As of                        , 2004, after giving pro forma effect to the issuance of the IDSs, the borrowings under the Credit Agreement and the uses of proceeds therefrom, the Company's and the Guarantors' Senior Subordinated Indebtedness would have been approximately $            million, consisting of the Notes and the Guaranties, and the Company and Guarantors would have had no Subordinated Obligations.

        We and the Guarantors will agree in the Indenture that we and they will not Incur any Indebtedness if such Indebtedness is subordinate in right of payment to our Senior Indebtedness or the Senior Indebtedness of such Guarantor, unless such Indebtedness is Senior Subordinated Indebtedness of the applicable Person or is expressly subordinated in right of payment to Senior Subordinated Indebtedness of such Person. See "—Certain Covenants—Anti-Layering." The Indenture does not treat unsecured Indebtedness as subordinated to Secured Indebtedness merely because it is unsecured.

Liabilities of Non-Guarantor Subsidiaries versus Notes and Guaranties

        We are a holding company, and we do not have any material assets or operations other than ownership of the Capital Stock of our Subsidiaries. All of our operations are conducted through our Subsidiaries. In general, our Domestic Subsidiaries (other than Receivables Subsidiaries and Unrestricted Subsidiaries, if any) will guarantee the Notes and our Foreign Subsidiaries will not guarantee the Notes. Claims of creditors of any non-guarantor Subsidiaries, including trade creditors and creditors holding indebtedness or guarantees issued by such non-guarantor Subsidiaries, and claims of preferred stockholders of such non-guarantor Subsidiaries generally will have priority with respect to the assets and earnings of such non-guarantor Subsidiaries over the claims of our creditors, including Holders of the Notes, even if such claims do not constitute Senior Indebtedness. Accordingly, the Notes and Guaranties will be effectively subordinated to creditors (including trade creditors) and preferred stockholders, if any, of such non-guarantor Subsidiaries.

        As of                        , 2004, after giving pro forma effect to the issuance of the IDSs, the borrowings under the Credit Agreement and the uses of proceeds therefrom, the total liabilities of our non-guarantor Subsidiaries (other than liabilities owed to us or the Guarantors) would have been approximately $39.4 million, including trade payables. Although the Indenture limits the incurrence of Indebtedness and the issuance of preferred stock by our Restricted Subsidiaries, such limitation is subject to a number of significant qualifications. Moreover, the Indenture does not impose any limitation on the incurrence by such Subsidiaries of liabilities that are not considered Indebtedness under the Indenture. See "—Certain Covenants—Limitation on Indebtedness."

Payment of Notes

        We are not permitted to pay principal of, premium, if any, or interest on the Notes or any other payment obligation of the Company in respect of the Notes (including any obligation to repurchase the Notes) or make any deposit pursuant to the provisions described under "—Defeasance" or "—Satisfaction and Discharge" below and may not purchase, redeem or otherwise retire any Notes (collectively, "pay the Notes") if either of the following occurs (a "Payment Default"):

  (1)
  any portion of any Designated Senior Indebtedness of the Company is not paid in full in cash when due; or

  (2)
  any other default on Designated Senior Indebtedness of the Company occurs and the maturity of such Designated Senior Indebtedness is accelerated in accordance with its terms;

unless, in either case, the Payment Default has been cured or waived and any such acceleration has been rescinded or such Designated Senior Indebtedness has been paid in full in cash. Regardless of the foregoing, we are permitted to pay the Notes if we and the Trustee receive written notice approving such payment from the Representatives of all Designated Senior Indebtedness with respect to which the Payment Default has occurred and is continuing.

        During the continuance of any default (other than a Payment Default) with respect to any Designated Senior Indebtedness pursuant to which the maturity thereof may be accelerated without further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace periods, we are not permitted to pay the Notes for a period (a "Payment Blockage Period") commencing upon the receipt by the Trustee (with a copy to us) of a written notice (a "Blockage Notice") of such default from the Representative of such Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period and ending 179 days thereafter; provided, however, that in the event that there has been any Acceleration Forbearance Period in respect of the Notes in the immediately preceding 360-day period, such 179-day period will automatically be reduced by the cumulative duration of all Acceleration Forbearance Periods that occurred during such immediately preceding 360-day period. The Payment Blockage Period will end earlier if such Payment Blockage Period is terminated:

  (1)
  by written notice to the Trustee and us from the Person or Persons who gave such Blockage Notice;

  (2)
  because the default giving rise to such Blockage Notice is cured, waived or otherwise no longer continuing; or

  (3)
  because such Designated Senior Indebtedness has been discharged or repaid in full in cash.

        Notwithstanding the provisions described above, unless the holders of such Designated Senior Indebtedness or the Representative of such Designated Senior Indebtedness have accelerated the maturity of such Designated Senior Indebtedness, we are permitted to resume paying the Notes after the end of such Payment Blockage Period. The Notes shall not be subject to more than one Payment Blockage Period in any consecutive 360-day period irrespective of the number of defaults with respect to Designated Senior Indebtedness during such period, except that if any Blockage Notice is delivered to the Trustee by or on behalf of holders of Designated Senior Indebtedness (other than holders of the Bank Indebtedness), a Representative of holders of Bank Indebtedness may give another Blockage Notice within such period. However, in no event may the total number of days during which any Payment Blockage Period or Periods is in effect exceed 179 days in the aggregate during any consecutive 360-day period, and there must be 181 days during any consecutive 360-day period during which no Payment Blockage Period is in effect.

        Upon any payment or distribution of the assets of the Company upon a total or partial liquidation or dissolution or reorganization of or similar proceeding relating to the Company or its property:

  (1)
  the holders of Senior Indebtedness of the Company will be entitled to receive payment in full in cash of such Senior Indebtedness before the holders of the Notes are entitled to receive any payment; and

  (2)
  until the Senior Indebtedness of the Company is paid in full in cash, any payment or distribution to which holders of the Notes would be entitled but for the subordination provisions of the Indenture will be made to holders of such Senior Indebtedness as their interests may appear, except that holders of Notes may receive certain Capital Stock and subordinated debt obligations.

        If a payment or distribution is made to holders of the Notes that, due to the subordination provisions, should not have been made to them, such holders of the Notes are required to hold it in trust for the holders of Senior Indebtedness of the Company and pay it over to them as their interests may appear.

        If payment of the Notes is accelerated because of an Event of Default, the Company or the Trustee must promptly notify the holders of Designated Senior Indebtedness or the Representative of such Designated Senior Indebtedness of the acceleration.

        A Guarantor's obligations under its Guaranty are senior subordinated obligations. As such, the rights of Noteholders to receive payment by a Guarantor pursuant to its Guaranty are subordinated in right of payment to the rights of holders of Senior Indebtedness of such Guarantor. The terms of the subordination provisions described above with respect to the Company's obligations under the Notes apply equally to any Guarantor and the obligations of such Guarantor under its Guaranty.

        By reason of the subordination provisions contained in the Indenture, in the event of a liquidation or insolvency proceeding, creditors of the Company or any Guarantor who are holders of Senior Indebtedness of the Company or such Guarantor, as the case may be, may recover more, ratably, than the holders of the Notes, and creditors who are not holders of Senior Indebtedness may recover less, ratably, than holders of Senior Indebtedness and may recover more, ratably, than the holders of the Notes.

        The terms of the subordination provisions described above will not apply to payments from money or the proceeds of U.S. Government Obligations held in trust by the Trustee for the payment of principal of and interest on the Notes pursuant to the provisions described under "—Defeasance" or "—Satisfaction and Discharge."

Acceleration Forbearance Period

        Until the earlier of (a) the date on which no Designated Senior Indebtedness of the Company or any Guarantor (including any Guarantee of Designated Senior Indebtedness) shall be outstanding and (b)             , 2009, if an Event of Default (other than an Event of Default described in clause (7) of the first paragraph under "—Defaults") has occurred and is continuing, without in any way limiting the right of any holder to exercise any other remedy such holder may have (including the right to bring suit against the Company for payment of any and all amounts of principal, premium and interest due and payable), the principal of all the Notes may not be declared to be due and payable until the Acceleration Forbearance Period has expired. "Acceleration Forbearance Period" means the period commencing on the date when the Trustee or the holders of at least 25% in principal amount of the Notes outstanding provide the Company with a notice of acceleration and expiring on the earliest of the date on which (1) 90 days shall have elapsed following the commencement of such Acceleration Forbearance Period, (2) any Designated Senior Indebtedness of the Company or any Guarantor shall be due and payable in full, or shall have been declared to be due in full, or there shall have been a demand for payment in full thereof, or any enforcement or collection action shall have been commenced with respect thereto, (3) holders of any Indebtedness of the Company exceeding $10.0 million in the aggregate shall have commenced any enforcement or collection action with respect to such Indebtedness or (4) an Event of Default described in clause (7) of the first paragraph under "—Defaults" shall have occurred; provided, however, that in the event that there has been any prior Acceleration Forbearance Period in the immediately preceding twelve-month period, the duration of the Acceleration Forbearance Period will be automatically reduced by the cumulative duration of all prior Acceleration Forbearance Periods that occurred during the twelve-month period (it being understood that the Acceleration Forbearance Period may terminate immediately after commencing pursuant to this proviso). For the avoidance of doubt, the provisions set forth above shall not prevent the holders or the Trustee from receiving payments on the Notes when due or exercising any other remedies under the Indenture while an Acceleration Forbearance Period is in effect.

Covenants Relating to IDSs

Procedures Relating to Subsequent Issuances.

        The Indenture will provide that, in the event there is a subsequent issuance of Additional Notes, each holder of the Notes or the IDSs (as the case may be) agrees that a portion of such holder's Notes (whether held directly in book-entry form or held as part of IDSs) may be exchanged, without any further action of such holder, for a portion of the Additional Notes purchased by the holders of such Additional Notes, such that following any such additional issuance and exchange each holder of the Notes or the IDSs (as the case may be) owns an indivisible unit composed of the Notes and Additional Notes of each issuance in the same proportion as each other holder, and the records of DTC and the Trustee will be revised to reflect each such exchange without any further action of such holder. The aggregate principal amount of the Notes owned by each holder will not change as a result of such exchange. See "Prospectus Summary—The Offering—Summary of the IDSs and Senior Subordinated Notes—What will be the U.S. federal income tax consequences of a subsequent issuance of senior subordinated notes of the same series?" and "Material U.S. Federal Income Tax Considerations—Senior Subordinated Notes—Exchange Rights and Additional Issuances." There is a possibility that holders of subsequently issued Notes having original issue discount (including holders who acquired such Notes as a result of an exchange as described in this paragraph) may not be able to collect the unamortized portion of the original issue discount in the event of an acceleration of the Notes or bankruptcy of the Company as described under "Risk Factors—Subsequent issuances of senior subordinated notes may cause you to recognize OID and subject you to other adverse consequences." Any such exchange will not impair the rights any holder would otherwise have to assert a claim against us or the underwriters, with respect to the full amount of Notes purchased by such holder, notwithstanding such exchange, if and to the extent such claim is based on alleged material misstatements or omissions contained in this prospectus.

Certain Covenants

        The Indenture contains covenants including, among others, those summarized below:

Change of Control

        Upon the occurrence of any of the following events (each a "Change of Control"), if the Company has not exercised its right to redeem all the Notes, each Holder shall have the right to require that the Company repurchase such Holder's Notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date):

  (1)
  any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause (1) such person shall be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company;

  (2)
  individuals who on the Issue Date constituted the Board of Directors of the Company (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Company was approved by a vote of a majority of the directors of the Company then still in office who were either directors on the Issue Date or whose election or nomination for election was previously so approved or whose election was approved by the Permitted Holders) cease for any reason to constitute a majority of the Board of Directors of the Company then in office;

  (3)
  the adoption of a plan relating to the liquidation or dissolution of the Company; or

  (4)
  the merger or consolidation of the Company with or into another Person or the merger of another Person with or into the Company, or the sale of all or substantially all the assets of the Company (determined on a consolidated basis) to another Person (other than, in all such cases, a Person that is controlled by the Permitted Holders), other than a transaction following which (A) in the case of a merger or consolidation transaction, holders of securities that represented 100% of the Voting Stock of the Company immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) own directly or indirectly at least a majority of the voting power of the Voting Stock of the surviving Person in such merger or consolidation transaction immediately after such transaction and in substantially the same proportion as before the transaction and (B) in the case of a sale of assets transaction, the transferee Person becomes the obligor in respect of the Notes and a Subsidiary of the transferor of such assets; provided, however, that it shall not constitute a Change of Control under this clause (4) if, after giving effect to such transaction, the Permitted Holders beneficially own (as defined in clause (1) above) a majority or more of the total voting power of the Voting Stock of the surviving Person in such transaction immediately after such transaction.

        If the Company has not mailed notice to the Holders that it elects to exercise its right to redeem all the Notes, within 30 days following any Change of Control, we will mail a notice to each Holder with a copy to the Trustee (the "Change of Control Offer") stating:

  (1)
  that a Change of Control has occurred and that such Holder has the right to require us to purchase such Holder's Notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase, plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest on the relevant interest payment date);

  (2)
  the circumstances and relevant facts regarding such Change of Control (including information with respect to pro forma historical income, cash flow and capitalization, in each case after giving effect to such Change of Control);

  (3)
  the purchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed);

  (4)
  the instructions, as determined by us, consistent with the covenant described hereunder, that a Holder must follow in order to have its Notes purchased; and

  (5)
  that the Company has the option to redeem any Notes not purchased in the Change of Control Offer, and setting forth the applicable redemption price or the formula used to determine the applicable redemption price.

        The Credit Agreement may limit our ability to purchase Notes, and may also provide that the occurrence of certain change of control events with respect to the Company would constitute a default thereunder. In the event that at the time of a Change of Control, the terms of the Credit Agreement or any other Credit Facility prohibit the Company from making a Change of Control Offer or from purchasing the Notes pursuant thereto, prior to the mailing of the notice to Noteholders described in the preceding paragraph, but in any event within 30 days following any Change of Control, the Company covenants to:

  (1)
  repay in full all Indebtedness outstanding under the relevant Credit Facility; or

  (2)
  obtain the requisite consent under the relevant Credit Facility to permit the purchase of the Notes as described above.

        The Company must first comply with the covenant described above before it will be required to purchase Notes in the event of a Change of Control, provided, however, that the Company's failure to comply with the covenant described in the preceding sentence or to make a Change of Control Offer because of any such failure shall constitute a default described in clause (4) under "—Defaults" below (and not under clause (2) thereof). As a result of the foregoing, a holder of the Notes may not be able to compel the Company to purchase the Notes unless the Company is able at the time to refinance all Indebtedness outstanding under the Credit Facilities or obtain requisite consents under the Credit Facilities.

        We will not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by us and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

        We will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, we will comply with the applicable securities laws and regulations and shall not be deemed to have breached our obligations under the covenant described hereunder by virtue of our compliance with such securities laws or regulations.

        The Change of Control purchase feature of the Notes may in certain circumstances make more difficult or discourage a sale or takeover of the Company and, thus, the removal of incumbent management. The Change of Control purchase feature is a result of negotiations between the Company and the underwriters. The Company has no present intention to engage in a transaction involving a Change of Control, although it is possible that we could decide to do so in the future. Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. Restrictions on our ability to Incur additional Indebtedness are contained in the covenants described under "—Certain Covenants—Limitation on Indebtedness." Such restrictions can be waived with the consent of the Holders of a majority in principal amount of the Notes then outstanding. Accordingly, the Indenture may not afford holders of the Notes protection in the event of a highly leveraged transaction.

        Future indebtedness that we may incur may contain prohibitions on the occurrence of certain events that would constitute a Change of Control or require the repurchase of such indebtedness upon a Change of Control. Moreover, the exercise by the holders of their right to require us to repurchase the Notes could cause a default under such indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on us. Finally, our ability to pay cash to the holders of Notes following the occurrence of a Change of Control may be limited by our then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

        The definition of "Change of Control" includes a disposition of all or substantially all of the assets of the Company to any Person. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of "all or substantially all" assets. As a result, it may be unclear as to whether a Change of Control has occurred and whether a holder of Notes may require the Company to make an offer to repurchase the Notes as described above.

        The provisions under the Indenture relative to our obligation to make an offer to repurchase the Notes as a result of a Change of Control may be waived or modified with the written consent of the holders of a majority in principal amount of the Notes.

Limitation on Restricted Payments

        (a)   The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, make a Restricted Payment if at the time the Company or such Restricted Subsidiary makes such Restricted Payment:

  (1)
  a Default shall have occurred and be continuing (or would result therefrom);

  (2)
  the Company is not entitled to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under "—Limitation on Indebtedness"; or

  (3)
  the aggregate amount of such Restricted Payment and all other Restricted Payments since the Issue Date made pursuant to this subparagraph (a)(3) and all Restricted Payments since the Issue Date made pursuant to subparagraphs (b)(3), (b)(4), (b)(5), (b)(6), (b)(9) and (b)(10) below would exceed the sum of (without duplication):

  (A)
  50% of the Consolidated Net Income of the Company accrued during the period (treated as one accounting period) from the beginning of the fiscal quarter immediately following the fiscal quarter during which the Issue Date occurs to the end of the most recent fiscal quarter ending at least 45 days prior to the date of such Restricted Payment (or, in case such Consolidated Net Income shall be a deficit, minus 100% of such deficit); plus

  (B)
  100% of the aggregate Net Cash Proceeds received by the Company from the issuance or sale of its Capital Stock (other than Disqualified Stock) subsequent to the Issue Date (other than (i) an issuance or sale to a Subsidiary of the Company, (ii) an issuance or sale to an ESOP, or (iii) an issuance or sale pursuant to the exercise of the Initial Issuance Over-allotment Option) and 100% of any cash capital contribution received by the Company from its shareholders subsequent to the Issue Date; plus

  (C)
  the amount by which Indebtedness of the Company is reduced on the Company's balance sheet upon the conversion or exchange (other than by a Subsidiary of the Company) subsequent to the Issue Date of any Indebtedness of the Company convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Company (less the amount of any cash, or the fair value of any other property, distributed by the Company upon such conversion or exchange); plus

  (D)
  an amount equal to the sum of (x) the net reduction in the Investments (other than Permitted Investments) made by the Company or any Restricted Subsidiary in any Person resulting from repurchases, repayments or redemptions of such Investments by such Person, proceeds realized on the sale of such Investment and proceeds representing the return of capital (excluding amounts that contribute to Consolidated Net Income), in each case received by the Company or any Guarantor, and (y) the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of an Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary; provided, however, that the foregoing sum shall not exceed, in the case of any such Person or Unrestricted Subsidiary, the amount of Investments (excluding Permitted Investments) previously made (and treated as a Restricted Payment) by the Company or any Restricted Subsidiary in such Person or Unrestricted Subsidiary;

but in no event shall the sum under this subparagraph (a)(3) increase as the result of any action or occurrence under paragraph (b) below.

        (b)   The preceding provisions will not prohibit the following Restricted Payments (but (i) in the case of subparagraphs (b)(4) through (b)(10) below, only if no Default has occurred and is continuing or would result therefrom) and (ii) in the case of declaration or payment of a dividend, only if not prohibited by paragraph (d) below):

  (1)
  any Restricted Payment made out of the Net Cash Proceeds of the substantially concurrent issuance or sale of, or made by conversion into or exchange for, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of the Company or an ESOP) or a substantially concurrent cash capital contribution received by the Company from one or more of its shareholders;

  (2)
  any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Obligations of the Company or a Guarantor made by exchange for, or out of the proceeds of the substantially concurrent Issuance or sale of, Indebtedness which is permitted to be Incurred pursuant to the covenant described under "—Limitation on Indebtedness";

  (3)
  dividends paid within 20 days after the date of declaration thereof if at such date of declaration such dividend complied with this covenant (such dividend being included in the calculation set forth in subparagraph (a)(3) above at the time of declaration);

  (4)
  the purchase, redemption or other acquisition or retirement for value of shares of Capital Stock of the Company or any of its Subsidiaries from employees, former employees, directors or former directors of the Company or any of its Subsidiaries (or permitted transferees of such employees, former employees, directors or former directors), pursuant to the terms of the agreements (including employment agreements) or plans (or amendments thereto) approved by the Board of Directors of the Company under which such individuals purchase or sell or are granted the option to purchase or sell, shares of such Capital Stock; provided, however, that the aggregate amount of such purchases, redemptions and other acquisitions or retirements shall not exceed the lesser of (A) the sum of (i) $1.5 million multiplied by the number of calendar years that have commenced since the Issue Date, plus (ii) $0.75 million, and (B) $5.0 million;

  (5)
  the declaration and payment of dividends on outstanding shares of Class A common stock (whether represented by outstanding IDSs or otherwise) and Class B common stock, up to a maximum aggregate amount for all such dividends under this subparagraph (b)(5) in any fiscal quarter not to exceed the Quarterly Base Dividend Level;

  (6)
  other Restricted Payments in an aggregate amount not to exceed the Base Dividend Restricted Payments Basket;

  (7)
  the repurchases of shares of Class B common stock on the Issue Date, and, if applicable, on the closing date of the Initial Issuance Over-allotment Option;

  (8)
  if the Class B Exchange Conditions are satisfied at such time, the purchase, redemption or other acquisition of shares of Class B common stock in exchange for IDSs or Notes and shares of Class A common stock;

  (9)
  make cash payments to holders of Capital Stock of the Company in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock of the Company; and

  (10)
  Restricted Payments in an aggregate amount which, when taken together with all other Restricted Payments made pursuant to this clause (10) and then outstanding, do not exceed $            million.

        (c)   The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the assets proposed to be transferred by the Company or such Restricted Subsidiary, as the case may be, in accordance with the Restricted Payment. The fair market value of any non-cash Restricted Payment shall be determined in good faith by an executive officer of the Company (if such fair market value is less than $1.0 million), or by the Board of Directors (in all other cases), in each case pursuant to an Officers' Certificate delivered to the Trustee.

        (d)   Notwithstanding the foregoing provisions of this covenant:

          (1)   if the Consolidated Coverage Ratio is less than    to 1, the Company may not declare or pay any dividends on its common stock, other than, subject to subparagraph (d)(2) below, dividends in an aggregate amount after the Issue Date not to exceed $         million; and

          (2)   if at any time (A) a default in payment of interest, principal or premium, if any, on the Notes has occurred and is continuing (including a default resulting from failure to pay principal following acceleration), (B) any deferred interest or interest on deferred interest remains outstanding and has not been paid, (C) an Interest Deferral Period has occurred and is continuing or (D) an Event of Default has occurred and is continuing, then, regardless of the Consolidated Coverage Ratio, the Company may not declare or pay any dividends on its Capital Stock.

Limitation on Indebtedness

        (a)   The Company shall not, and shall not permit any Restricted Subsidiary to, Incur, directly or indirectly, any Indebtedness; provided, however, that the Company and the Guarantors will be entitled to Incur Indebtedness if, on the date of such Incurrence and after giving effect thereto on a pro forma basis, no Default has occurred and is continuing and the Consolidated Coverage Ratio exceeds 2.0 to 1.

        (b)   Notwithstanding the foregoing paragraph (a), the Company and its Restricted Subsidiaries shall be entitled to Incur any or all of the following Indebtedness:

  (1)
  Indebtedness Incurred pursuant to Credit Facilities; provided, however, that (A) after giving effect to any such Incurrence, the aggregate principal amount of all Indebtedness Incurred under this clause (1) and then outstanding does not exceed $                        million, and (B) such amount specified in clause (1)(A) shall be reduced to the extent of any reduction or elimination of any commitment under any Credit Facility or, without duplication, any permanent repayment of principal of Indebtedness under any Credit Facility, in each case resulting from or relating to the formation of any Receivables Subsidiary or the consummation of any Qualified Receivables Transaction and shall thereafter be increased to the extent of any subsequent increase in the commitment under any Credit Facility resulting from or relating to the termination of any Qualified Receivables Transaction or the elimination of any Receivables Subsidiary (but in no event may such amount exceed the amount specified in clause (1)(A));

  (2)
  Indebtedness owed to and held by the Company or a Wholly Controlled Subsidiary; provided, however, that (A) any subsequent issuance or transfer of any Capital Stock which results in any such Wholly Controlled Subsidiary ceasing to be a Wholly Controlled Subsidiary or any subsequent transfer of such Indebtedness (other than to the Company or a Wholly Controlled Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness by the obligor thereon and (B) if the Company or a Guarantor is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations with respect to the Notes or such Guarantor's Guaranty;

  (3)
  the Notes (including Additional Notes constituting part of IDSs issued upon exercise of the Initial Issuance Over-allotment Option, but excluding all other Additional Notes) and any Guaranties;

  (4)
  Indebtedness outstanding on the Issue Date or described in the Prospectus and Incurred on the Issue Date (other than Indebtedness described in clause (1), (2) or (3) of this paragraph (b));

  (5)
  Indebtedness of a Restricted Subsidiary Incurred and outstanding on or prior to the date on which such Subsidiary was acquired by the Company (other than Indebtedness Incurred in connection with, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Subsidiary became a Subsidiary or was acquired by the Company); provided, however, that on the date of such acquisition and after giving pro forma effect thereto, the Company would have been able to Incur at least $1.00 of additional Indebtedness pursuant to paragraph (a) of this covenant;

  (6)
  Refinancing Indebtedness in respect of Indebtedness Incurred pursuant to paragraph (a) or pursuant to clause (3), (4) or (5) or this clause (6); provided, however, that to the extent such Refinancing Indebtedness directly or indirectly Refinances Indebtedness of a Subsidiary Incurred pursuant to clause (5), such Refinancing Indebtedness shall be Incurred only by such Subsidiary;

  (7)
  Hedging Obligations consisting of (A) Interest Rate Agreements directly related to Indebtedness of the Company and its Restricted Subsidiaries, and (B) Currency Agreements directly related to the revenues or expenses of the Company and its Restricted Subsidiaries;

  (8)
  obligations in respect of performance, bid and surety bonds and completion guarantees provided by the Company or any Restricted Subsidiary in the ordinary course of business;

  (9)
  Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within two Business Days of its Incurrence;

  (10)
  Indebtedness consisting of any Guarantee by the Company or any Guarantor of Indebtedness of the Company or any of its Restricted Subsidiaries outstanding on the Issue Date or described in the Prospectus and Incurred on the Issue Date or permitted by the Indenture to be Incurred by the Company or any of its Restricted Subsidiaries (other than Indebtedness Incurred pursuant to clause (6) (to the extent of the limitation therein) or clause (12));

  (11)
  Indebtedness (including Capital Lease Obligations) Incurred by the Company or any of its Restricted Subsidiaries to finance the purchase, lease, construction or improvement of property (real or personal) or equipment (whether through the direct purchase of assets or the purchase of Capital Stock of any Person owning such assets), and any Refinancing Indebtedness Incurred to Refinance such Indebtedness, in an aggregate principal amount which, when taken together with all other Indebtedness Incurred pursuant to this clause (11) and then outstanding, does not exceed $2.0 million;

  (12)
  Indebtedness of a Receivables Subsidiary Incurred pursuant to a Qualified Receivables Transaction;

  (13)
  Indebtedness consisting of indemnification, adjustment of purchase price, earn-out or similar obligations (other than Guarantees of Indebtedness), in each case incurred in connection with the acquisition or disposition of assets;

  (14)
  Indebtedness of the Company or any of its Restricted Subsidiaries in an aggregate principal amount which, when taken together with all other Indebtedness of the Company and its Restricted Subsidiaries outstanding under this clause (14) does not exceed the greater of (A) $15.0 million, and (B) 5% of Consolidated Tangible Assets;

  (15)
  if the Class B Exchange Conditions are satisfied at such time, Indebtedness represented by the issuance of Additional Notes in connection with the exchange of shares of Class B common stock for IDSs or Notes and shares of Class A common stock;

  (16)
  if, at the time of an issuance of IDSs issued after the Issue Date (other than IDSs issued upon exercise of the Initial Issuance Over-allotment Option), (A) no default in the payment of interest, principal or premium, if any, on the Notes has occurred and is continuing (including a default resulting from failure to pay principal following acceleration), (B) no deferred interest or interest on deferred interest remains outstanding and unpaid, and (C) no Interest Deferral Period has occurred and is continuing, Indebtedness represented by Additional Notes (including Additional Notes constituting part of such IDSs) issued as part of or concurrently with such issuance by the Company of IDSs to the extent that the ratio of the principal amount of such Additional Notes to the number of shares of Class A common stock included in such IDSs does not exceed the corresponding ratio of principal amount of Notes (including Notes constituting part of IDSs) to shares of Class A common stock with respect to the IDSs outstanding immediately prior to such issuance;

  (17)
  Indebtedness of the Company and its Restricted Subsidiaries Incurred to finance (A) the acquisition (including without limitation by way of merger or consolidation) of any Person the primary business of which is a Related Business if, as a result of such acquisition, such Person becomes a Wholly Controlled Subsidiary, or (B) the acquisition of assets useful in a Related Business and constituting a business unit or division of a Person, in each case to the extent that the aggregate principal amount of all such Indebtedness Incurred after the Issue Date pursuant to this clause (17) does not exceed $         million; and

  (18)
  Attributable Debt of a Guarantor in respect of one Sale/Leaseback Transaction consummated after the Issue Date if (A) the amount of such Attributable Debt does not exceed the lesser of (i) $30.0 million and (ii) the fair market value of the assets sold as part of such Sale/Leaseback Transaction, (B) such Sale/Leaseback Transaction is consummated in accordance with the covenants described under "—Limitation on Liens" and "—Limitation on Sales of Assets and Subsidiary Stock" and (C) the Net Available Cash resulting from such Sale/Leaseback Transaction is subsequently applied as required by the covenant described under "—Limitation on Sales of Assets and Subsidiary Stock."

        (c)   Notwithstanding the foregoing, the Company shall not, and shall not permit any Guarantor to, Incur any Indebtedness pursuant to the foregoing paragraph (b) if the proceeds thereof are used, directly or indirectly, to Refinance (1) any Subordinated Obligations of the Company or any Guarantor unless such new Indebtedness shall be subordinated to the Notes or the applicable Guaranty to at least the same extent as such Subordinated Obligations or (2) any Senior Subordinated Indebtedness unless such new Indebtedness shall be Senior Subordinated Indebtedness or Subordinated Obligations.

        (d)   For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Indebtedness described in paragraphs (a) and (b) above, (1) the Company, in its sole discretion, is entitled to classify such item of Indebtedness at the time of Incurrence, in any manner in compliance with this covenant, (2) the Company will only be required to include the amount and type of such Indebtedness in one of the above categories and (3) the Company will be entitled to divide and classify an item of Indebtedness in more than one of the categories of Indebtedness described above. Notwithstanding the first sentence of this paragraph (d), all Bank Indebtedness outstanding on the Issue Date will be deemed to have been

Incurred under subparagraph (b)(1) above. For purposes of determining compliance with subparagraphs (b)(1) and (b)(14) of this covenant, Indebtedness Incurred in a currency other than U.S. dollars shall at all times be deemed to be outstanding in U.S. dollars calculated at an exchange rate equal to the applicable exchange rate at the time of the Incurrence of such non-U.S. dollar Indebtedness (or, in the case of revolving Indebtedness, at the time of the most recent Incurrence of any Indebtedness under such revolving credit facility).

        (e)   Notwithstanding paragraphs (a) and (b) above, the Company shall not, and shall not permit any of its Restricted Subsidiaries to, Incur any Indebtedness, unless such Indebtedness is Incurred in compliance with the covenants described under "—Limitation on Liens," "—Anti-Layering" and "—Guarantors."

Limitation on Liens

        The Company shall not, and shall not permit any Guarantor to, directly or indirectly, create, incur, assume or suffer to exist or become effective any Lien securing Indebtedness of any kind (other than Senior Indebtedness) on or with respect to any of its assets, whether owned at the Issue Date or thereafter acquired, unless (a) in the case of any Lien securing Subordinated Obligations, the Notes (or the appropriate Guaranty) are secured by a Lien on such assets that is senior in priority to such Lien and (b) in the case of any other Lien, the Notes (or the appropriate Guaranty) are either secured equally and ratably with such Indebtedness or are secured by a Lien on such assets that is senior in priority to such Lien.

Anti-Layering

        The Company shall not, and shall not permit any Guarantor to, Incur any Indebtedness if such Indebtedness is subordinate in right of payment to any Senior Indebtedness of such Person, unless such Indebtedness is Senior Subordinated Indebtedness or is expressly subordinated in right of payment to Senior Subordinated Indebtedness of such Person. Indebtedness shall not be deemed to be subordinate in right of payment to other Indebtedness solely as a result of being unsecured.

Limitation on Restrictions on Distributions from Restricted Subsidiaries

        The Company shall not, and shall not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (a) pay dividends or make any other distributions on its Capital Stock to the Company or a Restricted Subsidiary or pay any Indebtedness owed to the Company or a Restricted Subsidiary, (b) make any loans or advances to the Company or a Restricted Subsidiary or (c) transfer any of its property or assets to the Company or a Restricted Subsidiary, except:

  (1)
  with respect to clauses (a), (b) and (c),

  (A)
  any encumbrance or restriction pursuant to an agreement in effect at or entered into on the Issue Date;

  (B)
  any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Indebtedness Incurred by such Restricted Subsidiary on or prior to the date on which such Restricted Subsidiary was acquired by the Company (other than Indebtedness Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Company) and outstanding on such date;

  (C)
  any encumbrance or restriction pursuant to an agreement effecting an amendment, modification, restatement, renewal, replacement or Refinancing of Indebtedness Incurred pursuant to an agreement referred to in clause (1)(A) or (1)(B) of this covenant or this clause (1)(C) or contained in any amendment to an agreement referred to in clause (1)(A) or (1)(B) of this covenant or this clause (1)(C); provided, however, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such refinancing agreement or amendment, taken as a whole, are no less favorable to the Noteholders than encumbrances and restrictions with respect to such Restricted Subsidiary contained in such predecessor agreements;

    (D)
    any encumbrance or restriction arising under any applicable law, rule, regulation or order;

    (E)
    any encumbrance or restriction that (i) arises pursuant to the terms of any agreement entered into in connection with any Qualified Receivables Transaction and (ii) applies only to a Receivables Subsidiary; and

    (F)
    any encumbrance or restriction if (i) such encumbrance or restriction is set forth in the documentation governing a Credit Linked Hedge, (ii) such encumbrance or restriction is not less favorable to the Noteholders than the corresponding encumbrance or restriction set forth in the Credit Facility related to such Credit Linked Hedge, and (iii) the corresponding encumbrance or restriction set forth in such Credit Facility is permitted under this covenant; and

  (2)
  with respect to clause (c) only,

  (A)
  any encumbrance or restriction consisting of a customary nonassignment provision in a lease, license or similar ordinary course of business agreement;

  (B)
  any restriction contained in a security agreement or mortgage securing Indebtedness of a Restricted Subsidiary to the extent such restriction restricts the transfer of the property subject to such security agreement or mortgage; and

  (C)
  any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition.

Limitation on Sales of Assets and Subsidiary Stock

        (a)   The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Disposition unless:

  (1)
  the Company or such Restricted Subsidiary receives consideration at the time of such Asset Disposition at least equal to the fair market value (including as to the value of all non-cash consideration), as determined in good faith by an executive officer of the Company (if such fair market value is less than $1.0 million) or by the Board of Directors (in all other cases), of the shares and assets subject to such Asset Disposition;

  (2)
  at least 75% of the consideration thereof received by the Company or such Restricted Subsidiary is in the form of cash or cash equivalents; and

  (3)
  an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Company (or such Restricted Subsidiary, as the case may be)

    (A)
    to the extent the Company elects (or is required by the terms of any Indebtedness), to prepay, repay, purchase, repurchase, redeem, defease or otherwise acquire or retire for value Senior Indebtedness of the Company or any Guarantor or Indebtedness of a Wholly Controlled Subsidiary that is not a Guarantor (in each case other than Indebtedness owed to the Company or an Affiliate of the Company) from time to time within 360 days from the later of the date of such Asset Disposition or the receipt of such Net Available Cash;

    (B)
    to the extent the Company elects, to acquire Additional Assets from time to time within 360 days from the later of the date of such Asset Disposition or the receipt of such Net Available Cash; and

    (C)
    to the extent of the balance of such Net Available Cash after application in accordance with clauses (A) and (B), to make an offer to the holders of the Notes (and to holders of other Senior Subordinated Indebtedness of the Company and the Guarantors designated by the Company) to purchase Notes (and such other Senior Subordinated Indebtedness of the Company and the Guarantors) pursuant to and subject to the conditions contained in the Indenture;

      provided, however, that in connection with any prepayment, repayment, purchase, repurchase, redemption, defeasance or other acquisition of Indebtedness pursuant to clause (A) or (C) above, the Company or such Restricted Subsidiary shall permanently retire such Indebtedness and shall cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased.

        Notwithstanding the foregoing provisions of this covenant, the Company and the Restricted Subsidiaries will not be required to apply any Net Available Cash in accordance with this covenant except to the extent that the aggregate Net Available Cash from all Asset Dispositions which is not applied in accordance with this covenant exceeds $10.0 million. Pending application of Net Available Cash pursuant to this covenant, such Net Available Cash shall be invested in Temporary Cash Investments or applied to temporarily reduce revolving credit indebtedness.

        For the purposes of paragraph (a)(2) of this covenant, the following are deemed to be cash or cash equivalents:

  (1)
  the assumption of Senior Indebtedness of the Company or any Guarantor or Indebtedness of any Wholly Controlled Subsidiary that is not a Guarantor (in each case other than Indebtedness owed to the Company or an Affiliate of the Company) and the release of the Company or such Restricted Subsidiary from all liability on such Indebtedness in connection with such Asset Disposition; and

  (2)
  securities received by the Company or any Restricted Subsidiary from the transferee that are promptly converted by the Company or such Restricted Subsidiary into cash.

        (b)   In the event of an Asset Disposition that requires the purchase of Notes (and other Senior Subordinated Indebtedness of the Company) pursuant to clause (a)(3)(C) above, the Company shall make such offer to purchase Notes on or before the 361st day after the date of such Asset Disposition, and shall purchase Notes tendered pursuant to an offer by the Company for the Notes (and such other Senior Subordinated Indebtedness of the Company) at a purchase price of 100% of the principal amount thereof on the date of purchase (or, in the case of other Senior Subordinated Indebtedness of the Company, 100% of the principal amount or accreted value thereof, as appropriate) without premium, plus accrued but unpaid interest (or, in respect of such other Senior Subordinated Indebtedness of the Company, such lesser price, if any, as may be provided for by the terms of such Senior Subordinated Indebtedness of the Company) in accordance with the procedures (including prorating in the event of oversubscription) set forth in the Indenture. If the aggregate purchase price of the Notes and other Senior Subordinated Indebtedness tendered exceeds the Net Available Cash allotted to their purchase, the Company shall select the securities to be purchased on a pro rata basis but in round denominations, which in the case of the Notes will be denominations of $1,000 principal amount or multiples thereof. The Company shall not be required to make such an offer to purchase Notes (and other Senior Subordinated Indebtedness of the Company) pursuant to this covenant if the Net Available Cash available therefor is less than $10.0 million (which lesser amount shall be carried forward for purposes of determining whether such an offer is required with respect to the Net Available Cash from any subsequent Asset Disposition). Upon completion of any application of Net Available Cash in accordance with the foregoing provisions of clause (a) (3) of this covenant, the amount of Net Available Cash shall be reset at zero.

        (c)   The Company shall comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company shall comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue of its compliance with such securities laws or regulations.

        The provisions under the Indenture relative to our obligation to make an offer to purchase the Notes as a result of an Asset Disposition may be waived or modified with the written consent of the holders of a majority in principal amount of the Notes.

Limitation on Affiliate Transactions

        (a)   The Company shall not, and shall not permit any Restricted Subsidiary to, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property, employee compensation arrangements or the rendering of any service) with, or for the benefit of, any Affiliate of the Company (an "Affiliate Transaction") unless:

  (1)
  the terms of the Affiliate Transaction are no less favorable to the Company or such Restricted Subsidiary than those that could be obtained at the time of the Affiliate Transaction in arm's length dealings with a Person who is not an Affiliate;

  (2)
  if such Affiliate Transaction involves an amount in excess of $5.0 million, the terms of the Affiliate Transaction are set forth in writing and a majority of the non-employee directors of the Company disinterested with respect to such Affiliate Transaction shall have determined in good faith that the criteria set forth in clause (1) are satisfied and shall have approved the relevant Affiliate Transaction as evidenced by a resolution of the Board of Directors; and

  (3)
  if such Affiliate Transaction involves an amount in excess of $15.0 million, the Board of Directors shall also have received a written opinion from an Independent Qualified Party to the effect that such Affiliate Transaction is fair, from a financial standpoint, to the Company and its Restricted Subsidiaries or is not less favorable to the Company and its Restricted Subsidiaries than could reasonably be expected to be obtained at the time in an arm's length transaction with a Person who was not an Affiliate.

        (b)   The provisions of the preceding paragraph (a) will not prohibit:

  (1)
  any Investment (other than a Permitted Investment) or other Restricted Payment, in each case permitted to be made pursuant to the covenant described under "—Limitation on Restricted Payments";

  (2)
  any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the Board of Directors;

  (3)
  loans or advances to employees in the ordinary course of business in accordance with the past practices of the Company or its Restricted Subsidiaries, but in any event not to exceed $0.5 million in the aggregate outstanding at any one time;

  (4)
  the payment of reasonable fees and compensation (including health benefits, vacation, severance, compensation and similar benefits) to, and provision of customary indemnification on behalf of, directors, employees, consultants and agents of the Company or any Restricted Subsidiary as determined in good faith by the Board of Directors or the Company's senior management;

  (5)
  any transaction (i) between or among the Company and/or its Restricted Subsidiaries or (ii) between or among the Company, a Restricted Subsidiary or any other Person that would constitute an Affiliate Transaction solely because the Company or a Restricted Subsidiary owns an equity interest in or otherwise controls such Person;

  (6)
  the issuance or sale of Capital Stock (other than Disqualified Stock) of the Company;

  (7)
  transactions with distributors, suppliers or other purchasers or sellers of goods or services, in each case in the ordinary course of business consistent with past practices and otherwise in compliance with the terms of the Indenture, and which are on terms at least as favorable to the Company as might reasonably have been obtained at such time from an unaffiliated third party;

  (8)
  any transaction in connection with a Qualified Receivables Transaction between a Receivables Subsidiary and any Person in which the Receivables Subsidiary has an Investment;

  (9)
  any agreement that was outstanding as of the Issue Date and was disclosed in the Prospectus (or is entered into promptly after the Issue Date as disclosed in the Prospectus), in each case under the heading "Related Party Transactions" and any amendment to such agreement so long as such amendment is not more disadvantageous to the Holders than the original agreement as in effect on the Issue Date (or, if such agreement is entered into after the Issue Date, as disclosed in the Prospectus); and

  (10)
  the payment of all fees and expenses related to the Transactions.

Merger and Consolidation

        (a)   The Company will not consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, directly or indirectly, all or substantially all its assets to, any Person, unless:

  (1)
  the resulting, surviving or transferee Person (the "Successor Company") shall be a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not the Company) shall expressly assume, by an indenture supplemental thereto, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company under the Notes and the Indenture;

  (2)
  immediately after giving pro forma effect to such transaction (and treating any Indebtedness of the Successor Company (if not the Company) and its Subsidiaries as having been Incurred by the Successor Company or such Subsidiary at the time of such transaction), no Default shall have occurred and be continuing;

  (3)
  immediately after giving pro forma effect to such transaction, the Successor Company would be able to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under "—Limitation on Indebtedness";

  (4)
  each Person that is required pursuant to the terms of the Indenture to be a Guarantor shall have become a Guarantor pursuant to a Supplemental Guaranty Agreement or shall have confirmed its Guaranty pursuant to a supplemental indenture in form reasonably satisfactory to the Trustee (but this clause (4) shall not apply to Guarantors that were Guarantors prior to such transaction if, as a result of such transaction, the Company is the Successor Company);

  (5)
  the Company shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture; and

  (6)
  the Company shall have delivered to the Trustee an Opinion of Counsel to the effect that the Holders will not recognize income, gain or loss for Federal income tax purposes as a result of such transaction and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such transaction had not occurred;

provided, however, that clause (3) will not be applicable (A) to a Restricted Subsidiary consolidating with, merging into, conveying, transferring or leasing all or part of its assets to the Company or (B) to the Company merging with an Affiliate of the Company solely for the purpose and with the sole effect of reincorporating the Company in another jurisdiction within the United States of America.

        (b)   The Successor Company (if not the Company) will be the successor to the Company and shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture, and the predecessor Company, except in the case of a lease, shall be released from the obligation to pay the principal of and interest on the Notes.

        (c)   The Company shall not permit any Guarantor to consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, all or substantially all of its assets to any Person unless:

          (1)   except in the case of a Guarantor that has been disposed of in its entirety to another Person (other than to the Company or an Affiliate of the Company), whether through a merger, consolidation or sale of Capital Stock or assets, if in connection therewith the Company provides an Officers' Certificate to the Trustee to the effect that the Company will comply with, and does comply with, its obligations under the covenant described under "—Limitation on Sales of Assets and Subsidiary Stock" in respect of such disposition, the resulting, surviving or transferee Person (if not such Subsidiary) shall be a Person organized and existing under the laws of the jurisdiction under which such Subsidiary was organized or under the laws of the United States of America, or any State thereof or the District of Columbia, and such Person shall expressly assume, by a Supplemental Guaranty Agreement, in a form satisfactory to the Trustee, all the obligations of such Subsidiary, if any, under its Guaranty; and

          (2)   the Company delivers to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such Supplemental Guaranty Agreement, if any, complies with the Indenture.

        Notwithstanding the foregoing, any Guarantor may consolidate with or merge with or into or convey, transfer or lease, in one transaction or a series of transactions, all or substantially all of its assets to the Company.

Guarantors

        The Company will cause (1) each Wholly Owned Subsidiary that is a Domestic Subsidiary (other than a Receivables Subsidiary) and (2) each other Subsidiary that Guarantees any Indebtedness of the Company or a Wholly Owned Subsidiary that is a Domestic Subsidiary, in each case, to at all times be a Guarantor, and if such Subsidiary is not a party to the Indenture or a Supplemental Guaranty Agreement, to execute and deliver to the Trustee a Supplemental Guaranty Agreement pursuant to which such Subsidiary will Guarantee payment of the Notes on the same terms and conditions as those set forth in the Indenture.

        The Guaranty by a Guarantor will be released under certain circumstances as described under the heading "—Guaranties" above.

SEC Reports

        Notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company will file with the SEC (to the extent the SEC will accept such filings) and provide the Trustee and Noteholders with such annual reports and such information, documents and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to such Sections (but without exhibits in the case of Noteholders), such information, documents and other reports to be so filed and provided at the times specified for the filings of such information, documents and reports under such Sections.

        If the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraph will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management's Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company.

Defaults

        Each of the following is an Event of Default:

  (1)
  (A) a default in any payment of interest on any Note required to be made on                        , 2009, or any interest payment date thereafter at a time when interest deferral would be prohibited under the Indenture; or (B) any other default in any payment of interest on any Note when due, whether or not prohibited by the provisions described under "—Ranking" above, continued for 30 days, subject to the interest deferral provisions contained in the Indenture;

  (2)
  a default in the payment of principal of any Note when due at its Stated Maturity, upon optional redemption, upon required purchase, upon declaration of acceleration or otherwise;

  (3)
  the failure by the Company or any Guarantor to comply with its obligations under "—Certain Covenants—Merger and Consolidation" or paragraph (d) of "—Certain Covenants—Limitation on Restricted Payments";

  (4)
  the failure by the Company to comply for 30 days after notice with any of its obligations in the covenants described above under "—Certain Covenants" under "—Change of Control" (other than a failure to purchase Notes), "—Limitation on Restricted Payments" (other than a failure to comply with paragraph (d) thereof), "—Limitation on Indebtedness," "—Limitation on Liens," "—Anti-Layering," "—Limitation on Restrictions on Distributions from Restricted Subsidiaries," "—Limitation on Sales of Assets and Subsidiary Stock" (other than a failure to purchase Notes), "—Limitation on Affiliate Transactions," "—Guarantors" or "—SEC Reports";

  (5)
  the failure by the Company or any Guarantor to comply for 60 days after notice with its other agreements contained in the Indenture;

  (6)
  Indebtedness of the Company, any Guarantor or any Significant Subsidiary is not paid within any applicable grace period after final maturity or is accelerated by the holders thereof because of a default and the total amount of such Indebtedness unpaid or accelerated exceeds $10.0 million (the "cross acceleration provision");

  (7)
  certain events of bankruptcy, insolvency or reorganization of the Company, a Guarantor or any Significant Subsidiary (the "bankruptcy provisions");

  (8)
  any judgment or decree for the payment of money in excess of $10.0 million is entered against the Company, a Guarantor or any Significant Subsidiary, remains outstanding for a period of 60 consecutive days following such judgment and is not discharged, waived or stayed (the "judgment default provision"); or

  (9)
  a Guaranty ceases to be in full force and effect (other than in accordance with the terms of such Guaranty) or a Guarantor denies or disaffirms its obligations under its Guaranty.

However, a default under clauses (4) and (5) will not constitute an Event of Default until the Trustee or the holders of at least 25% in principal amount of the outstanding Notes notify the Company of the default and the Company does not cure such default within the time specified after receipt of such notice.

        If an Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the outstanding Notes may declare the principal of and accrued but unpaid interest, if any, on all the Notes to be due and payable. Upon such a declaration, such principal and interest shall be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company or a Guarantor occurs and is continuing, the principal of and interest, if any, on all the Notes will ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holders of the Notes. Under certain circumstances, the holders of a majority in principal amount of the outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences.

        In the event of a declaration of acceleration of the Notes because an Event of Default described in clause (6) above has occurred and is continuing, the declaration of acceleration of the Notes shall be automatically annulled if (A) the event of default or payment default triggering such Event of Default pursuant to clause (6) shall be remedied or cured by the Company or a Restricted Subsidiary or waived by the holders of the relevant Indebtedness within 20 days after the declaration of acceleration with respect thereto, (B) the annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction and (C) all existing Events of Default, except nonpayment of principal, premium or interest on the Notes that became due solely because of the acceleration of the Notes, have been cured or waived.

        Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the holders of the Notes unless such holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder of a Note may pursue any remedy with respect to the Indenture or the Notes unless:

  (1)
  such holder has previously given the Trustee notice that an Event of Default is continuing;

  (2)
  holders of at least 25% in principal amount of the outstanding Notes have requested the Trustee to pursue the remedy;

  (3)
  such holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense;

  (4)
  the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

  (5)
  holders of a majority in principal amount of the outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

Subject to certain restrictions, the holders of a majority in principal amount of the outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder of a Note or that would involve the Trustee in personal liability.

        If a Default occurs, is continuing and is known to the Trustee, the Trustee must mail to each holder of the Notes notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of or interest on any Note, the Trustee may withhold notice if and so long as a committee of its Trust Officers determines that withholding notice is not opposed to the interest of the holders of the Notes. In addition, we are required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. We are required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Defaults, their status and what action we are taking or propose to take in respect thereof.

Amendments and Waivers

        Subject to certain exceptions, the Indenture may be amended with the consent of the holders of a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a tender or exchange offer for the Notes) and any past default or compliance with any provisions may also be waived with the consent of the holders of a majority in principal amount of the Notes then outstanding. However, (a) without the consent of the holders of at least 95% in principal amount of the Notes then outstanding, an amendment or waiver may not make any change in any provision that limits the Company's right to pay dividends on its common stock in any manner that would (1) reduce the scope or applicability of such provision, (2) allow payment of any dividends under circumstances where dividends would otherwise have been prohibited, or (3) otherwise adversely affect Noteholders, and (b) without the consent of each holder of an outstanding Note affected thereby, an amendment or waiver may not, among other things:

  (1)
  reduce the amount of Notes whose holders must consent to an amendment;

  (2)
  reduce the rate of or extend the time for payment of interest on any Note;

  (3)
  reduce the principal of or extend the Stated Maturity of any Note;

  (4)
  reduce the amount payable upon the redemption of any Note or change the time at which any Note may be redeemed as described under "—Optional Redemption";

  (5)
  make any Note payable in money other than that stated in the Note;

  (6)
  impair the right of any holder of the Notes to receive payment of principal of and interest on such holder's Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder's Notes;

  (7)
  make any change in the provisions that require each affected holder's consent to an amendment or waiver;

  (8)
  make any change in the ranking or priority of any Note that would adversely affect the Noteholders; or

  (9)
  make any change in any Guaranty that would adversely affect the Noteholders.

        Notwithstanding the preceding, the covenants described under the caption "—Change of Control" and "—Limitation on Sales of Assets and Subsidiary Stock" may be amended as described in the last paragraphs of their respective descriptions.

        Notwithstanding the preceding, without the consent of any holder of the Notes, the Company, the Guarantors and Trustee may amend the Indenture:

  (1)
  to cure any ambiguity, omission, defect or inconsistency;

  (2)
  to provide for the assumption by a successor corporation of the obligations of the Company or any Guarantor under the Indenture;

  (3)
  to provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code);

  (4)
  to add guarantees with respect to the Notes, including any Guaranty, or to secure the Notes;

  (5)
  to add to the covenants of the Company or any Guarantor for the benefit of the holders of the Notes or to surrender any right or power conferred upon the Company or any Guarantor;

  (6)
  to make any change that does not adversely affect the rights of any holder of the Notes;

  (7)
  to comply with any requirement of the SEC in connection with the qualification of the Indenture under the Trust Indenture Act; or

  (8)
  to evidence the release of a Guarantor pursuant to and in accordance with the terms of the Indenture.

        However, no amendment may be made to the subordination provisions of the Indenture that adversely affects the rights of any holder of Senior Indebtedness of the Company or of a Guarantor then outstanding unless the holders of such Senior Indebtedness (or their Representative) consent to such change.

        The consent of the holders of the Notes is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

        After an amendment under the Indenture becomes effective, we are required to mail to holders of the Notes a notice briefly describing such amendment. However, the failure to give such notice to all holders of the Notes, or any defect therein, will not impair or affect the validity of the amendment.

Defeasance

        At any time, we may terminate all our obligations under the Notes and the Indenture ("legal defeasance"), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes.

        In addition, at any time we may terminate our obligations under the covenants described under "—Certain Covenants" (other than the covenant described under "—Merger and Consolidation"), the operation of the cross acceleration provision, the bankruptcy provisions with respect to Significant Subsidiaries and the judgment default provision described under "—Defaults" above and the limitations contained in clauses (a)(3) and (a)(4) under "—Certain Covenants—Merger and Consolidation" above ("covenant defeasance").

        We may exercise our legal defeasance option notwithstanding our prior exercise of our covenant defeasance option. If we exercise our legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. If we exercise our covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clause (4), (5), (6), (7) (with respect only to Significant Subsidiaries), (8) or (9) under "—Defaults" above or because of the failure of the Company to comply with clauses (a)(3) or (a)(4) under "—Certain Covenants—Merger and Consolidation" above. If we exercise our legal defeasance option or our covenant defeasance option, any Guarantor will be released from all of its obligations with respect to its Guaranty.

        In order to exercise either of our defeasance options, we must irrevocably deposit in trust (the "defeasance trust") with the Trustee money or U.S. Government Obligations for the payment of principal and interest on the Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that holders of the Notes will not recognize income, gain or loss for United States federal income tax purposes as a result of such deposit and defeasance and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service, which we refer to as the IRS, or other change in applicable United States federal income tax law).

Satisfaction and Discharge

        When (1) we deliver to the Trustee all outstanding Notes for cancellation or (2) all outstanding Notes have become due and payable, whether at maturity or on a redemption date as a result of the mailing of a notice of redemption, or (3) all outstanding Notes will become due and payable within one year or are to be called for redemption within one year under arrangements reasonably satisfactory to the Trustee and, in the case of clauses (2) and (3), we irrevocably deposit with the Trustee funds sufficient to pay at maturity or upon redemption all outstanding Notes, including interest thereon to maturity or such redemption date, and if in any case we pay all other sums payable hereunder by us, then the Indenture shall, subject to certain exceptions, be satisfied and discharged and cease to be of further effect.

Concerning the Trustee

        Wells Fargo Bank, National Association is to be the Trustee under the Indenture and Registrar and Paying Agent with regard to the Notes.

        The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; provided, however, if it acquires any conflicting interest it must either eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

        The Holders of a majority in principal amount of the outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. If an Event of Default occurs (and is not cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense and then only to the extent required by the terms of the Indenture.

Book-Entry, Delivery and Form

        Except as set forth below, the Notes will be issued in registered, global form. The Notes will be issued at the closing of this offering only against payment in immediately available funds.

        The Notes that are issued separately (not as part of IDSs) initially will be represented by one or more notes in registered, global form without interest coupons (collectively, the "Global Notes"). The Global Notes will be deposited upon issuance with the Trustee as custodian for The Depository Trust Company ("DTC"), in New York, New York, and registered in the name of DTC or its nominee, in each case, for credit to an account of a direct or indirect participant in DTC as described below.

        Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for definitive notes in registered certificated form ("Certificated Notes") except in the limited circumstances described below. See "—Exchange of Global Notes for Certificated Notes." Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of the Notes in certificated form.

        Transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants, which may change from time to time.

        The procedures relating to Notes that are issued as part of IDSs are set forth under "Description of Income Deposit Securities (IDSs)—Book-Entry Settlement and Clearance."

Depository Procedures

        The following operations and procedures are solely within the control of DTC's settlement system and are subject to changes by it. The Company takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

        DTC has advised the Company as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of the New York State Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "clearing agency" registered under Section 17A of the Securities Exchange Act of 1934. DTC was created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of securities transactions between the Participants through electronic book-entry changes to the accounts of its Participants. The Participants include securities brokers and dealers, including the underwriters, banks and trust companies, clearing corporations and other organizations. Indirect access to DTC's system is also available to others such as banks, brokers, dealers and trust companies. These indirect participants (collectively, the "Indirect Participants") clear through or maintain a custodial relationship with a Participant, either directly or indirectly. The rules that apply to DTC and its Participants are on file with the SEC.

        DTC has also advised the Company that, pursuant to procedures established by it:

  (1)
  upon deposit of the Global Notes, DTC will credit the accounts of the Participants designated by the initial purchasers with portions of the principal amount of the Global Notes; and

  (2)
  ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

        Investors in the Global Notes who are Participants may hold their interests therein directly through DTC. Investors who are not Participants may hold their interests therein indirectly through organizations which are Participants. All interests in a Global Note may be subject to the procedures and requirements of DTC. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of the Participants, which in turn act on behalf of the Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

        Except as described below, owners of interests in the Global Notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or "Holders" thereof under the Indenture for any purpose.

        Payments in respect of the principal of, and interest and premium, if any, and additional interest, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered Holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee will treat the Persons in whose names the Notes, including the Global Notes, are registered as the owners of the Notes for the purpose of receiving payments and for all other purposes. Consequently, neither the Company, the Trustee nor any of the Company's or the Trustee's agents has or will have any responsibility or liability for:

  (1)
  any aspect of DTC's records or any Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC's records or any Participant's or Indirect Participant's records relating to the beneficial ownership interests in the Global Notes; or

  (2)
  any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

        DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the Notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe that it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or the Company. Neither the Company nor the Trustee will be liable for any delay by DTC or any of the Participants or the Indirect Participants in identifying the beneficial owners of the Notes, and the Company and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

        Transfers between the Participants will be effected in accordance with DTC's procedures, and will be settled in same-day funds.

        DTC has advised us that it will take any action permitted to be taken by a Holder of Notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the Notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the Notes, DTC reserves the right to exchange the Global Notes for legended notes in certificated form, and to distribute such notes to its Participants.

        Although DTC has agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, it is under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither the Company nor the Trustee nor any of their respective agents will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

        A Global Note is exchangeable for Certificated Notes if:

  (1)
  DTC (a) notifies the Company that it is unwilling or unable to continue as depository for the Global Notes or (b) has ceased to be a clearing agency registered under the Exchange Act and, in either case, the Company fails to appoint a successor depository; or

  (2)
  the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of the Certificated Notes.

        In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the Trustee by or on behalf of DTC in accordance with the Indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depository (in accordance with its customary procedures).

Same Day Settlement and Payment

        The Company will make, or cause to be made, payments in respect of the Notes represented by the Global Notes (including principal, premium, if any, interest and additional interest, if any) by wire transfer of immediately available funds to the accounts specified by the Holders of the Global Note. The Company will make all payments of principal, interest and premium, if any, and additional interest, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the Holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such Holder's registered address. All payments will be made in United States dollars. The Notes represented by the Global Notes are expected to be eligible to trade in The PORTALSM Market and to trade in DTC's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such Notes will, therefore, be required by DTC to be settled in immediately available funds. The Company expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

No Personal Liability of Directors, Officers, Employees and Stockholders

        No director, officer, employee, incorporator or stockholder of the Company or any Guarantor will have any liability for any obligations of the Company or any Guarantor under the Notes, any Guaranty or the Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder of the Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver and release may not be effective to waive liabilities under the U.S. federal securities laws, and it is the view of the SEC that such a waiver is against public policy.

Governing Law

        The Indenture and the Notes will be governed by, and construed in accordance with, the laws of the State of New York.

Certain Definitions

        "Additional Assets" means:

  (1)
  any property, plant or equipment used in a Related Business;

  (2)
  the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary; or

  (3)
  Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary;

provided, however, that any such Restricted Subsidiary described in clause (2) or (3) above is primarily engaged in a Related Business.

        "Affiliate" of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing. For purposes of the covenants described under "—Certain Covenants—Limitation on Restricted Payments," "—Certain Covenants—Limitation on Affiliate Transactions" and "—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock" only, "Affiliate" shall also mean any beneficial owner of Capital Stock representing 5% or more of the total voting power of the Voting Stock (on a fully diluted basis) of the Company or of rights or warrants to purchase such Capital Stock (whether or not currently exercisable) and any Person who would be an Affiliate of any such beneficial owner pursuant to the first sentence hereof.

        "Applicable Premium" means, with respect to a Note at the Redemption Date, the greater of (i) 1.0% of the principal amount of such Note, and (ii) the excess of (A) the present value at such time of (1) the redemption price of such Note at the Five-Year Date (such redemption price being described under "—Optional Redemption") plus (2) all required interest payments due on such Note through the Five-Year Date computed using a discount rate equal to the Treasury Rate plus 0.50% per annum, over (B) the principal amount of such Note.

        "Asset Disposition" means any sale, lease, issuance, transfer or other disposition (or series of related sales, leases, issuances, transfers or dispositions) by the Company or any Restricted Subsidiary, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a "disposition"), of:

  (1)
  any shares of Capital Stock of a Restricted Subsidiary (other than directors' qualifying shares and Foreign Required Minority Shares, in each case only to the extent required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary);

  (2)
  all or substantially all the assets of any division or line of business of the Company or any Restricted Subsidiary; or

  (3)
  any other assets of the Company or any Restricted Subsidiary outside of the ordinary course of business of the Company or such Restricted Subsidiary.

        Notwithstanding the foregoing, the following shall be deemed not to be Asset Dispositions:

    (A)
    a disposition to the Company or a Restricted Subsidiary;

    (B)
    for purposes of the covenant described under "—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock" only, (i) a disposition that constitutes a Restricted Payment permitted by the covenant described under "—Certain Covenants—Limitation on Restricted Payments" or a Permitted Investment and (ii) a transaction governed by, and consummated in compliance with, the covenant described under "—Certain Covenants—Merger and Consolidation";

    (C)
    the granting of a Lien;

    (D)
    for purposes of the covenant described under "—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock" only, any commercially reasonable foreclosure on a Lien on assets; provided, that an amount equal to the Net Available Cash, if any, to the Company and its Restricted Subsidiaries from such foreclosure is applied in accordance with subparagraph (a)(3) of the covenant described "—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock";

    (E)
    dispositions of Receivables Assets to a Receivables Subsidiary for the fair market value of those assets, less amounts required to be established as reserves and customary discounts pursuant to contractual agreements with entities that are not Affiliates of the Company entered into as part of a Qualified Receivables Transaction, if at least 75% of the consideration for such disposition would constitute cash or cash equivalents for purposes of clause (a)(2) of the covenant described under "—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock";

    (F)
    dispositions of Receivables Assets by a Receivables Subsidiary in a Qualified Receivables Transaction;

    (G)
    issuances of Capital Stock by a Receivables Subsidiary in connection with a Qualified Receivables Transaction;

    (H)
    dispositions of obsolete, damaged or worn out equipment no longer used or useful to the business of the Company and its Restricted Subsidiaries; and

    (I)
    a disposition of assets with a fair market value of less than $1.0 million.

        "Attributable Debt" in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate borne by the Notes, compounded quarterly) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended); provided, however, that if such Sale/Leaseback Transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of "Capital Lease Obligation."

        "Average Life" means, as of the date of determination, with respect to any Indebtedness, the quotient obtained by dividing:

  (1)
  the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of or redemption or similar payment with respect to such Indebtedness multiplied by the amount of such payment, by

  (2)
  the sum of all such payments.

        "Bank Indebtedness" means all Obligations pursuant to the Credit Agreement.

        "Base Dividend Restricted Payments Basket" shall initially equal $0, provided, however, that if during any fiscal quarter the Company has paid dividends on the Company's common stock in an aggregate amount that is less than the Quarterly Base Dividend Level for such quarter, an amount equal to 100% of the difference between (i) the Quarterly Base Dividend Level for such quarter and (ii) the aggregate amount of dividends actually paid on the Company's common stock during such quarter shall be added to the Base Dividend Restricted Payments Basket as of the last day of such fiscal quarter.

        "Board of Directors" with respect to a Person means the board of directors of such Person or any committee thereof duly authorized to act on behalf of such board, and unless specified to the contrary or inappropriate in the context, refers to the Board of Directors of the Company.

        "Business Day" means each day which is not a Legal Holiday.

        "Capital Lease Obligation" means an obligation that is required to be classified and accounted for as a capital lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

        "Capital Stock" of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock and equity represented by IDSs and shares outstanding upon separation of IDSs into the securities represented thereby, but excluding any debt securities convertible into such equity.

        "Class B Exchange Conditions" means, with respect to any exchange of shares of Class B common stock for or into IDSs or Notes and shares of Class A common stock, (i) no Default has occurred and is continuing at the time of, or would result from, such exchange, (ii) such exchange complies with all applicable laws, including securities laws, (iii) such exchange does not conflict with, or cause a default under, any material financing agreement of the Company, (iv) at the time of such exchange, no Interest Deferral Period is in effect and all previously deferred interest on the Notes and accrued interest thereon has been paid in full, (v) such exchange does not cause a mandatory suspension of dividends or deferral of interest under any material financing agreement of the Company as of the measurement date immediately following the proposed exchange or conversion date, (vi) prior to the second anniversary of the Issue Date, at least            shares of Class B common stock will remain outstanding after such exchange and (vii) at the time of such exchange, there is an effective registration statement under the Securities Act that covers the issuance of the IDSs (and the Class A common stock and Notes underlying the IDSs) upon such exchange.

        "Code" means the Internal Revenue Code of 1986, as amended.

        "Commencement Period" means the period from the Issue Date (after giving effect to consummation of the Transactions) to September 30, 2004.

        "Commencement Period Factor" means a fraction the numerator of which is 92 and the denominator of which is the number of days in the Commencement Period (      ), or        .

        "Common Stock" of any Person means Capital Stock of such Person that does not rank senior in any respect to, and does not have any preference or priority over, any shares of Capital Stock of any other class of such Person, including with respect to the payment of dividends or the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person.

        "Consolidated Coverage Ratio" as of any date of determination means the ratio of (x) the aggregate amount of EBITDA of the Company for the period of the most recent four consecutive fiscal quarters ending at least 45 days prior to the date of such determination to (y) Consolidated Interest Expense of the Company for such four fiscal quarters; provided, however, that:

  (1)
  if the Company or any Restricted Subsidiary has Incurred any Indebtedness since the beginning of such period that remains outstanding or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, or both, then EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness and the use of proceeds thereof as if such Indebtedness had been Incurred on the first day of such period and such proceeds had been applied as of such date;

  (2)
  if the Company or any Restricted Subsidiary has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of such period or if any Indebtedness is to be repaid, repurchased, defeased or otherwise discharged (in each case other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) on the date of the transaction giving rise to the need to calculate the Consolidated Coverage Ratio, then EBITDA and Consolidated Interest Expense for such period shall be calculated on a pro forma basis as if such discharge had occurred on the first day of such period and as if the Company or such Restricted Subsidiary had not earned the interest income actually earned, if any, during such period in respect of cash or Temporary Cash Investments used to repay, repurchase, defease or otherwise discharge such Indebtedness;

  (3)
  if, since the beginning of such period, the Company or any Restricted Subsidiary shall have made any Asset Disposition, then EBITDA for such period shall be reduced by an amount equal to EBITDA (if positive) directly attributable to the assets which were the subject of such Asset Disposition for such period, or increased by an amount equal to EBITDA (if negative) directly attributable thereto for such period, and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Company or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Company and its continuing Restricted Subsidiaries in connection with such Asset Disposition for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale);

  (4)
  if, since the beginning of such period, the Company or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary) or an acquisition of material assets, then EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition had occurred on the first day of such period; and

  (5)
  if, since the beginning of such period, any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) shall have made any Asset Disposition, any Investment or acquisition of assets that would have required an adjustment pursuant to clause (3) or (4) above if made by the Company or a Restricted Subsidiary during such period, then EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Asset Disposition, Investment or acquisition had occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred in connection therewith, the pro forma calculations shall be determined in good faith by a responsible financial or accounting Officer of the Company.

        If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness, but if the remaining term of such Interest Rate Agreement is less than twelve months, then such Interest Rate Agreement shall only be taken into account for that portion of the period equal to the remaining term thereof).

        The Consolidated Interest Expense attributable to interest on any Indebtedness under a revolving credit facility the outstanding principal balance of which is required to be computed on a pro forma basis in accordance with the foregoing shall be computed based on the average daily balance of such Indebtedness during the applicable period, provided, that such average daily balance shall take into account the amount of any repayment of Indebtedness under such revolving credit facility during the applicable period, to the extent such repayment permanently reduced the commitments or amounts available to be borrowed under such facility.

        "Consolidated Interest Expense" of the Company means, for any period, the total interest expense of the Company and its consolidated Restricted Subsidiaries, plus, to the extent not included in such total interest expense, and to the extent incurred by the Company or its Restricted Subsidiaries, without duplication:

  (1)
  interest expense attributable to capital leases and the interest expense attributable to leases constituting part of a Sale/Leaseback Transaction;

  (2)
  amortization of debt discount and debt issuance cost with respect to debt incurred on or after the Issue Date;

  (3)
  capitalized interest;

  (4)
  non-cash interest expense;

  (5)
  commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing;

  (6)
  net payments pursuant to Hedging Obligations;

  (7)
  Preferred Stock dividends in respect of all Preferred Stock held by Persons other than the Company or a Wholly Owned Subsidiary (other than dividends payable solely in Capital Stock (other than Disqualified Stock) of the Company); provided, however, that such dividends will be multiplied by a fraction of the numerator of which is one and the denominator of which is one minus the effective combined tax rate of the issuer of such Preferred Stock (expressed as a decimal) for such period (as estimated by the chief financial officer of the Company in good faith);

  (8)
  interest incurred in connection with Investments in discontinued operations;

  (9)
  interest accruing on any Indebtedness of any other Person to the extent such Indebtedness is Guaranteed by (or secured by the assets of) the Company or any Restricted Subsidiary; and

  (10)
  the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Company) in connection with Indebtedness Incurred by such plan or trust.

        Notwithstanding the foregoing, Consolidated Interest Expense (i) for the fiscal quarters ending December 31, 2003, March 31, 2004 and June 30, 2004 shall be $            , $            and $            , respectively, and (ii) for the fiscal quarter ending September 30, 2004 shall be the product of (x) Consolidated Interest Expense for the Commencement Period times (y) the Commencement Period Factor.

        "Consolidated Net Income" of the Company means, for any period, the net income of the Company and its consolidated Subsidiaries; provided, however, that there shall not be included in such Consolidated Net Income:

  (1)
  any net income of any Person (other than the Company) if such Person is not a Restricted Subsidiary, except that:

  (A)
  subject to the exclusion contained in clause (4) below, the Company's equity in the net income of any such Person for such period shall be included in such Consolidated Net Income in an amount equal to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to a Restricted Subsidiary, to the limitations contained in clause (3) below); and

  (B)
  the Company's equity in a net loss of any such Person for such period shall be included in determining such Consolidated Net Income;

  (2)
  any net income (or loss) of any Person acquired by the Company or a Subsidiary in a pooling of interests transaction for any period prior to the date of such acquisition;

  (3)
  any net income of any Restricted Subsidiary if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company, except that:

  (A)
  subject to the exclusion contained in clause (4) below, the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income in an amount equal to the aggregate amount of cash actually distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to another Restricted Subsidiary, to the limitation contained in this clause (3));

  (B)
  the net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income; and

  (C)
  the net income of any such Restricted Subsidiary for such period shall not be excluded solely as a result of the restrictions on the payment of dividends and the making of distributions set forth in any Credit Facility Incurred pursuant to paragraph (b)(1) of the covenant described under "—Certain Covenants—Limitation on Indebtedness," or any Credit Linked Hedge related to any such Credit Facility;

  (4)
  any gain or loss (other than any cash loss) realized upon the sale or other disposition of any assets of the Company, its consolidated Subsidiaries or any other Person (including pursuant to any sale-and-leaseback arrangement) which is not sold or otherwise disposed of in the ordinary course of business and any gain (but not loss) realized upon the sale or other disposition of any Capital Stock of any Person;

  (5)
  extraordinary gains or losses;

  (6)
  the cumulative effect of a change in accounting principles; and

  (7)
  any unrealized non-cash gain or loss in respect of Currency Agreements.

Notwithstanding the foregoing, for the purposes of the covenant described under "—Certain Covenants—Limitation on Restricted Payments" only, there shall be excluded from Consolidated Net Income any repurchases, repayments or redemptions of Investments, proceeds realized on the sale of Investments or return of capital to the Company or a Restricted Subsidiary to the extent such repurchases, repayments, redemptions, proceeds or returns increase the amount of Restricted Payments permitted under such covenant pursuant to clause (a)(3)(D) thereof.

        Notwithstanding the foregoing, Consolidated Net Income (i) for the fiscal quarters ending December 31, 2003, March 31, 2004 and June 30, 2004 shall be $            , $            and $            , respectively, and (ii) for the fiscal quarter ending September 30, 2004 shall be the product of (x) Consolidated Net Income for the Commencement Period times (y) the Commencement Period Factor.

        "Consolidated Tangible Assets" means, as of any date, the amount which, in accordance with GAAP, would be set forth under the caption "Total Assets" (or any like caption) on the most recent quarterly consolidated balance sheet of the Company and its Restricted Subsidiaries, less all intangible assets, including, without limitation, goodwill, organization costs, patents, trademarks, copyrights, franchises, and research and development costs.

        "Credit Agreement" means the Credit Agreement, dated as of                        , 2004, among Merisant, the Company, the lenders referred to therein, and Credit Suisse First Boston, as administrative agent, together with the related documents thereto (including all promissory notes, guarantees and security documents), as amended, extended, renewed, restated, supplemented or otherwise modified (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time, and any agreement (and related document) governing Indebtedness incurred to Refinance, in whole or in part, the borrowings and commitments then outstanding or permitted to be outstanding under such Credit Agreement or a successor Credit Agreement, whether by the same or any other lender or group of lenders.

        "Credit Facilities" means, with respect to Merisant or any of its Restricted Subsidiaries, one or more debt facilities (including the Credit Agreement) or commercial paper facilities with banks or other institutional lenders providing revolving credit loans, term loans, receivables financing (including through the sale of receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

        "Credit Linked Hedge" means, with respect to a Credit Facility, all Hedging Obligations that (1) constitute or are directly related to Indebtedness Incurred under such Credit Facility or are entered into with counterparties who are lenders or Affiliates of lenders under such Credit Facility, (2) are secured by all collateral securing such Credit Facility on an equal and ratable basis and guaranteed by all guarantors of such Credit Facility on a pari passu basis, in each case pursuant to common documentation, (3) contain covenants not less favorable to the Noteholders than those set forth in such Credit Facility, and (4) are permitted under the Indenture.

        "Currency Agreement" means in respect of a Person any foreign exchange contract, currency swap agreement or other similar agreement designed to protect such Person against fluctuations in currency values.

        "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

        "Designated Senior Indebtedness" with respect to a Person means:

  (1)
  the Bank Indebtedness; and

  (2)
  any other Senior Indebtedness of such Person which, at the date of determination, has an aggregate principal amount outstanding of, or under which, at the date of determination, the holders thereof are committed to lend up to, at least $25.0 million and is specifically designated by such Person in the instrument evidencing or governing such Senior Indebtedness as "Designated Senior Indebtedness" for purposes of the Indenture.

        "Disqualified Stock" means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder) or upon the happening of any event:

  (1)
  matures or is mandatorily redeemable (other than redeemable only for Capital Stock of such Person which is not itself Disqualified Stock) pursuant to a sinking fund obligation or otherwise;

  (2)
  is convertible or exchangeable at the option of the holder for Indebtedness or Disqualified Stock; or

  (3)
  is mandatorily redeemable or must be purchased upon the occurrence of certain events or otherwise, in whole or in part;

in each case on or prior to the date that is 91 days after the Stated Maturity of the Notes; provided, however, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to purchase or redeem such Capital Stock upon the occurrence of an "asset sale" or "change of control" occurring prior to the first anniversary of the Stated Maturity of the Notes shall not constitute Disqualified Stock if:

  (1)
  the "asset sale" or "change of control" provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the terms applicable to the Notes and described under "—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock" and "—Certain Covenants—Change of Control"; and

  (2)
  any such requirement only becomes operative after compliance with such terms applicable to the Notes, including the purchase of any Notes tendered pursuant thereto.

The amount of any Disqualified Stock that does not have a fixed redemption, repayment or repurchase price will be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were redeemed, repaid or repurchased on any date on which the amount of such Disqualified Stock is to be determined pursuant to the Indenture; provided, however, that if such Disqualified Stock could not be required to be redeemed, repaid or repurchased at the time of such determination, the redemption, repayment or repurchase price will be the book value of such Disqualified Stock as reflected in the most recent financial statements of such Person.

        "Domestic Subsidiary" means any Restricted Subsidiary that is not a Foreign Subsidiary.

        "EBITDA" of the Company for any period means the sum of Consolidated Net Income of the Company, plus the following to the extent deducted in calculating such Consolidated Net Income:

  (1)
  all income tax expense of the Company and its consolidated Restricted Subsidiaries;

  (2)
  Consolidated Interest Expense;

  (3)
  depreciation and amortization expense of the Company and its consolidated Restricted Subsidiaries (excluding amortization expense attributable to a prepaid operating activity item that was paid in cash in a prior period);

  (4)
  unrealized non-cash translation losses on Indebtedness denominated in euro;

  (5)
  Transaction expenses that are expensed and not amortized;

  (6)
  restructuring expenses not to exceed $8.0 million in the aggregate consisting of (A) restructuring expenses incurred during the 12-month period ended immediately prior to the month during which the Issue Date occurs and (B) restructuring expenses incurred during the month in which the Issue Date occurs and periods thereafter in an aggregate amount under this clause (B) not to exceed $4.0 million; and

  (7)
  all other non-cash charges of the Company and its consolidated Restricted Subsidiaries (excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash expenditures in any future period);

in each case for such period.

        Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization and non-cash charges of, a Restricted Subsidiary shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion, including by reason of minority interests) that the net income of such Restricted Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its stockholders.

        Notwithstanding the foregoing, EBITDA (i) for the fiscal quarters ending December 31, 2003, March 31, 2004 and June 30, 2004 shall be $            , $            and $            , respectively, and (ii) for the fiscal quarter ending September 30, 2004 shall be the product of (x) EBITDA for the Commencement Period times (y) the Commencement Period Factor.

        "ESOP" means any employee stock ownership plan or a trust established by the Company or any of its Subsidiaries for the benefit of their employees.

        "Excess Cash" means, with respect to any period, EBITDA minus the sum of (i) cash interest expense, (ii) cash income tax expense, in each case for such period, and (iii) additions to property, plant and equipment and other capital expenditures of the Company and its Restricted Subsidiaries that are (or would be) set forth in a consolidated statement of cash flows for such period prepared in accordance with GAAP, except to the extent financed by the incurrence of Indebtedness. Notwithstanding the foregoing, Excess Cash (i) for the fiscal quarters ending December 31, 2003, March 31, 2004 and June 30, 2004 shall be $            , $            and $            , respectively, and (ii) for the fiscal quarter ending September 30, 2004 shall be the product of (x) Excess Cash calculated as above only for the Commencement Period times (y) the Commencement Period Factor.

        "Exchange Act" means the U.S. Securities Exchange Act of 1934, as amended.

        "Five-Year Date" means                        , 2009.

        "Foreign Required Minority Shares" means Capital Stock of a Foreign Subsidiary that is required by the applicable laws and regulations of such foreign jurisdiction to be owned by the government of such foreign jurisdiction or individual or corporate citizens of such foreign jurisdiction in order for such Foreign Subsidiary to transact business in such foreign jurisdiction.

        "Foreign Subsidiary" means any Restricted Subsidiary that (1) is not organized under the laws of the United States, any state thereof or the District of Columbia and (2) conducts substantially all of its business operations outside of the United States. For purposes of this definition, Puerto Rico shall be deemed not to be a part of the United States so long as a Puerto Rican corporation is treated as a foreign corporation under Section 7701 of the Code.

        "GAAP" means generally accepted accounting principles in the United States of America as in effect as of the Issue Date, including those set forth in:

  (1)
  the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants;

  (2)
  statements and pronouncements of the Financial Accounting Standards Board;

  (3)
  such other statements by such other entity as approved by a significant segment of the accounting profession; and

  (4)
  the rules and regulations of the SEC governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC.

        "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

  (1)
  to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise); or

  (2)
  entered into for the purpose of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided, however, that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

        "Guarantor" means any Subsidiary of the Company that Guarantees the Notes pursuant to the terms of the Indenture, in each case unless and until such Subsidiary is released from its obligations under its Guaranty pursuant to the terms of the Indenture.

        "Guaranty" means a Guarantee by a Guarantor of the Company's Obligations with respect to the Notes.

        "Hedging Obligations" of any Person means the obligations of such Person pursuant to any Interest Rate Agreement or Currency Agreement.

        "Holder" or "Noteholder" means the Person in whose name a Note or an IDS is registered on the Registrar's books.

        "IDSs" means the securities of the Company each of which is comprised of            shares of Class A common stock and $            principal amount of Notes.

        "Incur" means issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Restricted Subsidiary. The term "Incurrence" when used as a noun shall have a correlative meaning. Solely for purposes of determining compliance with "—Certain Covenants—Limitation on Indebtedness," (1) amortization of debt discount or the accretion of principal with respect to a non-interest bearing or other discount security, (2) the payment of regularly scheduled interest in the form of additional Indebtedness of the same instrument or the payment of regularly scheduled dividends on Capital Stock in the form of additional Capital Stock of the same class and with the same terms, and (3) unrealized losses or charges in respect of Hedging

Obligations (including those resulting from the application of FAS 133), in each case will be deemed not to be Incurrences of Indebtedness.

        "Indebtedness" means, with respect to any Person on any date of determination (without duplication):

  (1)
  the principal in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable, including, in each case, any premium on such indebtedness to the extent such premium has become due and payable;

  (2)
  all Capital Lease Obligations of such Person and all Attributable Debt in respect of Sale/Leaseback Transactions entered into by such Person;

  (3)
  all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);

  (4)
  all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction (other than obligations with respect to letters of credit issued otherwise than under the Credit Agreement securing obligations (other than obligations described in clauses (1) through (3) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following payment on the letter of credit);

  (5)
  the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock of such Person or, with respect to any Preferred Stock of any Subsidiary of such Person, the principal amount of such Preferred Stock to be determined in accordance with the Indenture (but excluding, in each case, any accrued dividends);

  (6)
  all obligations of the types referred to in clauses (1) through (5) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee;

  (7)
  all obligations of the types referred to in clauses (1) through (6) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the value of such property or assets and the amount of the obligation so secured; and

  (8)
  to the extent not otherwise included in this definition, Hedging Obligations of such Person.

        The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date; provided, however, that in the case of Indebtedness sold at a discount, the amount of such Indebtedness at any time will be the accreted value thereof at such time.

        "Independent Qualified Party" means an investment banking firm, accounting firm or appraisal firm of national standing; provided, however, that such firm is not an Affiliate of the Company.

        "Initial Issuance Over-allotment Option" means the over-allotment option granted to the underwriters to purchase additional IDSs in connection with the initial offering of the IDSs.

        "Interest Deferral Period" means an Initial Interest Deferral Period or a Subsequent Interest Deferral Period.

        "Interest Rate Agreement" means, in respect of a Person, any interest rate swap agreement, interest rate cap agreement or other financial agreement or arrangement designed to reduce such Person's interest expense or protect such Person against fluctuations in interest rates.

        "Investment" in any Person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the lender) or other extensions of credit (including by way of Guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such Person. Except as otherwise provided for herein, the amount of an Investment shall be its fair value at the time the Investment is made and without giving effect to subsequent changes in value.

        For purposes of the definition of "Unrestricted Subsidiary," the definition of "Restricted Payment" and the covenant described under "—Certain Covenants—Limitation on Restricted Payments":

  (1)
  "Investment" shall include the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of any Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; and

  (2)
  any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors.

        "Issue Date" means                        , 2004.

        "Legal Holiday" means a Saturday, a Sunday or a day on which banking institutions are not required to be open in the State of New York.

        "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

        "Merisant" means Merisant Company, a Delaware corporation.

        "Moody's" means Moody's Investors Service, Inc.

        "MSD" means MSD Capital, L.P., its Related Parties, and any other Person to the extent MSD Capital, L.P. makes all relevant investment decisions for such Person.

        "Net Available Cash" from an Asset Disposition means cash payments received therefrom (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to such properties or assets or received in any other non-cash form), in each case net of:

  (1)
  all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP, as a consequence of such Asset Disposition;

  (2)
  all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law, be repaid out of the proceeds from such Asset Disposition;

  (3)
  all distributions and other payments required to be made to minority interest holders in Restricted Subsidiaries as a result of such Asset Disposition; and

  (4)
  the deduction of appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition.

        "Net Cash Proceeds" means, with respect to any issuance or sale of Capital Stock, the cash proceeds of such issuance or sale net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

        "Obligations" means all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements and other amounts payable.

        "Officer" means the Chairman of the Board, the President, any Vice President, the Treasurer or the Secretary of the Company.

        "Officers' Certificate" means a certificate signed by two Officers.

        "Opinion of Counsel" means a written opinion from legal counsel who is reasonably acceptable to the Trustee. The counsel may be an employee of or counsel to the Company or the Trustee.

        "Permitted Holders" means (i) Pegasus Partners II, L.P., (ii) MSD, (iii) Carolwood Tabletop Holdings, LLC, and (iv) any Related Party of any of the foregoing.

        "Permitted Investment" means an Investment by the Company or any Restricted Subsidiary in:

  (1)
  the Company, a Wholly Controlled Subsidiary or a Person that will, upon the making of such Investment, become a Wholly Controlled Subsidiary; provided, however, that the primary business of such Wholly Controlled Subsidiary is a Related Business;

  (2)
  another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Company or a Restricted Subsidiary; provided, however, that such Person's primary business is a Related Business;

  (3)
  cash and Temporary Cash Investments;

  (4)
  receivables owing to the Company or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;

  (5)
  payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

  (6)
  loans or advances to employees made in the ordinary course of business of the Company or such Restricted Subsidiary;

  (7)
  stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments;

  (8)
  any Person to the extent such Investment represents the non-cash portion of the consideration received for an Asset Disposition as permitted pursuant to the covenant described under "—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock";

  (9)
  any Person where such Investment was acquired by the Company or any of its Restricted Subsidiaries (A) in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or (B) as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

  (10)
  any Investment by the Company or a Restricted Subsidiary of the Company in a Receivables Subsidiary, or any Investment by a Receivables Subsidiary in any other Person, in each case in connection with a Qualified Receivables Transaction and in a manner, and for consideration, customary for transactions of that type;

  (11)
  any Person to the extent such Investments consist of prepaid expenses, negotiable instruments held for collection, and lease, workers' compensation, performance and similar deposits made in the ordinary course of business by the Company or any Restricted Subsidiary;

  (12)
  any Person to the extent such Investments consist of Hedging Obligations otherwise not prohibited under the covenant described under "—Certain Covenants—Limitation on Indebtedness";

  (13)
  any Person if (A) the primary business of such Person is a Related Business, (B) such Person conducts substantially all of its business operations outside of the United States, and (C) the amount of such Investment, when taken together with all other Investments made pursuant to this clause (13), does not exceed $4.0 million; and

  (14)
  any Person, not otherwise permitted to be made pursuant to the preceding clauses of this definition, in an aggregate amount which, when taken together with all other Investments made pursuant to this clause (14), does not exceed the greater of (A) $15.0 million, and (B) 2.5% of Consolidated Tangible Assets.

        "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

        "Preferred Stock", as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

        "principal" of a Note means the principal of the Note plus the premium, if any, payable on the Note which is due or overdue or is to become due at the relevant time.

        "Prospectus" means the Prospectus dated                        , 2004 relating to the issuance of the IDSs and the Notes.

        "Qualified Receivables Transaction" means any transaction or series of transactions entered into by the Company or any of its Restricted Subsidiaries pursuant to which the Company or any of its Restricted Subsidiaries sells, conveys or otherwise transfers to (i) a Receivables Subsidiary (in the case of a transfer by the Company or any of its Restricted Subsidiaries) and (ii) any other Person (in the case of a transfer by a Receivables Subsidiary), or grants a security interest in, any Receivables Assets, in each case in a manner customary for asset securitization transactions.

        "Quarterly Base Dividend Level" means, for any fiscal quarter,            % of the Company's Excess Cash for the 12-month period ending on the last day of the Company's then most recently ended fiscal quarter for which internal financial statements are available at the time such dividend is declared and paid, divided by four.

        "Receivables Assets" means any accounts receivable, instruments, chattel paper, general intangibles and similar assets (whether now existing or arising in the future, "Receivables") of the Company or any of its Subsidiaries, and any assets related thereto including all collateral securing such Receivables, all contracts, contract rights and all guarantees or other obligations in respect of such Receivables, proceeds of such Receivables and any other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions.

        "Receivables Subsidiary" means a Subsidiary of the Company that satisfies all of the following requirements:

  (1)
  such Receivables Subsidiary engages in no activities other than in connection with the financing of Receivables Assets;

  (2)
  such Receivables Subsidiary is designated by the Board of Directors of the Company (as provided below) as a Receivables Subsidiary;

  (3)
  no portion of any Obligations (contingent or otherwise) of such Receivables Subsidiary (a) is Guaranteed by the Company or any other Subsidiary of the Company (excluding Guarantees of Obligations (other than the principal of, and interest on, Indebtedness) pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with a Qualified Receivables Transaction); (b) is recourse to or obligates the Company or any other Subsidiary of the Company in any way other than pursuant to customary representations, warranties, covenants and indemnities entered into in connection with a Qualified Receivables Transaction; or (c) subjects any property or asset of the Company or any other Subsidiary of the Company (other than Receivables Assets), directly or indirectly, contingently or otherwise, to the satisfaction of such Obligations, other than pursuant to customary representations, warranties, covenants and indemnities entered into in connection with a Qualified Receivables Transaction;

  (4)
  neither the Company nor any other Subsidiary of the Company has any material contract, agreement, arrangement or understanding with such Receivables Subsidiary other than on terms no less favorable to the Company or such other Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company, other than as may be customary in a Qualified Receivables Transaction including for fees payable in the ordinary course of business in connection with servicing Receivables Assets; and

  (5)
  neither the Company nor any other Subsidiary of the Company has any obligation to maintain or preserve such Receivables Subsidiary's financial condition or cause such Receivables Subsidiary to achieve certain levels of operating results.

        Any such designation of a Receivables Subsidiary by the Board of Directors of the Company will be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors of the Company giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions.

        "Refinance" means, in respect of any Indebtedness, to refinance, extend, renew or refund, or to issue other Indebtedness in exchange or replacement for, such Indebtedness. "Refinanced" and "Refinancing" shall have correlative meanings.

        "Refinancing Indebtedness" means Indebtedness that Refinances any Indebtedness of the Company or any Restricted Subsidiary existing on the Issue Date or Incurred in compliance with the Indenture, including Indebtedness that Refinances Refinancing Indebtedness; provided, however, that:

  (1)
  such Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being Refinanced;

  (2)
  such Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being Refinanced; and

  (3)
  such Refinancing Indebtedness has an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding or committed (plus fees and expenses, including any premium and defeasance costs) under the Indebtedness being Refinanced;

provided further, however, that Refinancing Indebtedness shall not include (A) Indebtedness of a Subsidiary that Refinances Indebtedness of the Company or (B) Indebtedness of the Company or a Restricted Subsidiary that Refinances Indebtedness of an Unrestricted Subsidiary.

        "Related Business" means any business in which the Company and its Restricted Subsidiaries were engaged on the Issue Date and any business related, ancillary or complementary to any business in which the Company and its Restricted Subsidiaries were engaged on the Issue Date.

        "Related Party" means (1) any controlling stockholder, controlling member, general partner, majority owned Subsidiary, or spouse or immediate family member (in the case of an individual) of any Permitted Holder, (2) any estate, trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons holding a controlling interest of which consist solely of one or more Permitted Holders and/or such other Persons referred to in the immediately preceding clause (1), or (3) any executor, administrator, trustee, manager, director or other similar fiduciary of any Person referred to in the immediately preceding clause (2) acting solely in such capacity.

        "Representative" means with respect to a Person any trustee, agent or representative (if any) for an issue of Senior Indebtedness of such Person.

        "Restricted Payment" with respect to any Person means:

  (1)
  the declaration or payment of any dividends or any other distributions of any sort in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving such Person) or similar payment to the direct or indirect holders of its Capital Stock (other than (A) dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock), (B) dividends or distributions payable solely to the Company or a Restricted Subsidiary, and (C) dividends or other distributions made by a Subsidiary to the holders of any class of its Capital Stock on a pro rata basis);

  (2)
  the purchase, redemption or other acquisition or retirement for value of any Capital Stock of the Company held by any Person or of any Capital Stock of a Restricted Subsidiary held by any Affiliate of the Company (other than a Restricted Subsidiary), including the exercise of any option to exchange any Capital Stock (other than into Capital Stock of the Company that is not Disqualified Stock);

  (3)
  the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment of any Subordinated Obligations of such Person (other than (A) payments made solely to the Company or a Wholly Controlled Subsidiary and (B) the purchase, repurchase or other acquisition of Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such purchase, repurchase or other acquisition); or

  (4)
  the making of any Investment (other than a Permitted Investment) in any Person.

        "Restricted Subsidiary" means any Subsidiary of the Company that is not an Unrestricted Subsidiary.

        "S&P" means Standard & Poor's Ratings Group.

        "Sale/Leaseback Transaction" means an arrangement relating to property owned by the Company or a Restricted Subsidiary on the Issue Date or thereafter acquired by the Company or a Restricted Subsidiary whereby the Company or a Restricted Subsidiary transfers such property to a Person and the Company or a Restricted Subsidiary leases it from such Person.

        "SEC" means the U.S. Securities and Exchange Commission.

        "Securities Act" means the U.S. Securities Act of 1933, as amended.

        "Senior Indebtedness" means with respect to any Person:

  (1)
  the Bank Indebtedness and any other Indebtedness of such Person, whether outstanding on the Issue Date or thereafter Incurred; and

  (2)
  accrued and unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to such Person whether or not post-filing interest is allowed in such proceeding) in respect of (a) indebtedness of such Person for money borrowed (and all Interest Rate Agreements directly related thereto) and (b) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable;

unless, in the case of clauses (1) and (2), in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such obligations are subordinate or pari passu in right of payment to the Notes or the Guaranty of such Person, as the case may be; provided, however, that Senior Indebtedness shall not include:

    (A)
    any obligation of such Person to any Subsidiary;

    (B)
    any liability for Federal, state, local or other taxes owed or owing by such Person;

    (C)
    any accounts payable or other liability to trade creditors arising in the ordinary course of business (including Guarantees thereof or instruments evidencing such liabilities);

    (D)
    any Indebtedness of such Person (and any accrued and unpaid interest in respect thereof) which is subordinate in right of payment to any other Indebtedness or other obligation of such Person;

    (E)
    any obligations with respect to any Capital Stock; or

    (F)
    that portion of any Indebtedness which at the time of Incurrence is Incurred in violation of the Indenture.

        "Senior Subordinated Indebtedness" means, with respect to a Person, the Notes (in the case of the Company), the Guaranty (in the case of a Guarantor) and any other Indebtedness of such Person that specifically provides that such Indebtedness is to rank pari passu with the Notes or such Guaranty, as the case may be, in right of payment and is not subordinated by its terms in right of payment to any Indebtedness or other obligation of such Person which is not Senior Indebtedness of such Person.

        "Significant Subsidiary" means any Restricted Subsidiary that would be a "Significant Subsidiary" of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

        "Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).

        "Subordinated Obligation" means, with respect to a Person, any Indebtedness of such Person (whether outstanding on the Issue Date or thereafter Incurred) which is subordinated in right of payment to the Notes or a Guaranty of such Person, as the case may be, pursuant to a written agreement to that effect.

        "Subsidiary" means, with respect to any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Voting Stock is at the time owned or controlled, directly or indirectly, by:

  (1)
  such Person;

  (2)
  such Person and one or more Subsidiaries of such Person; or

  (3)
  one or more Subsidiaries of such Person.

Unless otherwise specified or inappropriate in the context, "Subsidiary" means a Subsidiary of the Company.

        "Supplemental Guaranty Agreement" means a supplemental indenture, in a form satisfactory to the Trustee, pursuant to which a Guarantor guarantees the Company's obligations with respect to the Notes on the terms provided for in the Indenture.

        "Temporary Cash Investments" means any of the following:

  (1)
  any investment in direct obligations of the United States of America or any agency thereof or obligations guaranteed by the United States of America or any agency thereof;

  (2)
  investments in demand accounts, time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any State thereof or any foreign country recognized by the United States of America, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $50.0 million (or the foreign currency equivalent thereof) and has outstanding debt which is rated "A" (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money market fund sponsored by a registered broker dealer or mutual fund distributor;

  (3)
  repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) above entered into with a bank meeting the qualifications described in clause (2) above;

  (4)
  investments in commercial paper, maturing not more than 90 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of "P-1" (or higher) according to Moody's or "A-1" (or higher) according to S&P; and

  (5)
  investments in securities with maturities of six months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least "A" by S&P or "A" by Moody's.

        "Transactions" means                                                 .

        "Treasury Rate" means the yield to maturity at the time of computation of U.S. Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Release H 15 (519) which has become publicly available at least two Business Days prior to the Redemption Date (or, if such Statistical Release is no longer published, any publicly available source or similar market data)) closest to the period from the Redemption Date to the Five-Year Date; provided, however, that if the period from the Redemption Date to the Five-Year Date is not equal to the constant maturity of a U.S. Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of one year) from the weekly average yields of U.S. Treasury securities for which such yields are given, except that if the period from the Redemption Date to the Five-Year Date is less than one year, the weekly average yield on actually traded U.S. Treasury securities adjusted to a constant maturity of one year shall be used.

        "Trustee" means Wells Fargo Bank, National Association until a successor replaces it and, thereafter, means the successor.

        "Trust Indenture Act" means the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb) as in effect on the Issue Date.

        "Trust Officer" means the Chairman of the Board, the President or any other officer or assistant officer of the Trustee assigned by the Trustee to administer its corporate trust matters.

        "Unrestricted Subsidiary" means:

  (1)
  any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below; and

  (2)
  any Subsidiary of an Unrestricted Subsidiary,

in each case unless and until such Subsidiary is designated a Restricted Subsidiary for purposes of the Indenture.

        The Board of Directors of the Company may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that either (A) the Subsidiary to be so designated has total assets of $1,000 or less or (B) if such Subsidiary has assets greater than $1,000, such designation would be permitted under the covenant described under "—Certain Covenants—Limitation on Restricted Payments" (the amount of such Restricted Payment being calculated in the manner set forth in the definition of the term "Investment").

        The Board of Directors of the Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation (A) the Company could Incur $1.00 of additional Indebtedness under paragraph (a) of the covenant described under "—Certain Covenants—Limitation on Indebtedness" and (B) no Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

        "U.S. Government Obligations" means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable at the issuer's option.

        "Voting Stock" of a Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

        "Wholly Controlled Subsidiary" means (i) any Wholly Owned Subsidiary and (ii) any Foreign Subsidiary if (A) all of the Capital Stock of such Foreign Subsidiary (other than directors' qualifying shares and Foreign Required Minority Shares, in each case only to the extent required by applicable law) is owned by the Company or one or more Wholly Owned Subsidiaries, and (B) the Company, by contract or otherwise, controls the management and business of such Foreign Subsidiary and derives the economic benefits of ownership of such Foreign Subsidiary to substantially the same extent as if such Foreign Subsidiary were a Wholly Owned Subsidiary.

        "Wholly Owned Subsidiary" means a Restricted Subsidiary all the Capital Stock of which is owned by the Company or one or more Wholly Owned Subsidiaries.

SHARES ELIGIBLE FOR FUTURE SALE

        Future sales or the availability for sale of substantial amounts of IDSs or shares of our Class A common stock or a significant principal amount of our senior subordinated notes in the public market could adversely affect prevailing market prices and could impair our ability to raise capital through future sales of our securities. Upon completion of this offering, we will have            IDSs outstanding, in respect of in the aggregate            shares of our Class A common stock and $         million aggregate principal amount of our senior subordinated notes. All of these IDSs and securities represented thereby will be freely tradable without restriction or further registration under the Securities Act, unless the IDSs or securities represented thereby are purchased by "affiliates" as that term is defined in Rule 144 under the Securities Act. Upon completion of this offering, the existing financial investor and management will own shares of our Class B common stock representing an aggregate        % ownership interest in us after the offering, or        % if the underwriters' over-allotment option is exercised in full. Beginning on the 181st day after the consummation of this offering, the holders of our Class B common stock will have certain rights to exchange their Class B common stock for the equivalent value of IDSs. However, until the second anniversary of the consummation of this offering, the shareholders agreement will restrict the holders of our Class B common stock from exercising such exchange right if following the exchange the holders of our Class B common stock would hold less than             shares. We anticipate that our existing financial investor will have demand registration rights for its shares of Class B common stock and that our other Class B stockholders will have piggyback registration rights for their shares of Class B common stock. See "Related Party Transactions—Shareholders Agreement and Registration Rights Agreement." Registration rights may not be exercised during the lock-up period. Holders of Class B common stock may not transfer any shares during the lock-up period.

        If permitted under our senior debt agreements, we may issue shares of our common stock or senior subordinated notes, which may be in the form of IDSs, or other securities from time to time as consideration for future acquisitions and investments. In the event any such acquisition or investment is significant, the number of shares of our common stock or senior subordinated notes, which may be in the form of IDSs, or other securities that we may issue may in turn be significant. In addition, we may also grant registration rights covering those shares of our common stock or senior subordinated notes and IDSs, if applicable, or other securities in connection with any such acquisitions and investments.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

        The following discussion, insofar as it relates to matters of U.S. federal income tax law (and, to the limited extent specified, U.S. federal estate tax law) or legal conclusions with respect thereto, and subject to the qualifications and limitations contained therein, constitutes the opinion of our special counsel, Sidley Austin Brown & Wood LLP, as to the material U.S. federal income tax considerations (and certain U.S. federal estate tax consequences) associated with the ownership of IDSs, senior subordinated notes and Class A common stock as of the date hereof by U.S. Holders (as defined below) and Non-U.S. Holders (as defined below). Except where noted, it deals only with IDSs, senior subordinated notes and Class A common stock held as capital assets by holders who acquired IDSs upon their original issuance at their initial offering price or senior subordinated notes (not represented by IDSs) upon their original issuance at their initial issue price and does not deal with special situations, such as those of:

  •
  dealers in securities or currencies,

  •
  financial institutions,

  •
  regulated investment companies,

  •
  real estate investment trusts,

  •
  tax-exempt entities,

  •
  insurance companies,

  •
  persons holding IDSs, senior subordinated notes or common stock as a part of a hedging, integrated, conversion or constructive sale transaction or a straddle,

  •
  traders in securities that elect to use a mark-to-market method of accounting for their securities holdings,

  •
  persons liable for alternative minimum tax,

  •
  investors in pass-through entities, or

  •
  U.S. Holders (as defined below) whose "functional currency" is not the U.S. dollar.

        Furthermore, the discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as of the date hereof, and such authorities may be repealed, revoked, modified or subject to differing interpretations, possibly on a retroactive basis, so as to result in U.S. federal income tax consequences different from those discussed below.

        A "U.S. Holder" of IDSs, senior subordinated notes or Class A common stock means a beneficial owner that is, for U.S. federal income tax purposes:

  •
  an individual citizen or resident of the United States,

  •
  a corporation (or other entity taxable as a corporation) created or organized in or under the laws of the United States or any political subdivision thereof,

  •
  an estate the income of which is subject to U.S. federal income taxation regardless of its source, or

  •
  a trust if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

        If a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds IDSs, senior subordinated notes or common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding IDSs, senior subordinated notes or Class A common stock, we urge you to consult your own tax advisors.

        Federal income tax consequences different than those described herein may apply to those purchasing subsequently issued Additional Notes (additional senior subordinated notes having identical terms and conditions to the senior subordinated notes offered hereby other than the issuance date) or IDSs.

        No statutory, administrative or judicial authority directly addresses the treatment of IDSs or instruments substantially similar to IDSs for U.S. federal income tax purposes. As a result, the IRS or the courts may not agree with the tax consequences described herein. A different treatment from that assumed below could adversely affect the amount, timing and character of income, gain or loss in respect of an investment in the IDSs or senior subordinated notes, and, in the case of Non-U.S. Holders (as defined below under "Consequences to Non-U.S. Holders"), could subject payments to such holders to U.S. federal withholding or the holding of all such securities to U.S. federal estate taxes. Payments to Non-U.S. Holders would not be grossed-up for any such taxes. In addition, a different treatment could result in the loss by us of all or part of the deduction for interest paid on the senior subordinated notes and in material liability for failure to withhold taxes on payments to Non-U.S. Holders.

        IF YOU ARE CONSIDERING THE PURCHASE OF IDSs OR SENIOR SUBORDINATED NOTES, WE URGE YOU TO CONSULT YOUR OWN TAX ADVISORS CONCERNING THE PARTICULAR U.S. FEDERAL INCOME TAX CONSEQUENCES TO YOU OF THE OWNERSHIP OF IDSs, SENIOR SUBORDINATED NOTES AND COMMON STOCK, AS WELL AS ANY CONSEQUENCES TO YOU ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION. INVESTORS IN IDSs OR SENIOR SUBORDINATED NOTES MUST RELY ON THE ADVICE OF THEIR OWN COUNSEL.

IDSs

  Separate Instruments

        As discussed more fully below under "—Senior Subordinated Notes—Characterization of Senior Subordinated Notes," our special counsel is of the opinion that, for U.S. federal income tax purposes, an IDS issued by Merisant Worldwide should be treated as two separate instruments consisting of a senior subordinated note issued by Merisant Worldwide and a share of Class A common stock of Merisant Worldwide. Accordingly, we intend to treat the acquisition of IDSs in this manner and, by purchasing an IDS, you will agree to such treatment. If that treatment is not respected, then the acquisition of IDSs may be treated as an acquisition of an integrated security consisting solely of stock, in which case the senior subordinated notes would be treated in effect as our stock rather than as debt for U.S. federal income tax purposes. See "Senior Subordinated Notes—Characterization of Senior Subordinated Notes." Based on this opinion of special counsel, the remainder of this discussion of the material U.S. federal income tax considerations assumes that an acquisition of IDSs issued by Merisant Worldwide will be treated as an acquisition of two separate instruments consisting of a senior subordinated note issued by Merisant Worldwide and a share of Class A common stock of Merisant Worldwide.

  Allocation of Purchase Price

        The purchase price of each IDS will be allocated between the shares of Class A common stock and the senior subordinated note represented thereby in proportion to their respective fair market values at the time of purchase. Such allocation will establish your initial tax basis in the shares of common stock and the senior subordinated note. In addition, if the amount allocated to a senior subordinated note generally exceeds (or, subject to an exception for de minimis differences, is less than) the face amount of the note, the senior subordinated note will be treated as having been issued with amortizable bond premium (or OID). You generally would have to include OID in income in advance of the receipt of cash attributable to that income and would be able to elect to amortize bond premium over the term of the senior subordinated notes. We expect to report the initial fair market value of each share of common stock as $            and the initial fair market value of each senior subordinated note as $            , and by purchasing IDSs, you will agree to and be bound by such allocation and that you will not take a contrary position for any purpose, including tax reporting purposes. Such allocation assumes an initial public offering price of $             per IDS, which represents the mid-point of the range set forth on the cover page of this prospectus. If such allocation is not respected, it is possible that the senior subordinated notes held as part of the IDSs will be treated as having been issued with OID or with a reduced amount of amortizable bond premium (if the allocation to the senior subordinated notes were determined to be too high) or with amortizable bond premium or an increased amount of amortizable bond premium (if the allocation to the senior subordinated notes were determined to be too low). The remainder of this discussion assumes that the initial fair market value of each share of common stock is $                        and the initial fair market value of each senior subordinated note is $                        .

  Separation and Recombination

        If you separate an IDS into shares of Class A common stock and a senior subordinated note or recombine shares of Class A common stock and a senior subordinated note to form an IDS, you will not recognize gain or loss upon the separation of IDSs or recombination of shares of Class A common stock and senior subordinated notes. You will continue to take into account items of income or deduction otherwise includible or deductible, respectively, with respect to the shares of Class A common stock and the senior subordinated note, and your tax basis in the shares of Class A common stock and in the senior subordinated note will not be affected by the separation or recombination.

Senior Subordinated Notes

  Characterization of Senior Subordinated Notes

        As discussed in more detail in the following paragraphs, we believe that the senior subordinated notes should be treated as debt for U.S. federal income tax purposes. This conclusion may not be sustained if challenged by the IRS. Our conclusion is based upon the opinion of our special counsel, Sidley Austin Brown & Wood LLP, that (1) for U.S. federal income tax purposes, an IDS issued by Merisant Worldwide should be treated as two separate instruments consisting of a senior subordinated note issued by Merisant Worldwide and a share of Class A common stock of Merisant Worldwide and (2) the senior subordinated notes should be treated as debt for U.S. federal income tax purposes. Such opinion is based in part on facts described in this prospectus and on various other factual assumptions, opinions, and determinations (including those described below) and on certain agreements and representations (including the representations made by you—See "Notice to Purchasers of Separate Senior Subordinated Notes and Acknowledgement of Purchaser Intent"). Any alteration or breach of such facts, assumptions, opinions, determinations, agreements or representations could adversely affect such opinion. The opinion of counsel is not binding on the IRS or the courts, and no ruling on this issue has been requested from the IRS. There is no authority that directly addresses the tax treatment of the IDSs, and the application to the IDSs of existing authority regarding the tax treatment of subordinated debt offered under circumstances such as the offering (i.e., offered as a unit consisting of debt and common stock) is not entirely clear. Accordingly, neither we nor our special counsel can conclude with certainty that an acquisition of an IDS should be treated as an acquisition of two separate instruments for U.S. federal income tax purposes or that the senior subordinated notes will be treated as debt for U.S. federal income tax purposes. We will treat, and, by acquiring an IDS or separated senior subordinated note (not represented by an IDS), each holder agrees to treat, the senior subordinated notes as our indebtedness for all tax purposes.

        The proper treatment of the IDSs and senior subordinated notes for U.S. federal income tax purposes depends on an analysis of their economic substance. In analyzing whether units consisting of debt and common stock will be treated as two separate components rather than an integrated security, courts and the IRS have considered, among other factors, the extent to which legal or other factors prevent a holder from separating the unit into its components. Provided such a unit is properly treated as two separate instruments, rather than an integrated security, an analysis of whether the purported debt component will be respected as debt for federal income tax purposes will likewise depend on an analysis of its economic substance. The determination of whether an instrument is properly classified as debt or equity for U.S. federal income tax purposes is based on all relevant facts and circumstances. There is no clear statutory definition of debt, and the characterization of an instrument as debt or equity is governed by principles developed in case law, which analyzes numerous factors (with no one factor being dispositive) that are intended to identify the formal characteristics of, and the economic substance of, the investor's interest in the corporation. One of the factors identified by case law and other authorities is the extent to which there is and will continue to be identity between the holders of the purported debt instruments and the equity holders of the issuer. The application to the IDSs of the foregoing, and other authority regarding the tax treatment of subordinated debt offered under circumstances such as the offering, is not entirely clear, and therefore neither we nor our special counsel can conclude with certainty that an acquisition of IDSs should be treated as two separate instruments or that the senior subordinated notes will be treated as debt for federal income tax purposes.

        The opinion of our special counsel summarized above relies upon certain representations and determinations by us and an opinion of Houlihan Lokey Howard & Zukin Financial Advisors, Inc. ("Houlihan Lokey"), a financial advisory firm. The opinion of Houlihan Lokey includes opinions substantially to the effect that:

  •
  when taken together and considered as a whole, without any single factor necessarily being dispositive, the term, interest rate, issue price, and other material provisions of the senior subordinated notes, including, inter alia, restrictions on incurrence of debt and payment of dividends, are commercially reasonable and are substantially similar to those terms to which an unrelated third party lender not otherwise owning equity in Merisant Worldwide, bargaining at arm's length with Merisant Worldwide, would reasonably agree, where such lender would ordinarily be considered by knowledgeable corporate finance experts to be a lender or investor in the corporate bond market or other market for corporate debt and not primarily an investor in preferred stock;

  •
  after giving effect to this offering, the ratio of the aggregate amount of indebtedness of Merisant Worldwide and its subsidiaries to the fair market value of Merisant Worldwide's equity is commercially reasonable under the circumstances and is reasonably comparable to that of similarly situated corporate bond issuers;

  •
  after 45 days from the closing of this offering, an investor holding IDSs may separate the IDS into senior subordinated notes and common shares, and an investor holding senior subordinated notes and common shares may create IDSs, in each case without material market impediments;

  •
  there is a reasonable possibility that there will be circumstances such that an investor holding the IDSs would find it economically advantageous to separate the senior subordinated notes and common shares; and

  •
  based on the pricing of the IDSs (and the resulting implied valuation of Merisant Worldwide) and immediately after and giving effect to this offering, the ratio of (A) the sum of (i) the principal amount of the senior subordinated notes, (ii) the principal amount of senior secured notes outstanding under Merisant Worldwide's credit facility, (iii) the amount outstanding under Merisant Worldwide's revolving credit facility and (iv) the amount of trade credit of Merisant Worldwide and its subsidiaries, to (B) the fair market value of Merisant Worldwide's equity, is approximately    to 1.

        The opinion of Houlihan Lokey relies on, and assumes without its independent investigation the accuracy of, the financial data and other information provided by us and the descriptions of the securities set forth in this prospectus; is being provided solely for the purpose of assisting us and our special counsel regarding certain U.S. federal income tax determinations and the opinion of our special counsel referred to in this prospectus and certain financial accounting matters; was based on analyses that may not be relevant to an investment decision; and, accordingly, does not constitute a recommendation to invest in our securities or an expression of a viewpoint as to our business prospects or the fairness or merits of the offering. Houlihan Lokey is not providing any opinions as to any legal questions or tax matters. The opinions of Houlihan Lokey as to commercial reasonableness and valuation of our securities are based on a comparison of our securities and the offering to other securities and transactions deemed comparable by Houlihan Lokey and valuation methodologies deemed appropriate by it. Houlihan Lokey neither reviewed our books and records nor made any physical inspection or independent evaluation or appraisal of our assets and liabilities. For purposes of the opinion above concerning material market impediments, Houlihan Lokey will assume without investigation that (i) one or more of the lead underwriters in the offering will make a market in the senior subordinated notes not represented by IDSs and, upon separation of IDSs, the senior subordinated notes represented by IDSs and our common stock, in accordance with customary market practice and applicable legal and regulatory requirements and limitations, (ii) only usual and customary brokerage commissions would apply to transactions in such securities and (iii) no automatic separation of the IDSs has occurred. The Houlihan Lokey opinion is rendered at, and speaks only as of, the closing of this offering.

        The senior subordinated notes might be treated as equity rather than debt for U.S. federal income tax purposes. In that case, the interest on the senior subordinated notes would generally be treated as a distribution in respect of that equity, and would not be deductible by us for U.S. federal income tax purposes. Our inability to deduct interest on the senior subordinated notes could materially increase our taxable income and, thus, our U.S. federal income tax liability. This could reduce our after-tax cash flow, and materially and adversely impact our ability to make interest and principal payments on the senior subordinated notes and to pay dividends on the common stock. We would also be liable for withholding taxes (and for interest and possibly penalties for failure to withhold) on any interest payments previously made by us to Non-U.S. Holders that are recharacterized as dividends for U.S. federal income tax purposes. See "—Consequences to Non-U.S. Holders—Common Stock Held by Non-U.S. Holders—Dividends" below.

        Additionally, the IRS may challenge the determination that the interest rate on the senior subordinated notes represents an arm's length rate and, if successful, any excess amount over an arm's length rate could be recharacterized as a non-deductible payment (such as a dividend) instead of an interest payment for U.S. federal income tax purposes, which could materially increase our taxable income and, thus, our U.S. federal income tax liability. We would also be liable for withholding of taxes on any interest payments previously made by us to Non-U.S. Holders that are recharacterized as dividends for U.S. federal income tax purposes. If the interest rate were determined to be less than the arm's length rate, the senior subordinated notes could be treated as issued with OID, which you would be required to include in income over the term of the senior subordinated notes prior to the receipt of cash. The remainder of this discussion of the material U.S. federal income tax considerations assumes that the interest rate on the senior subordinated notes will be respected as an arm's length rate.

        Except where stated otherwise, the following U.S. federal income tax considerations will apply if the senior subordinated notes are properly treated as debt for U.S. federal income tax purposes.

  Sale, Exchange or Retirement of Senior Subordinated Notes

        Upon the sale, exchange or other disposition of an IDS, you will be treated as having sold, exchanged or disposed of the senior subordinated note represented by the IDS. Upon the sale, exchange, retirement or other disposition of a senior subordinated note (held as part of an IDS or separately), you will recognize gain or loss equal to the difference between the proceeds realized on the sale or, in the case of a senior subordinated note held as part of an IDS, the portion of the proceeds allocable to your senior subordinated note (less, in each case, an amount equal to any accrued and unpaid interest, which will be treated as a payment of interest for U.S. federal income tax purposes) and your adjusted tax basis in the senior subordinated note. As described above under "—IDSs—Allocation of Purchase Price," your tax basis in a senior subordinated note held as part of an IDS or separately generally will equal the portion of the purchase price of the IDS allocable to the senior subordinated note or your purchase price of any senior subordinated note acquired separately, respectively, less any principal payments thereon. Such gain or loss will generally be capital gain or loss. Capital gains of individuals derived in respect of capital assets held for more than one year are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

  Stated Interest; Deferral of Interest

        Subject to the discussion of deferred interest immediately below, stated interest on the senior subordinated notes will be taxable to you as ordinary income, at the time it is paid or accrued in accordance with your method of accounting for U.S. federal income tax purposes.

        Merisant Worldwide will be permitted in certain circumstances to defer interest payments on the senior subordinated notes. See "Description of the Senior Subordinated Notes—Terms of the Notes—Interest Deferral". Under applicable Treasury regulations, a "remote" contingency that stated interest will not be timely paid will be ignored in determining whether a debt instrument is issued with OID. Although there is no authority that directly describes when a contingency such as the interest deferral option described in "Description of the Senior Subordinated Notes—Terms of the Notes—Interest Deferral" should be considered "remote", based on our financial forecasts, we believe that the likelihood of deferral of interest payments on the senior subordinated notes is remote within the meaning of the Treasury regulations relating to OID. Based on the foregoing, although the matter is not free from doubt because of the lack of direct authority, the option to defer interest should not cause the senior subordinated notes to be considered to be issued with OID at the time of their original issuance.

        Under the Treasury regulations, if the option to defer any payment of interest on the senior subordinated notes were determined not to be a "remote" contingency, or if any payment of interest actually were deferred, then the senior subordinated notes would be treated as issued with OID at the time of issuance or at the time of such occurrence, as the case may be. At such time, all stated interest on the senior subordinated notes thereafter would be treated as OID as long as the senior subordinated notes remained outstanding. In such event:

  •
  you would be required to include the yield on the senior subordinated notes in income as OID on an economic accrual basis over the term of the senior subordinated notes, possibly before the receipt of the cash attributable to the OID, and without regard to your overall method of tax accounting;

  •
  actual payments of stated interest would not be reported as taxable income;

  •
  any amount of OID included in your gross income (whether or not during a deferral period) with respect to the senior subordinated notes would increase your tax basis in the senior subordinated notes; and

  •
  the amount of payments in respect of such accrued OID would reduce your tax basis in the senior subordinated notes.

        Consequently, during a deferral period, a U.S. holder would be required to continue to include OID in gross income as it accrued, even though we would not make any actual cash payments on the senior subordinated notes.

  Exchange Rights and Additional Issuances

        The indenture governing the senior subordinated notes will permit us, from time to time, to issue additional senior subordinated notes having terms that are identical to those of the senior subordinated notes offered hereby other than the issuance date. In particular, additional senior subordinated notes will be issued upon an exercise by holders of Class B common stock of their rights to exchange Class B common stock for IDSs. Such subsequently issued senior subordinated notes may be issued with OID if they are issued at a discount to their face amount (for example, as a result of changes in prevailing interest rates).

        The U.S. federal income tax consequences to you of a subsequent issuance of senior subordinated notes with OID (or any issuance of senior subordinated notes thereafter) are unclear. The indenture governing the senior subordinated notes and the agreements with DTC will provide that, in the event there is a subsequent issuance of senior subordinated notes having terms identical to the senior subordinated notes offered hereby but issued with OID, or if senior subordinated notes are issued thereafter, each holder of senior subordinated notes or IDSs (as the case may be) agrees that a portion of such holder's senior subordinated notes will be automatically exchanged for a portion of the senior subordinated notes acquired by the holders of such subsequently issued senior subordinated notes, and the records of any record holders of senior subordinated notes will be revised to reflect such exchanges. Consequently, immediately following each such subsequent issuance and exchange, without any further action by such holder, each holder of senior subordinated notes, held as part of an IDS or separately (as the case may be), will own an inseparable unit composed of senior subordinated notes of each separate issuance in the same proportion as each other holder (and, for any such holder of IDSs, such inseparable unit composed of senior subordinated notes will be included in such holder's IDSs). Because a subsequent issuance will affect the senior subordinated notes in the same manner regardless of whether those senior subordinated notes are held as part of IDSs or separately, the combination of senior subordinated notes and shares of common stock to form IDSs or the separation of IDSs into senior subordinated notes and common stock should not affect your tax treatment.

        The aggregate stated principal amount of senior subordinated notes owned by each holder will not change as a result of such subsequent issuance and exchange. However, under applicable law it is possible that the holders of subsequently issued senior subordinated notes (to the extent issued with OID) will not be entitled to a claim for the portion of their principal amount that represents unaccrued OID in the event of an acceleration of the senior subordinated notes or a bankruptcy proceeding occurring prior to the maturity of the senior subordinated notes.

        Whether the receipt of subsequently issued senior subordinated notes in exchange for previously issued senior subordinated notes in this automatic exchange constitutes an exchange for U.S. federal income tax purposes depends on whether the subsequently issued senior subordinated notes are viewed as differing materially from the senior subordinated notes exchanged. Due to a lack of applicable guidance, it is unclear whether the subsequently issued senior subordinated notes would be viewed as differing materially from the previously issued senior subordinated notes for this purpose. Consequently, it is unclear whether an exchange of senior subordinated notes for subsequently issued senior subordinated notes is an exchange for U.S. federal income tax purposes. If such an exchange is not an exchange for U.S. federal income tax purposes, no gain or loss would be recognized by an exchanging holder at the time of the exchange and the holder would have the same tax basis and holding period in the newly constituted senior subordinated note as the holder had in his senior subordinated note prior to the exchange. If the IRS successfully asserted that an automatic exchange following a subsequent issuance is a taxable exchange, an exchanging holder would generally recognize gain or loss in an amount equal to the difference between the fair market value of the subsequently issued senior subordinated notes received and such holder's adjusted tax basis in the senior subordinated notes exchanged. See "—Sale, Exchange or Retirement of Senior Subordinated Notes." In the case of a taxable exchange, a holder's initial tax basis in the subsequently issued senior subordinated notes received in the exchange would be the fair market value of such senior subordinated notes on the date of exchange and a holder's holding period in such senior subordinated notes would begin on the day after such exchange. It is also possible that the IRS might successfully assert that, in the case of a taxable exchange, any resulting loss should be disallowed under the "wash sale" rules, in which case the basis the holder otherwise would have in the subsequently issued senior subordinated notes would be increased to reflect the amount of the disallowed loss.

        Regardless of whether the exchange is treated as a taxable event, such exchange may have potentially adverse U.S. federal income tax consequences to holders of senior subordinated notes or IDSs, depending on the circumstances. As discussed below, the exchange may result in, or result in an increase in, the amount of OID that a holder is required to accrue with respect to the senior subordinated notes. In addition, in the case of a holder that acquired senior subordinated notes at a premium (which premium may generally be amortized over the term of the senior subordinated notes), such an exchange may result in the holder's inability to amortize the portion of such premium that is attributable to the senior subordinated notes exchanged for subsequently issued senior subordinated notes. Furthermore, holders that acquire senior subordinated notes at "market discount" may, as a result of such issuance and exchange, effectively convert all or a portion of such market discount into OID. Generally, market discount, unlike OID, is not required to be included in income on an accrual basis, but instead results in treating a portion of the gain realized on the sale, exchange or retirement of the senior subordinated notes as ordinary income.

        Following any subsequent issuance and exchange, we (and our agents) will report any OID on the subsequently issued senior subordinated notes ratably among all holders of senior subordinated notes and IDSs, and each holder of senior subordinated notes or IDSs will, by acquiring senior subordinated notes or IDSs, agree to report OID in a manner consistent with this approach. Consequently, holders that acquire senior subordinated notes in this offering may be required to report OID as a result of a subsequent issuance (even though they purchased senior subordinated notes having no OID). This will generally result in such holders reporting more interest income over the term of the senior subordinated notes than they would have reported had no such issuance and exchange occurred. Although a subsequent issuance and exchange may result in a holder realizing a loss on the exchange, and although any additional OID income will increase the tax basis of the senior subordinated notes (and thereby result in a capital loss or reduced capital gain upon a sale, exchange or retirement of the senior subordinated notes), the realization of any such loss (or reduced gain) is not likely to offset the adverse consequences of the additional interest income taken into account. The deductibility of capital losses is subject to limitations. To the extent that an exchange is not taxable (or, possibly, to the extent a holder's tax basis has been increased by the amount of any loss disallowed under the "wash sale" rules), a holder may be able to offset its OID inclusion by any deemed acquisition premium.

        Although we will report the OID on all of our senior subordinated notes in the manner described above, the IRS may assert that any OID should be reported only to the persons that initially acquired such subsequently issued senior subordinated notes (and their transferees) and thus may challenge the holders' reporting of OID on their tax returns. In such case, the IRS might further assert that, unless a holder can establish that it is not such a person (or a transferee thereof), all of the senior subordinated notes held by such holder have OID. Any of these assertions by the IRS could create significant uncertainties in the pricing of IDSs and senior subordinated notes and could adversely affect the market for IDSs and senior subordinated notes.

        It is possible that senior subordinated notes we issue in a subsequent issuance may have "significant OID" and thus be classified as "applicable high yield discount obligations" (AHYDOs). If any such senior subordinated notes were so classified, a portion of the OID on such senior subordinated notes would be nondeductible by us and the remainder would be deductible only when paid. This treatment would have the effect of increasing our taxable income and could adversely affect our cash flow available for interest payments and distributions to our equityholders.

        Due to the complexity and uncertainty surrounding the U.S. federal income tax treatment of subsequent issuances and exchanges of senior subordinated notes, prospective investors are urged to consult their tax advisors regarding the applicable tax consequences to them in light of their particular circumstances.

Common Stock

  Dividends

        The gross amount of dividends paid to you will be treated as dividend income to you to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Such income will be includible in your gross income on the day received by you. Distributions to you in excess of earnings and profits will be treated first as a return of capital that reduces your tax basis in the shares, and then as gain from the sale or exchange of shares of common stock. Under recently enacted legislation, which is scheduled to "sunset" at the end of 2008, dividend income will generally be taxed to U.S. Holders who are individuals at the rates applicable to long-term capital gains, provided that a minimum holding period for the underlying stock and other requirements are satisfied. Unless such legislation is further extended, dividends received after 2008 will be taxable to you at ordinary income rates.

  Gain on Disposition of Common Stock

        Upon the sale, exchange or other disposition of an IDS, you will be treated as having sold, exchanged or disposed of the shares of common stock represented by the IDS. Upon the sale, exchange or other disposition of shares of our common stock, you will recognize capital gain or loss in an amount equal to the difference between the portion of the proceeds allocable to your shares of common stock and your tax basis in the shares of common stock. As described above under "—IDSs—Allocation of Purchase Price," your tax basis in the shares of common stock generally will be the portion of the purchase price of your IDSs allocable to the shares of common stock, less any prior distributions that reduced such basis. As discussed above, capital gains of individuals derived with respect to capital assets held for more than one year are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

        In general, information reporting requirements will apply to payments of principal, interest and dividends paid on our senior subordinated notes and common stock and to the proceeds of sale of IDSs, our senior subordinated notes and common stock paid to a U.S. Holder other than certain exempt recipients (such as corporations). A backup withholding tax will apply to such payments if you fail to provide a taxpayer identification number or certification of other exempt status or fail to report in full dividend and interest income.

        Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is furnished to the IRS.

Consequences to Non-U.S. Holders

        The following discussion applies only to Non-U.S. Holders. A "Non-U.S. Holder" is a holder, other than an entity or arrangement classified as a partnership for U.S. federal income tax purposes, that is not a U.S. Holder. This discussion does not address Non-U.S. Holders subject to special rules, such as:

  •
  U.S. expatriates,

  •
  "controlled foreign corporations,"

  •
  "passive foreign investment companies,"

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  "foreign personal holding companies,"

  •
  corporations that accumulate earnings to avoid U.S. federal income tax, and

  •
  investors in pass-through entities that are subject to special treatment under the Code.

        Such Non-U.S. Holders are urged to consult their own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them.

  Senior Subordinated Notes Owned by Non-U.S. Holders

        Characterization of Senior Subordinated Notes.    As discussed more fully above under "—Senior Subordinated Notes—Characterization of Senior Subordinated Notes," we believe that the senior subordinated notes should be treated as debt for U.S. federal income tax purposes. However, the IRS may challenge our position and such challenge may be successful. The senior subordinated notes may be treated as equity rather than debt for U.S. federal income tax purposes, and in such circumstances, the senior subordinated notes would be treated in the same manner as shares of common stock as described below under "—Common Stock Held by Non-U.S. Holders," and payments on the senior subordinated notes that constitute dividends for U.S. federal income tax purposes would be subject to withholding of U.S. federal income tax and the holding of all such securities would be subject to U.S. federal estate tax. Payments to Non-U.S. Holders would not be grossed-up on account of any such taxes.

        Withholding of U.S. Federal Income Tax.    Subject to the discussion below concerning backup withholding, no withholding of U.S. federal income tax should be required with respect to the payment of interest (or OID) on a senior subordinated note owned by you under the "portfolio interest rule," provided that:

  •
  you do not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of section 871(h)(3) of the Code and the regulations thereunder,

  •
  you are not a bank whose receipt of interest on a senior subordinated note is described in section 881(c)(3)(A) of the Code, and

  •
  you satisfy the statement requirement (described generally below) set forth in section 871(h) and section 881(c) of the Code and the regulations thereunder.

        To satisfy the requirement referred to in the final bullet above, you, or a financial institution holding the senior subordinated note on your behalf, must provide, in accordance with specified procedures, our paying agent with a statement to the effect that you are not a U.S. person. Currently, these requirements will be met if (1) you provide your name and address, and certify, under penalties of perjury, that you are not a U.S. person (which certification may be made on an IRS Form W-8BEN), or (2) a financial institution holding the senior subordinated note on your behalf certifies, under penalties of perjury, that such statement has been received by it and furnishes our paying agent with a copy thereof. The statement requirement referred to in the final bullet above may also be satisfied with other documentary evidence with respect to a senior subordinated note held in an offshore account or through certain foreign intermediaries.

        If you cannot satisfy the requirements of the "portfolio interest rule" described above, payments of interest (including payments in respect of OID) made to you will be subject to a U.S. federal income tax at the rate of 30% unless you provide us or our paying agent, as the case may be, with a properly executed:

  •
  IRS Form W-8BEN claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty, or

  •
  IRS Form W-8ECI stating that interest paid on the senior subordinated note is not subject to withholding of tax because it is effectively connected with your conduct of a trade or business in the United States.

        Alternative documentation may be applicable in special situations, such as in the case of non-U.S. governments or flow-through entities organized under non-U.S. law. If you are exempt from or eligible for a reduced rate of withholding pursuant to an income tax treaty, you may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

        U.S. Federal Income Tax.    If you are engaged in a trade or business in the United States and interest (or OID) on the senior subordinated note held by you is effectively connected with the conduct of such trade or business (and, if certain income tax treaties apply, is attributable to a U.S. permanent establishment), you, although exempt from the withholding tax discussed above (provided the certification requirements described above are satisfied), will be subject to U.S. federal income tax on such interest on a net income basis in the same manner as if you were a U.S. Holder. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lesser rate under an applicable income tax treaty) of such amount, subject to adjustments.

        Sale, Exchange or Retirement of Senior Subordinated Notes.    Upon the sale, exchange, retirement or other disposition of IDSs, you will be treated as having sold, exchanged, retired or disposed of the senior subordinated note represented by the IDSs. Any gain realized upon the sale, exchange, retirement or other disposition of a senior subordinated note generally will not be subject to U.S. federal income tax unless:

  •
  such gain is effectively connected with your conduct of a trade or business in the United States and, if certain tax treaties apply, is attributable to your U.S. permanent establishment, or

  •
  you are an individual and hold senior subordinated notes as a capital asset, you are present in the United States for 183 days or more in the taxable year of such sale, exchange, retirement or other disposition, and you have a "tax home" in the United States.

        Gain that is effectively connected with your conduct of a trade or business within the United States and, where a tax treaty applies, is attributable to your U.S. permanent establishment, is subject to U.S. federal income tax under regular graduated U.S. federal income tax rates applicable to U.S. persons. If you are a corporate Non-U.S. Holder, any such effectively connected gain may also be subject to the branch profits tax on your effectively connected earnings and profits at a rate of 30% or at such lower rate as may be specified by an applicable income tax treaty. If you are an individual and are described in the second bullet above, you will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by U.S. source capital losses.

        U.S. Federal Estate Tax.    An individual who at the time of death is a Non-U.S. Holder (as defined for U.S. federal estate tax purposes) should not be subject to U.S. federal estate tax in respect of a senior subordinated note beneficially owned by such individual, provided that any payment to such individual on the senior subordinated notes would be eligible for exemption from the withholding of U.S. federal income tax under the rules described in the first set of bullets above under "—Withholding of U.S. Federal Income Tax" without regard to the statement requirement described therein.

  Common Stock Held by Non-U.S. Holders

        Dividends.    Dividends paid to you generally will be subject to withholding of U.S. federal income tax unless you provide us or our paying agent, as the case may be, with a properly executed:

  •
  IRS Form W-8BEN claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty, or

  •
  IRS Form W-8ECI stating that dividends paid on our common stock are not subject to withholding because they are effectively connected with your conduct of a trade or business in the United States.

        Alternative documentation may be applicable in special situations, such as in the case of non-U.S. governments or flow-through entities organized under non-U.S. law. If you are exempt from or eligible for a reduced rate of withholding pursuant to an income tax treaty, you may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

        Dividends that are effectively connected with your conduct of a trade or business within the United States and, where a tax treaty applies, are attributable to your U.S. permanent establishment, are not subject to the withholding of U.S. federal income tax, but instead are subject to U.S. federal income tax under regular graduated U.S. federal income tax rates applicable to individuals or corporations, as applicable. If you are a corporate Holder, any such effectively connected dividends may also be subject to the branch profits tax on your effectively connected earnings and profits at a rate of 30% or at such lower rate as may be specified by an applicable income tax treaty.

        Gain on Disposition of Common Stock.    Upon the sale, exchange or other disposition of IDSs, you will be treated as having sold, exchanged or disposed of the shares of common stock represented by the IDSs. You generally will not be subject to U.S. federal income tax with respect to gain recognized on a sale or other disposition of shares of our common stock unless:

  •
  the gain is effectively connected with your conduct of a trade or business in the United States, and, if certain tax treaties apply, is attributable to your U.S. permanent establishment,

  •
  if you are an individual and hold shares of our common stock as a capital asset, you are present in the United States for 183 or more days in the taxable year of the sale or other disposition, and you have a "tax home" in the United States, or

  •
  we are or have been a "U.S. real property holding corporation" for U.S. federal income tax purposes.

        If you are an individual and are described in the first bullet above, you will be subject to tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates applicable to U.S. Holders. If you are an individual and are described in the second bullet above, you will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by U.S. source capital losses (even though you are not considered a resident of the United States). If you are a Non-U.S. Holder other than an individual and are described in the first bullet above, you will be subject to tax on your gain under regular graduated U.S. federal income tax rates applicable to U.S. Holders and, in addition, if you are a foreign corporation, you may be subject to the branch profits tax on your effectively connected earnings and profits at a rate of 30% or at such lower rate as may be specified by an applicable income tax treaty.

        We believe we are not and do not anticipate becoming a "U.S. real property holding corporation" for U.S. federal income tax purposes.

        U.S. Federal Estate Tax.    Shares of our common stock held by an individual Non-U.S. Holder (as defined for U.S. federal estate tax purposes) at the time of death will be included in such holder's gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

  Information Reporting and Backup Withholding for Non-U.S. Holders

        The amount of interest payments and dividends paid to you and the amount of tax, if any, withheld with respect to such payments will be reported annually to the IRS. Copies of the information returns reporting such interest payments, dividends and withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty.

        In general, backup withholding will be required with respect to payments made by us or any paying agent to you, unless a statement described in the third bullet under "Consequences to Non-U.S. Holders—Senior Subordinated Notes Owned by Non-U.S. Holders—Withholding of U.S. Federal Income Tax" has been received (and we or the paying agent do not have actual knowledge or reason to know that you are a U.S. person).

        Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale of IDSs, common stock or senior subordinated notes within the United States or conducted through U.S.-related financial intermediaries unless a statement described in the third bullet under "Consequences to Non-U.S. Holders—Senior Subordinated Notes Owned by Non-U.S. Holders—Withholding of U.S. Federal Income Tax" has been received (and we or the paying agent do not have actual knowledge or reason to know that you are a U.S. person) or you otherwise establish an exemption. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is furnished to the IRS.

CERTAIN ERISA CONSIDERATIONS

        The following is a summary of certain considerations associated with the purchase of the IDSs by employee benefit plans that are subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended, or ERISA, plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of the Code or ERISA, which we refer to collectively as Similar Laws, and entities whose underlying assets are considered to include "plan assets" of such plans, accounts and arrangements, each of which we refer to as a Plan.

  General Fiduciary Matters

        ERISA and the Code impose certain duties on persons who are fiduciaries or other interested parties of a Plan subject to Title I of ERISA or Section 4975 of the Code and prohibit certain transactions involving the assets of a Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such a Plan or the management or disposition of the assets of such a Plan, or who renders investment advice for a fee or other compensation to such a Plan, is generally considered to be a fiduciary of the Plan.

        In considering an investment in the IDSs or the separate senior subordinated notes of a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary's duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

  Prohibited Transaction Issues

        Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are "parties in interest," within the meaning of Section 406 of ERISA, or "disqualified persons," within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engaged in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code.

        Whether or not our underlying assets are deemed to include "plan assets," as described below, the acquisition and/or holding of the IDSs or the separate senior subordinated notes by a Plan with respect to which we, the underwriter, the trustee or the guarantor is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor, or the DOL, has issued prohibited transaction class exemptions, or PTCEs, that may apply to the acquisition and holding of the IDSs or the separate senior subordinated notes. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers, although there can be no assurance that any or all of the conditions of any such exemptions will be satisfied.

        Because of the foregoing, the IDSs or the separate senior subordinated notes should not be purchased or held by any person investing "plan assets" of any Plan, unless such purchase and holding will not constitute a non-exempt prohibited transaction under ERISA and the Code or similar violation of any applicable Similar Laws.

  Representation

        Accordingly, by acceptance of the IDSs or the separate senior subordinated notes, each purchaser and subsequent transferee of the IDSs or the separate senior subordinated notes, as applicable, will be deemed to have represented and warranted that either (i) no portion of the assets used by such purchaser or transferee to acquire and hold the IDSs or the separate senior subordinated notes constitutes assets of any Plan or (ii) the purchase and holding of the IDSs or the separate senior subordinated notes by such purchaser or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or similar violation under any applicable Similar Laws.

        The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering purchasing the IDSs or the separate senior subordinated notes on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the purchase and holding of the IDSs or the separate senior subordinated notes.

  Plan Asset Issues

        ERISA and the Code do not define "plan assets." However, regulations, which we refer to as the Plan Asset Regulations, promulgated under ERISA by the DOL generally provide that when a Plan acquires an equity interest in an entity that is an "operating company", or the equity interest is a "publicly-offered security" (in each case as defined in the Plan Asset Regulations), such equity interest will be deemed a "plan asset," but the underlying assets of the entity will not be deemed "plan assets." The Plan Asset Regulations define an "equity interest" as any interest in an entity, other than an instrument that is treated as indebtedness under applicable local law and which has no substantial equity features. Therefore, we anticipate that shares of our common stock would be considered an equity interest and our notes should be treated as indebtedness. Under the Plan Asset Regulations, an "operating company" is defined as "an entity that is primarily engaged, directly or through a majority owned subsidiary or subsidiaries, in the production or sale of a product or service other than the investment of capital." We believe that we are an "operating company" for purposes of the Plan Asset Regulations, although no assurance can be given in this regard.

        Alternatively, under the Plan Asset Regulations, a "publicly offered security" is a security that is (a) "freely transferable", (b) part of a class of securities that is "widely held," and (c)(i) sold to the Plan as part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act of 1933, as amended, and the class of securities to which such security is a part is registered under the Securities Exchange Act of 1934, as amended, within 120 days after the end of the fiscal year of the issuer during which the offering of such securities to the public has occurred, or (ii) is part of a class of securities that is registered under Section 12(b) or 12(g) of the Exchange Act. In connection with this offering, we are effecting such a registration of the IDSs and the separate senior subordinated notes under the Securities Act and Securities Exchange Act. The Plan Asset Regulations provide that a security is "widely held" only if it is part of a class of securities that is owned by 100 or more investors independent of the issuer and one another. A security will not fail to be "widely held" because the number of independent investors falls below 100 subsequent to the initial offering thereof as a result of events beyond the control of the issuer. It is anticipated that the IDSs and the separate senior subordinated notes will be "widely held" within the meaning of the Plan Asset Regulations, although no assurance can be given in this regard. The Plan Asset Regulations provide that whether a security is "freely transferable" is a factual question to be determined on the basis of all the relevant facts and circumstances. It is anticipated that the IDSs and the separate senior subordinated notes will be "freely transferable" within the meaning of the Plan Asset Regulations, although no assurance can be given in this regard.

  Plan Asset Consequences

        If we cease to be an operating company for purposes of the Plan Asset Regulations and the IDSs or the separate senior subordinated notes cease to be publicly-offered securities within the meaning of the Plan Asset Regulations, our assets could be deemed to be "plan assets" under ERISA, unless, at such time, another exemption is available under the Plan Asset Regulations. This would result, among other things, in (i) the application of the prudence and other fiduciary responsibility standards of ERISA to investments made by us, and (ii) the possibility that certain transactions in which we might seek to engage could constitute "prohibited transactions" under ERISA and the Code.

        Sales to Plans under this offering is in no respect a representation by us or any other party that this investment meets all relevant legal requirements with respect to investments by any particular Plan. The person with investment discretion should consult with his or her attorney and financial advisors as to the propriety of such an investment in light of the circumstances of the particular Plan and current law.

UNDERWRITING

        Under the terms and subject to the conditions contained in an underwriting agreement, dated                        , 2004 we have agreed to sell to the underwriters named below, for whom Credit Suisse First Boston LLC, RBC Capital Markets Corporation and Merrill Lynch, Pierce, Fenner & Smith Incorporated are acting as representatives, the following respective numbers of IDSs and senior subordinated notes:

Underwriter	Number of IDSs	Aggregate Principal Amount of Senior Subordinated Notes
Credit Suisse First Boston LLC
RBC Capital Markets Corporation
Merrill Lynch, Pierce, Fenner & Smith Incorporated

Total

        The underwriting agreement provides that the underwriters are obligated to purchase all the IDSs and senior subordinated notes in the offering if any are purchased, other than those IDSs covered by the over-allotment option described below. The underwriting agreement also provides that if an underwriter defaults the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated.

        Any exchange of senior subordinated notes described elsewhere in this prospectus will not impair your rights to assert claims against the underwriters under applicable securities laws with respect to the full amount of senior subordinated notes purchased by you, notwithstanding such exchange, if and to the extent such claim is based on alleged material misstatements or omissions contained in this prospectus.

        We have granted to the underwriters a    -day option to purchase on a pro rata basis up to            additional IDSs from us at the initial public offering price less the underwriting discounts and commissions. The option may be exercised only to cover any over-allotments of IDSs.

        The underwriters propose to offer the IDSs and senior subordinated notes initially at the public offering price on the cover page of this prospectus and to selling group members at that price less a selling concession of $                  per IDS. The underwriters and selling group members may allow a discount of $                  per IDS and $                  per $1,000 aggregate principal amount of the senior subordinated notes on sales to other broker/dealers. After the initial public offering the representatives may change the public offering price and concession and discount to broker/dealers.

        The following table summarizes the compensation and estimated expenses we will pay:

	Per IDS		Per $1,000 Aggregate Principal Amount of the Notes	Combined Total
	Without Over- allotment	With Over- allotment		Without Over- allotment	With Over- allotment
Underwriting discounts and commissions paid by us	$	$	$	$	$
Expenses payable by us	$	$	$	$	$

        The underwriters will not confirm sales to any accounts over which they exercise discretionary authority.

        We have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any IDSs, shares of Class A common stock or senior subordinated notes or any securities convertible into or exchangeable or exercisable for any such securities, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, without the prior written consent of the representatives for a period of 180 days after the date of this prospectus.

        Stockholders holding an aggregate of 93% of our outstanding Class B common stock have agreed that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any IDSs, shares of Class A common stock or senior subordinated notes or any securities convertible into or exchangeable or exercisable for any such securities, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of any IDS, our Class A common stock, senior subordinated notes or other securities, whether any of these transactions are to be settled by delivery of any IDS, our Class A common stock, senior subordinated notes or other securities, in cash or otherwise, or publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of the representatives for a period of 180 days after the date of this prospectus. Any release of securities from this restriction will be considered on a case-by-case basis. Factors in deciding whether to release securities may include the length of time before the lock-up expires, the number of securities involved, the reason for the requested release, market conditions, the trading price of our securities, and whether the person or entity seeking the release is us or one of these stockholders. However, any IDSs or shares of common stock acquired by these stockholders in the open market or in the directed share program described below will not be subject to this prohibition so long as the sale of any such IDSs or shares of common stock would not require a filing by the stockholder with the Commission under Section 16 of the Exchange Act. In addition, a transfer of IDSs or shares of common stock or securities convertible into or exchangeable or exercisable for any IDSs or shares of common stock may be made to a family member or trust, provided the transferee agrees to be bound in writing by the terms of the agreement prior to such transfer and such transfer shall not involve a disposition for value, or to us in connection with this offering (including in connection with the exercise by the underwriters of their over-allotment option). The amended and restated shareholders agreement prohibits these stockholders from acquiring, directly or indirectly, any of the senior subordinated notes not represented by IDSs or IDSs until such time as the stockholder no longer owns any of our equity interests or rights to acquire any of our equity interests.

        We have agreed to indemnify the underwriters against liabilities under the Securities Act, or contribute to payments that the underwriters may be required to make in that respect.

        We have applied to list the IDSs on the Nasdaq National Market under the symbol "MERI".

        Prior to this offering, there has been no public market for the IDSs, the shares of our Class A common stock or the senior subordinated notes. The initial public offering price of the IDSs and the senior subordinated notes have been negotiated between the representatives and us. In determining the initial public offering price of our IDSs and our senior subordinated notes, the representatives considered:

  •
  prevailing market and general economic conditions;

  •
  our historical performance and capital structure;

  •
  estimates of our business potential and future revenues;

  •
  the history of and prospects for the industry in which we compete;

  •
  an overall assessment of our management; and

  •
  the consideration of these factors in relation to market valuation of companies in related businesses.

        In connection with the offering the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act.

  •
  Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

  •
  Over-allotment involves sales by the underwriters of IDSs in excess of the number of IDSs the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of IDSs over-allotted by the underwriters is not greater than the number of IDSs that they may purchase in the over-allotment option. In a naked short position, the number of IDSs involved is greater than the number of IDSs in the over-allotment option. The underwriters may close out any covered short position by either exercising their over-allotment option and/or purchasing IDSs in the open market.

  •
  Syndicate covering transactions involve purchases of the IDSs or senior subordinated notes in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of IDSs or senior subordinated notes to close out the short position, the underwriters will consider, among other things, the price of IDSs or senior subordinated notes available for purchase in the open market as compared to the price at which they may purchase IDSs or senior subordinated notes through the over-allotment option. If the underwriters sell more IDSs or senior subordinated notes than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying IDSs or senior subordinated notes in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the IDSs or senior subordinated notes in the open market after pricing that could adversely affect investors who purchase in the offering.

  •
  Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the IDSs or senior subordinated notes originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our IDSs or senior subordinated notes or preventing or retarding a decline in the market price of the IDSs or senior subordinated notes. As a result the price of the IDSs or senior subordinated notes may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

        We have been advised by the representatives that they currently intend to facilitate a secondary market in the senior subordinated notes sold separately from the IDSs, and following any separation of the IDSs, the newly-separated senior subordinated notes and shares of Class A common stock, subject to applicable legal and regulatory requirements and limitations. This means that the representatives will make a commercially reasonable attempt to match buyers of the applicable securities with sellers of these securities, in each case, as between persons of whom they have knowledge that they are potential buyers or sellers of the applicable securities. In addition, with respect to facilitating any market for the senior subordinated notes, the representatives will consider relevant credit issues where deemed appropriate. However, the representatives are not obligated to facilitate a secondary market and may discontinue facilitating a secondary market in the ordinary course of their business, if commenced, for these securities at any time and without notice. Moreover, if and to the extent that any of the representatives facilitate a market for any such securities, there can be no assurance that such market would provide sufficient liquidity for any holder of such securities.

        A prospectus in electronic format may be made available on the web sites maintained by one or more of the underwriters, or selling group members, if any, participating in this offering and one or more of the underwriters participating in this offering may distribute prospectuses electronically. The representatives may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make internet distributions on the same basis as other allocations.

        Merrill Lynch will be facilitating Internet distribution for this offering to certain of its Internet subscription customers. Merrill Lynch intends to allocate a limited number of shares for sale to its online brokerage customers. An electronic prospectus is available on the Internet Web site maintained by Merrill Lynch. Other than the prospectus in electronic format, the information on the Merrill Lynch Web site is not part of this prospectus.

        Some of the underwriters have provided, and may continue to provide, from time to time investment banking, commercial banking, advisory and other services to us for customary fees and expenses in the ordinary course of their business. Credit Suisse First Boston LLC is acting as the dealer manager for the cash tender offers by us and by Merisant of any and all of our and Merisant's existing notes, and is the solicitation agent in the related consent solicitations, for which Credit Suisse First Boston LLC will receive customary fees related thereto. An affiliate of Credit Suisse First Boston LLC is the administrative agent, sole arranger and book manager, a lender and an issuer under Merisant's existing senior credit facility. We expect to use a portion of the proceeds of this offering and proceeds from the other Transactions to repay all outstanding indebtedness under Merisant's existing senior credit facility. See "Use of Proceeds." The affiliate of Credit Suisse First Boston LLC that is a lender under Merisant's existing senior credit facility will receive its proportionate share of the amounts paid in repayment of Merisant's existing senior credit facility.

        We anticipate that affiliates of Credit Suisse First Boston LLC and RBC Capital Markets Corporation will act as the co-lead managers and arrangers under Merisant's new senior credit facility and will receive customary fees relating thereto. In addition, we anticipate that affiliates of some or all of the underwriters will be lenders under Merisant's new senior credit facility.

IDS Directed Share Program

        At our request, the underwriters have reserved up to    IDSs, or    % of our IDSs offered by this prospectus, for sale under a directed share program to certain of our directors and management and certain other employees. All of the persons purchasing the reserved IDSs must commit to purchase no later than the close of business on the day following the date of this prospectus. The number of IDSs available for sale to the general public will be reduced to the extent these persons purchase the reserved IDSs. IDSs committed to be purchased by directed share participants which are not so purchased will be reallocated for sale to the general public in the offering. All sales of IDSs pursuant to the directed share program will be made at the initial public offering price set forth on the cover page of this prospectus. Directors and certain of our officers who participate in the directed share program will enter into agreements restricting their ability to transfer any IDSs so acquired without the prior written consent of the representatives for a period of 180 days after the date of this prospectus to the extent that such transfer would require a filing with the Commission under Section 16 of the Exchange Act. Any release of securities from this restriction will be considered on a case-by-case basis. Factors in deciding whether to release securities may include the length of time before the lock-up expires, the numbers of securities involved, the reason for the requested release, the market conditions and the trading price of our securities.

NOTICE TO CANADIAN RESIDENTS

Resale Restrictions

        The distribution of the IDSs or our senior subordinated notes in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of IDSs or our senior subordinated notes are made. Any resale of the IDSs or our senior subordinated notes in Canada must be made under applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the IDSs or our senior subordinated notes.

Representations of Purchasers

        By purchasing IDSs or our senior subordinated notes in Canada and accepting a purchase confirmation a purchaser is representing to us and the dealer from whom the purchase confirmation is received that:

  •
  the purchaser is entitled under applicable provincial securities laws to purchase the IDSs or our senior subordinated notes without the benefit of a prospectus qualified under those securities laws,

  •
  where required by law, that the purchaser is purchasing as principal and not as agent, and

  •
  the purchaser has reviewed the text above under Resale Restrictions.

Rights of Action—Ontario Purchasers Only

        Under Ontario securities legislation, a purchaser who purchases a security offered by this prospectus during the period of distribution will have a statutory right of action for damages, or while still the owner of the IDSs or our senior subordinated notes, for rescission against us in the event that this circular contains a misrepresentation. A purchaser will be deemed to have relied on the misrepresentation. The right of action for damages is exercisable not later than the earlier of 180 days from the date the purchaser first had knowledge of the facts giving rise to the cause of action and three years from the date on which payment is made for the IDSs or our senior subordinated notes. The right of action for rescission is exercisable not later than 180 days from the date on which payment is made for the IDSs or our senior subordinated notes. If a purchaser elects to exercise the right of action for rescission, the purchaser will have no right of action for damages against us. In no case will the amount recoverable in any action exceed the price at which the IDSs or our senior subordinated notes were offered to the purchaser and if the purchaser is shown to have purchased the securities with knowledge of the misrepresentation, we will have no liability. In the case of an action for damages, we will not be liable for all or any portion of the damages that are proven to not represent the depreciation in value of the IDSs or our senior subordinated notes as a result of the misrepresentation relied upon. These rights are in addition to, and without derogation from, any other rights or remedies available at law to an Ontario purchaser. The foregoing is a summary of the rights available to an Ontario purchaser. Ontario purchasers should refer to the complete text of the relevant statutory provisions.

Enforcement of Legal Rights

        All of our directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon us or those persons. All or a substantial portion of our assets and the assets of those persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against us or those persons in Canada or to enforce a judgment obtained in Canadian courts against us or those persons outside of Canada.

Taxation and Eligibility for Investment

        Canadian purchasers of IDSs or our senior subordinated notes should consult their own legal and tax advisors with respect to the tax consequences of an investment in the IDSs or our senior subordinated notes in their particular circumstances and about the eligibility of the IDSs or our senior subordinated notes for investment by the purchaser under relevant Canadian legislation.

LEGAL MATTERS

        The validity of the issuance of the IDSs, the shares of our Class A common stock and senior subordinated notes and guarantees offered hereby will be passed upon for us by Sidley Austin Brown & Wood LLP, Chicago, Illinois. Certain legal matters relating to this offering will be passed upon for the underwriters by Akin Gump Strauss Hauer & Feld LLP.

EXPERTS

        The financial statements as of December 31, 2003 and 2002, and for each of the three years in the period ended December 31, 2003, included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

        Houlihan Lokey Howard & Zukin Financial Advisors, Inc., in a consent filed with the Registration Statement of which this prospectus is a part, has consented to the references in the third and fourth paragraphs of the section of this prospectus entitled "Material U.S. Federal Income Tax Considerations—Senior Subordinated Notes—Characterization of Senior Subordinated Notes," to it and its opinions relating to the terms of the senior subordinated notes and our capitalization referenced in such paragraphs rendered to us and our special counsel. Such opinions are for the purpose of assisting us and our special counsel with respect to certain financial matters related to certain U.S. federal income tax determinations and opinions referred to in this prospectus and certain financial accounting matters, and are referred to based on the reputation and experience of such firm in financial advisory matters.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to this offering. This prospectus does not contain all of the information included in the registration statement and the exhibits thereto. You may find additional information about us and this offering in the registration statement and the exhibits filed therewith. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance, if such contract or document is filed as an exhibit, reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.

        A copy of the registration statement, including the exhibits thereto, may be read and copied at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site at http://www.sec.gov, from which interested persons can electronically access the registration statement, including the exhibits thereto. You may also request a copy of these filings at no cost, by writing or telephoning us as follows:

Merisant Worldwide, Inc. 10 South Riverside Plaza Suite 850 Chicago, Illinois 60606 Telephone: (312) 840-6000

        Upon completion of this offering, we will become subject to the informational requirements of the Exchange Act and will file periodic reports, statements and other information with the SEC. All reports filed with the SEC will be available on the SEC's website.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholder of
    Merisant Worldwide, Inc.

        In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations and comprehensive income (loss), of stockholder's equity (deficit) and of cash flows present fairly, in all material respects, the financial position of Merisant Worldwide, Inc. and its subsidiaries (the "Company") at December 31, 2002 and 2003, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). These standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        As discussed in Note 2 to the consolidated financial statements, on January 1, 2002, the Company adopted Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets."

PRICEWATERHOUSECOOPERS LLP

Chicago, Illinois
March 24, 2004

MERISANT WORLDWIDE, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(Dollars In Thousands, Except Share and Per Share Amounts)

	At December 31,
	2002	2003
ASSETS
Cash and cash equivalents	$6,346	$8,833
Trade accounts receivable, net of allowance for doubtful accounts of $1,449 and $1,996, respectively	78,800	90,656
Other receivables	17,982	11,998
Inventories	20,773	27,986
Prepaid expenses and other assets	2,190	2,620
Current portion of note receivable from officer	506	506
Deferred income taxes	790	3,718

Total current assets	127,387	146,317
Property and equipment, net	41,900	39,253
Trademarks, less accumulated amortization of $62,013 and $84,166, respectively	277,591	257,853
Goodwill	107,304	107,304
Deferred financing costs, less accumulated amortization of $6,705 and $1,124, respectively	10,043	19,004
Deferred income taxes	10,630	—
Other non-current assets	434	598
Non-current portion of note receivable from officer	4,646	4,411
Investment in equity affiliate	815	710

Total assets	$580,750	$575,450

LIABILITIES
Accounts payable	$33,030	$33,381
Income taxes payable	1,973	3,053
Accrued interest expense	—	10,015
Accrued trade and consumer promotions	19,559	19,788
Accrued expenses and other liabilities	18,650	24,681
Current maturities of long-term obligations	26,306	6,469

Total current liabilities	99,518	97,387
Long-term obligations	284,411	536,837
Deferred income taxes	—	12,993
Other liabilities	33,980	26,604

Total liabilities	417,909	673,821

Commitments and contingencies (Note 9)
STOCKHOLDERS' EQUITY (DEFICIT)
Common stock, $0.01 par value, 10,000,000 shares authorized, 8,719,552 and 9,169,552 issued and 8,639,428 and 9,089,380 outstanding, respectively	87	91
Additional paid-in capital	167,721	—
Due from employees for purchase of common stock	(6,805)	(767)
Retained earnings (deficit)	28,829	(90,568)
Accumulated other comprehensive loss	(25,271)	(5,406)

	164,561	(96,650)
Less cost of treasury stock (80,124 and 80,172 shares, respectively)	(1,720)	(1,721)

Total stockholders' equity (deficit)	162,841	(98,371)

Total liabilities and stockholders' equity (deficit)	$580,750	$575,450

The accompanying notes are an integral part of these consolidated financial statements.

MERISANT WORLDWIDE, INC. AND SUBSIDIARIES

Consolidated Statements of Operations and Comprehensive Income (Loss)

(Dollars In Thousands, Except Share and Per Share Amounts)

	Years Ended December 31,
	2001	2002	2003
Net sales	$343,091	$349,570	$352,301
Cost of sales	134,570	134,502	137,953

Gross profit	208,521	215,068	214,348

Operating expenses:
Marketing and selling expenses	69,349	77,073	81,439
Administration expenses	31,085	32,035	35,352
Amortization of intangible assets	36,233	28,692	22,161
Start-up expenses	13,738	719	—
Restructuring expenses	722	2,327	8,249

Total operating expenses	151,127	140,846	147,201

Income from operations	57,394	74,222	67,147

Other expense (income):
Interest income	(1,469)	(1,127)	(811)
Interest expense	43,694	34,767	38,540
Cost of refinancing	—	7,147	29,750
Other expense (income), net	1,509	638	(2,390)

Total other expense	43,734	41,425	65,089

Income before income taxes	13,660	32,797	2,058
Provision for income taxes	7,365	8,103	19,702

Net income (loss)	$6,295	$24,694	$(17,644)

Net income from above	$6,295	$24,694	$(17,644)
Other comprehensive loss	(12,765)	(11,736)	19,865

Total comprehensive income (loss)	$(6,470)	$12,958	$2,221

Earnings per common share:
Basic
Net income (loss)	$0.73	$2.86	$(1.99)
Weighted average number of common shares outstanding	8,608,483	8,647,610	8,863,986
Diluted
Net income (loss)	$0.69	$2.71	$(1.99)
Weighted average number of common shares outstanding	9,058,345	9,097,482	8,863,986
Dividends paid per common share	—	—	$29.65

The accompanying notes are an integral part of these consolidated financial statements.

MERISANT WORLDWIDE, INC. AND SUBSIDIARIES

Consolidated Statements of Stockholders' Equity (Deficit)

(Dollars in Thousands)

	Common Stock	Additional Paid-in Capital	Due from Employees for Purchase of Shares	Retained Earnings (Deficit)	Accumulated Other Comprehensive Loss	Treasury Stock, at cost	Total
Balance at December 31, 2000	$86	$165,582	$(6,345)	$(2,160)	$(770)	$(500)	$155,893
Issuance of common stock	1	1,959	—	—	—	—	1,960
Loans to employees for purchase of common stock	—	—	(980)	—	—	—	(980)
Repurchase of common stock	—	—	350	—	—	(700)	(350)
Foreign currency translation adjustment	—	—	—	—	(4,432)	—	(4,432)
Net change in fair value of derivative instruments, net of taxes	—	—	—	—	(8,333)	—	(8,333)
Net income	—	—	—	6,295	—	—	6,295

Balance at December 31, 2001	87	167,541	(6,975)	4,135	(13,535)	(1,200)	150,053

Issuance of common stock	—	180	—	—	—	—	180
Loans to employees for purchase of common stock	—	—	(90)	—	—	—	(90)
Repurchase of common stock	—	—	260	—	—	(520)	(260)
Foreign currency translation adjustment	—	—	—	—	(2,034)	—	(2,034)
Net change in fair value of derivative instruments, net of taxes	—	—	—	—	(9,702)	—	(9,702)
Net income	—	—	—	24,694	—	—	24,694

Balance at December 31, 2002	87	167,721	(6,805)	28,829	(25,271)	(1,720)	162,841

Issuance of common stock	4	—	—	—	—	—	4
Repurchase of common stock	—	—	—	—	—	(1)	(1)
Settlement of employee loans for purchase of common stock	—	—	6,038	—	—	—	6,038
Foreign currency translation adjustment	—	—	—	—	2,989	—	2,989
Recognized loss on derivative instrument, net of taxes	—	—	—	—	13,073	—	13,073
Net change in fair value of derivative instruments, net of taxes	—	—	—	—	3,803	—	3,803
Dividend to shareholders	—	(167,721)	—	(101,753)	—	—	(269,474)
Net loss	—	—	—	(17,644)	—	—	(17,644)

Balance at December 31, 2003	$91	$—	$(767)	$(90,568)	$(5,406)	$(1,721)	$(98,371)

The accompanying notes are an integral part of these consolidated financial statements.

MERISANT WORLDWIDE, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(Dollars in Thousands)

	Years Ended December 31,
	2001	2002	2003
Operating Activities
Net income (loss)	$6,295	$24,694	$(17,644)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	8,451	9,290	10,008
Loss on impairment of fixed assets	—	294	1,055
Euro-denominated loan foreign exchange loss	—	—	5,165
Amortization of intangible assets	36,233	28,692	22,161
Amortization of deferred financing costs	2,624	2,600	2,494
Amortization of original issue discount	445	—	—
Interest accretion on senior subordinated discount notes	—	—	1,168
Deferred financing fee write off	—	1,861	8,675
Recognized loss on derivative instruments	—	—	21,051
Unrealized gains on derivative instruments	—	—	(5,800)
Equity in (income) loss of affiliates	(399)	(141)	105
Deferred income taxes	1,938	4,345	9,936
Non-cash settlement of employee loan	—	—	250
Changes in operating assets and liabilities, net of acquisition:
Trade accounts receivable	11,267	(1,717)	(6,233)
Other receivables	(15,174)	11,608	7,180
Inventories	4,550	1,450	(4,654)
Prepaid expenses and other assets	1,374	716	633
Accounts payable	3,982	(10,968)	(699)
Accrued expenses and other	(19,106)	(16,837)	13,523

Net cash provided by operating activities	42,480	55,887	68,374

Investing Activities
Proceeds from sale of property and equipment	—	—	150
Purchase of property and equipment	(15,447)	(7,055)	(5,991)
Purchases of tradename	—	—	(2,415)

Net cash used in investing activities	(15,447)	(7,055)	(8,256)

Financing Activities
Borrowings under long-term obligations	—	70,000	575,000
Principal payments on long-term obligations	(43,570)	(125,241)	(349,206)
Payment of deferred financing costs	—	(1,357)	(20,130)
Dividends to shareholders	—	—	(264,028)
Repurchase of common stock	(350)	(260)	(1)
Issuance of common stock	980	90	4

Net cash provided by (used in) financing activities	(42,940)	(56,768)	(58,361)

Effect of exchange rates on cash	—	—	730
Net increase (decrease) in cash and cash equivalents	(15,907)	(7,936)	2,487
Cash and cash equivalents at beginning of year	30,189	14,282	6,346

Cash and cash equivalents at end of year	$14,282	$6,346	$8,833

Supplemental cash flow information
Cash paid for interest	$40,034	$35,729	$24,386
Cash paid (received) for income taxes	$5,510	$(4,244)	$4,038

The accompanying notes are an integral part of these consolidated financial statements.

MERISANT WORLDWIDE, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollars In Thousands, Except Share and Per Share Amounts)

1. Description of Business and Basis of Presentation

        On March 17, 2000, Merisant Worldwide, Inc. (the "Company"), acquired the global tabletop sweetener business from the Monsanto Company ("Monsanto") of St. Louis, Missouri. The Company manufactures and distributes sugar substitute sweeteners for the domestic and international consumer food markets, primarily under the Equal® and Canderel® brands. The Company distributes its products via the food retail, mass merchandising, pharmacy and food service channels. The Company, through its broker/distributor agents or its own direct sales force, extends credit to its customers on terms customary with local, regional or national practices.

        The acquisition was accounted for as a purchase, and the purchase price was allocated based on relative fair values as follows:

Current assets	$114,296
Property and equipment	39,521
Identifiable intangible assets	356,251
Goodwill	118,139
Other non-current assets	24,827
Liabilities assumed	(54,343)

$598,691

        In connection with the acquisition, the Company entered into a Transition Services Agreement ("TSA") with Monsanto. Under the TSA, Monsanto provided various support services (information technology, office space, treasury services, security and human resource services) to the Company for a specified fee. The TSA expired on March 17, 2001. The Company paid Monsanto $2,205 under the TSA for the year ended December 31, 2001.

        Certain reclassifications have been made in the prior years' financial statements to conform to the current year presentation.

2. Summary of Significant Accounting Policies

  Principles of Consolidation

        The consolidated financial statements of the business include the domestic and international subsidiaries of the Company. All significant intercompany balances and transactions have been eliminated in consolidation.

  Cash and Cash Equivalents

        Cash and cash equivalents are highly liquid investments with original maturities of three months or less.

  Inventories

        Inventories are stated at the lower of cost or market. The cost of inventory is determined by the first in, first out method.

  Property and Equipment

        Property and equipment are recorded at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets as follows:

Buildings	20 years
Land improvements	10 years
Machinery and equipment	10 years
Furniture and fixtures	7 years
Vehicles	3-7 years
Computers	3-5 years

        When property and equipment are disposed of, the related cost and accumulated depreciation are removed from the respective accounts, and any gains or losses are included in income from operations.

        Ordinary repairs and maintenance costs are charged to operations as incurred.

  Intangible Assets

        Intangible assets consist of goodwill, trademarks and deferred financing costs. Goodwill represents the excess of the purchase price over the fair value of the net assets acquired (Note 1). All goodwill is allocated to North America for segment reporting purposes.

        The Company adopted Statement of Financial Accounting Standards No. 142 (SFAS 142), "Goodwill and Other Intangible Assets" on January 1, 2002. This standard provides accounting and disclosure guidance for goodwill and acquired intangibles. Under this standard, goodwill and "indefinite-lived" intangibles are no longer amortized, but are tested at least annually for impairment. If the asset is determined to be impaired, an impairment loss would be recognized to reduce carrying value to fair value. Transitional impairment tests of goodwill and non-amortized intangibles were required upon adoption of SFAS 142, with any recognized impairment loss reported as the cumulative effect of an accounting change in the first period of adoption. The Company has not recognized any impairment loss since the adoption of SFAS 142. The Company uses a discounted cash flow model for the assessment of goodwill impairment that requires assumptions about the timing and amount of future cash flows, risk, the cost of capital and terminal values.

        The Company has determined that its trademarks are finite-lived intangibles. Trademarks are amortized on a straight-line basis over 15 years. During 2003, the Company acquired the rights to the NoSucar™ tradename from Laboratorios Stein, S. A. The tradename is used in connection with a low-calorie sweetener in Central America. The total purchase price of $2,415 was paid as of December 31, 2003. The payment is reflected in trademarks on the accompanying consolidated balance sheet. Accordingly, the Company expects to record intangible amortization of approximately $22,000 for each of the next 5 fiscal years ending December 31, 2004 through December 31, 2008.

        The following table presents the impact of SFAS 142 on net income had the non-amortization provisions of the standard been in effect for the year ended December 31, 2001:

2001
Net income, as reported	$6,295
Adjustments:
Amortization of goodwill, net of income taxes	5,491

Net income, as adjusted	$11,786

Basic net income per share, as reported	$0.73
Basic net income per share, as adjusted	$1.37
Diluted net income per share, as reported	$0.69
Diluted net income per share, as adjusted	$1.30

        Deferred financing costs are amortized using the straight-line method over the term of the related debt (five to ten years).

  Income Taxes

        Deferred tax assets and liabilities are computed by applying enacted tax rates to the expected reversal of temporary differences between financial reporting and income tax reporting. The Company records deferred income taxes using the liability method in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." A valuation allowance is provided to offset any net deferred tax assets if, based upon the available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

  Revenue Recognition

        Revenue is recognized in accordance with agreed shipping terms. In the Company's largest market, the United States, revenue is recognized when product is delivered to third parties. Allowances, based on historical experience, are made for anticipated returns of product and sales discounts at the time products are sold.

  Marketing Costs

        The Company promotes its products with marketing activities, including advertising, consumer incentives and trade promotions. Advertising costs are expensed as incurred or in the quarter in which the related advertisement initially appears. Consumer incentive and trade promotion activities are deducted from revenue based on amounts estimated as being due to customers and consumers at the end of a period, based principally on the Company's historical utilization and redemption rates.

        Advertising expense was $21,032, $27,618 and $31,757 for the years ended December 31, 2001, 2002, and 2003, respectively. As of December 31, 2002 and 2003, $1,192 and $1,821, respectively, of prepaid advertising is included in prepaid expenses and other assets in the accompanying consolidated balance sheets.

        The Company adopted Emerging Issues Task Force ("EITF") Issue No. 01-09, "Accounting for Consideration Given by a Vendor to a Customer" as of January 1, 2002, which required retroactive reclassification of consumer incentives and trade promotions as reductions of revenues. The adoption of this EITF issue resulted in a reduction of net sales of approximately $4,004 in 2001.

  Start-up Expenses

        Start-up expenses, which are expensed as incurred, are costs incurred in connection with the organization of the Company and related expenses. Start-up expenses are included as operating expenses in the accompanying consolidated statements of operations and comprehensive income (loss).

  Use of Estimates

        The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Fair Value of Financial Instruments

        The carrying amounts reported in the consolidated balance sheets for cash and cash equivalents, trade accounts receivable, trade accounts payable, accrued expenses and other liabilities and long-term obligations approximate fair value. The Company's interest rate swaps and no cost interest rate collars are recorded at fair value (Note 2—Derivative Instruments and Note 12).

  Major Customers and Credit Concentration

        The Company sells products to customers in the United States and internationally. The Company performs ongoing credit evaluations of customers, and generally does not require collateral on trade accounts receivable. Allowances are maintained for potential credit losses and such losses have been within management's expectations. Net sales to the Company's largest customer, H.J. Heinz Company, were $90,624, $88,389 and $83,819 for the years ended December 31, 2001, 2002 and 2003, respectively. Trade accounts receivable from H.J. Heinz Company as of December 31, 2002 and 2003, were $13,752 and $18,019, respectively. No other single customer accounted for a material portion of trade accounts receivable.

  Foreign Currency Translation

        The Company has determined that the functional currency for each consolidated subsidiary, except for certain European entities whose functional currency is the U.S. dollar, is its local currency. Assets and liabilities of entities outside the United States are translated into U.S. dollars at the exchange rates in effect at the end of each period; income and expense items are translated at each period's average exchange rate; and any resulting translation difference is reported and accumulated as a separate component of consolidated shareholder's equity, except for any entities which may operate in highly inflationary economies. Remeasurements of European entities whose functional currency is the U.S. dollar as well as translation adjustments for entities operating in highly inflationary economies are recognized currently in income.

  Derivative Instruments

        The Company has certain financial instruments related to mitigating interest rate and foreign exchange rate exposures and accounts for these derivative instruments under Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," and its related amendment, SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities" (collectively referred to as "SFAS 133"). These standards require that all derivative financial instruments be recorded on the consolidated balance sheets at their fair value as either assets or liabilities. Changes in the fair value of derivatives are recorded each period in income or accumulated other comprehensive loss, depending on whether a derivative is designated and effective as part of a hedge transaction and, if it is, the type of hedge transaction. Gains and losses on derivative instruments reported in accumulated other comprehensive loss are included in income in the periods in which income is affected by the hedged item.

        The Company's net amounts paid or received and net amounts accrued through the end of the accounting period related to interest rate swaps and no cost collars are included in interest expense. Any gains or losses on any contracts terminated early are deferred and amortized to income over the remaining life of the terminated contract.

        The Company utilizes interest rate swaps and collars to mitigate its exposure to interest rates. Prior to the debt refinancing in July 2003, these derivative instruments were designated as cash flow hedges. Subsequent to the refinancing, these derivatives have not been redesignated as cash flow hedges. The Company also utilizes foreign currency forward exchange contracts to mitigate its exposure to certain changes in foreign currency exchange rates. These derivative instruments have been designated as cash flow hedges. See Note 12 for a discussion of these derivatives.

  Impairment of Long Lived Assets

        In accordance with SFAS 144, "Accounting for the Impairment or Disposal of Long-lived Assets" a long-lived asset or asset group is tested for recoverability whenever events or changes in circumstances indicate that its carrying amount may not be recoverable. When such events occur, the Company compares the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset or asset group to the carrying amount of a long-lived asset or asset group. If this comparison indicates that there is an impairment, the amount of the impairment is typically calculated using discounted expected future cash flows. The discount rate applied to these cash flows is based on the Company's weighted-average cost of capital. The adoption of SFAS 144 did not have any impact on the Company.

  Earnings per Share

        Basic earnings per share is calculated based on the weighted average number of common shares outstanding during the year, while diluted earnings per share is calculated based on the dilutive effect of common shares that could be issued.

	2001	2002	2003
Weighted average shares for basic earnings per share	8,608,483	8,647,610	8,863,986
Plus incremental shares for assumed conversions:
Warrants(a)	449,861	449,872	—

Weighted average shares for diluted earnings per share	9,058,345	9,097,482	8,863,986

(a)
The warrants, amounting to 450,000 shares, were not included in the computation of diluted earnings per common share for 2003 since they would have resulted in an antidilutive effect.

  Recently Adopted Accounting Standards

        In July 2002, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standard No. 146 (SFAS 146), "Accounting for Costs Associated with Exit or Disposal Activities." SFAS 146 requires companies to initially recognize and measure costs associated with exit or disposal activities at fair value only when the liability is incurred rather than at the date of a commitment to an exit or disposal plan. Examples of costs covered by SFAS 146 include lease termination costs and certain employee severance costs that are associated with a restructuring, discontinued operation, plant closing or other exit or disposal activity. SFAS 146 also supercedes, in its entirety, previous accounting guidance that was provided by Emerging Issues Task Force Issue No. 94-3 (EITF 94-3), "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." SFAS 146 is effective for exit or disposal activities initiated after December 31, 2002. The restructuring expenses described in Note 15 for the year ended December 31, 2003 have been recorded in accordance with SFAS 146.

        Effective January 1, 2003, the Company adopted FASB Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." Interpretation No. 45 required the disclosure of certain guarantees existing at December 31, 2002. In addition, Interpretation No. 45 required the recognition of a liability for the fair value of the obligation of qualifying guarantee activities that are initiated or modified after December 31, 2002. Accordingly, the Company has applied the recognition provisions of Interpretation No. 45 to guarantees initiated after December 31, 2002. Adoption of Interpretation No 45 as of January 1, 2003 did not have any impact on the Company's consolidated financial statements. See Note 9 for a further discussion of guarantees.

3. Inventories

        Inventories consists of the following as of December 31:

	2002	2003
Raw materials and supplies	$5,920	$9,835
Work in process	818	1,217
Finished goods	14,035	16,934

	$20,773	$27,986

4. Property and Equipment

        Property and equipment, net consists of the following as of December 31:

	2002	2003
Machinery and equipment	$48,909	$54,618
Land and buildings	7,487	8,397
Building improvements	2,466	2,514
Construction in progress	3,455	3,814

	62,317	69,343
Less: Accumulated depreciation	(20,417)	(30,090)

	$41,900	$39,253

5. Long-Term Obligations

        Long-term obligations consists of the following as of December 31:

	2002	2003
Term loan facility	$310,379	$241,666
Senior subordinated notes	—	225,000
Senior subordinated discount notes	—	76,168
Capital lease obligations	338	472

	310,717	543,306
Less: Current maturities	26,306	6,469

	$284,411	$536,837

  Term Loan Facility and Revolving Loan Facility

        On November 12, 2003, the Company issued $136 million of Senior Subordinated Discount Notes ("Discount Notes"). The Discount Notes are unsecured obligations and are subordinated in right of payment to all existing and future Senior Indebtedness of the Company. Interest accrues at the rate of 12.25% annually and will be payable semiannually in arrears on May 15th and November 15th, commencing on May 15, 2009. The Discount Notes have an initial accreted value of principal of $.551 per $1 fully accreted principal amount at maturity of the discount notes. The accreted value of principal of each discount note increases for accrued, unpaid interest expense from the date of issuance until November 15, 2008. The Discount Notes mature on May 15, 2014. In connection with the Discount Notes issuance, the Company incurred deferred financing fees of $2,645.

        At December 31, 2003, Merisant's credit facility provides for aggregate commitments of $310 million, consisting of a revolving loan facility of $35 million, of which a portion is available at Merisant's option in euros or dollars or in the form of letters of credit denominated in dollars or euros; as well as term loan facilities of $275 million, consisting of a Euro Term Loan A ("Term A") originally $50 million, denominated in euros, and a Term Loan B ("Term B") of $225 million, denominated in dollars. The credit facility is guaranteed by the Company and each of Merisant's domestic subsidiaries. The credit facility and the guarantees of the guarantors are secured by a first priority security interest in substantially all of Merisant's assets and the assets of the guarantors. Merisant's derivative obligations also continue to be secured by all of Merisant's and certain of its subsidiaries' assets.

        Borrowings under the new credit facility bear interest, at Merisant's option, at either adjusted LIBOR or, in the case of dollar-denominated loans, at the alternate base rate plus, in each case, a spread. For the initial period ending December 31, 2003, such spread was a fixed percentage rate of 2.75%. Outstanding letters of credit under the revolving loan facility will be subject to a per annum fee equal to the applicable spread over adjusted LIBOR for revolving loans.

        The Term A and the revolving loan facility has a maturity of five and one-half years while the Term B has a maturity of six and one-half years. The Term A loan requires quarterly principal payments of approximately $1,104 through July 31, 2004, followed by quarterly payments of $1,656 through July 31, 2006, followed by quarterly payments of $2,208 through July 31, 2008 and two final payments of $4,416 on October 31, 2008 and January 11, 2009. Term B requires quarterly principal payments of $562 through October 31, 2009 with a final payment of approximately $210,938 due January 11, 2010.

        Through December 31, 2003, foreign exchange loss on the Euro term loan was $5,165.

        On July 11, 2003, Merisant issued $225 million of Senior Subordinated Notes ("Notes"). The Notes are unsecured obligations and are subordinated in right of payment to all existing and future Senior Indebtedness of Merisant. The Notes mature on July 15, 2013. Interest accrues at the rate of 9.5% annually and will be payable semiannually in arrears on January 15th and July 15th, commencing on January 15, 2004.

        The indenture governing the Notes and the credit facility contain covenants that limit Merisant's ability to pay dividends, incur additional debt, create liens, engage in transactions with affiliates, sell or purchase property and equipment and take certain other actions with respect to its business. In addition, the new credit facility contains covenants that require Merisant to maintain a specified maximum leverage ratio and senior debt ratio and a minimum fixed charge ratio and interest coverage ratio.

        With the excess proceeds from the credit facility refinancing, the Notes issuance and the Discount Notes issuance, the Company paid a dividend of $269,474 to shareholders. Approximately $5,800 of employee loans due to the Company were repaid in connection with the dividend payout. Additionally, in conjunction with the above transactions, the Company wrote-off $8,675 of deferred financing fees associated with its previous credit facility, incurred new deferred financing fees of $20,130, and recognized $21,051 of derivative losses related to interest rate swaps and collars associated with the old debt which were previously deferred as a component of other comprehensive loss. The interest rate swaps and collars previously used by Merisant for hedging purposes have not been redesignated as hedging instruments of the new borrowings.

        At December 31, 2003, borrowings included $52,666 Term A loan bearing interest of 4.88%, borrowings of $189,000 Term B loan bearing interest of 3.86%, and borrowings of $225,000 Notes bearing interest of 9.5%.

        At December 31, 2003, $35,000 of borrowing capacity was available under the revolving loan facility.

        Merisant refinanced its subordinated debt during 2002. As a result, at December 31, 2002, borrowings included $69,914 ("Tranche A") bearing interest at 4.55%, borrowings of $178,030 ("Tranche B") bearing interest at 5.05%, and borrowings of $62,436 (Tranche B add on) bearing interest at 4.55%.

        Prior to the refinance, the term loan facility ("Term Loan") and revolving loan facility ("Revolver") provided for initial borrowing availability of $375,000 and $50,000, respectively, through a syndication of banks, and accrue interest, payable quarterly, at the average borrowing rate ("ABR"), as defined, or at the Eurodollar Rate plus an applicable margin based on Merisant's leverage ratio, as defined, with final payment due March 31, 2007. The terms of the credit agreement allowed Merisant to choose between the ABR and the Eurodollar Rate of interest. As of December 31, 2002, Merisant had elected the Eurodollar Rate.

        As of December 31, 2002, $50,000 of borrowing capacity was available under the Revolver. The Term Loan and Revolver were collateralized by substantially all of the assets of Merisant.

        In June 2000, Merisant entered into an interest rate swap which fixes the underlying interest rate on $75,000 of the Term Loan at 7.19% for a period of three years. In June 2001, Merisant also entered into an interest rate swap which fixes $155,000 of the Term Loan (which amortizes similarly with the Term Loan and has a balance of $137,926 and $126,542 at December 31, 2002 and December 31, 2003, respectively) at 5.47% for a period of six years. This interest rate swap expires on March 31, 2007. The fair value of the interest rate swaps are ($13,913) and ($8,415) at December 31, 2002 and December 31, 2003, respectively, and are included in other liabilities in the accompanying consolidated balance sheet.

        In June 2000, Merisant entered into no cost interest rate collars which lock the underlying interest rate on $80,000 of the Term Loan principal between 6.49% and 8.50% for a three year period. In June 2001, Merisant extended the terms of the no cost interest rate collars for three additional years. The no cost interest rate collars lock the underlying interest rate on $40,000 of the Term Loan principal between 5.92% and 8.5% and $40,000 of the Term Loan principal between 5.96% and 8.5%. Both no cost interest rate collars expire on June 30, 2006. The fair value of the no cost interest rate collars at December 31, 2002 and December 31, 2003 was ($9,035) and ($6,834), respectively, and is included in other liabilities in the accompanying consolidated balance sheet.

  Subordinated Notes

        In connection with the acquisition (Note 1), Merisant entered into Subordinated Notes pursuant to a Securities Purchase Agreement. The Subordinated Notes had a face value of $65,000, but were issued at a discount of $3,558 due to part of the proceeds being allocated to detachable warrants issued in conjunction with the Subordinated Notes. The Subordinated Notes were repaid in February 2002, resulting in a prepayment penalty of $2,600. In conjunction with the repayment, the unamortized portion of the discount of $2,761 was fully expensed during the year ended December 31, 2002.

  Capital Lease Obligations

        The Company leases certain equipment from a service provider under leases that have been accounted for as capital leases. Amortization expense for capital leases was $228, $285, and $315 for the years ended December 31, 2001, 2002, and 2003, respectively.

        Aggregate maturities of long-term debt and capital lease obligations as of December 31, 2003, are as follows:

2004	$6,469
2005	10,356
2006	11,031
2007	12,983
Thereafter	502,467

$543,306

6. Common Stock Warrants

        In conjunction with the Subordinated Notes entered into by the Company (Note 5), the Company issued warrants for the purchase of 450,000 shares of common stock. The common stock warrants were valued at $3,558 and can be exercised at any time for $0.01 for common stock of the Company and expire in 2010. In connection with the new credit facility and Note issuances, all common stock warrants were exercised.

7. Stock Appreciation Rights Plan

        The Company has a stock appreciation rights program pursuant to which rights based on shares of the Company were issued to key employees of the Company at the market value of the Company's common stock at the date of grant ("grant price"). The value of the rights may only be distributed upon the sale of all of the Company's common stock or other distribution event ("trigger date"). Upon distribution, the employee will receive compensation equal to the difference between the grant price of the right and the fair market value of the stock at the trigger date. The rights vest over a four year period from the date of issuance and carry a term of ten years. As of December 31, 2002 and 2003, the Company had 938,685 and 906,313 rights outstanding at grant prices ranging from $18.71 to $35.09 per share. The Company has not currently accrued a liability or recognized an expense for the issuance of these rights as it is not probable that the rights will become distributable.

8. Employee Benefit Plans

        The Company provides a defined contribution plan for all eligible employees, as defined by the plan. The plan provides for employer matching contributions based on participant compensation. Total cost of the plan for the years ended December 31, 2001, 2002, and 2003 was $1,032, $522 and $407, respectively.

        The Company also participates in certain state-sponsored defined benefit plans covering certain non-US employees. These defined benefit plans are immaterial to the Company's consolidated financial statements.

        In September 2003, the Company implemented the Key Executive Performance and Retention Plan for the Chief Executive Officer. Payout under the Key Executive Performance and Retention Plan will only occur in the event of certain triggering events. The Company has not accrued any liabilities or recognized any expenses pursuant to this plan as of December 31, 2003 as it is not probable that the payout will occur.

9. Commitments and Contingencies

        The Company leases certain facilities and office equipment. Future minimum payments under non-cancelable operating leases with initial terms of one year or more consisted of the following as of December 31, 2003:

2004	$3,073
2005	2,757
2006	2,510
2007	2,205
2008	2,122

$12,667

        Rent expense for the years ended December 31, 2001, 2002 and 2003, was $5,816, $6,581 and $6,466, respectively.

        The Company is committed to purchase all aspartame raw material needs from a specific supplier pursuant to a long-term supply agreement.

        The Company has an investment in an affiliate located in the Philippines that is accounted for using the equity method. The affiliate, a 50/50 joint venture, distributes sugar substitute sweeteners for the international consumer food markets, primarily under the Equal® and NutraSweet® brands. In addition to its investment in the joint venture, the Company is committed to a 50% share in any additional joint venture borrowings entered into. As of December 31, 2002 and 2003, there were no additional joint venture borrowings.

        The Company is subject to various claims, pending and possible legal actions for product liability and other damages, and other matters arising out of the conduct of the Company's business, including tax uncertainties arising from doing business in various European jurisdictions. The Company believes, based on current knowledge, recorded accruals, and consultation with counsel, that the outcome of such claims and actions will not have a material adverse effect on the Company's consolidated financial position or results of operations. (See Note 17 for a subsequent event related to product liability.)

        The Company has indemnified Monsanto for certain liabilities that may arise subsequent to March 17, 2000 (Note 1). The Company does not believe that the indemnification will have a material adverse effect on the Company's consolidated financial position or results of operations. (See Note 17 for a subsequent event related to legal liability.)

10. Stockholders' Equity

        Certain employees purchased 577,323 shares of common stock of the Company at the fair market value on the date of purchase ($18.71 to $35.09 per share). Under the terms of the Share Purchase Agreement, certain employees were allowed to pay a portion of the cost of the shares and the Company financed the remaining portion under recourse loan agreements. The loans bear interest at 7.50% (due at maturity) and mature on March 17, 2008. The Company recorded $466, $517 and $334 of interest income on these notes receivable for the years ended December 31, 2001, 2002 and 2003, respectively. As of December 31, 2002 and 2003, $6,805 and $767, respectively, of notes receivable are reflected as a reduction to stockholder's equity in the accompanying consolidated financial statements.

        Shares of common stock issued, repurchased and outstanding were as follows:

	Shares Issued	Shares Repurchased	Net Shares Outstanding
Balance at December 31, 2000	8,648,280	(26,719)	8,621,561
Issuance of common stock	66,142	—	66,142
Repurchase of common stock	—	(37,407)	(37,407)

Balance at December 31, 2001	8,714,422	(64,126)	8,650,296
Issuance of common stock	5,130	—	5,130
Repurchase of common stock	—	(15,998)	(15,998)

Balance at December 31, 2002	8,719,552	(80,124)	8,639,428
Issuance of common stock	450,000	—	450,000
Repurchase of common stock	—	(48)	(48)

Balance at December 31, 2003	9,169,552	(80,172)	9,089,380

11. Income Taxes

        Significant components of the deferred tax assets and liabilities are as follows as of December 31:

	2002	2003
Gross deferred tax assets:
Start-up costs	$2,269	$1,242
Accrued expenses and inventory	815	2,155
Deferred compensation	1,830	1,869
Net operating loss carryforward	8,197	20,225
Other	842	3,631
Accumulated other comprehensive loss	12,502	—

Total deferred tax assets	26,455	29,122

Gross deferred tax liabilities:
Property and equipment	(824)	(693)
Intangibles	(8,611)	(8,921)
Other	(2,000)	(3,960)

Total deferred tax liabilities	(11,435)	13,574

Net deferred tax assets before valuation allowance	15,020	15,548
Valuation allowance	(3,600)	(24,823)

Net deferred tax assets (liabilities)	$11,420	$(9,275)

        Classification of the deferred tax balances is as follows as of December 31:

	2002	2003
Deferred tax assets:
Current	$790	$3,718
Non-current	22,065	3,008
Deferred tax liabilities:
Non-current	(11,435)	(16,001)

Net deferred tax assets (liabilities)	$11,420	$(9,275)

        Income before income taxes consisted of the following for the years ended December 31, 2001, 2002, and 2003:

	2001	2002	2003
Income (loss) before income taxes:
United States	$(8,247)	$3,300	$(29,231)
Outside United States	21,907	29,497	31,289

	$13,660	$32,797	$2,058

        The provision for income taxes consisted of the following for the years ended December 31, 2001, 2002, and 2003:

	2001	2002	2003
Current provision:
Federal	$757	$—	$—
Foreign	4,670	3,758	3,985
State	—	—	—

Total current provision	5,427	3,758	3,985

Deferred provision:
Federal	(753)	2,958	10,216
Foreign	2,691	1,316	4,630
State	—	71	871

Total deferred provision	1,938	4,345	15,717

Total provision	$7,365	$8,103	$19,702

        The reconciliation of the provision for income taxes computed at the U.S. federal statutory rate of 35% to the reported provision for income taxes for the period ended December 31, 2001, 2002, and 2003 is as follows:

	2001	2002	2003
Income tax provision at the statutory federal tax rate	$5,877	$11,479	$723
State income taxes, net of federal benefit	—	71	(877)
Foreign income taxes	445	(6,603)	(3,844)
Valuation allowance	—	2,515	21,223
Other	1,043	641	2,477

	$7,365	$8,103	$19,702

        At December 31, 2003, the Company had income tax net operating loss carryforwards of approximately $51,600 which expire between 2007 and 2021.

        In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. At December 31, 2003, a full valuation allowance has been provided against the Company's U.S. and foreign net operating loss carryforwards. Management also determined that a valuation allowance was required against other U.S. deferred tax assets because it was more likely than not that all or a portion of these deferred tax assets would not be realized.

        Undistributed earnings of the Company's foreign subsidiaries amounted to approximately $62,903 at December 31, 2003. Those earnings are considered to be indefinitely reinvested and, accordingly, no provision for U.S. federal and state income taxes has been provided thereon. Upon distribution of those earnings, the Company would be subject to U.S. income taxes (subject to an adjustment for foreign tax credits) and withholding taxes payable to various foreign countries. Determination of the amount of unrecognized deferred U.S. income tax liability is not practicable.

        In February 2004, the Company's operating subsidiary in Switzerland received a Federal Tax Exemption from the Swiss tax authorities. This exemption is retroactive to January 1, 2003 and is effective through December 31, 2011. The impact of this tax exemption on the deferred tax balances, estimated to be $1.4 million, will be recorded in 2004, similar to a change in enacted tax laws.

12. Financial Instruments

        The Company operates internationally, with manufacturing and sales facilities in various locations around the world and utilizes certain financial instruments to manage its foreign currency, primarily related to forecasted transactions, and interest rate exposures. Derivative financial instruments are used by the Company, principally to reduce exposures to market risks resulting from fluctuations in interest rates and foreign exchange rates by creating offsetting exposures. The Company is not a party to leveraged derivatives. For a derivative to qualify as a hedge at inception and throughout the hedged period, the Company formally documents the nature and relationships between the hedging instruments and hedged items, as well as its risk-management objectives, strategies for undertaking the various hedge transactions and method of assessing hedge effectiveness. Additionally, for hedges of forecasted transactions, the significant characteristics and expected terms of the forecasted transaction must be specifically identified, and it must be probable that each forecasted transaction will occur. If it were deemed probable that the forecasted transaction will not occur, the gain or loss would be recognized in earnings currently. Financial instruments qualifying for hedge accounting must maintain a specified level of effectiveness between the hedging instrument and the item being hedged, both at inception and throughout the hedged period.

        Currencies in which the Company has significant exposures are the British pound, the euro, the Argentine peso, the Australian dollar and the Mexican peso. Certain of the Company's foreign subsidiaries enter into foreign currency forward exchange contracts as non-speculative hedges against future purchase transactions with other associated companies and outside vendors. In addition, the Company enters into foreign currency forward exchange contracts as non-speculative hedges regarding estimated net sales expected from foreign subsidiaries. Market value gains and losses, recognized at the expiration of the contracts, offset foreign exchange gains and losses on the related transactions being hedged. The Company had foreign currency forward exchange contracts with aggregate notional amounts for the purchase of foreign currencies of $26,066 and $20,813 as of December 31, 2002 and December 31, 2003, respectively. The effective portion of unrealized gains or losses associated with foreign currency forward exchange contracts is deferred as a component of accumulated other comprehensive loss until the underlying hedged transactions are reported on the Company's consolidated statements of operations and comprehensive income (loss).

        The Company uses interest rate swaps and no cost interest rate collars for hedging purposes. For interest rate swaps and no cost interest rate collars, the net amounts paid or received and net amounts accrued through the end of the accounting period are included in interest expense. Unrealized gains or losses on interest rate swap contracts and no cost interest rate collars that qualify for hedge accounting are not recognized in income. Gains or losses on any contracts terminated early are deferred and amortized to income over the remaining average life of the terminated contracts. The aggregate notional principal amount of the agreements was $293 million and $207 million as of December 31, 2002 and December 31, 2003, respectively. Aggregate maturities as of December 31, 2003 are as follows:

2004	$13,978
2005	49,723
2006	130,969
2007	11,872
Thereafter	—

$206,542

        For the years ended December 31, 2001and 2002, there was no ineffectiveness relating to these cash flow hedges. The Company has not redesignated its interest rate derivative instruments as cash flow hedges following the debt refinancing in July 2003. Therefore, the changes in fair value of the derivative instruments since the refinancing ($5,800) are recorded as Other (income) expenses, net in the consolidated statement of operations and comprehensive (loss).

13. Transactions With Related Parties

        In connection with the acquisition (Note 1), the Company assumed a liability of $5,350 (present value on the acquisition date) for deferred compensation payable to an executive employee. The deferred compensation agreement requires annual payments of $535 each January 31, 2001 through 2005 and annual payments of $1,000 each January 31, 2006 through 2010. Also in connection with the acquisition, the Company advanced cash of $5,350 to the employee in exchange for a note receivable. The note receivable bears interest at 6.35% and requires annual interest and principal payments of $535 each January 1, 2001, through 2005 and annual payments of $1,000 each January 1, 2006, through 2010. The Company recorded $327, $332 and $300 of interest income on the note receivable for the years ended December 31, 2001, December 31, 2002 and December 31, 2003 and an equal amount of interest expense in the respective years.

        In connection with their assistance in the 2003 structuring, sourcing and the consummation of the offering of Merisant's senior subordinated notes and closing of its new senior credit facility, the Company paid an aggregate transaction fee of 0.5% of the aggregate principal amount of the notes and the term loans and commitments under the senior credit facility to Pegasus Capital Advisors, affiliates of MSD Capital, L.P. and affiliates of Carolwood Tabletop Holdings, LLC, who represent the primary equity investors of the Company.

14. Segment Information

        The Company manufactures and markets low calorie tabletop sweeteners globally. Therefore, the Company's reportable segments are organized and managed principally by geographic region: North America; EAME; Latin America and Asia/Pacific. The Company's management reviews operating EBITDA to evaluate segment performance and allocate resources. Operating EBITDA consists of segment earnings before interest expense, income tax expense, depreciation and amortization as well as items such as expenses related to start up costs, restructuring charges and other non-cash charges or losses. Corporate expenses include corporate staff and related amounts. Corporate expenses, interest and other expenses and the provision for income taxes are centrally managed and, accordingly, such items are not presented by segment since they are excluded from the measure of segment performance reviewed by management. Other (income) expenses, net, as reported in the consolidated financial statements, is included in Operating EBITDA of the respective reportable segments, except for the portion of other (income) expense, net that relates to the foreign currency transaction gains or losses associated with the euro-denominated debt (see Note 5) and unrealized gains or losses on derivative instruments. During 2003, the Company modified the Operating EBITDA calculation in which its reportable segments are measured to exclude the impact of restructuring charges. Prior periods presented below have been adjusted accordingly. The Company's assets, which are principally in the United States and Europe, are also managed geographically. The accounting policies of the segments are the same as those described in the Summary of Significant Accounting Policies.

        Reportable segment data were as follows:

For the Period Ended December 31, 2001

	North America	EAME	Latin America	Asia / Pacific	Consolidated
Net sales	$159,761	$104,767	$62,843	$15,720	$343,091

Operating EBITDA	$79,722	$38,288	$20,852	$1,392	$140,254

Less (plus):
Corporate expenses					25,225
Start-up expenses					13,738
Restructuring expenses					722
Depreciation expense					8,451
Amortization expense					36,233
Other income, net					(1,509)

Income from operations					57,394
Interest expense, net					42,225
Other income, net					1,509

Income before income taxes					$13,660

For the Year Ended December 31, 2002

	North America	EAME	Latin America	Asia / Pacific	Consolidated
Net sales	$167,186	$109,160	$54,188	$19,036	$349,570

Operating EBITDA	$77,805	$36,565	$20,881	$650	$135,901

Less (plus):
Corporate expenses					20,304
Start-up expenses					719
Restructuring expenses					2,327
Depreciation and impairment expenses					9,584
Amortization expense					28,692
Other non-cash expense					691
Other expense, net					(638)

Income from operations					74,222
Interest expense, net					33,640
Cost of refinancing					7,147
Other expense, net					638

Income before income taxes					$32,797

For the Year Ended December 31, 2003

	North America	EAME	Latin America	Asia / Pacific	Consolidated
Net sales	$160,991	$123,883	$46,729	$20,698	$352,301

Operating EBITDA	$75,182	$38,681	$15,730	$591	$130,184

Less (plus):
Corporate expenses					20,026
Restructuring expenses					8,249
Depreciation and impairment expenses					11,063
Amortization expense					22,161
Currency loss on Euro debt					5,165
Unrealized gain on derivative instruments					(5,800)
Other non-cash expenses					(217)
Other income, net					2,390

Income from operations					67,147
Interest expense, net					37,729
Cost of refinancing					29,750
Other income, net					(2,390)

Income before income taxes					$2,058

        Long-lived assets (which consists of all noncurrent assets, other than goodwill), depreciation expense, amortization expense and capital expenditures by geographic location were as follows:

For the Period Ended December 31, 2001

	North America	EAME	Latin America	Asia / Pacific	Consolidated
Long-lived assets	$180,582	$190,934	$7,972	$2,878	$382,366
Depreciation expense	6,300	865	896	390	8,451
Amortization	24,601	11,632	—	—	36,233
Capital expenditures	11,301	2,512	1,109	525	15,447

For the Year Ended December 31, 2002

	North America	EAME	Latin America	Asia / Pacific	Consolidated
Long-lived assets	$161,041	$177,012	$3,686	$4,320	$346,059
Depreciation and impairment	6,512	2,092	604	376	9,584
Amortization	14,700	13,992	—	—	28,692
Capital expenditures	3,199	1,369	1,081	1,406	7,055

For the Year Ended December 31, 2003

	North America	EAME	Latin America	Asia / Pacific	Consolidated
Long-lived Assets	$145,989	$165,360	$4,426	$6,054	$321,829
Depreciation and impairment	7,777	2,185	561	540	11,063
Amortization	8,656	13,505	—	—	22,161
Capital expenditures	3,160	1,230	758	843	5,991

15. Restructuring and Restructuring-Related Charges

        During 2003, the Company continued to evaluate strategic options for its tabletop sweetener business. This review resulted in the continuation of workforce reductions and planned changes in the Company's global business model. These actions are designed to improve both financial results and the long-term value of the business. Restructuring and restructuring-related charges for workforce reductions of $722, $2,237 and $8,249 were recorded for the years ended December 31, 2001, 2002 and 2003, respectively. The charges principally relate to planned employee termination costs (including 54 personnel in 2003) that have been announced in each of the respective years. Future payouts are scheduled to be made over the next twelve to thirty months.

        Reconciliation of the restructuring liability, as of December 31, 2003 is as follows:

2001 restructuring expenses	$722
2001 cash payments	(478)

Restructuring liability at December 31, 2001	244
2002 restructuring expenses	2,327
2002 cash payments	(1,586)

Restructuring liability at December 31, 2002	985
2003 restructuring expenses	8,249
Noncash settlement of employee receivable including interest	(311)
2003 cash payments	(4,460)

Restructuring liability at December 31, 2003	$4,463

        The restructuring liability at December 31, 2002 and 2003 is included in accrued expenses and other liabilities in the accompanying consolidated balance sheets and includes $2,634 due to the Company's Chairman as of December 31, 2003. The 2003 restructuring charges include $6,047 related to actions at our corporate headquarters. In addition, $1,345, $501 and $356 were incurred in our EAME, Latin America and Asia/Pacific segments, respectively.

16. Consolidating Guarantor and Non-Guarantor Financial Information

        The following tables set forth the consolidating statements of results of operations and cash flows for each of the periods ended December 31, 2001, 2002, and 2003 and the consolidating balance sheets as of December 31, 2002 and December 31, 2003. The following information is included as a result of the guarantee by the Company's 100% owned U.S. subsidiaries ("Guarantor Companies") of the senior subordinated notes being contemplated by the Company. None of the Company's other subsidiaries guarantee the debt. Each of the guarantees is joint and several and full and unconditional.

        The restricted net assets of the Company's consolidated subsidiaries exceed 25% of the consolidated net assets as of December 31, 2003. The financial information included in the following tables for Merisant Worldwide, Inc. represents the parent company financial statements required under Rule 12-04, Schedule I of Regulation S-X.

Consolidating Statement of Results of Operations

For the Year Ended December 31, 2001

	Merisant Worldwide, Inc.	Guarantor Companies	Non-Guarantor Companies	Consolidating Eliminations	Consolidated
Net sales	$—	$157,317	$194,122	$(8,348)	$343,091
Cost of sales	—	52,820	90,098	(8,348)	134,570

Gross profit	—	104,497	104,024	—	208,521

Operating expenses:
Marketing and selling expenses	—	24,092	45,257	—	69,349
Administration expenses	—	23,492	7,593	—	31,085
Amortization of intangible assets	—	25,060	11,173	—	36,233
Start-up expenses	—	9,676	4,062	—	13,738
Restructuring expenses	—	—	722	—	722

Total operating expenses	—	82,320	68,807	—	151,127

Income from operations	—	22,177	35,217	—	57,394

Other expense (income):
Interest income	—	(34,885)	33,416	—	(1,469)
Interest expense	—	65,832	(22,138)	—	43,694
Other (income) expense, net	—	(523)	2,032	—	1,509

Total other expense	—	30,424	13,310	—	43,734

Income (loss) before income taxes and equity in consolidated subsidiaries	—	(8,247)	21,907	—	13,660
Provision for income taxes	—	1,624	5,741	—	7,365
Equity in consolidated subsidiaries	6,295	16,166	—	(22,461)	—

Net income (loss)	$6,295	$6,295	$16,166	$(22,461)	$6,295

Consolidating Statement of Results of Operations

For the Year Ended December 31, 2002

	Merisant Worldwide, Inc.	Guarantor Companies	Non-Guarantor Companies	Consolidating Eliminations	Consolidated
Net sales	$—	$177,918	$184,317	$(12,665)	$349,570
Cost of sales	—	68,201	78,966	(12,665)	134,502

Gross profit	—	109,717	105,351	—	215,068

Operating expenses:
Marketing and selling expenses	—	33,146	43,927	—	77,073
Administration expenses	—	21,478	10,557	—	32,035
Amortization of intangible assets	—	15,313	13,379	—	28,692
Start-up expenses	—	(147)	866	—	719
Restructuring expenses	—	1,382	945	—	2,327

Total operating expenses	—	71,172	69,674	—	140,846

Income from operations	—	38,545	35,677	—	74,222
Other expense (income):
Interest income	—	(15,531)	14,404	—	(1,127)
Interest expense	—	42,639	(7,872)	—	34,767
Cost of refinancing	—	7,147	—	—	7,147
Other (income) expense, net	—	990	(352)	—	638

Total other expense	—	35,245	6,180	—	41,425

Income (loss) before income taxes and equity in consolidated subsidiaries	—	3,300	29,497	—	32,797
Provision for income taxes	—	4,551	3,552	—	8,103
Equity in consolidated subsidiaries	24,694	25,945	—	(50,639)	—

Net income (loss)	$24,694	$24,694	$25,945	$(50,639)	$24,694

Consolidating Statement of Results of Operations

For the Year Ended December 31, 2003

	Merisant Worldwide, Inc.	Guarantor Companies	Non-Guarantor Companies	Consolidating Eliminations	Consolidated
Net sales	$—	$166,742	$193,568	$(8,009)	$352,301
Cost of sales	—	61,178	84,784	(8,009)	137,953

Gross profit	—	105,564	108,784	—	214,348

Operating expenses:
Marketing and selling expenses	—	34,907	46,532	—	81,439
Administration expenses	—	23,268	12,084	—	35,352
Amortization of intangible assets	—	8,656	13,505	—	22,161
Restructuring expenses	—	6,047	2,202	—	8,249

Total operating expenses	—	72,878	74,323	—	147,201

Income from operations	—	32,686	34,461	—	67,147

Other expense (income):
Interest income	—	(12,029)	11,218	—	(811)
Interest expense	1,201	44,349	(7,010)	—	38,540
Cost of refinancing	—	29,750	—	—	29,750
Other (income) expense, net	—	(1,355)	(1,035)	—	(2,390)

Total other expense	1,201	60,715	3,173	—	65,089

Income (loss) before income taxes and equity in consolidated subsidiaries	(1,201)	(28,029)	31,288	—	2,058
Provision for income taxes	—	14,196	5,506	—	19,702
Equity in consolidated subsidiaries	(16,443)	25,782	—	(9,339)	—

Net income (loss)	$(17,644)	$(16,443)	$25,782	$(9,339)	$(17,644)

Condensed Consolidating Balance Sheet

December 31, 2002

	Merisant Worldwide, Inc.	Guarantor Companies	Non-Guarantor Companies	Consolidating Eliminations	Consolidated
Assets
Cash and cash equivalents	$—	$231	$6,115	$—	$6,346
Trade accounts receivable, net of allowance for doubtful accounts	—	25,261	53,539	—	78,800
Other receivables	3,640	12,231	15,166	(13,055)	17,982
Inventories	—	8,081	12,692	—	20,773
Other current assets	—	2,987	499	—	3,486

Total current assets	3,640	48,791	88,011	(13,055)	127,387
Property and equipment, net	—	30,036	11,864	—	41,900
Trademarks, less accumulated amortization	—	105,681	171,910	—	277,591
Goodwill, less accumulated amortization	—	107,304	—	—	107,304
Deferred financing costs, less accumulated amortization	—	10,043	—	—	10,043
Other non-current assets	—	4,661	11,049	—	15,710
Investment in subsidiary	159,201	499,725	815	(658,926)	815

Total assets	$162,841	$806,241	$283,649	$(671,981)	$580,750

Liabilities
Accounts payable	$—	$23,263	$19,605	$(9,838)	$33,030
Income taxes payable	—	(207)	2,180	—	1,973
Accrued expenses and other liabilities	—	15,312	22,897	—	38,209
Current maturities of long-term obligations	—	26,306	—	—	26,306

Total current liabilities	—	64,674	44,682	(9,838)	99,518
Long-term obligations	—	459,963	—	(175,552)	284,411
Other liabilities	—	23,598	10,382	—	33,980

Total liabilities	—	548,235	55,064	(185,390)	417,909

Stockholders' Equity (Deficit)
Stockholders' equity (deficit)	162,841	258,006	228,585	(486,591)	162,841

Total liabilities and stockholders' equity (deficit)	$162,841	$806,241	$283,649	$(671,981)	$580,750

Condensed Consolidating Balance Sheet

December 31, 2003

	Merisant Worldwide, Inc.	Guarantor Companies	Non-Guarantor Companies	Consolidating Eliminations	Consolidated
Assets
Cash and cash equivalents	$—	$56	$8,777	$—	$8,833
Trade accounts receivable, net of allowance for doubtful accounts	—	28,507	62,149	—	90,656
Other receivables	—	10,765	11,149	(9,916)	11,998
Inventories	—	13,392	14,594	—	27,986
Other current assets	—	8,197	(1,353)	—	6,844

Total current assets	—	60,917	95,316	(9,916)	146,317
Property and equipment, net	—	25,509	13,744	—	39,253
Trademarks, less accumulated amortization	—	97,024	160,829	—	257,853
Goodwill, less accumulated amortization	—	107,304	—	—	107,304
Deferred financing costs, less accumulated amortization	2,610	16,394	—	—	19,004
Other non-current assets	—	4,426	583	—	5,009
Investment in subsidiary	(24,692)	497,600	710	(472,908)	710

Total assets	$(22,082)	$809,174	$271,182	$(482,824)	$575,450

Liabilities
Accounts payable	$121	$21,237	$17,794	$(5,771)	$33,381
Income taxes payable	—	2,478	575	—	3,053
Accrued expenses and other liabilities	—	30,100	24,384	—	54,484
Current maturities of long-term obligations	—	6,469	—	—	6,469

Total current liabilities	121	60,284	42,753	(5,771)	97,387
Long-term obligations	76,168	632,045	—	(171,376)	536,837
Other liabilities	—	42,733	(3,136)	—	39,597

Total liabilities	76,289	735,062	39,617	(177,147)	673,821

Stockholders' Equity (Deficit)
Stockholders' equity (deficit)	(98,371)	74,112	231,565	(305,677)	(98,371)

Total liabilities and stockholders' equity (deficit)	$(22,082)	$809,174	$271,182	$(482,824)	$575,450

Consolidating Statement of Cash Flows

For the Year Ended December 31, 2001

	Merisant Worldwide, Inc.	Guarantor Companies	Non-Guarantor Companies	Consolidating Eliminations	Consolidated
Operating activities
Net cash provided by (used in) operating activities	$—	$21,043	$43,898	$(22,461)	$42,480

Investing activities
Purchases of property and equipment	—	(10,259)	(5,188)	—	(15,447)

Net cash used in investing activities	—	(10,259)	(5,188)	—	(15,447)

Financing activities
Principal payments on long-term obligations	—	(43,520)	(50)	—	(43,570)
Repurchase of common stock	(350)	—	—	—	(350)
Issuance of common stock	980	—	—	—	980
Receivable/payable, parent company	(630)	30,899	(52,730)	22,461	—

Net cash provided by (used in) financing activities	—	(12,621)	(52,780)	22,461	(42,940)

Effect of exchange rate on cash	—	—	—	—	—
Net decrease in cash and cash equivalents	—	(1,837)	(14,070)	—	(15,907)
Cash and cash equivalents at beginning of year	—	4,286	25,903	—	30,189

Cash and cash equivalents at end of year	$—	$2,449	$11,833	$—	$14,282

Consolidating Statement of Cash Flows

For the Year Ended December 31, 2002

	Merisant Worldwide, Inc.	Guarantor Companies	Non-Guarantor Companies	Consolidating Eliminations	Consolidated
Operating activities
Net cash provided by operating activities	$—	$21,053	$85,473	$(50,639)	$55,887

Investing activities
Purchases of property and equipment	—	(2,118)	(4,937)	—	(7,055)

Net cash used in investing activities	—	(2,118)	(4,937)	—	(7,055)

Financing activities
Borrowings under long-term obligations	—	70,000	—	—	70,000
Principal payments on long-term obligations	—	(125,241)	—	—	(125,241)
Payment of deferred financing costs	—	(1,357)	—	—	(1,357)
Repurchase of common stock	(260)	—	—	—	(260)
Issuance of common stock	90	—	—	—	90
Receivable/payable, parent company	170	35,445	(86,254)	50,639	—

Net cash provided by (used in) financing activities	—	(21,153)	(86,254)	50,639	(56,768)

Effect of exchange rate on cash	—	—	—	—	—
Net decrease in cash and cash equivalents	—	(2,218)	(5,718)	—	(7,936)
Cash and cash equivalents at beginning of year	—	2,449	11,833	—	14,282

Cash and cash equivalents at end of year	$—	$231	$6,115	$—	$6,346

Consolidating Statement of Cash Flows

For the Year Ended December 31, 2003

	Merisant Worldwide, Inc.	Guarantor Companies	Non-Guarantor Companies	Consolidating Eliminations	Consolidated
Operating activities
Net cash provided by operating activities	$—	$30,711	$47,002	$(9,339)	$68,374

Investing activities
Proceeds from sale of fixed assets	—	150	—	—	150
Purchases of property and equipment	—	(3,160)	(2,831)	—	(5,991)
Investment in subsidiary	187,908	—	—	(187,908)	—
Purchase of tradename	—	—	(2,415)	—	(2,415)

Net cash provided by (used in) investing activities	187,908	(3,010)	(5,246)	(187,908)	(8,256)

Financing activities
Borrowings under long-term obligations	75,000	500,000	—	—	575,000
Principal payments on long-term obligations	—	(349,206)	—	—	(349,206)
Payment of deferred financing costs	(2,645)	(17,485)	—	—	(20,130)
Distribution to shareholder	(264,028)	(187,908)	—	187,908	(264,028)
Repurchase of common stock	(1)	—	—	—	(1)
Issuance of common stock	4	—	—	—	4
Receivable/payable, parent company	3,762	26,723	(39,824)	9,339	—

Net cash used in financing activities	(187,908)	(27,876)	(39,824)	197,247	(58,361)

Effect of exchange rate on cash	—	—	730	—	730
Net increase (decrease) in cash and cash equivalents	—	(175)	2,662	—	2,487
Cash and cash equivalents at beginning of year	—	231	6,115	—	6,346

Cash and cash equivalents at end of year	$—	$56	$8,777	$—	$8,833

17. Subsequent Events

        On January 24, 2004, the Company voluntarily initiated a retail and consumer recall for 40 gram and 80 gram glass jars in Australia and New Zealand following the receipt of three serious consumer complaints regarding broken containers. Field audits have indicated a jar breakage estimate between 1.0% and 2.5%. The Company is continuing to investigate the cause of the breakage. For the period ended December 31, 2003, gross profit has been reduced by $726 for estimated accounts receivable and inventory impairments associated with the recall. The ongoing costs of the recall will be expensed as incurred.

        In the commercial case Broma Technologies v. Searle Canada, Broma alleged a failure to continue the meal replacement business, failure to honor contractual right of first refusal and requirement to obtain consent to the Asset Purchase Agreement with Stella, and breach of confidentiality. The case was settled for $388 during January 2004. The settlement liability at December 31, 2003 is included in accrued expenses and other liabilities in the accompanying consolidated balance sheet.

MERISANT WORLDWIDE, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(Dollars In Thousands, Except Share and Per Share Amounts)

	At December 31, 2003	At March 31, 2004
	(Unaudited)
ASSETS
Cash and cash equivalents	$8,833	$11,430
Trade accounts receivable, net of allowance for doubtful accounts of $1,996 and $1,686, respectively	90,656	74,598
Other receivables	11,998	11,830
Inventories	27,986	32,352
Prepaid expenses and other assets	2,620	6,591
Current portion of note receivable from officer	506	506
Deferred income taxes	3,718	3,283

Total current assets	146,317	140,590
Property and equipment, net	39,253	38,985
Trademarks, less accumulated amortization of $84,166 and $89,718, respectively	257,853	252,301
Goodwill	107,304	107,304
Deferred financing costs, less accumulated amortization of $1,124 and $1,773, respectively	19,004	18,535
Other non-current assets	598	604
Non-current portion of note receivable from officer	4,411	3,947
Investment in equity affiliate	710	697

Total assets	$575,450	$562,963

LIABILITIES
Accounts payable	$33,381	$31,138
Income taxes payable	3,053	2,075
Accrued interest expense	10,015	4,354
Accrued trade and consumer promotions	19,788	20,092
Accrued expenses and other liabilities	24,681	26,549
Current maturities of long-term obligations	6,469	7,009

Total current liabilities	97,387	91,217
Long-term obligations	536,837	535,559
Deferred income taxes	12,993	12,297
Other liabilities	26,604	26,788

Total liabilities	673,821	665,861

STOCKHOLDERS' EQUITY (DEFICIT)
Common stock, $0.01 par value, 10,000,000 shares authorized, 9,169,552 and 9,169,552 issued and 9,089,380 and 9,089,380 outstanding, respectively	91	91
Due from employees for purchase of common stock	(767)	(767)
Retained earnings (deficit)	(90,568)	(95,022)
Accumulated other comprehensive loss	(5,406)	(5,479)
	(96,650)	(101,177)
Less cost of treasury stock (80,172 and 80,172 shares, respectively)	(1,721)	(1,721)

Total stockholders' equity (deficit)	(98,371)	(102,898)

Total liabilities and stockholders' equity (deficit)	$575,450	$562,963

The accompanying notes are an integral part of these consolidated financial statements.

MERISANT WORLDWIDE, INC. AND SUBSIDIARIES

Consolidated Statements of Operations and Comprehensive Income (Loss)

(Dollars In Thousands, Except Shares and Per Share Amounts)

	Three Months Ended March 31,
	2003	2004
	(Unaudited)
Net sales	$75,504	$77,816
Cost of sales	30,614	30,966

Gross profit	44,890	46,850

Operating expenses:
Marketing and selling expenses	20,447	21,623
Administration expenses	9,193	10,395
Amortization of intangible assets	5,510	5,554
Restructuring expenses	109	1,196

Total operating expenses	35,259	38,768

Income from operations	9,631	8,082

Other expense (income):
Interest income	(244)	(138)
Interest expense	7,624	13,436
Other expense (income), net	668	(1,150)

Total other expense	8,048	12,148

Income (loss) before income taxes	1,583	(4,066)
Provision for income taxes	705	388

Net income (loss)	$878	$(4,454)

Net income (loss) from above	$878	$(4,454)
Other comprehensive income (loss)	1,942	(73)

Total comprehensive income (loss)	$2,820	$(4,527)

Earnings per common share:
Basic
Net income (loss)	$0.10	$(0.49)
Weighted average number of common shares outstanding	8,639,428	9,089,380
Diluted
Net income (loss)	$0.10	$(0.49)
Weighted average number of common shares outstanding	9,089,300	9,089,380
Dividends paid per common share	—	—

The accompanying notes are an integral part of these consolidated financial statements.

MERISANT WORLDWIDE, INC. AND SUBSIDIARIES

Consolidated Statements of Stockholders' Equity (Deficit)

(Dollars In Thousands)

	Common Stock	Additional Paid-in Capital	Due from Employees for Purchase of Shares	Retained Earnings (Deficit)	Accumulated Other Comprehensive Loss	Treasury Stock, at cost	Total
	(Unaudited)
Balance at December 31, 2002	$87	$167,721	$(6,805)	$28,829	$(25,271)	$(1,720)	$162,841
Issuance of common stock.	4	—	—	—	—	—	4
Repurchase of common stock.	—	—	—	—	—	(1)	(1)
Settlement of employee loans for purchase of common stock	—	—	6,038	—	—	—	6,038
Foreign currency translation adjustment	—	—	—	—	2,989	—	2,989
Recognized loss on derivative instruments, net of taxes	—	—	—	—	13,073	—	13,073
Net change in fair value of derivative instruments, net of taxes	—	—	—	—	3,803	—	3,803
Distribution to shareholders.	—	(167,721)	—	(101,753)	—	—	(269,474)
Net loss	—	—	—	(17,644)	—	—	(17,644)

Balance at December 31, 2003	91	—	(767)	(90,568)	(5,406)	(1,721)	(98,371)
Foreign currency translation adjustment	—	—	—	—	(179)	—	(179)
Net change in fair value of derivative instruments, net of taxes	—	—	—	—	106	—	106
Net loss	—	—	—	(4,454)	—	—	(4,454)

Balance at March 31, 2004	$91	$—	$(767)	$(95,022)	$(5,479)	$(1,721)	$(102,898)

The accompanying notes are an integral part of these consolidated financial statements.

MERISANT WORLDWIDE, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(Dollars In Thousands)

	Three Months Ended March 31,
	2003	2004
	(Unaudited)
Operating Activities
Net income (loss)	$878	$(4,454)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	2,386	2,462
Loss on impairment of fixed assets	—	60
Amortization of intangible assets	5,510	5,554
Amortization of deferred financing costs	648	649
Interest accretion on senior subordinated discount notes	—	2,335
Euro-denominated loan foreign exchange gain	—	(1,148)
Equity in (income) loss of affiliate	(126)	13
Deferred income taxes	(511)	(320)
Changes in operating assets and liabilities:
Trade accounts receivable	11,919	15,660
Other receivables	(167)	758
Inventories	(4,133)	(4,410)
Prepaid expenses and other assets	(3,381)	(3,870)
Accounts payable	(739)	(2,407)
Accrued expenses and other	2,770	(3,970)

Net cash provided by operating activities	15,054	6,912

Investing Activities
Proceeds from sale of property and equipment	—	11
Purchases of property and equipment	(978)	(2,176)
Purchase of tradename	(400)	—

Net cash used in investing activities	(1,378)	(2,165)

Financing Activities
Principal payments on long term obligations	(11,576)	(1,925)
Payment of deferred financing costs	—	(181)

Net cash used in financing activities	(11,576)	(2,106)

Effect of exchange rate on cash	—	(44)
Net increase in cash and cash equivalents	2,100	2,597
Cash and cash equivalents at beginning of year	6,346	8,833

Cash and cash equivalents at end of period	$8,446	$11,430

The accompanying notes are an integral part of these consolidated financial statements.

MERISANT WORLDWIDE, INC. AND SUBSIDIARIES

Notes to Unaudited Consolidated Financial Statements

(Dollars In Thousands, Except Share and Per Share Amounts)

1. Principles of Consolidation

        The consolidated balance sheets as of December 31, 2003 and March 31, 2004, the related consolidated statements of operations and comprehensive income (loss) and of cash flows for the three months ended March 31, 2003 and 2004 and the related consolidated statements of stockholders' equity (deficit) for the year ended December 31, 2003 and the three months ended March 31, 2004 are unaudited. In the opinion of management, all normal, recurring adjustments necessary for a fair presentation of such financial statements have been included therein. For interim reporting purposes, certain marketing and advertising expenses are charged to results of operations as a percentage of sales. Interim results may not be indicative of results for a full year.

        The consolidated financial statements and notes do not contain certain information included in the Company's annual consolidated financial statements and notes. The December 31, 2003 consolidated balance sheet was derived from the Company's audited financial statements, but does not include all disclosures required by generally accepted accounting principles in the United States of America. These consolidated financial statements and footnotes should be read in conjunction with the Company's annual consolidated financial statements.

2. Segment Information

        A summary of the Company's operations by reportable segment for the three months ended March 31, 2003 and 2004, is as follows:

For the Three Months Ended March 31, 2003

	North America	EAME	Latin America	Asia/ Pacific	Consolidated
Net sales	$32,746	$29,973	$8,743	$4,042	$75,504

Operating EBITDA	$13,494	$7,648	$2,487	$(645)	$22,984

Less (plus):
Corporate expenses					6,016
Restructuring expense					109
Depreciation expense					2,386
Amortization expense					5,510
Other expense, net					(668)

Income from operations					9,631
Interest expense, net					7,380
Other expense, net					668

Income before income taxes					$1,583

For the Three Months Ended March 31, 2004

	North America	EAME	Latin America	Asia/ Pacific	Consolidated
Net sales	$32,412	$31,580	$9,083	$4,741	$77,816

Operating EBITDA	$12,169	$9,037	$2,032	$258	$23,496

Less (plus):
Corporate expenses					6,163
Restructuring expense					1,196
Depreciation and impairment expense					2,522
Amortization expense					5,554
Currency gain on euro debt					(1,148)
Other non-cash income					(23)
Other expense, net					1,150

Income from operations					8,082
Interest expense, net					13,298
Other income, net					(1,150)

Loss before income taxes					$(4,066)

3. Restructuring and Restructuring-Related Charges

        During the three months ended March 31, 2004, the Company continued to evaluate strategic options for its tabletop sweetener business. This review resulted in the continuation of workforce reductions and planned changes in the Company's global business model. These actions are designed to improve both financial results and the long-term value of the business. Restructuring and restructuring-related charges for workforce reductions of $109 and $1,196 were recorded for the three months ended March 31, 2003 and March 31, 2004, respectively. The 2004 charges principally relate to planned employee termination costs (including 4 personnel) that were announced during the three months ended March 31, 2004. Future payouts are scheduled to be made over the next twenty-seven months.

        Reconciliation of the restructuring liability, as of March 31, 2004 is as follows:

Restructuring liability at December 31, 2003	$4,463
Restructuring expenses for the three months ended March 31, 2004	1,196
Cash payments for the three months ended March 31, 2004	(2,053)

Restructuring liability at March 31, 2004	$3,606

        The restructuring liability at December 31, 2003 and March 31, 2004 is included in Accrued Expenses and Other Liabilities in the accompanying condensed consolidated balance sheets and includes $2,435 due to the Company's Chairman as of March 31, 2004. All restructuring charges for the three months ended March 31, 2004 were incurred in the EAME segment.

4. Inventories

        Inventories consisted of the following:

	December 31, 2003	March 31, 2004
Raw materials and supplies	$9,835	$9,035
Work in process	1,217	1,803
Finished goods	16,934	21,514

	$27,986	$32,352

5. Debt

        At March 31, 2004, borrowings included $50,133 ("Term A") loan bearing interest of 4.89%, borrowings of $188,525 ("Term B") loan bearing interest of 3.91%, borrowings of $225,000 ("Notes") bearing interest of 9.5%, and borrowings of $78,503 ("Discount Notes") bearing interest of 12.25%.

        At March 31, 2004, $35,000 of borrowing capacity was available under the revolving loan facility.

6. Transactions with Related Parties

        The Company has a deferred compensation payable to an executive employee and a note receivable from an executive employee. The Company recorded $75 and $71 of interest income on the note receivable for the three months ended March 31, 2003 and March 31, 2004, respectively, and an equal amount of interest expense in the respective quarters.

7. Commitments and Contingencies

        The Company is committed to purchase all aspartame raw material needs through December 31, 2004 from The NutraSweet Company pursuant to a supply agreement that expires on December 31, 2005. The Company's aspartame purchases from NutraSweet in 2005 will be at a fixed price and will be subject to a fixed purchase requirement as specified in the supply agreement.

        The Company has an investment in an affiliate located in the Philippines that is accounted for using the equity method. The affiliate, a 50/50 joint venture, distributes sugar substitute sweeteners for the international consumer food markets, primarily under the Equal® and Nutrasweet® brands. In addition to its investment in the joint venture, the Company is committed to a 50% share in any additional joint venture borrowings entered into. As of December 31, 2003 and March 31, 2004, there were no additional joint venture borrowings.

        The Company is subject to various claims, pending and possible legal actions for product liability and other damages, and other matters arising out of the conduct of the Company's business, including tax uncertainties arising from doing business in various European jurisdictions. The Company believes, based on current knowledge, recorded accruals, and consultation with counsel, that the outcome of such claims and actions will not have a material adverse effect on the Company's consolidated financial position or results of operations.

8. Income Taxes

        In February 2004, the Company's operating subsidiary in Switzerland received a Federal Tax Exemption from the Swiss tax authorities. The tax exemption is retroactive to January 1, 2003 and is effective through December 3, 2011. The impact of this tax exemption of $1.4 million was recorded as a tax benefit in the first quarter of 2004, in a treatment similar to the treatment used to record a change in enacted tax laws.

9. Consolidating Guarantor and Non-Guarantor Financial Information

        The following tables set forth the consolidating statements of results of operations and cash flows for each of the periods ended March 31, 2003 and 2004 and the consolidating balance sheet as of March 31, 2004. The following information is included as a result of the guarantee by the Company's 100% owned U.S. subsidiaries ("Guarantor Companies") of the senior subordinated notes being contemplated by the Company. None of the Company's other subsidiaries guarantee the debt. Each of the guarantees is joint and several and full and unconditional.

        The restricted net assets of the Company's consolidated subsidiaries exceed 25% of the consolidated net assets as of March 31, 2004. The financial information included in the following tables for Merisant Worldwide, Inc. represents the parent company financial statements required under Rule 12-04, Schedule I of Regulation S-X.

Consolidating Statement of Results of Operations
For the Three Months Ended March 31, 2003

	Merisant Worldwide, Inc.	Guarantor Companies	Non- Guarantor Companies	Consolidating Eliminations	Consolidated
Net sales	$—	$34,366	$43,171	$(2,033)	$75,504
Cost of sales	—	13,749	18,898	(2,033)	30,614

Gross profit	—	20,617	24,273	—	44,890

Operating expenses:
Marketing and selling expenses	—	7,957	12,490	—	20,447
Administration expenses	—	6,487	2,706	—	9,193
Amortization of intangible assets	—	2,164	3,346	—	5,510
Restructuring expenses	—	19	90	—	109

Total operating expenses	—	16,627	18,632	—	35,259

Income from operations	—	3,990	5,641	—	9,631

Other expense (income):
Interest income	—	(3,214)	2,970	—	(244)
Interest expense	—	9,421	(1,797)	—	7,624
Other (income) expense, net	—	(32)	700	—	668

Total other expense	—	6,175	1,873	—	8,048

Income (loss) before income taxes and equity in consolidated subsidiaries	—	(2,185)	3,768	—	1,583
Provision for income taxes	—	581	124	—	705
Equity in consolidated subsidiaries	878	3,644	—	(4,522)	—

Net income (loss)	$878	$878	$3,644	$(4,522)	$878

Consolidating Statement of Results of Operations
For the Three Months Ended March 31, 2004

	Merisant Worldwide, Inc.	Guarantor Companies	Non- Guarantor Companies	Consolidating Eliminations	Consolidated
Net sales	$—	$34,024	$45,451	$(1,659)	$77,816
Cost of sales	—	13,413	19,212	(1,659)	30,966

Gross profit	—	20,611	26,239	—	46,850

Operating expenses:
Marketing and selling expenses	—	8,856	12,767	—	21,623
Administration expenses	48	6,424	3,923	—	10,395
Amortization of intangible assets	—	2,164	3,390	—	5,554
Restructuring expenses	—	—	1,196	—	1,196

Total operating expenses	48	17,444	21,276	—	38,768

Income from operations	(48)	3,167	4,963	—	8,082

Other expense (income):
Interest income	—	(2,541)	2,403	—	(138)
Interest expense	2,405	12,640	(1,609)	—	13,436
Other (income) expense, net	—	(1,168)	18	—	(1,150)

Total other expense	2,405	8,931	812	—	12,148

Income (loss) before income taxes and equity in consolidated subsidiaries	(2,453)	(5,764)	4,151	—	(4,066)
Provision for income taxes	—	(188)	576	—	388
Equity in consolidated subsidiaries	(2,001)	3,575	—	(1,574)	—

Net income (loss)	$(4,454)	$(2,001)	$3,575	$(1,574)	$(4,454)

Condensed Consolidating Balance Sheet

December 31, 2003

	Merisant Worldwide, Inc.	Guarantor Companies	Non-Guarantor Companies	Consolidating Eliminations	Consolidated
Assets
Cash and cash equivalents	$—	$56	$8,777	$—	$8,833
Trade accounts receivable, net of allowance for doubtful accounts	—	28,507	62,149	—	90,656
Other receivables	—	10,765	11,149	(9,916)	11,998
Inventories	—	13,392	14,594	—	27,986
Other current assets	—	8,197	(1,353)	—	6,844

Total current assets	—	60,917	95,316	(9,916)	146,317
Property and equipment, net	—	25,509	13,744	—	39,253
Trademarks, less accumulated amortization	—	97,024	160,829	—	257,853
Goodwill, less accumulated amortization	—	107,304	—	—	107,304
Deferred financing costs, less accumulated amortization	2,610	16,394	—	—	19,004
Other non-current assets	—	4,426	583	—	5,009
Investment in subsidiary	(24,692)	497,600	710	(472,908)	710

Total assets	$(22,082)	$809,174	$271,182	$(482,824)	$575,450

Liabilities
Accounts payable	$121	$21,237	$17,794	$(5,771)	$33,381
Income taxes payable	—	2,478	575	—	3,053
Accrued expenses and other liabilities	—	30,100	24,384	—	54,484
Current maturities of long-term obligations	—	6,469	—	—	6,469

Total current liabilities	121	60,284	42,753	(5,771)	97,387
Long-term obligations	76,168	632,045	—	(171,376)	536,837
Other liabilities	—	42,733	(3,136)	—	39,597

Total liabilities	76,289	735,062	39,617	(177,147)	673,821

Stockholders' Equity (Deficit)
Stockholders' equity (deficit)	(98,371)	74,112	231,565	(305,677)	(98,371)

Total liabilities and stockholders' equity (deficit)	$(22,082)	$809,174	$271,182	$(482,824)	$575,450

Condensed Consolidating Balance Sheet
March 31, 2004

	Merisant Worldwide, Inc.	Guarantor Companies	Non- Guarantor Companies	Consolidating Eliminations	Consolidated
Assets
Cash and cash equivalents	$346	$1,444	$9,640	$—	$11,430
Trade accounts receivable, net of allowance for doubtful accounts	—	20,939	53,659	—	74,598
Other receivables	—	8,474	11,384	(8,028)	11,830
Inventories	—	15,643	16,709	—	32,352
Other current assets	—	7,964	2,416	—	10,380

Total current assets	346	54,464	93,808	(8,028)	140,590
Property and equipment, net	—	25,001	13,984	—	38,985
Trademarks, less accumulated amortization	—	94,860	157,441	—	252,301
Goodwill, less accumulated amortization	—	107,304	—	—	107,304
Deferred financing costs, less accumulated amortization	2,576	15,959	—	—	18,535
Other non-current assets	—	3,962	589	—	4,551
Investment in subsidiary	(27,267)	492,505	697	(465,238)	697

Total assets	$(24,345)	$794,055	$266,519	$(473,266)	$562,963

Liabilities
Accounts payable	$50	$17,021	$19,924	$(5,857)	$31,138
Income taxes payable	0	2,478	(403)	—	2,075
Accrued expenses and other liabilities	0	26,077	24,918	—	50,995
Current maturities of long-term obligations	0	7,009	—	—	7,009

Total current liabilities	50	52,585	44,439	(5,857)	91,217
Long-term obligations	78,503	631,549	—	(174,493)	535,559
Other liabilities	—	38,384	701	—	39,085

Total liabilities	78,553	722,518	45,140	(180,350)	665,861

Stockholders' Equity (Deficit)
Stockholders' equity (deficit)	(102,898)	71,537	221,379	(292,916)	(102,898)

Total liabilities and stockholders' equity (deficit)	$(24,345)	$794,055	$266,519	$(473,266)	$562,963

Consolidating Statement of Cash Flows
For the Three Months Ended March 31, 2003

	Merisant Worldwide, Inc.	Guarantor Companies	Non- Guarantor Companies	Consolidating Eliminations	Consolidated
Operating activities
Net cash provided by operating activities	$—	$7,720	$11,856	$(4,522)	$15,054

Investing activities
Purchases of property and equipment	—	(149)	(829)	—	(978)
Purchase of tradename		—	(400)		(400)

Net cash used in investing activities	—	(149)	(1,229)	—	(1,378)

Financing activities
Principal payments on long-term obligations	—	(11,576)	—	—	(11,576)
Receivable/payable, parent company	—	3,796	(8,318)	4,522	—

Net cash provided by (used in) financing activities	—	(7,780)	(8,318)	4,522	(11,576)

Effect of exchange rate on cash	—	—	—	—	—
Net increase (decrease) in cash and cash equivalents	—	(209)	2,309	—	2,100
Cash and cash equivalents at beginning of year	—	231	6,115	—	6,346

Cash and cash equivalents at end of year	$—	$22	$8,424	$—	$8,446

Consolidating Statement of Cash Flows
For the Three Months Ended March 31, 2004

	Merisant Worldwide, Inc.	Guarantor Companies	Non- Guarantor Companies	Consolidating Eliminations	Consolidated
Operating activities
Net cash provided by operating activities	$—	$(8,803)	$17,289	$(1,574)	$6,912

Investing activities
Proceeds from sale of fixed assets	—	—	11	—	11
Purchases of property and equipment	—	(1,045)	(1,131)	—	(2,176)
Investment in subsidiary	500	—	—	(500)	—

Net cash used in investing activities	500	(1,045)	(1,120)	(500)	(2,165)

Financing activities
Principal payments on long-term obligations	—	(1,925)	—	—	(1,925)
Payment of deferred financing costs	(34)	(147)	—	—	(181)
Distribution to shareholder	—	(500)	—	500	—
Receivable/payable, parent company	(120)	13,808	(15,262)	1,574	—

Net cash provided by (used in) financing activities	(154)	11,236	(15,262)	2,074	(2,106)

Effect of exchange rate on cash	—	—	(44)	—	(44)
Net decrease in cash and cash equivalents	346	1,388	863	—	2,597
Cash and cash equivalents at beginning of year	—	56	8,777	—	8,833

Cash and cash equivalents at end of year	$346	$1,444	$9,640	$—	$11,430

10. Earnings per Share

        Basic and diluted earnings per share were calculated using the following:

	For the Three Months Ended March 31,
	2003	2004
Weighted average shares for basic earnings per share	8,639,428	9,089,380
Plus incremental shares for assumed conversions:
Warrants	449,872	—

Weighted average shares for diluted earnings per share	9,089,300	9,089,380

11. Subsequent Events

        During the three months ended June 30, 2004, the Company decided to exit and sell its Fairfield, Australia manufacturing facility via the sale of the stock of its wholly owned subsidiary, Merisant Manufacturing Australia Pty. Ltd. The sale was completed on July 23, 2004. As a result, the Company will record asset impairment and other exit costs on its consolidated results of operations for the three months ended June 30, 2004. The Company anticipates that the asset impairment and exit charge will be approximately $3.4 million.

Merisant Worldwide, Inc.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

        The expenses to be paid by our company in connection with the distribution of the securities being registered are as follows:

	Amount(1)
Securities and Exchange Commission Registration fee		$88,690
National Association of Securities Dealers, Inc. filing fee		30,500
Nasdaq National Market listing fee*
Accounting fees and expenses*
Legal fees and expenses*
Transfer Agent and Registrar fees and expenses*
Printing and Engraving expenses*
Miscellaneous fees and expenses*

Total	$

(1)
All amounts are estimates except the SEC Registration fee, the National Association of Securities Dealers, Inc. filing fee and the Nasdaq National Market listing fee.

*
To be completed by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        Each Registrant was organized under the laws of the State of Delaware and is subject to the Delaware General Corporation Law (the "Code"). Section 145 of the Code provides that officers and directors may receive indemnification from their corporations for certain actual or threatened lawsuits. The Code sets out the standard of conduct which the officers and directors must meet in order to be indemnified, the parties who are to determine whether the standard has been met and the types of expenditures which will be indemnified. The Code further provides that a corporation may purchase indemnification insurance, with such insurance providing indemnification for the officers or directors whether or not the corporation would have the power to indemnify them against such liability under the provisions of the Code.

        Each Registrant's Certificate of Incorporation provides that such Registrant shall indemnify all of its directors and officers to the fullest extent permitted by Section 145. In addition, each Registrant's Certificate of Incorporation provides, as permitted by the Code, that directors shall not be personally liable for monetary damages for breach of fiduciary duty as a director, except (i) for breaches of their duty of loyalty to such Registrant or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Code, or (iv) for any transaction from which a director derived an improper personal benefit.

        Each Registrant's current Bylaws provide that such Registrant shall indemnify and hold harmless, to the fullest extent permitted by law, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, sale or proceedings, by reason of the fact that such person, or a person for whom he or she is the legal representative, is or was a director, officer, employee or agent of such Registrant or was serving, at the request of such Registrant, as a director, officer, employee or agent of another entity, against all liability and loss incurred and expenses reasonably incurred by such person.

        Merisant Worldwide, Inc. and its subsidiaries are covered by liability insurance policies which indemnify their directors and officers against loss arising from claims by reason of their legal liability for acts as such directors, officers or trustees, subject to limitations and conditions as set forth in the policies.

        We have entered into indemnification agreements, a form of which is attached as Exhibit 10.18, with each of our directors and certain executive officers that may be broader than the specific indemnification provisions contained in the Code. These indemnification agreements may require us, among other things, to indemnify our directors and certain executive officers against liabilities that may arise by reason of their status or service. These indemnification agreements may also require us to advance all expenses incurred by the directors or executive officers in investigating or defending any such action, suit or proceeding.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

        In the three years prior to the filing of this registration statement, we or Merisant issued and sold the following unregistered securities:

  Senior Subordinated Discount Notes

        On November 12, 2003, we issued $136 million of Senior Subordinated Discount Notes due 2014. A portion of the proceeds of the discount notes were used to pay a dividend to our shareholders. The discount notes are unsecured obligations and are subordinated in right of payment to all of our existing and future senior indebtedness. The discount notes had an initial accreted value of principal of $.551 per $1 fully accreted principal amount at maturity of the discount notes. The accreted value of principal of each discount note increases from the date of issuance until November 15, 2008 at the rate of 12.25% annually. Cash interest will accrue and will be payable semiannually in arrears on May 15th and November 15th, commencing on May 15, 2009. The discount notes mature on May 15, 2014. In connection with the discount note issuance, we incurred deferred financing fees of $2.6 million. The indenture governing the discount notes contain covenants that limit our ability to pay dividends, incur additional debt, create liens, engage in transactions with affiliates, sell or purchase property and equipment and take certain other actions with respect to the business. The discount notes were sold to certain underwriters pursuant to the exemption from registration provided by Section 4(2) of the Securities Act. The underwriters resold the discount notes to qualified institutional buyers pursuant to Rule 144A or Regulation S of the Securities Act. In connection with that sale, we agreed to complete an exchange offer for the discount notes. We offered to exchange $136,040,000 aggregate principal amount at maturity of our new 12 1/4% senior subordinated discount notes due 2014, the issuance of which was registered under the Securities Act, for $136,040,000 aggregate principal amount at maturity of our 12 1/4% senior subordinated discount notes due 2014, which were not registered under the Securities Act. The registration statement on Form S-4 relating to the exchange offer was filed with the SEC on March 31, 2004.

  Senior Subordinated Notes

        On July 11, 2003, Merisant issued $225,000,000 principal amount of 9 1/2% Senior Subordinated Notes due 2013. A portion of the proceeds of the senior subordinated notes was used to pay a dividend to us, which we used to pay a dividend to our shareholders. The senior subordinated notes were sold to certain underwriters pursuant to the exemption from registration provided by Section 4(2) of the Securities Act. The underwriters resold the senior subordinated notes to qualified institutional buyers pursuant to Rule 144A or Regulation S of the Securities Act. In connection with that sale, Merisant agreed to complete an exchange offer for the senior subordinated notes. Merisant offered to exchange $225,000,000 aggregate principal amount of its new 9 1/2% senior subordinated notes due 2013, the issuance of which was registered under the Securities Act, for $225,000,000 aggregate principal amount of its 9 1/2% senior subordinated notes due 2013, which were not registered under the Securities Act. The registration statement on Form S-4 relating to the exchange offer was filed with the SEC on March 31, 2004.

  Common Stock

        Between July 11, 2001 and January 30, 2002, we issued an aggregate of 132,553 shares of common stock to a total of 11 employees for an aggregate purchase price of $3,440,000.

        On September 19, 2003, we issued an aggregate of 449,952 shares of common stock upon the exercise of or in exchange for warrants held by four accredited investors for an aggregate purchase price of $4,500.

        These issuances were exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act. All recipients either received adequate information about us or had access, through employment or other relationships, to such information. Appropriate legends, setting forth that the securities had not been registered and the applicable restrictions on transfer, were affixed to the stock certificates issued in these transactions. No underwriters were employed in any of these transactions.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENTS INDEX.

  (a)
  Exhibits: The following is a list of all the exhibits filed as part of the Registration Statement.

Exhibit No.	Description
1.1*	Form of Underwriting Agreement.
3.1†	Form of Amended and Restated Certificate of Incorporation of Merisant Worldwide, Inc.
3.2†	Form of Amended and Restated Bylaws of Merisant Worldwide, Inc.
3.3**	Certificate of Incorporation of Tabletop Holdings, Inc.
3.4**	Certificate of Amendment to Certificate of Incorporation of Tabletop Holdings, Inc.
3.5**	Certificate of Amendment of Certificate of Incorporation of Tabletop Holdings, Inc.
3.6**	Certificate of Amendment to the Certificate of Incorporation of Tabletop Holdings, Inc.
3.7**	Bylaws of Tabletop Holdings, Inc. (n/k/a Merisant Worldwide, Inc.)
3.8**	Certificate of Incorporation of Table Top Acquisition Corp.
3.9**
Certificate of Correction Filed to Correct a Certain Error in the Certificate of Incorporation of Table Top Acquisition Corp. Filed in the Office of the Secretary of State of the State of Delaware on December 16, 1999.
3.10**	Certificate of Amendment to Certificate of Incorporation of Tabletop Acquisition Corp.
3.11**	Merisant Company Certificate of Amendment of Certificate of Incorporation.
3.12**	Bylaws of Tabletop Acquisition Corp. (n/k/a Merisant Company).
3.13**	Certificate of Incorporation of Tabletop Foreign Holdings II, Corp.
3.14**	Certificate of Amendment to Certificate of Incorporation of Tabletop Foreign Holdings II, Corp.
3.15**	Merisant US, Inc. Certificate of Amendment of Certificate of Incorporation.

3.16**	Bylaws of Tabletop Foreign Holdings II, Corp. (n/k/a Merisant US, Inc.).
3.17**	Certificate of Incorporation of Tabletop Foreign Holdings I, Corp.
3.18**	Certificate of Amendment to Certificate of Incorporation of Tabletop Foreign Holdings I, Corp.
3.19**	Merisant Foreign Holdings I, Inc. Certificate of Amendment of Certificate of Incorporation.
3.20**	Bylaws of Tabletop Foreign Holdings I, Corp. (n/k/a Merisant Foreign Holdings I, Inc.).
4.1*	Form of Indenture among Merisant Worldwide, Inc., the guarantors from time to time parties thereto and Wells Fargo Bank, National Association, as Trustee.
4.2**	Indenture dated as of November 12, 2003 between Tabletop Holdings, Inc. and Wells Fargo Bank Minnesota, National Association, as Trustee.
4.3**	Registration Rights Agreement dated as of November 12, 2003 among Tabletop Holdings, Inc., Credit Suisse First Boston LLC and Jefferies & Company, Inc.
4.4**	Indenture dated as of July 11, 2003 among Merisant Company, the guarantors from time to time parties thereto and Wells Fargo Bank Minnesota, National Association.
4.5**	Registration Rights Agreement dated as of July 11, 2003 among Merisant Company, Credit Suisse First Boston LLC, Wachovia Securities, LLC and Banc One Capital Markets, Inc.
4.6**	Shareholders Agreement dated as of March 17, 2000 by and among Tabletop Holdings, Inc. and certain of its shareholders party thereto.
4.7†	Form of Amended and Restated Shareholders Agreement by and among Merisant Worldwide, Inc. and certain of its shareholders party thereto.
4.8**	Registration Rights Agreement dated as of March 17, 2000 by and among Tabletop Holdings, Inc. and certain of its shareholders party thereto.
4.9†	Form of Amended and Restated Registration Rights Agreement by and among Merisant Worldwide, Inc. and certain of its shareholders party thereto.
4.10*	Form of % Senior Subordinated Note due 2019 (included in Exhibit 4.1).
4.11**	Form of 12 1/4% Senior Subordinated Discount Note due 2014 (included in Exhibit 4.2).
4.12**	Form of 9 1/2% Senior Subordinated Note due 2013 (included in Exhibit 4.4).
4.13†	Form of stock certificate for Class A common stock.
4.14†	Form of stock certificate for Class B common stock.
4.15†	Form of Global Income Deposit Security certificate.
5.1†	Opinion of Sidley Austin Brown & Wood LLP regarding legality.
8.1*	Opinion of Sidley Austin Brown & Wood LLP regarding tax.
10.1**	Credit Agreement dated July 11, 2003 by and among Merisant Company, the lenders referred to therein, and Credit Suisse First Boston, as administrative agent.
10.2**	Security Agreement dated as of July 11, 2003 by and among Merisant Company, the grantors referred to therein, and Credit Suisse First Boston, as administrative agent.
10.3**	Promissory Note dated as of December 22, 2000 from Merisant Company 2 Sarl.

10.4**	Security Agreement dated as of December 22, 2000 between Merisant Company 2, Sarl and Merisant Company.
10.5**	Amendment No. 1 dated as of July 11, 2003 to the Security Agreement between Merisant Company 2, Sarl and Merisant Company.
10.6**	Amended and Restated Manufacturing Agreement dated as of November 29, 2000 between Kruger GmbH & Co. and Merisant Company.
10.7**	Amended and Restated Retail Distribution Agreement dated as of May 17, 2001 between Merisant US, Inc. and Heinz U.S.A., a division of H.J. Heinz Company.
10.8†	Second Amended and Restated Supply Agreement dated as of December 31, 2003 among Merisant Company, Merisant Company 1 Sarl and the NutraSweet Company.(1)
10.9**	Contract Completion Agreement dated as of June 1, 2003 between Merisant Company and Arnold W. Donald.
10.10**	Agreement dated as of June 1, 2003 between Merisant Company and Arnold W. Donald.
10.11**	Note dated as of March 17, 2000 from Arnold W. Donald.
10.12**	Promissory Note dated as of July 26, 2000 from Carl Warschausky.
10.13**	Promissory Note dated January 28, 2002 from Dana Voris.
10.14**	Promissory Note dated August 20, 2001 from Michael G. Nichols.
10.15**	Voluntary Separation and Release Agreement dated as of September 30, 2003 between Merisant US, Inc. and Carl W. Warschausky.
10.16**	Merisant Company Key Executive Performance and Retention Plan.
10.17**	Tabletop Holdings, Inc. Stock Appreciation Rights Plan.
10.18†	Form of Indemnification Agreement between Merisant Worldwide, Inc. and each of its directors and certain executive officers.
10.19†	2004 Annual Incentive Plan.
10.20†	2004 IDS Incentive Plan.
12.1**	Computation of Ratio of Earnings to Fixed Charges.
12.2*	Pro Forma Computation of Ratio of Earnings to Fixed Charges.
21.1***	Subsidiaries.
23.1***	Consent of PricewaterhouseCoopers LLP.
23.2***	Consent of Houlihan Lokey Howard & Zukin Financial Advisors, Inc.
23.3*	Consent of Sidley Austin Brown & Wood LLP (included in Exhibits 5.1 and 8.1).
23.4**	Consent of Irwin Cohen.
24.1**	Power of Attorney (included on the signature pages to this Registration Statement filed on April 30, 2004).

24.2**	Power of Attorney of Robert E. Albus.
25.1**	Statement regarding eligibility of Trustee on Form T-1 of Wells Fargo Bank, National Association.

(1)
Confidential treatment requested as to certain portions, which portions have been omitted and filed separately with the Securities and Exchange Commission.

*
To be filed by amendment.

**
Previously filed.

***
Previously filed, but amended or updated version filed herewith.

†
Filed herewith.

(b)
Financial Schedules:

    Schedule I has not been provided as the requirement of Rule 12-04 of Regulation S-X has been satisfied through the disclosures provided in Note 16, page F-25, of the consolidated financial statements, included herein.

    Schedule II—Valuation and Qualifying Accounts

ITEM 17. UNDERTAKINGS.

(A)
The undersigned registrants hereby undertake to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(B)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(C)
The undersigned registrants hereby undertake that:

(1)
For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)
For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

MERISANT WORLDWIDE, INC.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on the 10th day of August, 2004.

MERISANT WORLDWIDE, INC.
By:	/s/ DONALD J. HOTZ Name: Donald J. Hotz Title: Chief Financial Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

* Etienne J. Veber	President, Chief Executive Officer and Director (Principal Executive Officer)	August 10, 2004
* Donald J. Hotz	Chief Financial Officer (Principal Financial Officer)	August 10, 2004
* Dana M. Voris	Controller (Principal Accounting Officer)	August 10, 2004
* Arnold Donald	Chairman of the Board	August 10, 2004
* Robert E. Albus	Director	August 10, 2004
* Andrew M. Bursky	Director	August 10, 2004
* Vivek Mehta	Director	August 10, 2004
* Jonathan Swerdlow	Director	August 10, 2004
* David S. Uri	Director	August 10, 2004
*By:	/s/ DONALD J. HOTZ Donald J. Hotz Attorney-in-Fact

MERISANT COMPANY

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on the 10th day of August, 2004.

MERISANT COMPANY
By:	/s/ DONALD J. HOTZ Name: Donald J. Hotz Title: Chief Financial Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

* Etienne J. Veber	President, Chief Executive Officer and Director (Principal Executive Officer)	August 10, 2004
* Donald J. Hotz	Chief Financial Officer (Principal Financial Officer)	August 10, 2004
* Dana M. Voris	Controller (Principal Accounting Officer)	August 10, 2004
* Arnold Donald	Chairman of the Board	August 10, 2004
* Robert E. Albus	Director	August 10, 2004
* Andrew M. Bursky	Director	August 10, 2004
* Vivek Mehta	Director	August 10, 2004
* Jonathan Swerdlow	Director	August 10, 2004
* David S. Uri	Director	August 10, 2004
*By:	/s/ DONALD J. HOTZ Donald J. Hotz Attorney-in-Fact

MERISANT US, INC.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on the 10th day of August, 2004.

MERISANT US, INC.
By:	/s/ DONALD J. HOTZ Name: Donald J. Hotz Title: Chief Financial Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

* Etienne J. Veber	President, Chief Executive Officer and Director (Principal Executive Officer)	August 10, 2004
* Donald J. Hotz	Chief Financial Officer (Principal Financial Officer)	August 10, 2004
* Dana M. Voris	Controller (Principal Accounting Officer)	August 10, 2004
* Arnold Donald	Chairman of the Board	August 10, 2004
* Robert E. Albus	Director	August 10, 2004
* Andrew M. Bursky	Director	August 10, 2004
* Vivek Mehta	Director	August 10, 2004
* Jonathan Swerdlow	Director	August 10, 2004
* David S. Uri	Director	August 10, 2004
*By:	/s/ DONALD J. HOTZ Donald J. Hotz Attorney-in-Fact

MERISANT FOREIGN HOLDINGS I, INC.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on the 10th day of August, 2004.

MERISANT FOREIGN HOLDINGS I, INC.
By:	/s/ DONALD J. HOTZ Name: Donald J. Hotz Title: Chief Financial Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

* Etienne J. Veber	President, Chief Executive Officer and Director (Principal Executive Officer)	August 10, 2004
* Donald J. Hotz	Chief Financial Officer (Principal Financial Officer)	August 10, 2004
* Dana M. Voris	Controller (Principal Accounting Officer)	August 10, 2004
* Arnold Donald	Chairman of the Board	August 10, 2004
* Robert E. Albus	Director	August 10, 2004
* Andrew M. Bursky	Director	August 10, 2004
* Vivek Mehta	Director	August 10, 2004
* Jonathan Swerdlow	Director	August 10, 2004
* David S. Uri	Director	August 10, 2004
*By:	/s/ DONALD J. HOTZ Donald J. Hotz Attorney-in-Fact

Report of Independent Registered Public Accounting Firm on Financial Statement Schedule

To the Board of Directors of
    Merisant Worldwide, Inc.

        Our audits of the consolidated financial statements referred to in our report dated March 24, 2004, appearing on page F-2 of this Registration Statement on Form S-1 of Merisant Worldwide, Inc. also included an audit of the Financial Statement Schedule listed in Item 16(b) of this Registration Statement. In our opinion, this Financial Statement Schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.

PRICEWATERHOUSECOOPERS LLP

Chicago, Illinois
March 24, 2004

S-1

MERISANT WORLDWIDE, INC.

SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS

(Dollars In Thousands)

	Balance at beginning of period	Charged to costs and expenses	Additions to/ (Deductions) from Reserve(a)	Balance at end of period
Year ended December 31, 2003
Allowance for doubtful accounts	$1,449	$1,101	$(554)	$1,996
Deferred tax valuation allowance	3,600	21,223	—	24,823
Year ended December 31, 2002
Allowance for doubtful accounts	$1,658	$21	$(230)	$1,449
Deferred tax valuation allowance	1,085	2,515	—	3,600
Year ended December 31, 2001
Allowance for doubtful accounts	$1,461	$512	$(315)	$1,658
Deferred tax valuation allowance	1,085	—	—	1,085

(a)
Write-off of accounts considered uncollectible, net of recoveries, and foreign currency translation adjustments.

S-2

INDEX TO EXHIBITS

Exhibit No.	Description
1.1*	Form of Underwriting Agreement.
3.1†	Form of Amended and Restated Certificate of Incorporation of Merisant Worldwide, Inc.
3.2†	Form of Amended and Restated Bylaws of Merisant Worldwide, Inc.
3.3**	Certificate of Incorporation of Tabletop Holdings, Inc.
3.4**	Certificate of Amendment to Certificate of Incorporation of Tabletop Holdings, Inc.
3.5**	Certificate of Amendment of Certificate of Incorporation of Tabletop Holdings, Inc.
3.6**	Certificate of Amendment to the Certificate of Incorporation of Tabletop Holdings, Inc.
3.7**	Bylaws of Tabletop Holdings, Inc. (n/k/a Merisant Worldwide, Inc.)
3.8**	Certificate of Incorporation of Table Top Acquisition Corp.
3.9**
Certificate of Correction Filed to Correct a Certain Error in the Certificate of Incorporation of Table Top Acquisition Corp. Filed in the Office of the Secretary of State of the State of Delaware on December 16, 1999.
3.10**	Certificate of Amendment to Certificate of Incorporation of Tabletop Acquisition Corp.
3.11**	Merisant Company Certificate of Amendment of Certificate of Incorporation.
3.12**	Bylaws of Tabletop Acquisition Corp. (n/k/a Merisant Company).
3.13**	Certificate of Incorporation of Tabletop Foreign Holdings II, Corp.
3.14**	Certificate of Amendment to Certificate of Incorporation of Tabletop Foreign Holdings II, Corp.
3.15**	Merisant US, Inc. Certificate of Amendment of Certificate of Incorporation.
3.16**	Bylaws of Tabletop Foreign Holdings II, Corp. (n/k/a Merisant US, Inc.).
3.17**	Certificate of Incorporation of Tabletop Foreign Holdings I, Corp.
3.18**	Certificate of Amendment to Certificate of Incorporation of Tabletop Foreign Holdings I, Corp.
3.19**	Merisant Foreign Holdings I, Inc. Certificate of Amendment of Certificate of Incorporation.
3.20**	Bylaws of Tabletop Foreign Holdings I, Corp. (n/k/a Merisant Foreign Holdings I, Inc.).
4.1*	Form of Indenture among Merisant Worldwide, Inc., the guarantors from time to time parties thereto and Wells Fargo Bank, National Association, as Trustee.
4.2**	Indenture dated as of November 12, 2003 between Tabletop Holdings, Inc. and Wells Fargo Bank Minnesota, National Association, as Trustee.
4.3**	Registration Rights Agreement dated as of November 12, 2003 among Tabletop Holdings, Inc., Credit Suisse First Boston LLC and Jefferies & Company, Inc.
4.4**	Indenture dated as of July 11, 2003 among Merisant Company, the guarantors from time to time parties thereto and Wells Fargo Bank Minnesota, National Association.
4.5**	Registration Rights Agreement dated as of July 11, 2003 among Merisant Company, Credit Suisse First Boston LLC, Wachovia Securities, LLC and Banc One Capital Markets, Inc.

4.6**	Shareholders Agreement dated as of March 17, 2000 by and among Tabletop Holdings, Inc. and certain of its shareholders party thereto.
4.7†	Form of Amended and Restated Shareholders Agreement by and among Merisant Worldwide, Inc. and certain of its shareholders party thereto.
4.8**	Registration Rights Agreement dated as of March 17, 2000 by and among Tabletop Holdings, Inc. and certain of its shareholders party thereto.
4.9†	Form of Amended and Restated Registration Rights Agreement by and among Merisant Worldwide, Inc. and certain of its shareholders party thereto.
4.10*	Form of % Senior Subordinated Note due 2019 (included in Exhibit 4.1).
4.11**	Form of 12 1/4% Senior Subordinated Discount Note due 2014 (included in Exhibit 4.2).
4.12**	Form of 9 1/2% Senior Subordinated Note due 2013 (included in Exhibit 4.4).
4.13†	Form of stock certificate for Class A common stock.
4.14†	Form of stock certificate for Class B common stock.
4.15†	Form of Global Income Deposit Security certificate.
5.1†	Opinion of Sidley Austin Brown & Wood LLP regarding legality.
8.1*	Opinion of Sidley Austin Brown & Wood LLP regarding tax.
10.1**	Credit Agreement dated July 11, 2003 by and among Merisant Company, the lenders referred to therein, and Credit Suisse First Boston, as administrative agent.
10.2**	Security Agreement dated as of July 11, 2003 by and among Merisant Company, the grantors referred to therein, and Credit Suisse First Boston, as administrative agent.
10.3**	Promissory Note dated as of December 22, 2000 from Merisant Company 2 Sarl.
10.4**	Security Agreement dated as of December 22, 2000 between Merisant Company 2, Sarl and Merisant Company.
10.5**	Amendment No. 1 dated as of July 11, 2003 to the Security Agreement between Merisant Company 2, Sarl and Merisant Company.
10.6**	Amended and Restated Manufacturing Agreement dated as of November 29, 2000 between Kruger GmbH & Co. and Merisant Company.
10.7**	Amended and Restated Retail Distribution Agreement dated as of May 17, 2001 between Merisant US, Inc. and Heinz U.S.A., a division of H.J. Heinz Company.
10.8†	Second Amended and Restated Supply Agreement dated as of December 31, 2003 among Merisant Company, Merisant Company 1 Sarl and the NutraSweet Company.(1)
10.9**	Contract Completion Agreement dated as of June 1, 2003 between Merisant Company and Arnold W. Donald.
10.10**	Agreement dated as of June 1, 2003 between Merisant Company and Arnold W. Donald.
10.11**	Note dated as of March 17, 2000 from Arnold W. Donald.
10.12**	Promissory Note dated as of July 26, 2000 from Carl Warschausky.
10.13**	Promissory Note dated January 28, 2002 from Dana Voris.
10.14**	Promissory Note dated August 20, 2001 from Michael G. Nichols.
10.15**	Voluntary Separation and Release Agreement dated as of September 30, 2003 between Merisant US, Inc. and Carl W. Warschausky.

10.16**	Merisant Company Key Executive Performance and Retention Plan.
10.17**	Tabletop Holdings, Inc. Stock Appreciation Rights Plan.
10.18†	Form of Indemnification Agreement between Merisant Worldwide, Inc. and each of its directors and certain executive officers.
10.19†	2004 Annual Incentive Plan.
10.20†	2004 IDS Incentive Plan.
12.1**	Computation of Ratio of Earnings to Fixed Charges.
12.2*	Pro Forma Computation of Ratio of Earnings to Fixed Charges.
21.1***	Subsidiaries.
23.1***	Consent of PricewaterhouseCoopers LLP.
23.2***	Consent of Houlihan Lokey Howard & Zukin Financial Advisors, Inc.
23.3*	Consent of Sidley Austin Brown & Wood LLP (included in Exhibits 5.1 and 8.1).
23.4**	Consent of Irwin Cohen.
24.1**	Power of Attorney (included on the signature pages to this Registration Statement filed on April 30, 2004).
24.2**	Power of Attorney of Robert E. Albus.
25.1**	Statement regarding eligibility of Trustee on Form T-1 of Wells Fargo Bank, National Association.

(1)
Confidential treatment requested as to certain portions, which portions have been omitted and filed separately with the Securities and Exchange Commission.

*
To be filed by amendment.

**
Previously filed.

***
Previously filed, but amended or updated version filed herewith.

†
Filed herewith.

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MERISANT WORLDWIDE, INC. TABLE OF ADDITIONAL REGISTRANTS
FORWARD LOOKING STATEMENTS
PRESENTATION OF FINANCIAL INFORMATION
INDUSTRY AND MARKET DATA
TRADEMARKS
PROSPECTUS SUMMARY
Our Company
The Transactions
Our Existing Stockholders and Our Recapitalization
Our Corporate Structure
Information About Us
Other Information About This Prospectus
The Offering
Summary of the Common Stock
Summary of the Senior Subordinated Notes
Risk Factors
Summary of Consolidated Financial and Operating Data
RISK FACTORS
NOTICE TO PURCHASERS OF SEPARATE SENIOR SUBORDINATED NOTES AND ACKNOWLEDGEMENT OF PURCHASER INTENT
USE OF PROCEEDS
DIVIDEND POLICY AND RESTRICTIONS
CAPITALIZATION
DILUTION
UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS
MERISANT WORLDWIDE, INC. AND SUBSIDIARIES Unaudited Pro Forma Condensed Statement of Operations (Dollars in Thousands, Except Share and Per Share Amounts)
MERISANT WORLDWIDE, INC. AND SUBSIDIARIES Notes to Unaudited Pro Forma Condensed Statement of Operations
MERISANT WORLDWIDE, INC. AND SUBSIDIARIES Unaudited Pro Forma Condensed Statement of Operations (Dollars in Thousands, Except Share and Per Share Amounts)
MERISANT WORLDWIDE, INC. AND SUBSIDIARIES Notes to Unaudited Pro Forma Condensed Statement of Operations
MERISANT WORLDWIDE, INC. AND SUBSIDIARIES Unaudited Pro Forma Condensed Balance Sheet (Dollars in Thousands)
MERISANT WORLDWIDE, INC. AND SUBSIDIARIES Notes to Unaudited Pro Forma Condensed Balance Sheet (Dollars in Thousands)
SELECTED CONSOLIDATED FINANCIAL DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Contractual Obligations At December 31, 2003
INDUSTRY OVERVIEW
BUSINESS
MANAGEMENT
PRINCIPAL STOCKHOLDERS
RELATED PARTY TRANSACTIONS
DESCRIPTION OF CERTAIN INDEBTEDNESS
DESCRIPTION OF INCOME DEPOSIT SECURITIES (IDSs)
DESCRIPTION OF CAPITAL STOCK
DESCRIPTION OF THE SENIOR SUBORDINATED NOTES
SHARES ELIGIBLE FOR FUTURE SALE
MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS
CERTAIN ERISA CONSIDERATIONS
UNDERWRITING
NOTICE TO CANADIAN RESIDENTS
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
Report of Independent Registered Public Accounting Firm
MERISANT WORLDWIDE, INC. AND SUBSIDIARIES Consolidated Balance Sheets (Dollars In Thousands, Except Share and Per Share Amounts)
MERISANT WORLDWIDE, INC. AND SUBSIDIARIES Consolidated Statements of Operations and Comprehensive Income (Loss) (Dollars In Thousands, Except Share and Per Share Amounts)
MERISANT WORLDWIDE, INC. AND SUBSIDIARIES Consolidated Statements of Stockholders' Equity (Deficit) (Dollars in Thousands)
MERISANT WORLDWIDE, INC. AND SUBSIDIARIES Consolidated Statements of Cash Flows (Dollars in Thousands)
MERISANT WORLDWIDE, INC. AND SUBSIDIARIES Notes to Consolidated Financial Statements (Dollars In Thousands, Except Share and Per Share Amounts)
MERISANT WORLDWIDE, INC. AND SUBSIDIARIES Consolidated Balance Sheets (Dollars In Thousands, Except Share and Per Share Amounts)
MERISANT WORLDWIDE, INC. AND SUBSIDIARIES Consolidated Statements of Operations and Comprehensive Income (Loss) (Dollars In Thousands, Except Shares and Per Share Amounts)
MERISANT WORLDWIDE, INC. AND SUBSIDIARIES Consolidated Statements of Stockholders' Equity (Deficit) (Dollars In Thousands)
MERISANT WORLDWIDE, INC. AND SUBSIDIARIES Consolidated Statements of Cash Flows (Dollars In Thousands)
MERISANT WORLDWIDE, INC. AND SUBSIDIARIES Notes to Unaudited Consolidated Financial Statements (Dollars In Thousands, Except Share and Per Share Amounts)
PART II INFORMATION NOT REQUIRED IN THE PROSPECTUS
  ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION
  ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.
  ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.
  ITEM 16. EXHIBITS AND FINANCIAL STATEMENTS INDEX.
  ITEM 17. UNDERTAKINGS.
MERISANT WORLDWIDE, INC. SIGNATURES
MERISANT COMPANY SIGNATURES
MERISANT US, INC. SIGNATURES
MERISANT FOREIGN HOLDINGS I, INC. SIGNATURES
Report of Independent Registered Public Accounting Firm on Financial Statement Schedule
MERISANT WORLDWIDE, INC. SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS (Dollars In Thousands)
INDEX TO EXHIBITS